UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
AgroFresh Solutions, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box)
☐	No fee required.
☒	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

One Washington Square
510-530 Walnut Street, Suite 1350
Philadelphia, Pennsylvania 19106
[  ], 2023
Dear AgroFresh Stockholder:
You are invited to attend a special meeting (we refer to such meeting, including any adjournment or postponement thereof, as the “Special Meeting”) of the stockholders of AgroFresh Solutions, Inc., which we refer to as “AgroFresh” or the “Company,” to be held on [  ], 2023, at [  ] Eastern Time at the Company’s offices located at One Washington Square, 510-530 Walnut Street, Suite 1350, Philadelphia, PA 19106.
On November 21, 2022, the Company entered into an Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”) by and among Project Cloud Holdings, LLC, a Delaware limited liability company (“Parent”), Project Cloud Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which Merger Sub will merge with and into the Company (which we refer to as the “Merger”), with the Company surviving the Merger (the “Surviving Corporation”) as a subsidiary of Parent. Parent and Merger Sub are affiliates of investment funds managed by Paine Schwartz Partners, LLC (“PSP”), which, together with its affiliates, holds approximately 39% of the voting power of the issued and outstanding shares of the Company’s capital stock entitled to vote at the Special Meeting.
At the Special Meeting, you will be asked to adopt and approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.
If the Merger is completed, each share of the Company’s common stock, par value $0.0001 per share (“Company common stock”) outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than (1) shares of Company common stock owned by the Company and not held on behalf of third parties, (2) shares of Company common stock owned by Parent or Merger Sub and (3) shares of Company common stock that are owned by stockholders of the Company who did not vote in favor of the Merger Agreement or the Merger and who have perfected and not withdrawn a demand for appraisal rights with respect to such shares pursuant to Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) (the “Dissenting Shares” and, together with the shares described in clauses (1) and (2), the “Excluded Shares”)) will be automatically converted into the right to receive $3.00 in cash per share, without interest, which we refer to as the “Merger Consideration.”
The special committee (the “Special Committee”) of the board of directors of the Company (the “Board”), consisting solely of non-management independent members of the Board not affiliated with PSP or its affiliates, acting in reliance in part upon the advice of independent financial and legal advisors, unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger are (i) advisable, fair to, and in the best interests of the “Unaffiliated Stockholders” of the Company, defined to mean the holders of shares of Company common stock, other than, collectively, Paine Schwartz Food Chain Fund VI, L.P. (the “Sponsor”), PSP AGFS Holdings, L.P. and their respective affiliates (including Parent and Merger Sub), the members of the Board, any person that the Company has determined to be an “officer” of the Company within the meaning of Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any of their respective “associates” or members of their “immediate family” (as such terms are defined in Rules 12b-2 and 16a-1 of the Exchange Act), which stockholders we refer to as the “Unaffiliated Stockholders,” and (ii) substantively and procedurally fair to the unaffiliated security holders (as defined in Rule 13e-3 of the Exchange Act), (2) determined that it is in the best interests of the Unaffiliated

Stockholders and declared it advisable to enter into the Merger Agreement and (3) recommended that the Board approve and authorize the Merger Agreement and the Merger and recommend that the stockholders of the Company vote to adopt and approve the Merger Agreement.
The Board, other than John Atkin, Alexander Corbacho, Kevin Schwartz, and Kay Kuenker, who recused themselves due to their affiliation with, or designation to the Board by, PSP and who we refer to as the “Recused Directors,” acting in accordance with the recommendation of the Special Committee, unanimously (1) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company’s stockholders, including the Unaffiliated Stockholders, (2) determined that it is in the best interests of the Company’s stockholders, including the Unaffiliated Stockholders, and declared it advisable to enter into the Merger Agreement, (3) approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Merger and any other transactions contemplated thereby upon the terms and subject to the conditions contained therein, (4) resolved to recommend that the Company’s stockholders vote to adopt and approve the Merger Agreement and the consummation of the transactions contemplated thereby, in each case subject to the terms and conditions of the Merger Agreement and (5) directed that the Merger Agreement be submitted for adoption by the holders of shares of the Company’s capital stock entitled to vote thereon.
The approval of the proposal to adopt and approve the Merger Agreement, which we refer to as the “Merger Agreement Proposal,” requires both (a) the affirmative vote of the stockholders representing a majority of the aggregate voting power of the outstanding shares of Company common stock and shares of the Company’s Series B convertible preferred stock, par value $0.0001 per share (“Series B Preferred Stock”), entitled to vote on the Merger Agreement Proposal, voting together as a single class, which we refer to as the approval of the “majority of the outstanding shares” and (b) the affirmative vote of the stockholders representing a majority of the aggregate voting power of the outstanding shares of Company common stock beneficially owned by Unaffiliated Stockholders entitled to vote on the Merger Agreement Proposal, which we refer to as the approval of the “majority of the unaffiliated shares.”
You will also be asked to vote at the Special Meeting on (1) one or more proposals to adjourn the Special Meeting to a later date or dates if necessary or appropriate, including adjournments to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement Proposal, which we refer to as the “Adjournment Proposal” and which requires the affirmative vote of a majority of the votes cast by the stockholders present in person or by proxy and entitled to vote on the matter, assuming a quorum is present or the affirmative vote of the majority of the voting power of the shares present in person or represented by proxy at the Special Meeting and entitled to vote on the Adjournment Proposal if a quorum is not present, and (2) a nonbinding, advisory proposal regarding certain compensation arrangements for the Company’s named executive officers in connection with the Merger, which we refer to as the “Merger-Related Compensation Proposal” and which requires the affirmative vote of a majority of the votes cast by the stockholders present in person or by proxy and entitled to vote on the matter, assuming a quorum is present.
The Merger Agreement and the Merger have been unanimously approved and recommended by the Special Committee, which is comprised of non-management independent directors of the Company who are independent of, and not affiliated with, PSP or its affiliates. The Board, by a unanimous vote of the Company’s directors (other than the Recused Directors), recommends that you vote “FOR” the Merger Agreement Proposal, “FOR” the Adjournment Proposal and “FOR” the Merger-Related Compensation Proposal.
Your vote is very important. The Merger cannot be completed unless both a majority of the outstanding shares and a majority of the unaffiliated shares approve the Merger Agreement Proposal. A failure to vote your shares of Company common stock will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.
Therefore, whether or not you expect to attend the Special Meeting, at your earliest convenience, please sign, date and vote on the enclosed proxy card and return it in the enclosed postage-paid reply envelope or submit your proxy using the telephone or Internet procedures that are included on the enclosed proxy card. If you attend the Special Meeting and vote during the Special Meeting, your vote by ballot will revoke any proxy previously submitted. If you hold your shares of Company common stock through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee in order to vote.
Completion of the Merger is subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement.
The accompanying proxy statement provides you with more detailed information about the Special Meeting, the Merger Agreement and the transactions contemplated thereby, including the Merger. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement. We encourage you to carefully read the entire proxy statement and its annexes, including the Merger Agreement and the documents referred to or incorporated by reference in this proxy statement. You may also obtain additional information about the Company from other documents we have filed with the U.S. Securities and Exchange Commission (the “SEC”). In particular, you should read the “Risk Factors” section beginning on page 12 in our annual report on Form 10-K for the year ended December 31, 2021 and page 37 in our quarterly report on Form 10-Q for the quarterly period ended September 30, 2022, and other risk factors detailed from time to time in the Company’s reports filed with the SEC and incorporated by reference in this proxy statement, for risks relating to our business and for a discussion of the risks that you should consider in evaluating the proposed transaction and how it may affect you.
If you have any questions or need assistance voting your shares of Company common stock, please contact D.F. King & Co., the Company’s proxy solicitor in connection with the Special Meeting:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Stockholders may call toll free: (866) 342-1635
Banks and Brokers may call collect: (212) 269 5550
Email: AGFS@dfking.com
Thank you in advance for your cooperation and continued support.
Sincerely,

Clinton A. Lewis, Jr.
Chief Executive Officer
The accompanying proxy statement is dated [  ], 2023, and is first being mailed to the Company’s stockholders on or about [  ], 2023.
NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY IT, INCLUDING THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

One Washington Square
510-530 Walnut Street, Suite 1350
Philadelphia, Pennsylvania 19106
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD [   ], 2023
Dear AgroFresh Stockholder:
You are cordially invited to attend a special meeting (we refer to such meeting, including any adjournment or postponement thereof, as the “Special Meeting”) of the stockholders of AgroFresh Solutions, Inc. (“AgroFresh,” the “Company” or “us”) to be held on [  ], 2023, at [  ] Eastern Time at the Company’s offices located at One Washington Square, 510-530 Walnut Street, Suite 1350, Philadelphia, PA 19106. The Special Meeting will be held for the following purposes:
1.
to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 21, 2022, as it may be amended from time to time (the “Merger Agreement”), by and among Project Cloud Holdings, LLC, a Delaware limited liability company (“Parent”), Project Cloud Merger Sub, Inc, a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and the Company, a copy of which is attached as Annex A to the accompanying proxy statement, pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger (the “Surviving Corporation”) as a subsidiary of Parent (the “Merger Agreement Proposal”);

2.
to consider and vote on one or more proposals to adjourn the Special Meeting to a later date or dates if necessary or appropriate, including adjournments to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement Proposal (the “Adjournment Proposal”); and

3.	to approve, by nonbinding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the Merger (the “Merger-Related Compensation Proposal”).
These items of business are more fully described in the proxy statement of which this notice forms a part. The Company will transact no other business at the Special Meeting, except such business as may properly be brought before the Special Meeting by or at the direction of the Company’s board of directors.
The affirmative vote of both (1) the stockholders representing a majority of the aggregate voting power of the outstanding shares of the Company’s common stock, par value $0.0001 per share (“Company common stock”) and the Company’s shares of Series B convertible preferred stock, par value $0.0001 per share (“Series B Preferred Stock”), entitled to vote on the Merger Agreement Proposal, voting together as a single class, which we refer to as the approval of the “majority of the outstanding shares,” and (2) the stockholders representing a majority of the aggregate voting power of the outstanding shares of Company common stock beneficially owned by Unaffiliated Stockholders entitled to vote on the Merger Agreement Proposal, which we refer to as the “majority of the unaffiliated shares,” is necessary for the approval of the Merger Agreement Proposal. Assuming a quorum is present, the affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote thereon is necessary for the approval of the Adjournment Proposal and the Merger-Related Compensation Proposal. If a quorum is not present, approval of the Adjournment Proposal requires the affirmative vote of the majority of the voting power of the shares present in person or represented by proxy at the Special Meeting and entitled to vote on the Adjournment Proposal.

The record date for the Special Meeting is [  ], 2023 (the “Record Date”). Only stockholders of record as of the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting. Any stockholder entitled to attend and vote at the Special Meeting is entitled to appoint a proxy to attend and act on such stockholder’s behalf.
If the Merger is consummated, a stockholder who did not vote in favor of the Merger Agreement Proposal, submitted a written demand for appraisal prior to the vote on the Merger Agreement Proposal and otherwise complied with all other applicable requirements of Delaware law, will have the right to seek appraisal of the fair value of its shares in accordance with Section 262 of the Delaware General Corporation Law. The procedures for exercising appraisal rights are summarized in the proxy statement accompanying this notice and a copy of Section 262 of the Delaware General Corporation Law is reproduced in its entirety in Annex C to the accompanying proxy statement.
The Merger Agreement and the Merger have been unanimously approved and recommended by the special committee of the board of directors of the Company (the “Board”), which is comprised of non-management independent directors of the Company who are independent of, and not affiliated with, PSP or its affiliates. The Board, by a unanimous vote of the Company’s directors (other than John Atkin, Alexander Corbacho, Kevin Schwartz, and Kay Kuenker, who recused themselves due to their affiliation with, or designation to the Board by, PSP) recommends that you vote “FOR” the Merger Agreement Proposal, “FOR” the Adjournment Proposal and “FOR” the Merger-Related Compensation Proposal.
Your vote is very important. The Merger cannot be completed unless both a majority of the outstanding shares and a majority of the unaffiliated shares approve the Merger Agreement Proposal. A failure to vote your shares of Company common stock will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.
Therefore, whether or not you expect to attend the Special Meeting, at your earliest convenience, please sign, date and vote on the enclosed proxy card and return it in the enclosed postage-paid reply envelope or submit your proxy using the telephone or Internet procedures that are included on the enclosed proxy card. If you attend the Special Meeting and vote during the Special Meeting, your vote by ballot will revoke any proxy previously submitted. If you hold your shares of Company common stock through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee in order to vote.
The proxy statement of which this notice forms a part provides a detailed description of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. We encourage you to carefully read the entire proxy statement and its annexes, including the Merger Agreement and the documents referred to or incorporated by reference in this proxy statement. If you have any questions concerning the Merger or the proxy statement, would like additional copies of the proxy statement or need help voting your shares of Company common stock, please contact AgroFresh’s proxy solicitor:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Stockholders may call toll free: (866) 342-1635
Banks and Brokers may call collect: (212) 269 5550
Email: AGFS@dfking.com
By Order of the Board of Directors,

Thomas Ermi Executive Vice President, General Counsel and Corporate Secretary
Philadelphia, Pennsylvania
[  ], 2023
Important Notice Regarding the Availability of Proxy Materials for the Special Meeting
to Be Held on [  ], 2023.
The Notice of Special Meeting of Stockholders and our Proxy Statement are available at www.proxyvote.com.

i

SUMMARY TERM SHEET
The following summary term sheet highlights selected information in this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary term sheet includes a page reference directing you to a more complete description of that topic. See the section of this proxy statement entitled “Where You Can Find More Information.”
Certain Defined Terms
Unless otherwise stated in this proxy statement or the context otherwise requires, references to :
•	“AgroFresh,” “Company,” “us,” “our” or “we” are to AgroFresh Solutions, Inc., a Delaware corporation;
•	“Board” are to the board of directors of the Company;
•	“Company common stock” are to common stock, par value $0.0001 per share, of the Company;
•	“Debt Commitment Letter” are to the debt commitment letter, dated as of December 24, 2022, by and among certain of the Debt Commitment Parties and Parent.
•	“DGCL” are to the General Corporation Law of the State of Delaware;
•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;
•	“Effective Time” are to the effective time of the Merger;
•	“Equity Commitment Letter” are to the equity commitment letter, dated as of November 21, 2022, by and between Parent and the Sponsor;
•	“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder;
•	“Merger” are to the merger of Merger Sub with and into the Company pursuant to the Merger Agreement;
•
“Merger Agreement” are to the Agreement and Plan of Merger, dated as of November 21, 2022, by and among Project Cloud Holdings, LLC, Project Cloud Merger Sub, Inc. and AgroFresh Solutions, Inc., as it may be amended from time to time;

•	“Merger Sub” are to Project Cloud Merger Sub, Inc.;
•	“Nasdaq” are to the Nasdaq Capital Market stock exchange, any successor thereto, or any other national stock exchange;
•	“Parent” are to Project Cloud Holdings, LLC;
•	“PSP” are to Paine Schwartz Partners, LLC;
•	“PSP AGFS” are to PSP AGFS Holdings, L.P.;
•	“PSP Entities” are to Parent, Merger Sub, the PSP Stockholders, PSV LP, the Sponsor and Kevin Schwartz;
•	“PSP Stockholders” are to PSV GP LP, PSV GP LTD, PSP AGFS and PSP;
•	“PSV GP LP” are to Paine Schwartz Food Chain Fund V GP, L.P.;
•	“PSV GP LTD” are to Paine Schwartz Food Chain Fund V GP, Ltd.;
•	“PSV LP” are to Paine Schwartz Food Chain Fund V, L.P.;
•	“Record Date” are to [ ], 20[ ], the record date for the Special Meeting;
•	“Recused Directors” are to John Atkin, Alexander Corbacho, Kevin Schwartz, and Kay Kuenker;
•	“SEC” are to the U.S. Securities and Exchange Commission;

•	“Securities Act” are to the Securities Act of 1933, as amended;
•	“Series A Preferred Stock” are to Series A preferred stock, par value $0.0001 per share, of the Company;
•	“Series B Preferred Stock” are to Series B convertible preferred stock, par value $0.0001 per share, of the Company;
•
“Special Committee” are to the special committee of the Board, which is comprised of non-management independent directors of the Company who are independent of, and not affiliated with, PSP or its affiliates;

•	“Special Meeting” are to the special meeting of the stockholders of the Company to be held on [ ], 2023, at [ ] Eastern Time, including any adjournment or postponement thereof;
•	“Sponsor” are to Paine Schwartz Food Chain Fund VI, L.P.;
•	“Surviving Corporation” are to the surviving company in the Merger; and
•
“Unaffiliated Stockholders” are to the holders of shares of Company common stock, other than the Sponsor, PSP AGFS and their respective affiliates (including Parent and Merger Sub), the members of the Board, any person that the Company has determined to be an “officer” of the Company within the meaning of Rule 16a-1(f) of the Exchange Act , or any of their respective “associates” or members of their “immediate family” (as such terms are defined in Rules 12b-2 and 16a-1 of the Exchange Act).

Merger Consideration
At the Effective Time, each share of Company common stock outstanding immediately prior to the Effective Time (other than (1) shares of Company common stock owned by the Company and not held on behalf of third parties, (2) shares of Company common stock owned by Parent or Merger Sub and (3) shares of Company common stock that are owned by stockholders of the Company who did not vote in favor of the Merger Agreement or the Merger and who have perfected and not withdrawn a demand for appraisal rights with respect to such shares pursuant to Section 262 of the DGCL (“Section 262”) (the “Dissenting Shares” and, together with the shares described in clauses (1) and (2), the “Excluded Shares”)) will be automatically converted into the right to receive $3.00 in cash per share, without interest, which we refer to as the “Merger Consideration.”
At the Effective Time, the share of the Company’s Series A Preferred Stock, issued and outstanding immediately prior to the Effective Time, unless the holder thereof did not vote in favor of the Merger Agreement Proposal and has perfected and not withdrawn a demand for appraisal rights with respect to such share of Series A Preferred Stock pursuant to Section 262, will automatically be converted into the right to receive $3.00 in cash, without interest.
At the Effective Time, each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time will be (x) converted into one share of Series B convertible preferred stock, par value $0.0001 per share, of the Surviving Corporation or (y) if so elected by Parent and, in addition to the amount required to fund the Merger Consideration, payments of amounts contemplated to be paid in exchange for the company equity awards, and payments of all associated fees, costs and expenses in connection with the Merger (collectively, the “Required Amount”), Parent has secured additional financing sufficient to (i) pay the Change of Control Redemption Price (as defined in the Certificate of Designation of the Series B Preferred Stock) and (ii) repay all indebtedness for borrowed money of the Company that becomes due and payable as a result of the Merger, converted into the right to receive an amount in cash equal to the Change of Control Redemption Price (the conversion described in this clause (y), the “Series B Redemption”).
Treatment of Company Equity Awards
At the Effective Time:
(1) each then outstanding Company stock option and each then outstanding Company stock appreciation right will automatically be cancelled and converted into the right to receive, no later than the second regularly scheduled payroll of the Company following the Effective Time, an amount in cash, without interest and less applicable tax withholdings, equal to the product of (x) the number of shares of Company common stock subject to such option or right, as applicable, immediately prior to the Effective Time multiplied by (y) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of such option or the base price per share of such right, as applicable;
(2) each then outstanding Company stock option and each then outstanding Company stock appreciation right, in each case, whether vested or unvested, for which the exercise price per share or the base price per share, as applicable, is equal to or greater than the Merger Consideration will be cancelled without payment of any consideration;
(3) each then outstanding Company restricted stock unit and each then outstanding Company phantom stock unit will automatically be cancelled and converted into the right to receive an amount in cash, without interest and less applicable tax withholdings, equal to the product of (x) the number of shares of Company common stock or phantom shares of Company common stock subject to such restricted stock unit or phantom stock unit, as applicable, multiplied by (y) the Merger Consideration, within 30 days following the Effective Time (or, if required to avoid the imposition of a penalty under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), at such later time as would not result in the imposition of a penalty under Section 409A of the Code);
(4) the number of performance-based restricted stock units and performance-based phantom stock units, as applicable, earned with respect to each then outstanding Company performance stock unit and each then outstanding phantom performance stock unit, in each case, granted in 2020 (the “2020 Company Performance Awards”), will be determined based on actual performance through the end of the performance period applicable to such 2020 Company Performance Awards and paid in accordance with the terms of the applicable award agreement; provided, however, that (x) performance in respect of the total shareholder return metric will be determined using a per share price equal to the Merger Consideration and (y) if the Effective Time occurs before payment has occurred with respect to the 2020 Company Performance Awards, at the Effective Time, each then outstanding 2020 Company Performance Award will be cancelled and converted into the right to receive, as soon as practicable after the end of the performance period applicable to the 2020 Company Performance Award and on or before March 15, 2023, an amount in cash (without interest and less applicable tax withholdings), equal to (A) the number of performance-based restricted stock units or the number of performance-based phantom stock units, as applicable, earned based on actual performance but with the total shareholder return metric determined using a per share price equal to the Merger Consideration, multiplied by (B) the Merger Consideration;
(5) each then outstanding Company performance stock unit and phantom performance stock unit, in each case, granted in 2021 or 2022 (the “Post-2020 Company Performance Awards” and together with the 2020 Company Performance Awards, the “Company Performance Awards”), will be cancelled and converted into the contractual right to receive a cash payment (without interest and less applicable tax withholdings) in an amount equal to (A) the “target” number of performance-based restricted stock units or the “target” number of performance-based phantom stock units, as applicable, awarded pursuant to the terms of the applicable Post-2020 Company Performance Award (without proration for any portion of the performance period that has not yet been completed), multiplied by (B) the Merger Consideration, which cash-based award will remain subject to the same terms and conditions as are applicable to the corresponding Post-2020 Company Performance Award immediately prior to the Effective Time (including time-based vesting conditions and any termination-related vesting entitlements but excluding all performance-based vesting conditions); provided that, if, on or within 12 months after the Closing, the continuous service of the holder of a Post-2020 Company Performance Award is terminated by the employer without “cause” or by the individual for “good reason,” such cash-based award will automatically become immediately and fully vested as of the date of termination; and
(6) each then outstanding unvested restricted share of Company common stock will automatically be cancelled and converted into the right to receive an amount in cash equal to the Merger Consideration, less applicable tax withholdings, payable within 30 days following the Effective Time.
With respect to the Company’s employee stock purchase plan (“ESPP”), (1) except for the current offer period in effect as of November 21, 2022, no new offer periods will be authorized or commenced under the ESPP, (2) no new individuals will be permitted to enroll in the ESPP and no increase in the amount of participants’ payroll deduction elections will be allowed, (3) if the current offer period has not terminated, it will terminate shortly before the Effective Time, (4) the Company will cause the exercise of each outstanding purchase right under the ESPP to occur before the Effective Time, and (5) the Company will terminate the ESPP effective immediately prior to the Effective Time.
Special Factors (page 20)
Background of the Merger
A description of the background of the Merger, including the Company’s discussions with PSP, is included in the section of this proxy statement entitled “Special Factors — Background of the Merger.”
Reasons for the Merger; Recommendation of the Special Committee
The Board delegated power and authority to the Special Committee to among other things, review, negotiate, and evaluate any potential or actual proposal from PSP and any other alternative proposals or other strategic alternatives that may be available to the Company, including the Merger. The Special Committee is comprised of three of the non-management independent directors of the Company who are independent of, and not affiliated with, PSP and its affiliates.
After careful consideration, the Special Committee, acting in reliance in part upon the advice of independent financial and legal advisors, unanimously: (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are (i) advisable, fair to, and in the best interests of the Unaffiliated Stockholders and (ii) substantively and procedurally fair to the Company’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act; (2) determined that it is in the best interests of the Unaffiliated Stockholders and declared it advisable to enter into the Merger Agreement and (3) recommended that the Board approve and authorize the Merger Agreement, the Equity Commitment Letter, the Voting and Support Agreement and the Merger and recommend that the stockholders of the Company vote to adopt and approve the Merger Agreement.
Following the receipt of the recommendations of the Special Committee discussed above, and acting in accordance with the recommendations of the Special Committee, the Board (other than the Recused Directors) unanimously (1) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the stockholders of the Company (including the Unaffiliated Stockholders), (2) determined that it is in the best interests of the stockholders of the Company (including the Unaffiliated Stockholders) and declared it advisable to enter into the Merger Agreement, and (3) determined the Merger is substantively and procedurally fair to the unaffiliated security holders (as defined in Rule 13e-3 of the Exchange Act).
The Merger Agreement and the Merger have been unanimously approved and recommended by the Special Committee, which is comprised of non-management independent directors of the Company who are independent of, and not affiliated with, PSP and its affiliates. The Board, by a unanimous vote of the directors (other than the Recused Directors), recommends that you vote “FOR” the Merger Agreement Proposal, “FOR” the Adjournment Proposal, and “FOR” the Merger-Related Compensation Proposal.
For a description of the material factors considered by the Special Committee and by the Board in deciding to recommend approval of the proposal to adopt the Merger Agreement, see the section of this proxy statement entitled “Special Factors — Reasons for the Merger; Recommendation of the Special Committee.”
Position of the PSP Entities as to the Fairness of the Merger; Purpose and Reasons of the PSP Entities for the Merger
Under the SEC rules governing “going-private” transactions, each of the PSP Entities is an affiliate of the Company and, therefore, required to express their purposes and reasons for the Merger and their beliefs as to the fairness of the Merger to the Unaffiliated Stockholders. For a description of the PSP Entities’ purposes and reasons for the Merger, and their beliefs as to the fairness of the Merger to the Unaffiliated Stockholders, see “Special Factors — Purpose and Reasons of the PSP Entities for the Merger” and “Special Factors — Position of the PSP Entities as to the Fairness of the Merger.”

Opinion of the Special Committee’s Financial Advisor
The Special Committee retained Perella Weinberg Partners LP (“Perella Weinberg”) to act as its financial advisor in connection with the Merger, pursuant to an engagement letter dated September 28, 2022. The Special Committee requested that Perella Weinberg evaluate the fairness, from a financial point of view, to the Unaffiliated Stockholders of the Merger Consideration to be received by such Unaffiliated Stockholders in the Merger pursuant to the Merger Agreement. On November 21, 2022, Perella Weinberg rendered to the Special Committee its oral opinion, subsequently confirmed in writing, that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Merger Consideration to be received by the Unaffiliated Stockholders in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to such Unaffiliated Stockholders.
The full text of Perella Weinberg’s written opinion, dated November 21, 2022, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Perella Weinberg, is attached as Annex B to this proxy statement and is incorporated by reference herein. Perella Weinberg’s opinion was addressed to and provided for the information and assistance of the Special Committee, in its capacity as such, in connection with, and for the purpose of, the Special Committee’s evaluation of the Merger Consideration from a financial point of view, and does not address any other term, aspect or implication of the Merger Agreement or the Merger. Perella Weinberg’s opinion does not address the underlying decision by the Company to engage in the Merger nor the relative merits of the Merger compared with any alternative transactions or business strategies. Perella Weinberg’s opinion was not intended to be and does not constitute a recommendation to any holder of shares of Company common stock as to how such holder should vote or otherwise act with respect to the Merger or any other matter. Perella Weinberg’s opinion does not in any manner address the prices at which shares of Company common stock will trade at any time. In addition, Perella Weinberg expressed no opinion as to the fairness of the Merger to, or any consideration received in connection with the Merger by, the holders of any other class of securities, creditors or other constituencies of the Company, including the holders of (i) the share of Series A Preferred Stock issued and outstanding immediately prior to the effective time of the Merger and (ii) each share of Series B Preferred Stock issued and outstanding immediately prior to the effective time of the Merger.
The full text of Perella Weinberg’s written opinion should be read carefully in its entirety.
Certain Effects of the Merger
Each share of Company common stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) will be automatically converted into the right to receive from Parent the Merger Consideration, without interest. Each share of Company common stock that is, immediately prior to the Effective Time, owned by the Company and not held on behalf of third parties or owned by Parent or Merger Sub will be cancelled without payment of any consideration. The share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time will automatically be converted into the right to receive $3.00 in cash, without interest, unless the holder thereof did not vote in favor of the Merger Agreement or the Merger and has perfected and not withdrawn a demand for appraisal rights with respect to such share of Series A Preferred Stock pursuant to Section 262. Each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time will be (x) converted into one share of Series B convertible preferred stock, par value $0.0001 per share, of the Surviving Corporation or (y) if so elected by Parent and, in addition to the Required Amount, Parent has secured additional financing sufficient to (i) pay the Change of Control Redemption Price (as defined in the Certificate of Designation of the Series B Preferred Stock) and (ii) repay all indebtedness for borrowed money of the Company that becomes due and payable as a result of the Merger, converted into the right to receive an amount in cash equal to the Change of Control Redemption Price. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation. For a further discussion of the effects of the Merger, see the section of this proxy statement entitled “Special Factors — Certain Effects of the Merger.”
Interests of Executive Officers and Directors of the Company in the Merger
In considering the recommendation of the Board that the stockholders of the Company adopt the Merger Agreement, the Company’s stockholders should be aware that the executive officers and directors of the Company have certain interests in the transactions that may be different from, or in addition to, the interests of the Company’s stockholders generally. The Special Committee and the Board were aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated by it, including the Merger, and in making their recommendations with respect to the Merger Agreement. These interests include, among others, severance payments that may be payable following a qualifying termination of an executive officer’s employment under employment agreements (regardless of whether or not the transactions are consummated) and enhanced severance benefits in connection with this Merger under change in control executive severance agreements, the treatment of Company equity awards (including the acceleration of certain unvested equity awards in connection with this Merger), and the provision of indemnification and insurance arrangements pursuant to the Merger Agreement. These interests are discussed in more detail in the section of this proxy statement entitled “Special Factors — Interests of Executive Officers and Directors of the Company in the Merger.”
Material U.S. Federal Income Tax Consequences of the Merger
The receipt of cash in exchange for shares of Company common stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your own tax advisor regarding the particular tax consequences to you of the exchange of shares of Company common stock for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws). For more information, see the section of this proxy statement entitled “Special Factors — Material U.S. Federal Income Tax Consequences of the Merger.”
Financing of the Merger
The Merger is not subject to any financing condition. Parent estimates that the total funds necessary to complete the Merger will be approximately $185 million, including related fees and expenses. Parent expects these amounts to be funded via $250 million from committed debt financing by the Debt Commitment Parties (as defined in the section of this proxy statement entitled “Special Factors — Financing of the Merger — Debt Financing”), which will be sufficient to pay the Merger Consideration to the Unaffiliated Stockholders and $200 million from an equity investment by the Sponsor and certain investment funds affiliated with the Sponsor. In addition, Parent may elect, if certain conditions are satisfied, to have the Series B Preferred Stock converted at the closing of the Merger (the “Closing”) into the right to receive an amount in cash equal to the Change of Control Redemption Price (as defined in, and pursuant to the terms of, the Certificate of Designation of the Series B Preferred Stock), which Parent estimates would require an additional $265 million.
Parent has delivered to the Company the Equity Commitment Letter, pursuant to which the Sponsor has committed, subject to the terms and conditions contained therein, to (a) provide equity financing in an aggregate amount of $200 million to Parent at or immediately prior to the Closing, subject to and in accordance with the terms and conditions of the Equity Commitment Letter and the Merger Agreement, plus an additional amount as needed for fees and expenses or (b) fund up to $43 million for the payment of monetary damages to the Company for any fraud or in respect of a willful and material breach of the terms of the Merger Agreement, plus up to $2.5 million of reimbursable costs of enforcement (plus any reimbursable costs that the Company incurs in assisting Parent in arranging debt financing). Any monetary damages payable by either the Company or Parent for any breach of the Merger Agreement or any document executed in connection therewith (including for any willful and material breach, but excluding fraud) cannot exceed, in the aggregate, $43 million plus up to $2.5 million of reimbursable costs of enforcement (plus, in the case of damages payable by Parent, any reimbursable costs that the Company incurs in assisting Parent in arranging debt financing).
Parent has obtained debt financing commitments, the proceeds of which will be used to consummate the Merger and the other transactions contemplated by the Merger Agreement. The Debt Commitment Parties have committed to provide Parent, severally, but not jointly, with debt financing in the amounts and on the terms and subject to the conditions set forth in the Debt Commitment Letter. The obligations of the Debt Commitment Parties to provide the debt financing under the Debt Commitment Letter are subject to certain customary conditions.

The Merger Agreement (page 93)
A summary of the material provisions of the Merger Agreement, which is attached as Annex A to this proxy statement and which is incorporated by reference in this proxy statement, is described in the section of this proxy statement entitled “The Merger Agreement.” Among other things, the Merger Agreement includes the following terms:
A summary of the material provisions of the Merger Agreement, which is attached as Annex A to this proxy statement and which is incorporated by reference in this proxy statement, is described in the section of this proxy statement entitled “The Merger Agreement.” Among other things, the Merger Agreement includes the following terms:
•
Effective Time of the Merger; Closing. Assuming timely satisfaction of necessary Closing conditions set forth in the Merger Agreement, including the adoption of the Merger Agreement by the Company’s stockholders, we anticipate that the Merger will be completed in the first quarter of 2023. The Company, however, cannot assure completion of the Merger by any particular date, if at all.

•
Conditions to the Merger. The Closing depends on a number of conditions being satisfied or waived (other than the condition set forth in the first bullet below, which cannot be waived). These conditions, which are described more fully in “The Merger Agreement - Conditions to the Merger,” include:

○
the adoption of the Merger Agreement, and the approval of the Merger and the other transactions contemplated by the Merger Agreement, by the affirmative vote of the majority of the outstanding shares and by the affirmative vote of the majority of the unaffiliated shares (we refer to the majority of the outstanding shares and the majority of the unaffiliated shares, together, as the “requisite Company stockholder approvals”);

○	any notification and waiting period requirements applicable to the consummation of the Merger under the HSR Act has expired or been terminated;
○	the absence of any law or order of any governmental authority restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger;
○	the accuracy of each party’s representations and warranties in the Merger Agreement (generally subject to materiality qualifications);
○
the performance, in all material respects, by each party of all obligations required to be performed by it under the Merger Agreement, and the compliance, in all material respects, by each party with all covenants required to be complied with by it under the Merger Agreement;

○
since the date of the Merger Agreement, there shall not have occurred a material adverse effect (as defined in the section of this proxy statement entitled “The Merger Agreement - Material Adverse Effect”) that is continuing;

○
the delivery of an officer’s certificate by each party with respect to the accuracy of the representations and warranties, the performance of obligations and compliance with covenants of such party under the Merger Agreement and, in the case of the Company’s officer’s certificate, the absence of a material adverse effect that is continuing since the date of the Merger Agreement; and

○	the delivery of an officer’s certificate by the Company certifying that the Company is not and has not been a “United States real property holding corporation” (as defined in the Code).
•
No Solicitation of Acquisition Proposals. The Merger Agreement provides that the Company is not permitted to, among other things, directly or indirectly through its representatives, initiate, solicit, propose, knowingly induce, knowingly encourage, knowingly assist or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal (as defined in the section of this proxy statement entitled “The Merger Agreement - No Solicitation of Acquisition Proposals; Board Recommendation Changes”).

•
Board Recommendation Changes. Notwithstanding the restrictions described above, under certain circumstances, the Company may, prior to the time the Merger Agreement is adopted by the Company’s stockholders, (x) provide information in response to an unsolicited, bona fide written acquisition proposal that did not result from a breach of the non-solicitation provisions of the Merger Agreement, subject to certain conditions, and (y) engage or participate in any discussions or negotiations with certain third parties who have made such a bona fide written acquisition proposal, if and only if the Board (acting on the recommendation of the Special Committee) or the Special Committee has determined in good faith based on the information then available and after consultation with its financial advisor and outside legal counsel that such acquisition proposal either constitutes a superior proposal or is reasonably likely to result in a superior proposal, and that the failure to engage or participate in such discussions or negotiations would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable law.
The Merger Agreement also provides that at any time before the stockholders of the Company adopt the Merger Agreement, the Board (acting on the recommendation of the Special Committee) or the Special Committee may effect a change of recommendation (or terminate the Merger Agreement) with respect to an unsolicited bona fide acquisition proposal if (A) the Board or the Special Committee determines in good faith, after consultation with its financial advisors and outside legal counsel, that such acquisition proposal is a superior proposal, and (B) the Company complies with certain procedures. The non-solicitation provisions are described in more detail in the section of this proxy statement entitled “The Merger Agreement - No Solicitation of Acquisition Proposals; Board Recommendation Changes.”
•
Termination and Termination Fees. The Merger Agreement contains certain termination rights, including, among other things, the right of either party to terminate the Merger Agreement if the Merger has not occurred on or before the date that is 180 days after the date of the Merger Agreement (or such other date as may be mutually agreed by Parent and the Company) and the right of the Company to terminate the Merger Agreement to accept a superior proposal, subject to specified exceptions and limitations, and provides that upon termination of the Merger Agreement by the Company or Parent in certain circumstances, including a termination by Parent as a result of a change in the recommendation of the Board or the Special Committee or a termination by the Company to enter into an alternative acquisition agreement providing for a superior proposal, or, if the Merger Agreement is terminated and the Company enters into or completes an alternative transaction within 12 months, the Company will be required to pay Parent a termination fee of $15,000,000.

•	Remedies; Specific Performance:
○
If the Merger Agreement is terminated, (i) the termination fee, (ii) any enforcement costs together with interest thereon at the prime rate (in an aggregate amount not to exceed $2,500,000), and (iii) specific performance (other than specific enforcement to cause the Closing to occur), will be the sole and exclusive remedies of Parent and its affiliates and representatives against the Company and its affiliates and representatives, subject to certain exceptions, including with respect to fraud or willful and material breach of the Merger Agreement prior to its termination. In no event will the Company be required to pay the termination fee on more than one occasion. Except in the case of fraud or for any breaches of the confidentiality agreement, in no event will the collective monetary damages payable by the Company (including as a result of any willful and material breach of the Merger Agreement prior to its termination) under the Merger Agreement and any agreement executed in connection therewith or any transactions contemplated thereby exceed (1) $43,000,000, plus (2) any enforcement costs together with interest thereon at the prime rate (in an aggregate amount not to exceed $2,500,000), taking into account any prior payment of the termination fee.

○
If the Merger Agreement is terminated, (i) certain reimbursement obligations of Parent in connection with the Company's cooperation with arranging the debt financing, if applicable, (ii) any enforcement costs together with interest thereon at the prime rate (in an aggregate amount not to exceed $2,500,000), (iii) specific performance (other than specific enforcement to cause the Closing to occur), and (iv) the Company’s rights under the Equity Commitment Letter, will be the sole and exclusive remedies of the Company and its affiliates and representatives against Parent and its affiliates and representatives, subject to certain exceptions, including with respect to fraud or willful and material breach of the Merger Agreement prior to its termination. Except in the case of fraud or for any breaches of the confidentiality agreement, in no event will the collective monetary damages payable by Parent and its affiliates and representatives (including as a result of any willful and material breach of the Merger Agreement prior to its termination) under the Merger Agreement and any agreement executed in connection therewith or any transactions contemplated thereby exceed (1) $43,000,000, plus (2) Parent’s reimbursement obligations in connection with the Company's cooperation with arranging the debt financing and (3) any enforcement costs together with interest thereon at the prime rate (in an aggregate amount not to exceed $2,500,000).
○
The Company and Parent agreed that the parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement or to enforce specifically the terms of the Merger Agreement (including specific performance or other equitable relief to cause Parent to perform any obligations required of it and to enforce its rights under the Equity Commitment Letter (or to directly enforce the obligation to fund the equity financing) and to cause Parent to consummate the Merger).

For further discussion of the rights of the Company or Parent to terminate the Merger Agreement and the circumstances in which certain termination fees will be payable, see the section of this proxy statement entitled “The Merger Agreement - Termination.”
The Voting and Support Agreement (page 119)
On November 21, 2022, Mr. Schwartz and the PSP Stockholders, who collectively own all issued and outstanding shares of the Series B Preferred Stock, or approximately 39% of the voting power of the issued and outstanding shares of the Company’s capital stock entitled to vote at the Special Meeting, along with PSV LP, solely for the purposes described therein, entered into a Voting and Support Agreement with the Company. Pursuant to the Voting and Support Agreement, Mr. Schwartz and the PSP Stockholders agreed to vote or cause to be voted any shares of Series B Preferred Stock or Company common stock owned by them: (1) in favor of (a) the Merger and the adoption of the Merger Agreement and (b) each of the other actions contemplated by the Merger Agreement or necessary or desirable in furtherance of the Merger and the other transactions contemplated by the Merger Agreement; and (2) against any action or agreement that would reasonably be expected to result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled. In the event that the Special Committee or the Board has made a change of recommendation against the matters set forth in clause (1)(a) above that has not been rescinded or withdrawn, Mr. Schwartz and the PSP Stockholders will be permitted to vote the shares of Series B Preferred Stock or Company common stock owned by them in any manner they choose in their sole discretion.
Additionally, PSP agreed that it would not engage in certain specified investments and acquisitions if doing so would reasonably be expected to, among other things, prevent, materially delay or materially impair the obtaining of any authorizations or approvals of any governmental authority necessary to consummate the transactions contemplated by the Merger Agreement. Moreover, the PSP Stockholders agreed to certain notice, information and cooperation obligations in respect of any requests or proceedings by or before, and any filings made with, or substantive written materials submitted or substantive communications made to, any governmental authorities with respect to the transactions contemplated by the Merger Agreement, and to use reasonable best efforts to, among other things, provide reasonable assistance to Parent and Merger Sub in connection with obtaining any authorizations or approvals of any such governmental authority necessary to consummate the transactions contemplated by the Merger Agreement.
Further, in the event the Merger Agreement is terminated in accordance with its terms and damages become payable by any Parent Related Party (as defined in the Merger Agreement) in connection with any fraud or willful and material breach of the Merger Agreement, Mr. Schwartz and the PSP Stockholders have agreed that (i) the Company may use the proceeds of such damages in its sole discretion (as determined by the Special Committee), including to declare or pay any dividend on the shares of Company common stock or redeem any of the shares of Series B Preferred Stock and (ii) the Company may effectuate a refinancing of its existing indebtedness without the consent of the PSP Stockholders.
Parties to the Merger (page 123)
The Company. AgroFresh Solutions, Inc., a Delaware corporation, is an agriculture technology (AgTech) innovator and global leader whose mission is to prevent food loss and waste and conserve the planet’s resources by providing a range of science-based solutions, data-driven digital technologies and high-touch customer services. AgroFresh supports growers, packers and retailers with solutions across the food supply chain to enhance the quality and extend the shelf life of fresh produce. The AgroFresh platform is powered by a comprehensive portfolio that includes plant-based coatings, equipment and proprietary solutions that help improve the freshness supply chain from harvest to the home. More information about the Company is available at www.agrofresh.com. Company common stock is listed on the Nasdaq under the symbol “AGFS.” For more information about the Company, see the section of this proxy statement entitled “Parties to the Merger — The Company.”
Parent. Parent, a Delaware limited liability company, is an affiliate of investment funds managed by PSP and was formed on November 17, 2022, solely for the purpose of completing the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Merger and arranging financing therefor. For more information about Parent, see the section of this proxy statement entitled “Parties to the Merger — Parent and Merger Sub.”
Merger Sub. Merger Sub, a Delaware corporation, was formed on November 17, 2022 as a direct, wholly owned subsidiary of Parent, solely for the purpose of completing the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Merger and arranging financing therefor. For more information about Merger Sub, see the section of this proxy statement entitled “Parties to the Merger — Parent and Merger Sub.”

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
The following questions and answers are intended to address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the section of this proxy statement entitled “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, all of which you should read carefully. See the section of this proxy statement entitled “Where You Can Find More Information.”
Q.	Why am I receiving this proxy statement?
A.
The Company is soliciting proxies for the Special Meeting to be held at [  ] a.m. on [  ], 2023, at the Company’s offices located at One Washington Square, 510-530 Walnut St., Suite 1350, Philadelphia, PA 19106 and any adjournment or postponement thereof. You are receiving this proxy statement because you own shares of Company common stock, Series A Preferred Stock or Series B Preferred Stock. The Company is holding the Special Meeting so that its stockholders may vote on the Merger Agreement Proposal, the proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement Proposal, which we refer to as the “Adjournment Proposal,” and the nonbinding, advisory proposal regarding certain compensation arrangements for the Company’s named executive officers in connection with the Merger, which we refer to as the “Merger-Related Compensation Proposal.” The approval of the Merger Agreement Proposal is a condition to the consummation of the Merger. See the section of this proxy statement entitled “The Merger Agreement — Conditions to the Merger.” This proxy statement contains important information about the Merger and the Special Meeting, and you should read it carefully. The enclosed proxy card allows you to vote your shares of Company common stock without attending the Special Meeting.

Your vote is extremely important, and we encourage you to submit your proxy as soon as possible. For more information on how to vote your shares of Company common stock, please see the section of this proxy statement entitled “The Special Meeting.”
Q.	As a common stockholder, what will I receive in the Merger?
A.
If the Merger is completed, you will have the right to receive $3.00 in cash, without interest and less any applicable withholding taxes payable in respect thereof, for each share of Company common stock you own immediately prior to the Effective Time, unless you are entitled to demand and have properly demanded appraisal for shares of Company common stock in accordance with, and you comply in all respects with, Section 262, in which case you will be entitled to the rights provided by Section 262.

Q.	How does the Merger Consideration compare to the market price of the Company’s common stock?
A.
The Merger Consideration represents a premium of approximately (1) 91.1% to the closing price of Company common stock of $1.57 on October 26, 2022, (2) 90.0% to the trailing 30 day trading day average closing price of Company common stock for the period ended October 26, 2022, (3) 87.5% to the trailing 60 day trading day average closing price of Company common stock for the period ended October 26, 2022 and (4) 78.6% to the trailing 90 day trading day average closing price of Company common stock for the period ended October 26, 2022. We view October 26, 2022 as the last trading day on which the trading price of Company common stock was unaffected by the potential acquisition of the Company in light of the fact it was the day before the Company and PSP announced that the Special Committee and PSP had agreed to pursue a transaction at $3.00 per share.

Q.	When do you expect the Merger to be completed?
A.
In order to complete the Merger, the Company must obtain the stockholder approvals described in this proxy statement, and the other closing conditions under the Merger Agreement must be satisfied or waived. We are working toward completing the Merger as quickly as possible. If our stockholders vote to approve the adoption of the Merger Agreement, and assuming the other conditions to the Merger are satisfied or waived, it is anticipated that the Merger could be effective in the first quarter of 2023, although the Company cannot assure completion by any particular date, if at all. Since the Merger is subject to a number of conditions, the exact timing of the Merger cannot be determined at this time.
Q.	What happens if the Merger is not completed?
A.
If the adoption of the Merger Agreement is not approved by our stockholders, or if the Merger is not completed for any other reason, our stockholders will not receive any payment for their shares of Company common stock pursuant to the Merger Agreement. Instead, we will remain a public company and the Company common stock will continue to be registered under the Exchange Act and listed on the Nasdaq Global Select Market, and in some circumstances we may be required to pay to Parent a termination fee of $15 million in cash. See the section entitled “The Merger Agreement — Company Termination Fee” for a discussion of the circumstances under which such a termination fee may be required to be paid.

Q.	If the Merger is completed, when can I expect to receive the Merger Consideration for my shares of Company common stock?
A.
It is expected that you will receive the Merger Consideration to which you are entitled promptly after the completion of the Merger once you have provided the paying agent with any documentation required by the paying agent. For more information, see the section of this proxy statement entitled “The Merger Agreement — Surrender and Payment Procedures.”

Q.	What will happen to shares of Company common stock that I currently own after the completion of the Merger?
A.
Upon the completion of the Merger, your shares of Company common stock will be converted into the right to receive (i) your portion of the Merger Consideration, or, (ii) if you have properly demanded (and not properly withdrawn your demand for) appraisal for your shares of Company common stock in accordance, and otherwise complied, with Section 262, the rights provided by Section 262. Trading in shares of Company common stock on the Nasdaq Global Select Market will cease, price quotations for shares of Company common stock will no longer be available, and we will cease filing periodic and other reports with the SEC.

Q.	Do any of the Company’s executive officers or directors have any interest in the Merger that is different from mine?
A.
Our executive officers and directors have interests in the Merger that may be different from, or in conflict with, your interests as a stockholder. The members of the Board and the Special Committee were aware of these additional interests and considered them, among other matters, during their deliberations on the merits of the Merger and in making their recommendations with respect to the Merger and, in the case of the Special Committee, in evaluating and overseeing the negotiation of the Merger Agreement. For a description of the interests of our executive officers and directors in the Merger, see the section of this proxy statement entitled “Special Factors — Interests of Executive Officers and Directors of the Company in the Merger.”

Q.	Who can vote at the Special Meeting?
A.
Stockholders who owned shares of Company common stock or Series B Preferred Stock as of the close of business on [  ], 20[ ], the Record Date for the Special Meeting, are entitled to receive notice of, and to vote at, the Special Meeting, or any adjournment or postponement thereof.

As of the Record Date, the Company had [  ] issued and outstanding shares of common stock entitled to vote at the Special Meeting.
In addition, as of the Record Date, there were 145,046 shares of our Series B Preferred Stock issued and outstanding, each of which is convertible into shares of Company common stock at the election of the holder at any time by dividing the stated value therefor of $1,000 per share plus all accumulated dividends thereon by an initial conversion price of $5.00. Each share of Series B Preferred Stock is entitled to a number of votes equal to the number of shares of Company common stock into which the share is convertible. Accordingly, as of the Record Date the outstanding shares of Series B Preferred Stock were entitled to vote the equivalent of [  ] shares of Company common stock.

Q.	What is the difference between being a “stockholder of record” and a “beneficial owner” of shares of Company common stock held in “street name”?
A.
If, on the Record Date, your shares of Company common stock are registered directly in your name with the Company’s transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered, with respect to those shares, the stockholder of record.

If your shares of Company common stock are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name.”
Q.	What is a quorum?
A.
The presence, in person or by proxy of the holders of a majority of the voting power of all outstanding shares the Company’s capital stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. If you submit a properly executed proxy card, even if you vote “AGAINST” a proposal or “ABSTAIN” from voting in respect of a proposal, your shares will be counted for purposes of calculating whether a quorum is present.

If a quorum is not present at the Special Meeting, under the Company’s bylaws, the chair of the Special Meeting will have the power to adjourn the Special Meeting until a quorum is present or represented.
Q.	How many votes do I have?
A.
Each share of Company common stock is entitled to one vote on each matter that comes before the Special Meeting. In addition, as described above, each share of Series B Preferred Stock is entitled to a number of votes equal to the number of shares of Company common stock into which the share is convertible.

Q.	What vote is required to approve the Merger Agreement Proposal?
A.
The affirmative vote of both (1) the stockholders representing a majority of the aggregate voting power of the outstanding shares of Company common stock and the shares of Series B Preferred Stock entitled to vote on the Merger Agreement Proposal, voting together as a single class, which we refer to as the approval of the “majority of the outstanding shares,” and (2) the stockholders representing a majority of the aggregate voting power of the outstanding shares of Company common stock beneficially owned by Unaffiliated Stockholders entitled to vote on the Merger Agreement Proposal, which we refer to as the “majority of the unaffiliated shares,” is necessary for the approval of the Merger Agreement Proposal. If you fail to vote by proxy or in person, abstain from voting, or fail to instruct your broker how to vote, such failure will have the effect of a vote “AGAINST” the Merger Agreement Proposal.

Q.	What vote is required to approve the Adjournment Proposal and the Merger-Related Compensation Proposal?
A.
Assuming a quorum is present, approval of adjournments of the Special Meeting to a later date or time, if necessary or appropriate, including for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the Merger Agreement Proposal (i.e., Proposal 2: the Adjournment Proposal) and approval, on a non-binding, advisory basis, of the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger (i.e., Proposal 3: the Merger-Related Compensation Proposal) each require the affirmative vote of a majority of the votes cast by the stockholders present in person or by proxy and entitled to vote on the matter. If a quorum is not present, approval of the Adjournment Proposal requires the affirmative vote of the majority of the voting power of the shares present in person or represented by proxy at the Special Meeting and entitled to vote on the Adjournment Proposal. If you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, such failure will have no effect on the outcome of such proposals (in the case of the Merger-Related Compensation Proposal, assuming a quorum is present). For the purposes of these proposals, abstentions will not be counted as votes cast and will have no effect on the result of the votes, assuming a quorum is present, but will be treated as a vote against the Adjournment Proposal assuming a quorum is not present.

In addition, our bylaws permit the chair of the Special Meeting, acting in his or her own discretion and without any action by our stockholders, to adjourn the Special Meeting to a later date and time and at a place announced at the Special Meeting.

Q.	How will PSP vote the shares of Company stock it holds?
A.
Pursuant to the Voting and Support Agreement, dated as of November 21, 2022, by and among the Company and affiliates of Parent, including PSP (the “Voting and Support Agreement”), Mr. Schwartz and the PSP Stockholders, who collectively own approximately 39% of the voting power of the issued and outstanding shares of the Company’s capital stock entitled to vote at the Special Meeting, agreed to vote or cause to be voted any shares of Company common stock and Series B Preferred Stock owned by them in favor of the Merger and the adoption of the Merger Agreement, each of the other actions contemplated by the Merger Agreement or necessary or desirable in furtherance of the Merger and the other transactions contemplated by the Merger Agreement and the adjournment of any meeting of the Company’s stockholders in accordance with the Merger Agreement and against any action or agreement that would reasonably be expected to result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled. For more information, see the section of this proxy statement entitled “The Voting and Support Agreement.”

Q.
Why are the Company’s stockholders being asked to cast a nonbinding, advisory vote to approve certain compensation arrangements for the Company’s named executive officers under existing agreements with the Company in connection with the Merger?

A.
SEC rules require the Company to seek approval on a nonbinding, advisory basis with respect to certain compensation arrangements for the Company’s named executive officers in connection with the Merger. Approval of the Merger-Related Compensation Proposal is not required to consummate the Merger.

Although the Board intends to consider the results from the vote on the Merger-Related Compensation proposal, the vote is advisory only and, therefore, is not a condition to the closing of the Merger, is not binding on us or PSP or any of our or its respective affiliates, and, if the Merger Agreement Proposal is approved by our stockholders and the Merger is completed, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger will be payable to our named executive officers even if this proposal is not approved.
Q.	How does the Board recommend that I vote?
A.	The Board recommends that you vote:
•	“FOR” the Merger Agreement Proposal;
•	“FOR” the Adjournment Proposal; and
•	“FOR” the Merger-Related Compensation Proposal.
You should read the section of this proxy statement entitled “Special Factors — Reasons for the Merger; Recommendation of the Special Committee” for a discussion of the factors that the Board considered in deciding to recommend the approval of the Merger Agreement. See also the section of this proxy statement entitled “Special Factors — Interests of Executive Officers and Directors of the Company in the Merger.”
Q.	How do I vote?
A.	Stockholder of Record: Shares Registered in Your Name - Vote By Proxy
If, as of the close of business on the Record Date, your shares were registered directly in your name with the Company’s transfer agent, Broadridge Corporate Issuer Solutions, Inc, then you are a stockholder of record. As a stockholder of record, you may vote at the Special Meeting or vote by proxy. Whether or not you plan to attend the Special Meeting, we urge you to fill out and return the enclosed proxy card or vote through one of the other methods described below to ensure your vote is counted. You may still attend and vote at the Special Meeting even if you have already voted by proxy.

If you are a stockholder of record, you may vote by proxy over the telephone, vote by proxy through the Internet or vote on the enclosed proxy card and return it in the enclosed postage-paid reply envelope:
•
To vote over the telephone, dial the toll-free number for telephone proxy submission shown on your proxy card and follow the recorded instructions. You will be asked to provide the control number found on your proxy card. Your vote must be received by 11:59 p.m. Eastern Time on [  ], 2023 to be counted.

•
To vote through the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number found on your proxy card. Your vote must be received by 11:59 p.m. Eastern Time on [  ], 2023 to be counted.

•
To vote using the enclosed printed proxy card, simply complete and sign the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Special Meeting, we will vote your shares as you instruct, or, if no instructions are included, in accordance with the recommendations of the Board. If you vote by mailing the enclosed proxy card, you should allow a sufficient number of days to ensure delivery prior to the Special Meeting.

•
For more information about how you may revoke or change your vote submitted by the telephone, Internet or mail method described above, see the section of this proxy statement entitled “Can I change or revoke my vote?”

Beneficial Owner: Shares Registered in the Name of a Bank, Broker or Other Nominee – Instruct Your Bank, Broker or other Nominee
If, as of the close of business on the Record Date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your bank, broker or other nominee regarding how to vote the shares in your account. You will receive instructions from your bank, broker or other nominee that describe the procedures for voting your shares of Company common stock at the Special Meeting. You should follow the instructions provided by your bank, broker or other nominee to vote your shares of Company common stock at the Special Meeting. You are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote in person at the Special Meeting unless you request and obtain a valid “legal proxy” from your bank, broker or other nominee. If you choose to attend and vote in person at the Special Meeting, please bring proof of identification.
Voting in Person
If you plan to attend the Special Meeting and vote in person, we will give you a ballot when you arrive. While you are not required to notify anyone in order to attend the Special Meeting, if you do plan to attend the meeting, we would appreciate it if you would indicate your plans to attend the Special Meeting when you vote by proxy, or notify our Corporate Secretary at (267) 317-9135. This will assist us with meeting preparations. As noted above, beneficial owners must obtain a valid “legal proxy” from your bank, broker or other nominee in order to be entitled to vote in person at the Special Meeting. If you choose to attend and vote in person at the Special Meeting, please bring proof of identification.
The Special Meeting is currently scheduled to be held in person. If we determine that it is not possible or advisable to hold the Special Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include switching to a virtual meeting format, or changing the time, date or location of the Special Meeting. Any such change will be announced via press release and the filing of additional proxy materials with the SEC.
Q.	What is the deadline for voting my shares of Company common stock?
A.
If you are a stockholder of record as of the Record Date and choose to vote your shares of Company common stock through the Internet or by telephone, your proxy must be received through the Internet or by telephone by 11:59 p.m. Eastern Time on [  ], 2023, the day before the Special Meeting, for your shares of Company common stock to be voted at the Special Meeting. If you choose to submit your proxy by mailing a proxy card, your proxy card must be completed, signed and returned in the enclosed postage-paid reply envelope or otherwise filed with our Corporate Secretary no later than 11:59 p.m. Eastern Time on [  ], 2023, the day before the Special Meeting. If you vote by mailing the enclosed proxy card, you should allow a sufficient number of days to ensure delivery prior to the Special Meeting. You may also attend the Special Meeting in person. If you are a beneficial owner, please review the voting instructions provided by your bank, broker or other nominee for information on the deadline for voting your shares.
Q.	What is a proxy?
A.
A proxy is your legal designation of another person to vote your shares of Company common stock. This written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Company common stock is called a “proxy card.”

Q.Why is my vote important?
A.
If you fail to vote, either in person at the Special Meeting or by proxy, your shares of Company common stock will not be voted at the Special Meeting and will not be counted for purposes of determining whether a quorum exists.

Additionally, your failure to vote will have (1) the effect of counting as a vote “AGAINST” the Merger Agreement Proposal with respect to the approval thresholds requiring the affirmative vote of (a) the majority of the outstanding shares and (b) the majority of the unaffiliated shares, and (2) no effect on the Adjournment Proposal or the Merger-Related Compensation Proposal (in the case of the Merger-Related Compensation Proposal, assuming a quorum is present).
Q.	If my shares of Company common stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee vote my shares of Company common stock for me?
A.
If your common stock is held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your common stock with instructions on how to vote your shares.

A bank, broker or other nominee has discretionary authority to vote on “routine” matters without specific instructions from its customers, but does not have discretionary authority to vote on “non routine” matters without specific instructions from its customers. All of the matters to be considered at the Special Meeting are “non-routine” for this purpose. Accordingly, your bank, broker or other nominee will only be permitted to vote your shares of Company common stock if you instruct your bank, broker or other nominee as to how to vote. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your shares of Company common stock.
When both “routine” and “non-routine” matters are considered at a meeting and a bank, broker or other nominee refrains from voting your shares on a particular “non-routine” proposal because the bank, broker or other nominee has not received your instructions, it is called a “broker non-vote” with respect to such “non-routine” proposal. Because there are no routine matters to be considered at the Special Meeting, banks, brokers or other nominees do not have discretionary authority to vote on any proposals at the Special Meeting.
A failure to provide instructions to your bank, broker or other nominee with respect to any of the proposals will have (1) the effect of a vote “AGAINST” the Merger Agreement Proposal and (2) no effect on the Adjournment Proposal or the Merger-Related Compensation Proposal (in the case of the Merger-Related Compensation Proposal, assuming a quorum is present). In such instance, your shares will not be counted towards determining whether a quorum is present.
If you instruct your bank, broker or other nominee how to vote on at least one, but not all of the proposals to be considered at the Special Meeting, your shares of Company common stock will be voted according to your instructions on those proposals for which you have provided instructions and will be counted as present for purposes of determining whether a quorum is present at the Special Meeting.

Q.	If a stockholder gives a proxy, how are the shares of Company common stock voted?
A.
Regardless of the method you choose to submit a proxy, the individuals named on the enclosed proxy card will vote your shares of Company common stock as you instruct. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Company common stock should be voted “FOR” or “AGAINST”, or whether the proxyholder should “ABSTAIN” from voting on, all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes indicating how your shares of Company common stock should be voted on any particular matter, the shares of Company common stock represented by your properly signed proxy will be voted as recommended by the Board, which means your shares of Company common stock will be voted “FOR” the Merger Agreement Proposal, “FOR” the Adjournment Proposal and “FOR” the Merger-Related Compensation Proposal.
In addition, although the Company does not expect any other item of business to come before the Special Meeting, if any other matters properly come before the Special Meeting, the proxyholders will be authorized to vote in their discretion on such other matters.
Q.	Can I change or revoke my vote?
A.	Yes. You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised by:
•	submitting another proxy, including a proxy card, at a later date through any of the methods available to you;
•	giving written notice of revocation to the Company’s Corporate Secretary, which must be filed with the Company’s Corporate Secretary before the Special Meeting begins; or
•	attending the Special Meeting and voting.
If your shares of Company common stock are held in “street name” by your bank, broker or other nominee, please refer to the information forwarded by your bank, broker or other nominee for procedures on revoking your proxy.
Only your last submitted proxy will be considered. Please vote following the instructions in your proxy card or voting instructions form provided by your bank, broker or other nominee, as promptly as possible.
Q.	What do I do if I receive more than one set of proxy materials or voting instructions?
A.
If you received more than one set of proxy materials or voting instructions relating to the Special Meeting, it likely means that you hold shares of Company common stock in more than one account. For example, you may own your shares of Company common stock in various forms, including jointly with your spouse, as trustee of a trust or as custodian for a minor, whether in “street name,” or through more than one bank, broker or other nominee, and also directly as a record holder or otherwise. To ensure that all of your shares of Company common stock are voted, please provide a proxy or voting instructions for each account for which you received proxy materials in accordance with the instructions provided in this proxy statement.

Q.	What happens if I sell my shares of Company common stock before the Special Meeting?
A.
The Record Date is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of Company common stock after the Record Date but before the Special Meeting, unless you provide the person to whom you sell or otherwise transfer your shares with a proxy, you will retain your right to vote at the Special Meeting. Even if you sell or otherwise transfer your shares of Company common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the enclosed postage-paid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card).

Unless special arrangements are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies the Company in writing of such special arrangements, you will have transferred the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares.

Q.	Am I entitled to rights of appraisal under the DGCL?
A.
If the Merger is completed, stockholders of record and beneficial owners who did not vote in favor of the Merger Agreement Proposal, submitted a written demand for appraisal prior to the vote on the Merger Agreement Proposal and otherwise complied with all other applicable requirements of Delaware Law, will have the right to seek appraisal of the fair value of their shares of Company common stock in accordance with Section 262. This means that holders of shares of Company common stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash for the “fair value” of their shares of Company common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest on the amount determined to be fair value, if any, as determined by the court. Stockholders of the Company who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The procedures for exercising appraisal rights are described in additional detail in this proxy statement, and a copy of Section 262 is reproduced in Annex C to this proxy statement. See the section of this proxy statement entitled “Special Factors — Appraisal Rights.”

Q.	Is the Merger expected to be taxable to me?
A.
The receipt of cash in exchange for shares of Company common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a “U.S. holder” (as defined in the section of this proxy statement entitled “Special Factors — Material U.S. Federal Income Tax Consequences of the Merger”) will recognize taxable gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received and (ii) the U.S. holder’s adjusted tax basis in its shares of Company common stock. The exchange of shares of Company common stock for the Merger Consideration pursuant to the Merger generally will not result in tax to a Non-U.S. holder (as defined in the section of this proxy statement entitled “Special Factors — Material U.S. Federal Income Tax Consequences of the Merger”), unless such Non-U.S. holder has certain connections with the United States.

You should consult your own tax advisor regarding the particular tax consequences to you of the exchange of shares of Company common stock for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws). For more information, see the section of this proxy statement entitled “Special Factors — Material U.S. Federal Income Tax Consequences of the Merger.”
Q.	Who will solicit and pay the cost of soliciting proxies?
A.
The Company has engaged D.F. King & Co., Inc. (“D.F. King”) to assist in the solicitation of proxies for the Special Meeting. The Company has agreed to pay D.F. King a fee of $12,500, and to reimburse D.F. King for reasonable out-of-pocket expenses. The Company will indemnify D.F. King and its affiliates against certain claims, liabilities, losses, damages, expenses and/or judgments. The Company also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of the shares of Company common stock for their expenses in forwarding solicitation materials to beneficial owners of our shares of Company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, by email, through the Internet or virtually. They will not be paid any additional amounts for soliciting proxies.

Q.	What do I need to do now?
A.
You should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including the Merger Agreement, along with all of the documents that are referred to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. Even if you plan to attend the Special Meeting in person, after carefully reading and considering the information contained in this proxy statement, please sign, date and return, as promptly as possible, the enclosed proxy card in the enclosed postage-paid reply envelope, or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card) to ensure that your shares of Company common stock are represented and can be voted at the Special Meeting, unless you wish to seek appraisal. If you hold your shares in “street name,” please refer to the instructions provided by your bank, broker or other nominee to see which of the above choices are available to you.

Q.	Should I send in my evidence of ownership now?
A.
No. You should not return your stock certificates or send in other documents evidencing ownership of shares of Company common stock with the proxy card. If the Merger is consummated, the paying agent will send each holder of record of shares of Company common stock as of immediately prior to the Effective Time a letter of transmittal and instructions that explain how to exchange shares of Company common stock for Merger Consideration. If you are a beneficial owner of shares of Company common stock held in “street name,” you may receive instructions from your bank, broker or other nominee as to what action, if any, you need to take to effect the surrender of your shares.

Q.	What is householding and how does it affect me?
A.
The Company is sending only one copy of this proxy statement to stockholders who share the same last name and address, unless they have notified the Company that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs.

Once you have received notice from your broker, bank or other agent that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you did not respond that you did not want to participate in householding within 60 days of such notice, you were deemed to have consented to the process.
If you received a household mailing and you would like to have additional copies of this proxy statement mailed to you or you would like to opt out of this practice for future mailings, we will promptly deliver such additional copies to you if you submit your request to the Company’s Investor Relations in writing at One Washington Square, 510-530 Walnut Street, Suite 1350, Philadelphia, PA 19106, or call us at (267) 317-9139. You may also contact us in the same manner if you received multiple copies of this proxy statement and would prefer to receive a single copy of future mailings.
Q.	Where can I find the voting results of the Special Meeting?
A.
The Company will publish final voting results from the Special Meeting in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. For more information, please see the section of this proxy statement entitled “Where You Can Find More Information.”

Q.	Who can help answer my other questions?
A.
If you have additional questions about the Merger, need assistance in submitting your proxy or voting your shares of Company common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Stockholders may call toll free: (866) 342-1635
Banks and Brokers may call collect: (212) 269 5550
Email: AGFS@dfking.com

SPECIAL FACTORS
This discussion of the Merger is qualified by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the entire Merger Agreement carefully because it is the legal document that governs the Merger.
We are asking our stockholders to vote on the adoption of the Merger Agreement. If the Merger is completed, the holders of Company common stock will have the right to receive the Merger Consideration.
Background of the Merger
The Company was originally incorporated as a blank check company for the purpose of effecting a combination with another business. In 2015, the Company acquired AgroFresh, Inc. from a subsidiary of Dow, Inc. (“Dow”) (the “de-SPAC Transaction”). In connection with the de-SPAC Transaction, the Company entered into a credit agreement providing for, among other things, a $425 million term loan (the “Original Term Loan”) that had a scheduled maturity date of July 31, 2021, and thus, under United States generally accepted accounting principles (“GAAP”), would become a current liability on the Company’s balance sheet on July 31, 2020. Following the de-SPAC Transaction, Dow owned approximately 35% of the outstanding shares of Company common stock.
Since the de-SPAC Transaction, in the ordinary course of business, the Board and the senior management team of the Company (“Management”), with the assistance of outside advisors, regularly has reviewed near and long-term strategy, performance, positioning and operating prospects of the Company with a view toward enhancing stockholder value. These reviews have included, from time to time, evaluations of potential alternatives for achieving long-term strategic goals, including strengthening the Company’s balance sheet by reducing the Company’s long-term indebtedness, diversification of products beyond the SmartFresh™ Quality System (“SmartFresh”) and of applications for SmartFresh beyond apples, increasing the liquidity of the publicly-traded shares of Company common stock, and strategic transactions. These reviews have also included periodic consideration of, and discussions with other companies from time to time regarding, potential strategic alternatives, including business combinations, acquisitions and dispositions to further the Company’s strategic objectives.
On June 13, 2020, in connection with efforts to refinance the Original Term Loan prior to it becoming a current liability, the Company entered into an Investment Agreement (the “Investment Agreement”) with PSP AGFS, an affiliate of PSP, pursuant to which PSP AGFS agreed to purchase $150 million of Series B Preferred Stock, conditioned upon the concurrent refinancing of the Original Term Loan. The Investment Agreement gives PSP AGFS the right to appoint a number of members of the Board (currently four) that is proportionate to the number of shares of Company common stock that would be held by PSP AGFS (assuming all of its Series B Preferred Stock converted to Company common stock) relative to the total outstanding shares of Company common stock, and also contains certain standstill provisions prohibiting PSP AGFS from, among other things, acquiring any, or proposing any tender offer regarding, securities of the Company (the “Standstill Provisions”). The Standstill Provisions do not prohibit PSP AGFS from making a confidential request to the Company seeking a waiver of the Standstill Provisions so long as such request is made in a manner that does not require public disclosure thereof by the Company or from communicating privately with the Company regarding, or submitting to the Board one or more confidential proposals or offers for, a transaction, so long as such communications and submissions are not intended to, and would not reasonably be expected to, require any public disclosure by the Company of such communications or submissions. The Standstill Provisions remain in effect until the date no designees of PSP AGFS serve on the Board and PSP AGFS has no rights (or has irrevocably waived its rights) to designate directors for election to the Board. The Investment Agreement also provides that, for so long as PSP and its affiliates beneficially own shares of Series B Preferred Stock representing, in the aggregate, at least 10% of the shares of Company common stock on an as- converted basis, the Company shall not, and shall not permit its subsidiaries to, among other things, incur indebtedness in excess of $5,000,000 individually or $10,000,000 in the aggregate (the “Indebtedness Consent Provision”).
On July 27, 2020, the Company entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) refinancing the Original Term Loan. The Credit Agreement provides for, among other things, a term loan of $275 million that matures on December 31, 2024 (the “Term Loan”), and thus, under GAAP, would become a current liability on the Company’s balance sheet on December 31, 2023. In connection with the refinancing, PSP AGFS purchased 150,000 shares of the Company’s Series B-1 convertible preferred stock, par value $0.0001 per share, that were subsequently exchanged for 150,000 shares of Series B Preferred Stock. The Series B Preferred Stock provides for mandatory cumulative dividends at a rate of 16% per annum, of which 50% is currently payable in cash, 37.5% is currently payable in kind, and 12.5% is currently payable in cash or in kind, at the Company’s option. The Company generally may redeem the shares of Series B Preferred Stock for cash at any time for a price that is sufficient to cause the multiple on invested capital (“MOIC”), as defined in the Certificate of Designation of the Series B Preferred Stock, to meet a requisite multiple, that is currently 2.0 (the “2X Redemption Price”) and that, starting on July 28, 2023 would be, unless certain price and trading volume thresholds are satisfied, equal to the greater of (i) 100% of the liquidation preference of the Series B Preferred Stock, plus any accrued and unpaid dividends (the “Alternative Redemption Price”) or (ii) the 2X Redemption Price. Because the Alternative Redemption Price would not exceed the 2X Redemption Price until late 2025, a redemption of the Series B Preferred Stock prior to such time would effectively result in a “prepayment” of the dividends that would otherwise accrue through such time (such prepayment amount, the “Breakage Costs”). In the event of a “Change of Control” (as defined in the Certificate of Designation of the Series B Preferred Stock), the Company is required to make an offer to repurchase all of the Series B Preferred Stock for a price that is at least equal to the 2X Redemption Price or, in the event of a Change of Control on or after July 28, 2023, the Alternative Redemption Price. Holders of the Series B Preferred Stock have the right to vote on matters submitted to a vote of stockholders on an as-converted basis. Because the mandatory paid-in-kind dividends increase the amount of shares of Company common stock that the Series B Preferred Stock are convertible into, as such dividends accrue, the voting power of the Series B Preferred Stock increases.
From time to time since the entry into the Credit Agreement, Management and the Board have assessed the Company’s leverage levels and the impact of the overhang from the Series B Preferred Stock and Dow’s significant ownership of Company common stock on the trading price of the Company common stock and its overall valuation as compared to its peers. In connection with evaluating potential solutions thereto, Management has engaged in discussions with various parties, including Dow, from time to time.
On March 25, 2022, Management held a meeting with representatives of Morrison & Foerster LLP (“Morrison Foerster”) and representatives of a financial advisor (“Financial Advisor A”) to discuss a potential recapitalization involving the Series B Preferred Stock (a “potential Series B Recapitalization”). During the meeting, representatives of Financial Advisor A shared their preliminary financial analyses of the Company’s overall capitalization and the Series B Preferred Stock and discussed the timeline, mechanics and benefits of a potential Series B Recapitalization. Representatives of Morrison Foerster then discussed the benefits, in light of the conflict of interest between the Company and PSP in connection with a potential Series B Recapitalization, of establishing a special committee to oversee the process to explore, review, negotiate and evaluate any potential Series B Recapitalization and having the Special Committee engage separate financial and legal advisors.
On April 8, 2022, the Company executed an engagement letter with Morrison Foerster in connection with the Company’s consideration of a potential Series B Recapitalization.
Also on April 8, 2022, Nance K. Dicciani, Robert Campbell and Denise L. Devine, three of the Company’s independent directors, met with representatives of Morris, Nichols, Arsht & Tunnell LLP (“Morris Nichols”) to interview Morris Nichols as potential independent legal counsel to the Special Committee, should it be formed. At this meeting, Morris Nichols summarized certain prior or current engagements between Morris Nichols, on the one hand, and certain potentially relevant parties, on the other. Following such meeting, the directors present determined, based on Morris Nichols’ experience in advising special committees and the directors’ determination that Morris Nichols would be independent for purposes of such engagement, that, should the Special Committee be formed, the Special Committee would retain Morris Nichols as independent legal counsel. Between April 8 and April 11, Morris Nichols reviewed a draft of the resolutions that, if adopted by the Board, would establish the Special Committee and set forth its authority.
On April 11, 2022, the Board held a meeting to consider forming the Special Committee, with representatives of Morrison Foerster participating. Morrison Foerster discussed with the Board certain legal considerations in connection with a potential Series B Recapitalization, including the Board’s fiduciary duties and the authorization that would be granted to the Special Committee in respect thereof. Following the presentation, the Board then discussed the proposed resolutions for establishing the Special Committee and agreed that the Special Committee’s mandate would be to address a potential Series B Recapitalization, and that the full Board would oversee decisions relating to a refinancing of the Term Loan (the “Refinancing Process”). Following this discussion, the Board established the Special Committee and designated Dr. Dicciani, Mr. Campbell and

Ms. Devine as members of the Special Committee, with Dr. Dicciani as the chair of the committee. The Special Committee was delegated the full power and authority of the Board to, among other things: (i) direct the process related to the evaluation of a potential Series B Recapitalization; (ii) negotiate the terms of a potential Series B Recapitalization; (iii) reject or determine not to pursue any potential Series B Recapitalization; (iv) determine whether any potential Series B Recapitalization is advisable, fair to and in the best interests of the Company and its stockholders; and (v) recommend to the Board what action, if any, should be taken with respect to such potential Series B Recapitalization. The Special Committee was further delegated authority to select and engage legal counsel and financial and other advisors. The Board also resolved not to approve any potential Series B Recapitalization without the Special Committee’s prior favorable recommendation. Finally, the Board authorized customary compensation for each member of the Special Committee consisting of $10,000 per month for the chair of the Special Committee and $5,000 per month for each other member of the Special Committee.
On April 25, 2022, the Special Committee held a meeting attended by representatives of Morris Nichols. Representatives of Morris Nichols led a discussion of, among other things, the fiduciary duties of directors under Delaware law and efforts to date in vetting potential financial advisors for the Special Committee. Members of Management then joined the meeting, and discussed, at the request of the Special Committee members, potential financial advisors for the Special Committee, including Financial Advisor A and another financial advisor (“Financial Advisor B”), and stated their belief that a public equity approach for a potential Series B Recapitalization, which had been recommended by Financial Advisor A, was best aligned with the Company’s business plan and would maximize opportunities to unlock value for Company stockholders. A representative of Financial Advisor A then joined the meeting and discussed with the Special Committee Financial Advisor A’s: (i) experience and capabilities; (ii) initial views regarding a potential Series B Recapitalization; and (iii) proposed next steps. After Financial Advisor A and members of Management left the meeting, the Special Committee expressed its initial view that the public equity options for a potential Series B Recapitalization were more likely to be aligned with the best interests of the Unaffiliated Stockholders and determined, based on that view, and on Financial Advisor A’s presentation at this meeting and its independence with respect to a potential Series B Recapitalization, to engage Financial Advisor A.
On April 26, 2022, the Company and Financial Advisor A entered into an engagement letter pursuant to which Financial Advisor A was engaged to act as financial advisor to the Special Committee in connection with the Special Committee’s evaluation of any potential Series B Recapitalization.
Between April 26, 2022 and May 13, 2022, Financial Advisor A worked to prepare a proposal for the Special Committee’s consideration regarding a potential Series B Recapitalization during which time Management provided the May Projections, as identified and defined in the section of this proxy statement captioned “Special Factors — Unaudited Prospective Financial Information of the Company,” to Financial Advisor A.
On May 13, 2022, the Special Committee held a meeting, attended by members of Management and representatives of Morris Nichols, Financial Advisor A, and Morrison Foerster. At this meeting, representatives of Financial Advisor A discussed with the Special Committee materials (which included the May Projections) evaluating a potential Series B Recapitalization. During this discussion, representatives of Financial Advisor A: (i) observed that, if the shares of Company common stock were to trade at a mean multiple to earnings before interest, taxes, depreciation, and amortization (“EBITDA”) that the securities of certain companies identified by Financial Advisor A as sharing certain similar business characteristics to the Company trade at, the shares of Company common stock would trade at $6.92 per share (or $6.18 per share assuming conversion of the Series B Preferred Stock at $5.00 per share) and (ii) advised as to its belief that the possibility the shares of Company common stock would trade at such mean multiple was theoretical given the existing overhang of the Series B Preferred Stock. Financial Advisor A then led a discussion regarding the existing financial terms of the Series B Preferred Stock noting that a goal of any potential Series B Recapitalization would be to redeem the Series B Preferred Stock at a negotiated cost less than the 2X Redemption Price, which would not be possible without PSP’s consent. Representatives of Financial Advisor A then discussed with the Special Committee a framework for a potential Series B Recapitalization involving redeeming the Series B Preferred Stock for a mix of cash, shares of Company common stock and a new series of preferred stock, a portion of which would be marketed to new investors to fund the cash consideration (a “potential Mixed Consideration Recapitalization”). Financial Advisor A also discussed with the Special Committee potential alternative methods to effect a Series B Recapitalization, including through raising cash to redeem the Series B Preferred Stock, either through the issuance of additional debt or shares of Company common stock, and explained its view that such alternatives were not attractive. Specifically, with respect to the issuance of debt, Financial Advisor A advised that the covenant obligations associated with increased debt would likely limit the Company’s growth opportunities, and, with respect to the issuance of Company common stock, Financial Advisor A advised that such an issuance would not be practical given the Company’s existing market capitalization. Members of Management and representatives of Morrison Foerster then left the meeting. After further discussion, the Special Committee preliminarily determined to direct Financial Advisor A to engage in discussions with PSP regarding a potential Mixed Consideration Recapitalization that would, among other things, assume a redemption of the Series B Preferred Stock at a 1.5X MOIC, but determined to reconvene the following week before making a final determination.
On May 16, 2022, the Special Committee held a meeting, attended by representatives of Morris Nichols and Financial Advisor A. The Special Committee discussed materials that were prepared by Financial Advisor A, including updates to the materials presented at the May 13 Special Committee meeting. Following discussion, the Special Committee authorized Financial Advisor A to begin negotiations with PSP in respect of a potential Mixed Consideration Recapitalization that assumed a redemption of the Series B Preferred Stock at a 1.5X MOIC, comprising $40 million in cash consideration, $50 million in shares of Company common stock (with such shares of Company common stock valued at $2.66 per share for purposes of calculating the 1.5X MOIC) and approximately $100 million of a new series of preferred stock with a conversion price of $3.33 and a dividend rate of 6% (with such preferred stock valued based on its liquidation value for purposes of calculating the 1.5X MOIC) (the “Series B Recapitalization Proposal”). It was contemplated that the Company would finance the cash consideration with up to $5 million of cash on hand, plus cash from the proceeds of the sale of up to $35 million of the new preferred stock to new investors. The Special Committee directed that Management involvement in any such negotiations be coordinated by Financial Advisor A and each of Financial Advisor A and Management report back to the Special Committee as negotiations developed.
On May 24, 2022, pursuant to the authorization provided by the Special Committee at its meeting on May 16, Financial Advisor A and members of Management met with PSP and presented the Series B Recapitalization Proposal. At this meeting, Financial Advisor A reviewed with PSP materials summarizing the Series B Recapitalization Proposal.
On May 31, 2022, a representative of PSP spoke with Dr. Dicciani and Mr. Campbell, and a representative of Kirkland & Ellis (“Kirkland & Ellis”), outside counsel to PSP, separately spoke with representatives of Morris Nichols, to convey that: (i) PSP would not support any potential Series B Recapitalization that did not, among other things, provide PSP with an immediate cash return of its principal investment and (ii) PSP may be willing to explore alternative transactions, including a potential transaction in which PSP would acquire all of the shares of Company common stock not already owned by it (such a potential transaction, a “potential Go Private Transaction”). The representatives of PSP and Kirkland & Ellis did not offer any further details or terms regarding a potential Go Private Transaction, including as to price or valuation.
At various points from and after May 31, 2022, representatives of Morris Nichols had calls with representatives of Kirkland & Ellis to discuss process considerations relating to a potential Go Private Transaction.
On June 6, 2022, representatives of Financial Advisor A and members of Management met with PSP to discuss further the Series B Recapitalization Proposal, including, among other items, the feasibility of the Series B Recapitalization Proposal in light of the current market conditions and the complexity of the preferred stock security to be issued in the Series B Recapitalization Proposal, and PSP’s potential support for any recapitalization of the Series B Preferred Stock only if it included an immediate cash return of PSP’s principal investment.
Also on June 6, 2022, the Special Committee held a meeting, attended by members of Management and representatives of Morris Nichols, Financial Advisor A, and Morrison Foerster to discuss updates on the Series B Recapitalization Proposal and Refinancing Process. Representatives of Financial Advisor A provided their views on market conditions generally and the likelihood the Company would be able to raise the cash required to redeem the Series B Preferred Stock for an amount of cash sufficient to return PSP’s principal investment through either an equity or debt financing. Representatives of Morris Nichols and Morrison Foerster then led a discussion of process considerations relating to a potential Go Private Transaction, including those regarding: (i) fiduciary duties under Delaware law; (ii) PSP’s obligations under the Investment Agreement (including the Standstill Provisions) and (iii) federal securities law issues. After members of Management and representatives of

Morrison Foerster left the meeting, the Special Committee directed that Morris Nichols and Morrison Foerster contact Kirkland & Ellis to determine: (i) whether there is any willingness by PSP to negotiate a potential Series B Recapitalization based on the parameters of the Series B Recapitalization Proposal; (ii) if PSP had any proposals on how the Company could raise the cash necessary to return PSP’s principal; and (iii) PSP’s and Kirkland & Ellis’s thoughts on process considerations.
On June 8, 2022, representatives of Morris Nichols and Morrison Foerster spoke with a representative of Kirkland & Ellis, who restated the positions previously taken by PSP, and further: (i) stated that PSP would not engage in any process to explore a potential Go Private Transaction or provide any indication of price or valuation unless an independent committee of the Board invited such a proposal; (ii) stated that PSP would condition any potential Go Private Transaction on approval by an independent committee of the Board and unaffiliated stockholders; and (iii) acknowledged the presence of the Standstill Provisions that prevented PSP from making any public disclosures with respect to a potential Go Private Transaction prior to a waiver by the Board and noted that a potential Go Private Transaction was one of a number of alternatives PSP was considering with its investment.
Later on June 8, 2022, the Special Committee held a meeting, attended by members of Management and representatives of Morris Nichols, Financial Advisor A, and Morrison Foerster. Representatives of Morris Nichols and Morrison Foerster conveyed the substance of their discussion with the representative of Kirkland & Ellis and continued discussion of process considerations.
On June 9, 2022, representatives of Morris Nichols spoke with a representative of Kirkland & Ellis, who again restated PSP’s positions and also stated PSP did not have a proposal on how the Company could raise the cash necessary to redeem the Series B Preferred Stock for an amount of cash sufficient to return PSP’s principal investment.
On June 10, 2022, the Special Committee held a meeting, attended by representatives of Morris Nichols. Representatives of Morris Nichols: (i) conveyed the discussion they had with Kirkland & Ellis the prior day; (ii) discussed process considerations relating to a potential Go Private Transaction, including those relating to fiduciary duties under Delaware law; and (iii) observed that the mandate of the Special Committee was then limited to considering a potential Series B Recapitalization. Following discussion, the Special Committee determined to suggest a Board meeting, during which the PSP designees to the Board could discuss with the Board the reasons for its potential interest in exploring a potential Go Private Transaction, and following which the Board (other than the Recused Directors) could determine whether to empower the Special Committee to consider whether to invite such a proposal.
On June 16, 2022, Financial Advisor A sent to the Special Committee materials assessing financing alternatives available to the Company in connection with a potential Series B Recapitalization that would provide PSP with an immediate cash return of its principal investment and stating that Financial Advisor A did not recommend pursuing a potential Series B Recapitalization of that kind in light of, among other things: (i) that such a potential Series B Recapitalization would effectively pre-pay PSP’s return on its investment for several years; (ii) the significant cost of capital necessary to effect such a potential Series B Recapitalization; and (iii) Financial Advisor A’s belief that such a potential Series B Recapitalization would not improve the trading characteristics of the Company common stock or improve the Company’s overall capital structure to attract new equity investors.
On June 17, 2022, the Board held a meeting, attended by members of Management and representatives of Morris Nichols and Morrison Foerster. Dr. Dicciani updated the Board on conversations between the Special Committee and PSP regarding a potential Series B Recapitalization. Representatives of Morris Nichols and Morrison Foerster reviewed with the Board the fiduciary duties of directors under Delaware law and certain considerations under the Investment Agreement and federal securities laws. One of PSP’s designees to the Board then conveyed PSP’s views on the Series B Recapitalization Proposal and PSP’s interest in assessing the Board’s receptivity to exploring a potential Go Private Transaction. No terms of a potential Go Private Transaction were discussed, and no indication concerning valuation or price was made. After all participants other than the Board (excluding the Recused Directors) and representatives of Morris Nichols and Morrison Foerster left the meeting, the remaining directors preliminarily determined to expand the mandate of the Special Committee to consider whether to explore a potential Go Private Transaction and alternatives thereto. Mr. Clinton Lewis, Chief

Executive Officer of the Company, and representatives of Morrison Foerster, then left the meeting, following which the remaining directors confirmed their preliminary determination and directed Morris Nichols to work with Morrison Foerster to prepare resolutions reflecting the expanded mandate.
On June 30, 2022, Kirkland & Ellis, on behalf of PSP, confirmed that any transaction proposed by PSP that requires stockholder approval for consummation of such transaction (including a potential Go Private Transaction) would be conditioned upon approval by a fully empowered special committee of the Board consisting of independent, non-management directors and upon the approval of the holders of a majority of the shares of Company common stock owned by disinterested stockholders in accordance with the framework established under Kahn v. M & F Worldwide Corporation and its progeny, and such conditions would be non-waivable.
On July 5, 2022, the Board, acting by unanimous consent in lieu of a meeting, adopted resolutions delegating to the Special Committee the full power and authority of the Board to, among other things: (i) direct the process related to the evaluation of a potential Go Private Transaction and alternatives thereto (any potential Go Private Transaction or alternative thereto, a “potential Transaction”), including determining whether to invite PSP to deliver a proposal in respect of a potential Go Private Transaction and the parties with whom any potential Transaction should be explored; (ii) negotiate the terms of any potential Transaction; (iii) grant any waivers under the Investment Agreement that the Special Committee determines necessary or advisable to facilitate its exploration of a potential Transaction; (iv) reject or determine not to pursue any potential Transaction; (v) determine initially on behalf of the Company whether any potential Transaction is advisable, fair to and in the best interests of the Company and its stockholders (or any subset of stockholders that the Special Committee determined appropriate); and (vi) recommend to the Board what action, if any, should be taken with respect to any potential Transaction. The Board also resolved not to approve a potential Transaction involving PSP or otherwise arising out of the Special Committee’s process without a prior favorable recommendation of such action by the Special Committee.
On July 11, 2022, the Special Committee held a meeting, attended by members of Management and representatives of Morris Nichols, Morrison Foerster, PSP and Kirkland & Ellis. At this meeting, a representative of PSP informed the Special Committee that, if invited by the Special Committee, PSP would be prepared to submit a proposal regarding a potential Go Private Transaction at a valuation of $2.55 to $2.65 per share of Company common stock, subject to due diligence and obtaining committed financing, and that, in furtherance of such proposal, PSP would request access to Management to conduct further due diligence and permission to speak with a limited number of potential financing sources. The representative of PSP noted that such range would reflect a premium of 55% to 62% over the last closing price of the shares of Company common stock, a premium to the 52-week high closing price of the shares of Company common stock, and a ten-times multiple of last twelve months EBITDA, and stated that PSP was not prepared to engage in a protracted process or vote its stock in favor of an alternative proposal that would involve an extended time frame. After representatives of PSP and Kirkland & Ellis left the meeting, the remaining participants discussed the $2.55 to $2.65 range. Morris Nichols reviewed with the Special Committee members their fiduciary duties under Delaware law, and discussed the potential of engaging a financial advisor to advise the Special Committee whether to engage in any potential Transaction or maintain the status quo and, if a potential Transaction is pursued whether, and if so when, to reach out to other potential Transaction partners. Following discussion, the Special Committee preliminarily determined to interview three potential financial advisors with experience advising special committees in similar scenarios in connection with the Special Committee’s consideration of a potential Go Private Transaction.
Between July 11, 2022, and July 27, 2022, representatives of Morris Nichols, together with representatives of Morrison Foerster and members of Management, vetted the independence of potential financial advisors and had initial meetings with three such financial advisors to provide background to such financial advisors and confirm their knowledge of the Company and its industry.
On July 28, 2022, the Special Committee held a meeting, attended by members of Management and representatives of Morris Nichols and Morrison Foerster. Representatives of Morris Nichols updated the Special Committee on activity to date in preparing for interviews by the Special Committee of three potential financial advisors and members of Management provided their view that any of the three potential financial advisors had the substantive capability to advise the Special Committee.

On July 29, 2022, the Special Committee met to interview representatives of each potential financial advisor. Representatives of Morris Nichols attended each such interview. Each potential financial advisor discussed its qualifications for a potential engagement, as well as its general and preliminary views as to a potential Go Private Transaction and alternatives thereto. Following the last of these interviews, the Special Committee tentatively determined, based on its views of the financial advisors’ written and oral presentations, including regarding their independence with respect to PSP and a potential Go Private Transaction, that its preferred financial advisor was Perella Weinberg. Noting that evaluating the Refinancing Process would be a part of evaluating alternatives to a potential Go Private Transaction, the Special Committee directed representatives of Morris Nichols to discuss further with Perella Weinberg their debt advisory capability and experience and report back to the Special Committee. Morris Nichols engaged in that discussion with Perella Weinberg later that day, following which Perella Weinberg provided to the Special Committee additional materials regarding its debt advisory experience.
On July 30, 2022, the Special Committee held a meeting, attended by representatives of Morris Nichols. At this meeting, the Special Committee determined to engage Perella Weinberg as financial advisor to the Special Committee in connection with a potential Go Private Transaction, and directed Morris Nichols, in consultation with Dr. Dicciani, to negotiate the terms of such engagement. An engagement letter formally documenting Perella Weinberg’s engagement as of August 8 was executed on September 28.
Following its engagement on August 8, 2022, as directed by the Special Committee, Perella Weinberg engaged in discussions with Management throughout August 2022, including at a meeting held on August 17, to diligence the Company’s business and outlook.
On August 12, 2022, following previous discussions with representatives of Financial Advisor B regarding a potential engagement with respect to a potential Series B Recapitalization involving private capital or debt-like instruments, Management engaged Financial Advisor B to serve as the Company’s financial advisor for the Refinancing Process.
On August 23, 2022, the Special Committee held a meeting, attended by representatives of Morris Nichols and Perella Weinberg. At this meeting, Perella Weinberg reported on the status of its review of the Company’s business and outlook, as well as the anticipated timing of future Special Committee meetings.
On August 31, 2022, the Special Committee held a meeting, attended by members of Management and representatives of Morris Nichols and Perella Weinberg. At this meeting, Perella Weinberg and Management reviewed with the Special Committee the August Projections, as identified and defined in the section of this proxy statement captioned “Special Factors — Unaudited Prospective Financial Information of the Company.” It was noted by Management that (i) revenues from SmartFresh’s application in apples were expected to steadily erode over time due to pricing pressures from generics in the market (though such erosion would to some extent be offset by new registrations in new crops and geographies) and (ii) meaningful new growth was not expected to occur until the Company’s launch of three major product lines in 2026 (the “Growth Product Lines”). Management also provided to the Special Committee an update on the Refinancing Process. Following discussion, the Special Committee directed Perella Weinberg to call Financial Advisor B to receive a more detailed update on that process (and such call occurred on September 1, 2022).
From time to time between August 31, 2022 and October 24, 2022, including at its meeting held on August 31 the Special Committee considered if, and if so when, to seek the input of Dow. As part of its consideration, the Special Committee took into account, among other things: (i) that, given Dow’s ownership percentage of the Company, any potential Transaction that did not have the support of Dow would be unlikely to close and (ii) its potential ability to leverage Dow’s views as to value in any negotiations with PSP.
On September 2, 2022, the Special Committee held a meeting, attended by representatives of Morris Nichols and Perella Weinberg (the “September 2 Meeting”). Perella Weinberg discussed its call with Financial Advisor B, and potential implications of the Refinancing Process for the Special Committee’s consideration of potential change in control Transactions. Members of Management and a representative of Morrison Foerster then joined the meeting to discuss further the Refinancing Process. Members of Management also responded to questions from the Special Committee regarding the August Projections. After Management and the representatives of Morrison Foerster left the meeting, Perella Weinberg led a discussion of materials sent to the Special Committee in connection with this meeting that addressed, among other things, certain considerations with respect to the Company’s capital markets profile and the August Projections, and included illustrative and preliminary valuation analyses. Participants observed that a key driver of value would be Management’s ability to successfully launch the Growth Product Lines, and that one could consider value associated with SmartFresh’s application in apples separately from value associated with potential revenue from the Growth Product Lines, which was weighted toward the outer years of the August Projections and more susceptible to execution risk. Perella Weinberg also discussed its preliminary assessment of strategic alternatives, including engagement with PSP, outreach to other potential financial and strategic counterparties, and maintaining the status quo while pursuing the Refinancing Process. The Special Committee determined to reconvene the following week to receive refined analyses and process recommendations from Perella Weinberg and directed Morris Nichols to discuss with Management and Morrison Foerster the possibility of deferring further work on the Refinancing Process until after the next meeting of the Special Committee.
On September 3, 2022, Management provided to Perella Weinberg the September Projections, as identified and defined in the section of this proxy statement captioned “Special Factors — Unaudited Prospective Financial Information of the Company.” As compared to the August Projections, the September Projections contained updated working capital assumptions, and updated non-recurring expenses and research and development spend to be more in line with actual figures and trends, but did not reflect any changes to the revenue forecasts. The changes to the previous version of the projections were immaterial overall.
On September 8, 2022, the Special Committee held a meeting, attended by representatives of Morris Nichols and Perella Weinberg. Perella Weinberg reviewed with the Special Committee the September Projections, updated illustrative and preliminary valuation analyses, and analyses of the present value of future share prices at various assumed multiples of projected EBITDA. During this discussion, Perella Weinberg discussed with the Special Committee updates from the materials shared during the September 2 Meeting, including those to account fully for the Company’s capital structure constraints and risks related to achieving revenue growth from the Growth Product Lines. The participants discussed the pros and cons of postponing any consideration of a potential Transaction until the Breakage Costs decrease and the Company’s ability to meet the expectations set forth in the Company’s long-term plan, particularly with respect to the Growth Product Lines, becomes clearer, including potential accretion in the voting power of the Series B Preferred Stock during such postponement. Perella Weinberg also discussed with the Special Committee potential parties other than PSP that may be interested in a potential Transaction and, if the Special Committee determined to consider a potential Transaction, whether to reach out to such potential parties immediately or focus on such a potential Transaction with PSP and rely on a post-agreement “go-shop” process. Following discussion, the Special Committee determined it did not support a potential Go Private Transaction at a valuation of $2.55 to $2.65 per share of Company common stock, and directed Perella Weinberg to communicate that determination to Evercore Group L.L.C. (“Evercore”), the financial advisor to PSP. The Special Committee further directed its advisors to inform Management of such decision and that the Special Committee would not object to Management proceeding with its preparations for the Refinancing Process.
On September 9, 2022, a member of Management provided the Board with an update on the Refinancing Process, including that initial outreach to potential lenders had begun, that interested target private credit funds had been identified, that the Company was in the process of entering into non-disclosure agreements with interested parties, and that Management planned to complete the Refinancing Process by the end of October 2022. Management also informed the Board that it planned to explore with Dow ideas to address the limited liquidity of the shares of Company common stock in light of perceived market concerns over the high concentration of ownership of stock of the Company, which Management stated creates an overhang impacting stock float and valuation.
Also on September 9, 2022, Perella Weinberg had an introductory call with representatives of PSP. Following this call, on September 11, 2022, as directed by the Special Committee, Perella Weinberg had a call with representatives of Evercore and conveyed to Evercore that the Special Committee would not support a potential Go Private Transaction at $2.55 to $2.65 per share of Company common stock, but remained open to considering other proposals from PSP. During this call, Evercore inquired whether the Special Committee planned to reach out to other potential Transaction partners in connection with a potential Go Private Transaction.
Also on September 11, 2022, one of PSP’s designees to the Board wrote to the Board and members of Management noting the existence of the Indebtedness Consent Provision and stated that PSP was not supportive of what it described as the proposed partial refinancing contained in the September 9 Management update. PSP requested a meeting with Management and the Board to discuss the matters it had raised.

On September 12, 2022, and September 13, 2022, representatives of Morris Nichols discussed with representatives of Kirkland & Ellis the request from PSP to hold a Board meeting and the terms of the Standstill Provisions.
On September 13, 2022, the Special Committee held a meeting, attended by representatives of Morris Nichols and Perella Weinberg, to discuss developments since the last meeting of the Special Committee. Following discussion, the Special Committee directed its advisors to reemphasize to each of Evercore and Kirkland & Ellis that, although the Special Committee would not support a potential Go Private Transaction at $2.55 to $2.65 per share of Company common stock, it would be receptive to considering any other proposals from PSP. The Special Committee also requested that Perella Weinberg convey to Evercore that, should the Special Committee determine to negotiate a potential Go Private Transaction with PSP, it would likely not reach out to other potential strategic partners prior to signing any definitive agreement in respect of such transaction, but would request a “go-shop” provision in any such agreement. Morris Nichols then discussed with the Special Committee certain process considerations, including with respect to the Indebtedness Consent Provision, the Standstill Provisions and whether to seek the input of Dow.
On September 13, 2022, Morris Nichols called Kirkland & Ellis, and on September 14, 2022, Perella Weinberg called Evercore, in each case to relay the messages directed by the Special Committee. During Perella Weinberg’s call with Evercore, Evercore expressed its view that pursuing the Refinancing Process while a potential acquiror is seeking financing for a potential Go Private Transaction could create confusion in the market.
On September 14, 2022, the Special Committee held a meeting, attended by representatives of Morris Nichols and Perella Weinberg, to discuss developments since the last meeting of the Special Committee, including the views expressed by representatives of Evercore with respect to the Refinancing Process and Perella Weinberg’s thoughts on those views. The participants also discussed the potential agenda for the Board meeting requested by PSP. Following discussion, the Special Committee directed Perella Weinberg to share the September Projections with PSP and directed Morris Nichols to inform Kirkland & Ellis that, should PSP request at the upcoming Board meeting a delay in the Refinancing Process while the Special Committee considered a potential Go Private Transaction, the members of the Special Committee would likely be supportive of such request.
Later that day, Morris Nichols had a call with Kirkland & Ellis to relay the message directed by the Special Committee. During this call, Kirkland & Ellis relayed the views of PSP with respect to the Special Committee’s process and the Refinancing Process and requested, on behalf of PSP, that the Special Committee provide a specific valuation range for a potential Go Private Transaction that the Special Committee would support.
On September 15, 2022, the Special Committee held a meeting, attended by representatives of Morris Nichols and Perella Weinberg, to discuss developments since the last meeting of the Special Committee, and financial and legal considerations relevant to a response to PSP’s request that the Special Committee provide a specific valuation range for a potential Go Private Transaction that it would support. Morris Nichols reviewed with the members of the Special Committee their fiduciary duties under Delaware law. Following discussion, the Special Committee: (i) determined not to provide PSP with a specific valuation range at which it would consider recommending a potential Go Private Transaction; (ii) reconfirmed that, should PSP request at the upcoming Board meeting a delay in the Refinancing Process while the Special Committee considered a potential Go Private Transaction, the members of the Special Committee would be supportive of such a request; (iii) directed Morris Nichols to work with Management and Morrison Foerster to prepare a confidentiality agreement with Dow so that, if desired, the Special Committee could seek the input of Dow with respect to a potential Go Private Transaction and other strategic matters; and (iv) directed Morris Nichols to arrange a call among Morris Nichols, Kirkland & Ellis, and Morrison Foerster to seek additional clarity regarding PSP’s positions on the Refinancing Process and other process matters in advance of the Board meeting.
On September 15, 2022, as directed by the Special Committee, Perella Weinberg sent the September Projections to Evercore.
On September 16, 2022, representatives of Morris Nichols, Morrison Foerster, Kirkland & Ellis, and PSP had a call to discuss PSP’s positions on the Refinancing Process and other process matters.
Later that day, and in furtherance of the instruction provided by the Special Committee at its meeting held on September 15, a representative of the Company, following consultation with Morris Nichols and Morrison

Foerster, contacted a representative of Dow noting that the Company would like to hold confidential discussions with Dow regarding the Refinancing Process, recapitalization activities, and other strategic matters, and requesting that Dow execute a non-disclosure agreement to facilitate such discussions.
Also on September 16, 2022, the Board held a meeting, attended by members of Management and representatives of Morris Nichols, Morrison Foerster, and Kirkland & Ellis. Management provided an update on the Refinancing Process. One of PSP’s designees to the Board stated PSP’s belief that the Company needed to find solutions for its capital structure and reminded the Board that PSP believed its proposal of a potential Go Private Transaction at $2.55 to $2.65 per share of Company common stock represented a holistic solution and believed timing in considering such solution was important. After the Recused Directors and Kirkland & Ellis left the meeting, the remaining participants discussed the current status of the Special Committee’s review process, and the interaction of that process and the Refinancing Process. Following discussion, there was consensus that Management would continue its preparatory work in connection with the Refinancing Process, but would delay launching a refinancing until Financial Advisor B and Perella Weinberg had further discussions regarding the interaction of the two processes.
Immediately following the Board meeting, the Special Committee held a meeting attended by representatives of Morris Nichols and Perella Weinberg. Morris Nichols summarized the substance of the discussion at the Board meeting and other developments since the last meeting of the Special Committee. Following discussion, the Special Committee directed Perella Weinberg to: (i) arrange a call with Dow to discuss the Special Committee’s process to date and Dow’s views regarding a potential Go Private Transaction and alternatives thereto; and (ii) coordinate with Management and Financial Advisor B regarding the interaction of the Special Committee’s process and the Refinancing Process. The Special Committee also directed Morris Nichols to speak with Kirkland & Ellis regarding PSP’s views on next steps.
Later that day, Morris Nichols spoke with Kirkland & Ellis, during which Kirkland & Ellis stated that PSP would likely be sending a letter shortly regarding its views on potential next steps. Following that call, PSP sent a letter to the Special Committee (the “September 16 Letter”) stating that PSP had reviewed the September Projections and, following further review in light of such September Projections, was prepared to put forth a refined proposal for a potential Go Private Transaction of $2.60 per share of Company common stock subject to confirmatory due diligence and discussions with financing sources. The September 16 Letter stated that $2.60 represented a significant premium of 67% to the closing price of the shares of Company common stock as of September 15, 2022, and a 51% premium to the 90-day volume-weighted average price per share of $1.72 as of September 30, 2022. PSP requested: (i) access to Management and (ii) permission to wall cross and execute non-disclosure agreements with a small group of financing providers in parallel to undertake due diligence and help PSP confirm value.
Also on September 16, 2022, in line with the directions of the Special Committee, Perella Weinberg met with Financial Advisor B to discuss the Refinancing Process.
On September 17, 2022, the Company and Dow executed a confidentiality agreement.
On September 19, 2022, the Special Committee held a meeting, attended by representatives of Morris Nichols and Perella Weinberg, to discuss the September 16 Letter (the “September 19 Meeting”). Following discussion, the Special Committee directed Morris Nichols to: (i) remind Kirkland & Ellis that the Special Committee previously determined it does not support a potential Go Private Transaction within a value range of $2.55 to $2.65 per share of Company common stock and that such position had not changed, but that the Special Committee encourages Evercore to engage in discussion with Perella Weinberg regarding valuation issues and would be willing to provide PSP access to Management to engage in due diligence regarding valuation issues, subject to execution of a non-disclosure agreement and (ii) convey to Kirkland & Ellis that the Special Committee is receptive to allowing PSP to speak with certain financing sources subject to understanding PSP’s anticipated financing needs and the number and identity of financing sources PSP would seek to contact. Later that day, Morris Nichols had a call with Kirkland & Ellis to relay the message directed by the Special Committee.
Also at the September 19 Meeting, Perella Weinberg reported that it was scheduled to speak with Dow shortly and discussed with the Special Committee information that Perella Weinberg intended to review with Dow. The participants discussed an upcoming and previously scheduled meeting between Management and Dow, intended as a regular business update, and not to discuss a potential Go Private Transaction. The Special

Committee determined that it may be helpful for Dow to hear directly from Management regarding Management’s business plans and the Refinancing Process, but that Management should be directed not to discuss a potential Go Private Transaction at the meeting.
On September 20, 2022, Perella Weinberg met with Dow and, as directed by the Special Committee, discussed certain background regarding the Special Committee’s process, the September Projections, and a summary of certain valuation analyses previously discussed with the Special Committee. During the meeting, Dow confirmed that it had not had discussions with PSP since PSP had raised the potential Go Private Transaction with the Board.
At various points from and after September 20, 2022, Morris Nichols had calls with a representative of Dow to discuss the process relating to a potential Go Private Transaction.
On September 20, 2022, the Special Committee held a meeting, attended by representatives of Morris Nichols and Perella Weinberg, to discuss developments since the last meeting of the Special Committee. Morris Nichols reviewed with the Special Committee the terms of a draft non-disclosure agreement between the Company and PSP, following which the Special Committee directed Morris Nichols to negotiate such agreement with Kirkland & Ellis. The Special Committee further considered whether to provide PSP a specific value at which the Special Committee would consider recommending a potential Go Private Transaction and again determined not to do so, and directed Morris Nichols to again emphasize to Kirkland & Ellis that the Special Committee encourages Evercore to have a discussion with Perella Weinberg regarding the September Projections. Later that day, Morris Nichols relayed to Kirkland & Ellis the message directed by the Special Committee.
On September 21, 2022, members of Management met with Dow for a regularly scheduled business update. At the direction of the Special Committee, the attendees did not discuss any potential Go Private Transaction. Also on September 21, Perella Weinberg had a call with Evercore, during which Perella Weinberg reminded Evercore that the Special Committee previously determined it does not support a potential Go Private Transaction within a value range of $2.55 to $2.65.
The Company and PSP executed a confidentiality agreement dated September 23, 2022 (the “PSP NDA”). The PSP NDA, which expressly states that it does not constitute a prior written approval for purposes of the Standstill Provisions, contains limitations on public disclosure of information regarding the potential Go Private Transaction and requires that PSP obtain the written consent of the Special Committee prior to (i) sharing any information regarding the potential Go Private Transaction or with any provider of equity or debt financing, or any potential equity co-investors or (ii) initiating or maintaining contact with any officer, director, shareholder or creditor of the Company regarding a potential Go Private Transaction. The PSP NDA also prohibits PSP from entering into any exclusivity, lock-up or similar agreement or arrangement with any source of financing. Later that day, Kirkland & Ellis sent to Morris Nichols a list of ten potential debt financing sources that PSP was requesting permission to contact (the “PSP Financing Sources Request”).
Also on September 23, 2022, Perella Weinberg, Morrison Foerster, Financial Advisor B and Management met to discuss the interaction of the Refinancing Process and the PSP Financing Sources Request.
On September 25, 2022, the Special Committee held a meeting, attended by representatives of Morris Nichols and Perella Weinberg. The participants discussed developments since the last meeting of the Special Committee, including the PSP Financing Source Request and the interaction of such request and the Refinancing Process. Members of Management and representatives of Morrison Foerster then joined the meeting. Management reported on its meeting with Dow held on September 21. The participants discussed further the interaction of the PSP Financing Sources Request and the Refinancing Process, following which Management and Morrison Foerster left the meeting. Following discussion, the Special Committee determined that, in an effort to facilitate a higher and more certain potential offer from PSP while mitigating potential effects on the Refinancing Process, it would consent to PSP speaking with an initial group of five potential debt financing sources and directed its advisors to work with the advisors to PSP to identify such sources.
On September 27, 2022, Perella Weinberg, Evercore, Financial Advisor B, members of Management, and a consulting firm that had been engaged by PSP, had a call to discuss the Refinancing Process.
On September 28, 2022, PSP and Evercore had a call with Management to discuss, among other things, the September Projections.

On September 30, 2022, the Special Committee held a meeting, attended by members of Management and representatives of Morris Nichols, Perella Weinberg, and Morrison Foerster. Management provided an update regarding expected third quarter financials, including with respect to the effect of changes in foreign currency exchange rates on reported results, as well as on the diligence requests received from PSP to date. The participants discussed the PSP Financing Source Request, which had been limited to five potential financing sources, a request of PSP that Management participate in PSP’s presentation to potential debt financing sources, and a form of written consent to the PSP Financing Source Request. After Management and Morrison Foerster left the meeting, the Special Committee directed Morris Nichols to provide the consent to the PSP Financing Sources Request, which Morris Nichols did later that evening, but determined not to permit Management to participate in PSP’s presentation to potential debt financing sources. From time to time thereafter, the Special Committee provided consent to PSP to reach out to a limited number of additional potential financing sources, including, from and after October 27, 2022, potential equity financing sources. Each such consent to a request to contact financing sources, including the PSP Financing Sources Request, expressly stated that it did not constitute a prior written approval for purposes of the Standstill Provisions.
On October 10, 2022, PSP sent a letter to the Special Committee (the “October 10 Letter”), stating that PSP was prepared to put forth a refined proposal for a potential Go Private Transaction of $2.85 per share of Company common stock subject to completion of outstanding confirmatory due diligence and ongoing discussions with financing sources. The October 10 Letter stated that $2.85 represents a 10% increase from the proposal in the September 16 Letter, and a 79% premium to the closing price of the shares of Company common stock as of October 10, 2022. PSP requested in the October 10 Letter: (i) continued access to Management; (ii) a limited waiver under the Standstill Provisions to allow PSP to publicly disclose the offer contained in the October 10 Letter; and (iii) permission to expand the group of financing providers under the PSP NDA.
On October 12, Management provided to Perella Weinberg the October Projections, as identified and defined in the section of this proxy statement captioned “Special Factors — Unaudited Prospective Financial Information of the Company.” As compared to the September Projections, the October Projections were updated to reflect changes in currency exchange rates and August 2022 results. Primarily as a result of changes in currency exchange rates, the near-term financial projections were revised slightly downward when compared to previous versions of the projections.
Also on October 12, 2022, Morris Nichols and Perella Weinberg reached out to Kirkland & Ellis and Evercore, respectively, to confirm receipt of the October 10 Letter. During these calls, Evercore conveyed to Perella Weinberg that, should a negotiated agreement not be reached in respect of a potential Go Private Transaction, PSP would consider options available to it if the Standstill Provisions were no longer applicable pursuant to their terms.
On October 13, 2022, and consistent with the Special Committee’s directions with respect to Dow, Perella Weinberg had a call with Dow. Perella Weinberg updated Dow on recent developments in the Special Committee’s process and encouraged Dow to provide feedback to the Special Committee as to whether Dow would be supportive of a potential Go Private Transaction and, if so, at what value.
On October 17, 2022, Perella Weinberg had another call with Dow. On this call, Dow conveyed its thinking on how to approach valuation of the Company, and that Dow would be generally supportive of a potential Go Private Transaction at $4.00 per share of Company common stock, subject to evaluation of all the other terms and conditions for a transaction if a definitive agreement was reached, but did not foreclose its potential support of a potential Go Private Transaction below such value.
On October 18, 2022, the Special Committee held a meeting, attended by members of Management and representatives of Morris Nichols, Perella Weinberg, and Morrison Foerster. Management led a review of the October Projections and provided its views on the October 10 Letter, following which Management and representatives of Morrison Foerster left the meeting. Perella Weinberg reviewed with the Special Committee materials circulated to the Special Committee prior to the meeting, including updated preliminary and illustrative valuation analyses. The Special Committee and Perella Weinberg discussed the viability of any potential alternative methods of addressing the Company’s capital structure through alternative forms of transactions with Dow or PSP, and methods for eliciting a higher offer from PSP, including through the use of feedback provided by Dow. Following discussion, the Special Committee directed Perella Weinberg to inform PSP that:

(i) representatives of Dow indicated Dow would be generally supportive of a potential Go Private Transaction at $4.00 per share and (ii) the Special Committee would not be supportive of a potential Go Private Transaction unless it had a sufficient likelihood of closing, which the Special Committee did not believe would be the case without the support of Dow.
On October 19, 2022, Perella Weinberg conveyed to Evercore the message directed by the Special Committee. During this call, and in a call between Morris Nichols and Kirkland & Ellis, the advisors to PSP: (i) inquired about facilitating a discussion between Dow and PSP and (ii) relayed that PSP had received an unsolicited indicative “sources and uses” chart from Party A for a potential Transaction containing a reference to a $4.00 per share price before taking into account the terms of the Series B Preferred Stock, but also containing an “Effective Price Per Share to Common” taking into account the terms of the Series B Preferred Stock of $2.34. In July 2021, Party A had submitted to the Company an indication of interest for a transaction that would value the Company on a debt-free basis between $535 million and $560 million and contemplated that PSP would rollover between $30 million and $50 million of the Series B Preferred Stock. At that time, members of Management, in consultation with other members of the Board, reviewed the indication of interest, but ultimately determined that, the strategic rationale and proposed economic terms of the transaction did not provide a basis to move forward with discussions at that time, and informed Party A that the Company would not pursue discussions. Later on October 19, 2022, Evercore sent a copy of the “sources and uses” chart to Perella Weinberg.
On October 20, 2022, Perella Weinberg spoke with Party A, who stated that Party A had been developing a potential transaction structure at an indicative valuation of $2.35 per share of Company common stock that contemplated PSP rolling its Series B Preferred Stock into the surviving entity (the “Party A Structure”).
Between October 19, 2022 and October 21, 2022, Morris Nichols, with the authorization of Dr. Dicciani, arranged for a two-part call with Dow, the first portion of which would be attended by representatives of Dow, outside counsel to Dow, Morris Nichols, and Perella Weinberg, and the second portion of which would also be attended by representatives of PSP and Kirkland & Ellis. Prior to this call, representatives of Morris Nichols informed a representative of Kirkland & Ellis that the call would be arranged on the understanding that the Special Committee had not waived, and did not then intend to waive, the Standstill Provisions. Also prior to this call, it was agreed by all participants that Dow would not engage in discussions or negotiations directly with PSP.
On October 21, 2022, the agreed-upon call with Dow was held. During the first portion of the call, representatives of Perella Weinberg conveyed their views of the current state of negotiations with PSP. During the second portion of the call, PSP conveyed, among other things, that: (i) PSP’s strong preference is to engage in a negotiated transaction at $2.85 per share of Company common stock by October 24; (ii) if a negotiated agreement in respect of a potential Go Private Transaction is not reached by October 24, PSP would consider potentially alternative paths, including the possibility of making an offer directly to Company stockholders below $2.85 per share of Company common stock; and (iii) if such an offer were made and was unsuccessful, that PSP would continue to assert its contractual rights as an investor, including under the Indebtedness Consent Provision. Dow did not engage in discussions or negotiations with PSP.
Later that day, the Special Committee held a meeting, attended by representatives of Morris Nichols and Perella Weinberg, to discuss, among other things, developments since the last Special Committee meeting, financial and legal considerations relevant to a response to PSP, the merits of the Party A Structure and the prior correspondence with Party A in 2021, and the ability of third parties to submit an offer in the event the contours of a consensual transaction were publicly announced prior to execution of definitive agreements. The Special Committee determined to reconvene the following day to discuss next steps.
During the period between October 21, 2022 and October 24, 2022, at the direction of the Special Committee, Morris Nichols considered strategies for responding to a potential offer by PSP directly to common stockholders.
On October 22, 2022, representatives of Morris Nichols had a call with a representative of Dow during which the representative of Dow stated that it was not in a position to support a potential Go Private Transaction for $2.85 per share of Company common stock, but was still evaluating how to respond to the October 21 call. The representative from Dow raised the possibility that a more active dialogue directly between Dow and PSP might facilitate receiving a higher potential purchase price from PSP, but stated that Dow would defer to the

Special Committee on whether such a discussion should occur. Dow also conveyed that it is not interested in joining with PSP as part of a “buyer group” or, in connection with a potential Go Private Transaction, in seeking a higher price per share of Company common stock than the other Unaffiliated Stockholders might receive.
Later on October 22, 2022, the Special Committee held a meeting, attended by representatives of Morris Nichols and Perella Weinberg, to discuss, among other things, developments since the last Special Committee meeting. Perella Weinberg conveyed to the Special Committee: (i) its perspectives on valuation, including the value potentially attributable to SmartFresh’s application in apples and to the Growth Product Lines; (ii) views of the pros and cons of pursuing a potential Go Private Transaction at certain valuation ranges versus maintaining the status quo, and what value ranges may be supportable; and (iii) its belief that PSP was unlikely to agree to a price materially higher than $3.00 per share of Company common stock. The Special Committee discussed with its advisors potential next steps in the event a negotiated agreement with PSP in respect of a potential Go Private Transaction were not reached. Following discussion, the Special Committee determined that it would be supportive of a potential Go Private Transaction at $3.08 per share of Company common stock, provided that the consummation of such transaction is not subject to any financing condition. The Special Committee’s determination took into account, among other things: (i) the anticipated steady erosion over time in revenues from SmartFresh’s application in apples; (ii) the risks associated with the Growth Product Lines, including that the Growth Product Lines are not expected to contribute meaningfully to revenue until they are launched, which is expected to occur in 2026; (iii) PSP’s economic and governance rights; (iv) the Company’s prior unsuccessful efforts to pursue strategic transactions; (v) the valuation indicated by the Party A Structure; and (vi) recent and historical market prices and trading volume of the shares of Company common stock. The Special Committee then discussed, in light of its determination on value, how best to communicate with each of Dow and PSP in order to facilitate such a potential Go Private Transaction while seeking to negotiate as high a price as reasonably attainable from PSP, including whether to permit more active dialogue directly between Dow and PSP. Following discussion, the Special Committee determined not to permit more active dialogue directly between Dow and PSP, but instead directed its advisors to inform Dow of the Special Committee’s determination as to the per share price at which the Special Committee would support a potential Go Private Transaction, and to request feedback from Dow, following which the Special Committee would determine how to communicate further with PSP. Following this meeting, Perella Weinberg conveyed to Dow the message directed by the Special Committee. Dow subsequently conveyed to representatives of Perella Weinberg that Dow would be generally willing to support a potential Go Private Transaction at $3.25 per share of Company common stock, subject to evaluation of all the other terms and conditions for a transaction if a definitive agreement was reached, but did not foreclose its support of a potential Go Private Transaction below such value.
On October 23, 2022, the Special Committee held a meeting, attended by representatives of Morris Nichols and Perella Weinberg, to discuss developments since the last Special Committee meeting. Following discussion, the Special Committee directed Perella Weinberg to inform PSP that Dow indicated it would be generally supportive of a potential Go Private Transaction at $3.25 per share of Company common stock, and to reiterate that the Special Committee would not be supportive of a potential Go Private Transaction unless it had a sufficient likelihood of closing, which the Special Committee did not believe would be the case without the support of Dow. After the meeting, Perella Weinberg conveyed these points to Evercore, and Evercore conveyed that PSP was unwilling to put forth a proposal for a potential Go Private Transaction at $3.25 per share of Company common stock. In a subsequent call later that day between Dow and Perella Weinberg, Dow indicated that it may be generally supportive of a potential Go Private Transaction at $3.08 per share of Company common stock subject to evaluation of all the other terms and conditions for a transaction if a definitive agreement was reached.
Later on October 23, 2022, the Special Committee reconvened, with representatives of Morris Nichols and Perella Weinberg participating, to discuss these developments. The Special Committee directed Perella Weinberg to confirm Dow’s general support of a potential Go Private Transaction at $3.08 per share of Company common stock and, following such confirmation, inform Evercore that the Special Committee would be supportive of a potential Go Private Transaction at $3.08 per share of Company common stock, provided that the consummation of such transaction is not subject to any financing condition, and also to inform Evercore that Dow had indicated its general support at such value. After the meeting, Perella Weinberg confirmed Dow’s general support of a potential Go Private Transaction at $3.08 per share of Company common stock, and conveyed to Evercore the message directed by the Special Committee. Evercore later informed Perella Weinberg that PSP was willing to put forth a “best and final” proposal for a potential Go Private Transaction at $2.95 per share of Company common stock.
On October 24, 2022, the Special Committee held a meeting, attended by representatives of Morris Nichols and Perella Weinberg, to discuss developments since the last Special Committee meeting. The participants discussed the $2.95 per share of Company common stock price in the context of, among other things: (i) PSP’s prior indications; (ii) historic and projected Company performance and historic trading price; and (iii) multiples to EBITDA represented by such price. The participants also discussed efforts to prepare for an outcome where no negotiated transaction in respect of a potential Go Private Transaction was reached with PSP. Following discussion, the Special Committee directed Perella Weinberg to ascertain Dow’s support for a potential Go Private Transaction at $3.00 per share of Company common stock and, assuming Dow would generally support such a value, inform Evercore that the Special Committee would agree to pursue a potential Go Private Transaction at $3.00 per share of Company common stock, provided that the consummation of such transaction is not subject to any financing condition, and to inform Evercore that Dow had indicated its general support at such value. In making its determination with respect to the $3.00 per share of Company common stock price, the Special Committee considered, among other things: (i) the anticipated steady erosion over time in revenues from SmartFresh’s application in apples; (ii) the risks associated with the Growth Product Lines, including that the Growth Product Lines are not expected to contribute meaningfully to revenue until they are launched, which is expected to occur in 2026; (iii) PSP’s economic and governance rights; (iv) the potential alternatives if a negotiated agreement is not reached with PSP; (v) the unrestricted ability of the Special Committee to contact potential financial and strategic buyers prior to the signing of a definitive agreement; and (vi) recent and historical market prices and trading volume of the shares of Company common stock. Later that day, as directed by the Special Committee, Perella Weinberg spoke with representatives of Dow, and Dow indicated its general support of a potential Go Private Transaction at $3.00 per share of Company common stock, subject to evaluation of all the other terms and conditions for a transaction if a definitive agreement was reached. Perella Weinberg then informed Evercore that the Special Committee would agree to pursue a potential Go Private Transaction at $3.00 per share of Company common stock, provided that the consummation of such transaction is not subject to any financing condition, and informed Evercore that Dow had indicted its general support at such value. Evercore subsequently informed Perella Weinberg that PSP agreed to pursue a potential Go Private Transaction at $3.00 per share of Company common stock and that such transaction would not be subject to any financing condition. Later that day, the Special Committee held a meeting, attended by representatives of Morris Nichols and Perella Weinberg, to discuss developments since the last Special Committee meeting. Following discussion, the Special Committee confirmed its agreement to pursue the potential Go Private Transaction at $3.00 per share of Company common stock.
Following the meetings of the Special Committee on October 24, Kirkland & Ellis sent to Morris Nichols a form of exclusivity agreement that, if executed, would prohibit the Company from soliciting or negotiating any alternative transactions for a period of thirty days, as well as draft public filings that stated entry into the proposed transaction is subject to, among other things, availability of financing.
Between October 24, 2022, and October 26, 2022, representatives of Morris Nichols and Perella Weinberg spoke with representatives of Kirkland & Ellis and Evercore, respectively, to discuss the request for exclusivity and the reference in the draft public filings to availability of financing. Following such discussions, PSP abandoned its request for exclusivity and agreed that public filings to be made in connection with the potential Go Private Transaction would state that the transaction is not conditioned upon PSP’s ability to obtain financing or obtain any waiver or amendment under any agreement of the Company related to indebtedness. Also during this period, Morris Nichols, Morrison Foerster, Kirkland & Ellis, and Management drafted (i) a limited waiver under the Standstill Provisions to permit PSP to, among other things, publicly announce the potential Go Private Transaction, engage with and enter into arrangements with financing sources, and negotiate definitive documentation in respect of the potential Go Private Transaction (the “Waiver”) and (ii) disclosure documents in connection with the potential Go Private Transaction (“Public Disclosures”).
On October 26, 2022, the Special Committee held a meeting, attended by representatives of Morris Nichols and Perella Weinberg, to discuss developments since the last Special Committee meeting, the terms of the Waiver and the Public Disclosures. During this discussion, it was observed that the Public Disclosures would disclose both the $3.00 cash per share of Company common stock price, and that Perella Weinberg is acting as financial advisor to the Special Committee, so that any parties potentially interested in pursuing a potential Transaction with the Company would know the proposed purchase price in the potential Go Private Transaction and who to contact if they have interest in pursuing a higher value transaction. Also during this meeting, the participants noted that, given the breadth of the Public Disclosures, the lack of any restriction in contacting potential Transaction partners prior to execution of definitive agreements, and the fact that it would take several weeks to negotiate definitive agreements, the viability of any potential alternative transaction could be ascertained while definitive agreements were being negotiated, and therefore the pre-signing period could function as a pre-signing “go-shop” period. Perella Weinberg reviewed a list of potential strategic and financial sponsor transaction partners to contact, which Perella Weinberg compiled with input from Management, Morris Nichols, and Morrison Foerster. Following discussion, the Special Committee approved the Waiver and directed Perella Weinberg, following the filing of the Public Disclosures, to reach out to the potential alternative transaction partners discussed at the meeting. The Special Committee also determined that, given the current state of discussions, it would now be appropriate for Management to participate in PSP’s presentations to potential debt financing sources.
On October 27, 2022, the Company filed a current report on Form 8-K announcing that the Special Committee and PSP agreed to pursue a transaction pursuant to which PSP would acquire all of the outstanding shares of Company common stock for $3.00 per share in cash and which would (i) not be conditioned upon PSP’s ability to obtain financing or obtain any waiver or amendment under any agreement of the Company related to indebtedness, and (ii) be conditioned upon approval by a fully empowered special committee of independent, non-management directors and upon the approval of the holders of a majority of the shares of Company common stock owned by disinterested stockholders in accordance with the framework established under Kahn v. M&F Worldwide Corporation and its progeny, and such conditions will be non-waivable. In addition, PSP filed an amended Schedule 13D reflecting such agreement.
During the period between October 27, 2022, and November 4, 2022, as directed by the Special Committee, representatives of Perella Weinberg contacted potential alternative transaction partners discussed with the Special Committee, comprising 19 strategic potential transaction partners and 26 potential financial sponsors. This outreach included communication with, among others, representatives of Party B, with whom, from April 2021 to March 2022, Management had engaged in intermittent discussions, including in person management presentations and deliberations of a term sheet, relating to a potential acquisition of a subsidiary of Party B by the Company or merger of the subsidiary of Party B and the Company that would have resulted in Party B beneficially owning approximately 24.1% (on a fully-diluted, as converted basis) of the go-forward company. None of such potential alternative transaction partners, including Parties A and B, executed non-disclosure agreements or is party to any agreement with the Company that would prohibit such potential transaction partners from making approaches to the Special Committee regarding a potential Go Private Transaction.
During the period between October 27, 2022, and November 23, 2022, representatives of Morris Nichols, Morrison Foerster, Kirkland & Ellis, PSP, and Management had various calls regarding confirmatory due diligence, and drafting of the Merger Agreement, the Voting and Support Agreement, and Equity Commitment Letter.
On October 27, 2022, representatives of Perella Weinberg had a discussion with Party A regarding Party A’s ongoing interest in the Company.
On October 31, 2022, representatives of PSP, Evercore, Perella Weinberg, and an accounting firm that had been engaged by PSP, and members of Management met for an in-person due diligence session.
On November 3, 2022, the Board held a meeting, attended by members of Management, and representatives of Morrison Foerster. At the meeting, Management reviewed with the directors the Final Projections, as identified and defined in the section of this proxy statement captioned “Special Factors — Unaudited Prospective Financial Information of the Company”, which reflected an update to the prior projections in order to incorporate the Company’s third quarter 2022 results. The changes reflected in the Final Projections were immaterial when compared to prior projections.
Also on November 3, 2022, Perella Weinberg had a discussion with Party A on the steps Party A was taking to prepare a potential proposal for consideration.

On November 4, 2022, Party A sent to Perella Weinberg an email (the “Party A Email”) stating that Party A had communicated with certain potential parties with whom it was considering making a joint proposal (with Party A, the “Party A Investors”) and that all Party A Investors are supportive of placing an offer to the Special Committee for $4.65 per share that, after taking into account the terms of the Series B Preferred Stock, would result in $3.08 per share of Company common stock. The Party A Email appeared to contemplate a simultaneous acquisition of Party C and a rollover of the Series B Preferred Stock, and stated that the Party A Investors would not be able to move as swiftly as PSP, including because of the need to complete due diligence. The Company had previously held discussions with Party C in 2017 and 2018 to explore the potential acquisition of Party C by the Company. Party C is not party to any agreement with the Company that would prohibit Party C from making approaches to the Special Committee regarding a potential Go Private Transaction.
Later on November 4, 2022, the Special Committee held a meeting, attended by representatives of Morris Nichols and Perella Weinberg, to discuss developments since the last Special Committee meeting. Perella Weinberg provided an update on its outreach to potential alternative transaction partners, noting that: (i) of the 45 parties contacted, 40 parties declined to engage in any discussions and of the 5 parties that engaged in initial discussions, only Party A remained interested after the initial discussions and (ii) Party B was among those stating they would not pursue the opportunity. Perella Weinberg also reported on their interactions with Party A and on the Party A Email. The participants discussed issues raised by the Party A Email, including regarding the Company’s prior unsuccessful and protracted discussions with Party C around a strategic transaction and heightened regulatory concerns relating to a combination of the Company and Party C. The Special Committee directed its advisors further to analyze the Party A Email, including by soliciting the input of Management and Morrison Foerster on the feasibility of the proposed structure. Also during this meeting, Perella Weinberg reviewed with the Special Committee the Final Projections and a request by PSP for consent to speak with the administrative agent under the Credit Agreement. Following discussion, the Special Committee approved providing this consent. The participants next discussed the progress on a draft of the Merger Agreement and terms thereof, including those regarding the Company’s ability to respond to inbound indications of interest following signing, the termination fee payable by the Company if it were to terminate the agreement to accept a superior proposal, and the provisions regarding financing.
On November 6, 2022, Perella Weinberg had a discussion with Party A regarding the Party A Email, including to clarify whether the potential Transaction would be conditioned upon one or both of PSP rolling its equity into the surviving company or a simultaneous transaction with Party C. Party A suggested that the potential Transaction was not conditioned upon PSP rolling its equity into the surviving company (such that the potential Transaction would include financing sufficient to redeem the Series B Preferred Stock) and stated it would discuss with the other Party A Investors whether they would be willing to pursue a potential Transaction with the Company not conditioned on the simultaneous acquisition of Party C.
Also on November 6, 2022, a representative of PSP contacted a member of Management to note that the Credit Agreement contained an ambiguous “change in control” provision and requested that representatives of Kirkland & Ellis and Morrison Foerster arrange a meeting with counsel to the administrative agent under the Credit Agreement to discuss an amendment to the Credit Agreement in order to clarify such provision (the “Credit Agreement Amendment”).
On November 7, 2022, the Special Committee held a meeting, attended by members of Management and representatives of Morris Nichols, Perella Weinberg, and Morrison Foerster to discuss developments since the last Special Committee meeting. Management and Morrison Foerster offered their perspectives on Party A, Party C and the Party A Email, including regulatory considerations that may be raised in a combination of the Company and Party C, following which Management and Morrison Foerster left the meeting. Morris Nichols reviewed with the Special Committee members their fiduciary duties under Delaware law, and the participants continued discussion of the Party A Email. Following discussion, the Special Committee directed Perella Weinberg to continue dialogue with Party A to determine if Party A would be willing to submit a proposal that is not conditioned either on financing (including in the form of a rollover by PSP of the Series B Preferred Stock) or on the simultaneous acquisition of Party C. The Special Committee further determined that it should continue pursuing the potential Go Private Transaction while also pursuing a potential Transaction with the Party A Investors. Also at this meeting, the participants discussed various provisions of the draft Merger Agreement.
On November 8, 2022, in consultation with Morris Nichols, Morrison Foerster sent a draft Merger Agreement to Kirkland & Ellis that incorporated feedback from the Special Committee on the provisions discussed at its November 4 and November 7 meetings. The draft Merger Agreement contemplated: (i) an equity commitment letter (the “Equity Commitment Letter”) that the Company would be a third party beneficiary of and that would provide sufficient funding to close the potential Go Private Transaction, along with the Company being able to seek specific performance of the obligation to close the potential Go Private Transaction regardless of whether PSP obtained debt financing (the “Full Equity Backstop Construct”) and (ii) a Company termination fee of 1.5% of the unaffiliated stockholder equity value of the Company payable if, among other things, the Company were to terminate the Merger Agreement to accept a superior proposal.
Also on November 8, 2022, a representative of Party A called a representative of Perella Weinberg and stated that it expected to send an updated letter the next morning that would not be conditioned on either PSP rolling its equity into the surviving company or the simultaneous acquisition of Party C.
On November 9, 2022, a representative of Kirkland & Ellis sent an email to Morris Nichols requesting on behalf of PSP permission to speak with Party A as a potential co-investor. The email stated that Party A had proactively reached out to PSP without prompting regarding Party A’s interest in participating in the potential Go Private Transaction. That same day, Perella Weinberg had a discussion with Party A on the steps Party A was taking to improve the competitiveness of its potential proposal and Morris Nichols had a discussion with outside counsel to Party A to discuss certain legal considerations regarding the Party A Email.
On November 10, 2022, Party A spoke with Perella Weinberg to further discuss Party A’s ongoing interest in the Company and review the discussions it was having with the Party A Investors.
Also on November 10, 2022, representatives of Morrison Foerster and Kirkland & Ellis held a meeting with White & Case LLP, counsel to the administrative agent under the Credit Agreement, to align on the potential Credit Agreement Amendment, the form of which was finalized and agreed upon on November 14, 2022.
On November 14, 2022, Kirkland & Ellis sent a revised draft Merger Agreement to Morrison Foerster and Morris Nichols that, among other things: (i) would allow PSP not to close the potential Go Private Transaction if it did not obtain sufficient debt financing (including financing sufficient to cash out the Series B Preferred Stock), subject only to payment of a reverse termination fee (proposed to be 5.5% of the equity value of the Company) (the “Reverse Termination Fee Construct”); (ii) provided for a Company termination fee of 3.75% of the equity value of the Company; and (iii) provided for expense reimbursement if Company stockholder approval is not obtained.
On November 17, 2022, Party A spoke with Perella Weinberg to discuss the steps Party A was taking to improve its potential proposal and the potential timing of a revised communication to the Special Committee.
On November 18, 2022, a Party A Investor sent a letter to Perella Weinberg that: (i) stated that the Party A Investors hope to begin preliminary discussions with the Special Committee on an acquisition of all outstanding shares of the Company “in the $3.15 per share range”; (ii) stated that, assuming such preliminary discussions are successful, the Party A Investors would then present a letter of intent to facilitate further discussion and permit them to finalize diligence, engage in initial discussions with the Company’s institutional investors, and negotiate a merger agreement; (iii) contemplated leaving the Series B Preferred Stock in place until a subsequent acquisition of Party C was completed; and (iv) stated the potential Transaction would not be conditioned on a simultaneous acquisition of Party C.
On November 18, 2022, the Special Committee held a meeting, attended by members of Management and representatives of Morris Nichols, Perella Weinberg, and Morrison Foerster to discuss developments since the last Special Committee meeting. Following discussion of the draft Merger Agreement sent by Kirkland & Ellis, the Special Committee directed its advisors to convey to PSP’s advisors that there would need to be agreement on the Full Equity Backstop Construct rather than the Reverse Termination Fee Construct before the Special Committee would engage in further negotiation on the Merger Agreement. Perella Weinberg reported on its communications with a representative of Party A and the participants discussed Party A’s November 18 letter. Following discussion, the Special Committee determined not to grant PSP’s request to speak to Party A and directed Perella Weinberg to encourage Party A to submit a letter that is not conditioned on financing (including in the form of a rollover of the Series B Preferred Stock), and is more concrete on the price at which the Party A Investors would seek to acquire the outstanding shares of Company common stock and on any other terms of their potential proposal.

Later that day, Morris Nichols and Morrison Foerster conveyed to Kirkland & Ellis, and Perella Weinberg conveyed to Evercore, the message discussed at the Special Committee meeting. Kirkland & Ellis subsequently informed Morris Nichols that PSP would agree to the Full Equity Backstop Construct, provided that, in the event specific performance is not awarded, PSP’s aggregate liability for damages would be limited to 10% of the Company’s equity value (the “Damages Cap”). Kirkland & Ellis also conveyed PSP’s desire to execute definitive documents before November 24, 2022.
Also later that day, Perella Weinberg spoke with Party A and encouraged Party A to submit a letter that is not conditioned on financing (including in the form of a rollover of the Series B Preferred Stock), and is more concrete on the price at which the Party A Investors would seek to acquire the outstanding shares of Company common stock and on any other terms of their potential proposal, and to submit such letter as soon as possible.
On November 19, 2022, Kirkland & Ellis sent to Morris Nichols and Morrison Foerster a draft of the Equity Commitment Letter, reflecting the Full Equity Backstop Construct.
On November 20, 2022, the Special Committee held a meeting, attended by members of Management and representatives of Morris Nichols, Perella Weinberg, and Morrison Foerster, to discuss developments since the last Special Committee meeting, including the request of PSP for the Damages Cap and communications with Party A. During this discussion, representatives of Morris Nichols advised the Special Committee members regarding their fiduciary duties under Delaware law and responded to questions from the Special Committee. After Management and Morrison Foerster left the meeting, discussion continued regarding the draft Merger Agreement and certain terms thereof, including the treatment of Company equity awards. Following discussion, the Special Committee directed Morris Nichols to convey to Kirkland & Ellis that: (i) the Damages Cap was acceptable, provided that PSP agreed that any damages it pays could be used in the Special Committee’s discretion, including for a dividend to the Unaffiliated Stockholders or for a redemption of the Series B Preferred Stock, and that in the event of a willful and material breach by PSP, PSP would waive any purported consent right over a refinancing of the Company’s indebtedness; (ii) equity awards should be treated in accordance with the existing terms thereof; (iii) PSP’s request for expense reimbursement if Company stockholder approval is not obtained was not acceptable; and (iv) the Special Committee was willing to agree to a Company termination fee of 3.5% of equity value (the “Special Committee Position”). Later that day, Morris Nichols and Morrison Foerster conveyed the Special Committee Position to Kirkland & Ellis and sent a revised draft of the Merger Agreement, along with a draft Voting and Support Agreement, each of which reflected the Special Committee Position. Evercore and Perella Weinberg also spoke to discuss certain timing issues, and Perella Weinberg reached out to Party A requesting an update by 10:00 am the next morning.
On November 21, 2022, Perella Weinberg, PSP, and Mr. Lewis had a call to discuss the interim operating covenants in the Merger Agreement. That morning, Party A informed Perella Weinberg that the Party A Investors would not be submitting a proposal to the Special Committee. None of the other parties that indicated that they would review the opportunity engaged with Perella Weinberg beyond initial discussions. Later that morning, Kirkland & Ellis informed Morris Nichols that PSP would agree to the Special Committee Position and accept the substantive positions of the Special Committee as reflected in the drafts of the Merger Agreement and the Voting and Support Agreement sent the day before if definitive documentation could be agreed to, approved and executed that day. Throughout the day, Morrison Foerster, Morris Nichols, and Kirkland & Ellis worked to finalize the Merger Agreement, the Voting and Support Agreement, and the Equity Commitment Letter.
Later that night, the Board (other than the Recused Directors) held a meeting attended by Management and representatives of Morrison Foerster, Morris Nichols, and Perella Weinberg. Morris Nichols reviewed the fiduciary duties of directors under Delaware law and discussed the history of the Special Committee process, and Morrison Foerster reviewed and discussed the terms of the Merger Agreement, the Equity Commitment Letter and the Voting and Support Agreement. The Board then recessed its meeting.
During the recess, the Special Committee held a meeting attended by representatives of Morris Nichols and Perella Weinberg. The participants discussed further the developments since the last meeting of the Special Committee and Perella Weinberg discussed certain materials provided to the Special Committee prior to the meeting. Following discussion, Perella Weinberg orally delivered its opinion that, subject to various assumptions and limitations discussed with the Special Committee at the meeting, the Merger Consideration to be received by the Unaffiliated Stockholders in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to the Unaffiliated Stockholders. The Special Committee then unanimously adopted resolutions:

(i) determining that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of the Unaffiliated Stockholders and substantively and procedurally fair to the unaffiliated security holders (as defined in Rule 13e-3 of the Exchange Act); (ii) determining that it is in the best interests of the Unaffiliated Stockholders and declaring it advisable to enter into the Merger Agreement; and (iii) recommending that the Board approve and authorize the Merger Agreement, the Equity Commitment Letter, the Voting and Support Agreement, and the Merger and recommend that the stockholders of the Company vote to adopt and approve the Merger Agreement.
The Board meeting then was reconvened. Morris Nichols informed the Board of the resolutions that the Special Committee had adopted and Perella Weinberg informed the Board of the opinion it had delivered and summarized a portion of the analyses discussed with the Special Committee. The Board (other than the Recused Directors) unanimously adopted resolutions approving and authorizing the Merger Agreement, the Equity Commitment Letter, the Voting and Support Agreement, and the Merger, and recommending that the stockholders of the Company vote to adopt and approve the Merger Agreement. Following the meeting, the relevant parties executed the Merger Agreement, the Equity Commitment Letter and the Voting and Support Agreement.
On November 22, 2022, the Company issued a press release confirming that it had entered into the Merger Agreement. On November 23, the Company filed a current report on Form 8-K announcing the execution of the Merger Agreement and PSP amended its Schedule 13D to reflect the execution of the Merger Agreement.
On November 27, 2022, PSP requested that the Special Committee consent to it reaching out to additional potential financing sources, including co-investors, in advance of closing. On November 29, 2022, Morris Nichols spoke with Kirkland & Ellis regarding this request. Kirkland & Ellis stated that Party A was among the potential co-investors PSP would like to speak with and further stated that, although Party A had reached out to PSP, PSP had not engaged in substantive discussions with Party A. On November 30, 2022, the Special Committee held a meeting, attended by representatives of Morris Nichols and Perella Weinberg to discuss the PSP request. Following discussion, the Special Committee granted such request.
Reasons for the Merger; Recommendation of the Special Committee
The Board (which, for purposes of this section of this proxy statement entitled “Reasons for the Merger; Recommendation of the Special Committee” and the section of this proxy statement entitled “Approval and Recommendations of the Board; The Company’s Position as to the Fairness of the Merger to Unaffiliated Stockholders” means the Board, without the participation of the Recused Directors, who recused themselves due to their affiliation with, or designation to the Board by, PSP) formed the Special Committee, consisting of three of the Company’s non-management independent directors who are independent of, and not affiliated with, PSP and its affiliates, to, among other things, review, negotiate and evaluate any potential or actual proposal from PSP and any other alternative proposals or other strategic alternatives that may be available to the Company, including the Merger.
After careful consideration, the Special Committee, acting in reliance in part upon the advice of independent financial and legal advisors, unanimously: (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are (i) advisable, fair to, and in the best interests of the Unaffiliated Stockholders and (ii) substantively and procedurally fair to the Company’s unaffiliated security holders (as defined under Rule 13e-3 of the Exchange Act); (2) determined that it is in the best interests of the Unaffiliated Stockholders and declared it advisable to enter into the Merger Agreement; and (3) recommended that the Board approve and authorize the Merger Agreement, the Voting and Support Agreement and the Merger and recommend that the stockholders of the Company vote to adopt and approve the Merger Agreement.
In evaluating the Merger, the Special Committee consulted with independent legal and financial advisors and Management, and the Special Committee considered a number of factors, including the following factors that it believed generally weighed in favor of the Merger (which are not necessarily listed in order of importance):
•	Attractive Value. The Special Committee considered:
•	the historical market prices, volatility and trading information with respect to Company common stock;
•	that the per share Merger Consideration represents approximately a 91% premium above the closing price of the shares of Company common stock on October 26, 2022, the last trading day prior to the filing by PSP of its amended Schedule 13D, which announced that PSP and the Special Committee had agreed to pursue a transaction pursuant to which PSP would acquire all outstanding shares of Company common stock for a price of $3.00 per share in cash;
•
that the per share Merger Consideration represents approximately a 90%, 88% and 78% premium for the unaffected 30-, 60- and 90-day volume-weighted average prices as of October 26, 2022 respectively; and

•	that the per share Merger Consideration represents approximately a 33% premium above the 52-week high closing price of the Company common stock as of October 26, 2022.
•
Best Alternative for Maximizing Stockholder Value. The Special Committee believed that the Merger Consideration of $3.00 in cash per share of Company common stock was more favorable to the Unaffiliated Stockholders than the potential value that might result from other alternatives reasonably available to the Company, including, but not limited to, the continued operation of the Company on a standalone basis with no change in its relationship with PSP, in light of a number of factors, including:

•
the Special Committee’s assessment of the Company’s business, operations, strategic and competitive positioning, historical and projected financial performance, long-range plans and the risk in achieving its prospects and plans, including the anticipated erosion of revenue from SmartFresh’s application in apples, the risks associated with the Growth Product Lines, including that the Growth Product Lines are not expected to contribute meaningfully to revenue until they are launched, which is expected to occur in 2026, and that the paid in kind interest on the Series B Preferred Stock and PSP’s voting power would continue to accrue;

•
the Special Committee’s assessment of the risks related to the agricultural, farming, agricultural technology, produce preservation and produce supply chain industries in which the Company operates, including specifically those relating to variations in weather and the other risks and uncertainties discussed in the Company’s public filings with the SEC;

•
the impact on the Company of general, macro-economic risks, including those relating to fluctuations in currency exchange rates, and the other risks and uncertainties discussed in the Company’s public filings with the SEC;

•
the Special Committee’s assessment of the Company’s financial condition, including the significant amount of Company indebtedness that, unless refinanced, would become a current liability on December 31, 2023, and the terms of the Series B Preferred Stock, which provide for mandatory cumulative dividends at a rate of 16% per annum, of which 50% is currently payable in cash, 37.5% is currently payable in kind, and 12.5% is currently payable in cash or in kind, at the Company’s option;

•
the Special Committee’s assessment of the likelihood of being able to address the Company’s financial condition through a refinancing of its indebtedness or a recapitalization of the Series B Preferred Stock in light of, among other things, PSP’s statement on September 11, 2022, noting that it was not supportive of (and would not provide its approval for) what it described as the proposed partial refinancing which did not result in the Series B Preferred Stock being redeemed, and the Special Committee’s attempts to negotiate a Series B Recapitalization in Spring 2022;

•
the limited liquidity of the shares of Company common stock due to the Company’s high concentration of ownership, which the Special Committee believed created an overhang on the trading price of the shares of Company common stock;

•
the belief of the Special Committee that, after negotiations at the direction of the Special Committee and with the assistance of experienced independent legal and financial advisors, the Special Committee obtained an attractive valuation, as described above, and the best terms and highest and best Merger Consideration that PSP was willing to pay in connection with the Merger;

•
the statement by PSP that, if a negotiated transaction could not be reached, it would consider potentially available alternative paths, including the possibility of making an offer directly to stockholders for all outstanding shares of the Company common stock at a price per share less than $2.85;

•	PSP’s contractually negotiated ongoing consent right with respect to significant transactions and other corporate decisions as set forth in the Investment Agreement;
•
the Special Committee’s assessment of the likelihood of other parties being willing and able to engage in an alternative stockholder-value-maximizing transaction with the Company that, in light of a number of factors, including the Breakage Costs, the premium represented by PSP’s proposal, and the outreach conducted by Perella Weinberg and the public disclosures discussed below, the Special Committee determined were unlikely to result in value to the Unaffiliated Stockholders that would exceed, on a present-value basis, the value of the agreed-upon Merger Consideration;

•
the fact that, during the period from October 27 through November 21, 2022, at the direction of the Special Committee, Perella Weinberg contacted 19 industry participants and 26 financial sponsors identified by discussion with the Special Committee and Management to be most likely to have the interest and ability to acquire the Company to determine their respective potential interest in exploring an acquisition of the Company, 40 of which declined to engage in any discussions and five of which engaged in initial discussions (of which, four declined to proceed after such initial discussions). Party A, one of the five parties that did engage in initial discussions, submitted a letter on November 18, 2022, that was reviewed by the Special Committee as described in the next bullet;

•
the fact that, despite repeated interactions with Party A to obtain a more concrete proposal, Party A’s indication was materially less certain, as compared to PSP’s proposal, because, among other reasons, the last written communication from the Party A Investors (i) stated only that the Party A Investors hope to begin preliminary discussions with the Special Committee on an acquisition of all outstanding shares of the Company’s capital stock “in the $3.15 per share range”; (ii) stated that, assuming such preliminary discussions are successful, the Party A Investors would only then present a letter of intent to facilitate further discussion and permit them to finalize diligence, engage in initial discussions with the Company’s institutional investors, and negotiate a Merger Agreement; and (iii) was premised on the Series B Preferred Stock remaining in place until a subsequent merger between the Company and Party C could be completed, which would not be possible without PSP determining not to accept the Change of Control Redemption Offer that would be mandated pursuant to the terms of the Series B Preferred Stock in connection with an acquisition of the Company by Party A; and

•
the fact that, following the public disclosure on October 27, 2022, of the agreement to pursue a transaction at $3.00 per share, which identified Perella Weinberg as the Special Committee’s financial advisor, neither the Company nor Perella Weinberg received any unsolicited inquiries from any third parties concerning a potential acquisition of all or any portion of the Company. The Special Committee considered that, if any other third parties were interested in exploring a transaction with the Company, such potential acquirors would have been motivated to approach Perella Weinberg during the period following the October 27, 2022 public disclosure of the $3.00 per share proposed transaction, and the Special Committee considered, after consultation with Perella Weinberg, that no other potential transaction partner, including the Party A Investors, was likely to be both willing and able to acquire the Company at a valuation of $3.00 per share or greater.

•
Greater Certainty of Value. The Special Committee considered that the proposed Merger Consideration is all cash, so that the transaction provides stockholders certainty of value and liquidity for their shares of Company common stock, especially when viewed against the risks and uncertainties inherent in the Company’s business, including the internal and external risks associated with the Company’s long-term plan, and particularly with respect to the Growth Product Lines.

•
Receipt of Fairness Opinion from Perella Weinberg. The Special Committee considered the oral opinion of Perella Weinberg rendered to the Special Committee on November 21, 2022, which was subsequently confirmed by delivery of a written opinion dated November 21, 2022, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Perella Weinberg in preparing its opinion, the $3.00 in cash per share of Company common stock to be received by the Unaffiliated Stockholders in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described below in the section of this proxy statement entitled “Special Factors — Opinion of the Special Committee’s Financial Advisor.” In considering Perella Weinberg’s opinion, the Special Committee was aware that Perella Weinberg’s opinion was based on the totality of factors and analyses considered by Perella Weinberg and on Perella Weinberg’s judgment and experience, and that the result or implication of any one particular analysis or factor considered by Perella Weinberg was not dispositive.
•
High Likelihood of Completion. The Special Committee considered the likelihood of completion of the Merger to be high, particularly in light of the terms of the Merger Agreement and closing conditions, including:

•
the absence of any conditions to the consummation of the Merger that are unlikely to be satisfied, including the absence of a financing condition (as more fully described under “The Merger Agreement — Conditions to the Merger”);

•	the fact that PSP agreed to the Full Equity Backstop Construct;
•
the Company’s ability, under circumstances specified in the Merger Agreement and the Equity Commitment Letter, to specifically enforce Parent’s obligation to cause the equity financing to be funded as contemplated by the Merger Agreement and the Equity Commitment Letter;

•
that PSP agreed in the Voting and Support Agreement that any damages it pays in respect of a willful and material breach of the Merger Agreement could be used in the Special Committee’s discretion, including for a dividend to the Unaffiliated Stockholders or for a redemption of the Series B Preferred Stock, and that in the event of a willful and material breach of the Merger Agreement by Parent or Merger Sub, PSP would waive any applicable contractual consent right over a refinancing of the Company’s indebtedness (as more fully described under “The Voting and Support Agreement”);

•
provisions in the Merger Agreement (i) providing that between signing of the Merger Agreement and closing, the Company and the Board shall act, including with respect to the granting of any consent, permission or waiver or the making of any determination, only as directed by the Special Committee or its designees and (ii) prohibiting the Board from eliminating, revoking or diminishing the authority of the Special Committee, or removing or causing the removal of any member of the Special Committee, in each case without the consent of the Special Committee between signing of the Merger Agreement and closing (as more fully described under “The Merger Agreement — Special Committee Matters”);

•
the commitment of Parent in the Merger Agreement to use reasonable best efforts to satisfy conditions and complete the Merger, and to obtain applicable regulatory approvals, including the obligation to make divestitures of any of the businesses, assets or properties of Parent, the Company or their respective subsidiaries (as more fully described under “The Merger Agreement — Filings; Other Actions; Notification”);

•
the commitment of PSP in the Voting and Support Agreement not to make, or agree to make, any acquisitions that would reasonably be expected to prevent, materially delay or materially impair the obtaining of, or adversely affect in any material respect the ability of Parent or its Affiliates to obtain, any approvals of any governmental authority or the expiration or termination of any applicable waiting period necessary to consummate the transactions contemplated by the Merger Agreement, including the Merger, or materially increase the risk of any governmental authority entering an order prohibiting the consummation of the transactions contemplated by the Merger Agreement, including the Merger (as more fully described under “The Voting and Support Agreement”);

•
the commitment of PSP and certain affiliates of PSP, which collectively own approximately 39% of the voting power, on an as-converted basis, of the issued and outstanding shares of capital stock of the Company, to vote or cause to be voted at the special meeting any shares of capital stock of the Company owned by them:

•
in favor of the Merger, the adoption of the Merger Agreement, each of the other actions contemplated by the Merger Agreement or necessary or desirable in furtherance of the Merger and the other transactions contemplated by the Merger Agreement and the adjournment of any meeting of the Company’s stockholders in accordance with the Merger Agreement; and

•
against any action or agreement that would reasonably be expected to result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled (as more fully described under “Special Factors — PSP’s Obligation to Vote in Favor of the Merger” and “The Voting and Support Agreement”).

•
Opportunity to Receive Unsolicited Acquisition Proposals and to Terminate the PSP Transaction in Order to Accept a Superior Proposal. The Special Committee considered the terms of the Merger Agreement permitting the Company to receive unsolicited acquisition proposals, and the other terms and conditions of the Merger Agreement, including:

•
that until the time the Company’s stockholders approve the Merger Agreement Proposal, the Company is permitted to receive and consider unsolicited acquisition proposals and if the Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with its independent financial advisor and independent legal counsel, that an unsolicited competing acquisition proposal is or is reasonably likely to result in a “superior proposal” (as that term is defined in the Merger Agreement), the Company is permitted to engage in discussions or negotiations with third parties making such acquisition proposals (as more fully described under “The Merger Agreement — No Solicitation of Acquisition Proposals; Board Recommendation Changes — No Solicitation Exceptions”); and

•
the ability of the Special Committee, subject to customary requirements included in the Merger Agreement, to effect a change of recommendation or of the Company to terminate the Merger Agreement to enter into a superior proposal, in each case, subject to payment to Parent of a termination fee of $15,000,000, which amount the Special Committee believed to be reasonable under the circumstances taking into account the range of such termination fees in similar transactions (as more fully described under “The Merger Agreement — Termination — Termination Fees”).

•	Financing-Related Terms. The Special Committee considered:
•
that Parent and Merger Sub secured committed equity financing to be provided by an investment fund affiliated with PSP, the aggregate proceeds of which will be sufficient for Parent and Merger Sub to fund any and all amounts required to be paid by them in connection with the Merger Agreement at closing including the aggregate purchase price and related fees and expenses (as described in Section 5.2(f) of the Merger Agreement); and

•	that the Company is a named third party beneficiary of the Equity Commitment Letter with respect to the enforcement of its rights thereunder.
•	Other factors. The Special Committee also considered the following as generally supportive in making its determinations and recommendations to the Board:
•
that the Company’s stockholders who do not vote to approve the Merger Agreement and who follow certain prescribed procedures are entitled to dissent from the Merger and demand payment of the “fair value” of their shares of Company common stock, as and to the extent provided by Delaware law (as more fully described under “Special Factors — Dissenters’ Rights”);

•
that the terms of the Merger Agreement provide the Company sufficient operating flexibility to conduct its business in the ordinary course until the earlier of the consummation of the Merger or the termination of the Merger Agreement (as more fully described under “The Merger Agreement — Conduct of Our Business Pending the Merger”);

•
the fact that Dow indicated its general support of a transaction at $3.00 per share of Company common stock, though its support was subject to evaluation of all the other terms and conditions for a transaction if a definitive agreement was reached and it is not contractually bound to vote its shares in any particular manner; and

•	the fact that the Special Committee was fully informed about the extent to which the interests of PSP and its affiliates in the Merger differ from those of the Unaffiliated Stockholders.
In the course of its deliberations, the Special Committee also considered a variety of uncertainties, risks and potentially negative factors, including:
•
that, following the completion of the Merger, the Unaffiliated Stockholders will not participate in potential further growth in the Company’s assets, future earnings growth or future appreciation in value of the shares of Company common stock;

•
the risk that the transactions contemplated by the Merger Agreement may not be consummated in a timely manner or at all, and the consequences thereof, including (1) the potential loss of value to the Company’s stockholders, (2) the potential negative impact on the operations and prospects of the Company, including the risk of loss of key personnel, and (3) that the market’s perception of the Company’s prospects could be adversely affected if such transactions were delayed or were not consummated;

•	that the Refinancing Process has been paused during the pendency of the transaction, and that the Company’s indebtedness, unless refinanced, will become a current liability on December 31, 2023;
•	the risk that the equity financing contemplated by the Equity Commitment Letter will not be obtained, resulting in Parent and Merger Sub not having sufficient funds to complete the transaction;
•
that Parent and Merger Sub are newly formed entities with essentially no assets and the Equity Commitment Letter provides for the funding of monetary damages owed by Parent or Merger Sub to the Company as a result of certain breaches of the Merger Agreement only up to an aggregate amount of $43,000,000 plus up to $2,500,000 of reimbursable costs of enforcement, plus any reimbursable costs that the Company incurs in assisting Parent in arranging debt financing;

•
the possible effects of the pendency or consummation of the transactions contemplated by the Merger Agreement, including the potential for suits, actions or proceedings in respect of the Merger Agreement or the transactions contemplated by the Merger Agreement, the risk of any loss or change in the relationship of the Company and its subsidiaries with their respective employees, agents, customers and other business relationships, and any possible effect on the Company’s ability to attract and retain key employees, including that employees might choose not to remain employed with the Company prior to the completion of the Merger;

•
that PSP’s and its affiliates’ ownership interest in the Company would likely be taken into account by third parties considering whether to make unsolicited acquisition proposals prior to the receipt of the requisite Company stockholder approvals (though the Special Committee was also aware that, because Dow is not bound by any voting obligations, such a third party may also take into account Dow’s potential support of such a transaction);

•
the possibility that under certain limited circumstances, such as upon the Company’s termination of the Merger Agreement to enter into an alternative acquisition agreement providing for a superior proposal, the Company may be required to pay Parent a termination fee of $15,000,000 (as more fully described under “The Merger Agreement — Company Termination Fee”);

•
the restrictions placed on the conduct of the Company’s business prior to the completion of the Merger pursuant to the terms of the Merger Agreement, which could delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company absent the pending completion of the Merger;

•
that the Company’s directors, officers and employees have expended and will expend extensive efforts attempting to complete the transactions contemplated by the Merger Agreement and such persons have experienced and will experience significant distractions from their work during the pendency of such transactions, that the Company could experience talent loss as a result of the announcement or pendency of the Merger, and that the Company has incurred and will incur substantial costs in connection with such transactions, even if such transactions are not consummated;
•
the restrictions in the Merger Agreement on the Company’s ability to solicit competing proposals from the date of the Merger Agreement (subject to certain exceptions to allow the Board (acting on the recommendation of the Special Committee) or the Special Committee to exercise its fiduciary duties and to accept a superior proposal upon the payment of the Company termination fee);

•	that the receipt of cash in exchange for shares of Company common stock in the Merger will be a taxable transaction for U.S. federal income tax purposes for certain stockholders of the Company; and
•
the interests that the Company’s directors and executive officers may have in the Merger, which may be different from, or in addition to, those of the Company’s other stockholders, as described in the section of this proxy statement entitled “Special Factors — Interests of Executive Officers and Directors of the Company in the Merger.”

The Special Committee also considered the following factors relating to the procedural safeguards that the Special Committee believes were and are present with respect to the fairness of the Merger, which the Special Committee believes support its decision and provide assurance as to the procedural fairness of the Merger to the Unaffiliated Stockholders:
•	the Board formed the Special Committee, consisting of three of the Company’s independent directors who are independent of, and not affiliated with, PSP and its affiliates;
•
that, prior to providing any indication of price or valuation, or engaging in any substantive economic negotiations regarding the Merger, PSP agreed that any potential transaction proposed by PSP that requires stockholder approval for consummation of such transaction (including, without limitation, any potential transaction in which PSP would acquire all of the outstanding shares of the Company’s capital stock not already owned by PSP) would be conditioned upon approval by a fully empowered special committee of independent, non-management directors and upon the approval of the holders of a majority of Company common stock owned by disinterested stockholders in accordance with the framework established under Kahn v. M&F Worldwide Corporation and its progeny, and such conditions will be non-waivable;

•
that the members of the Special Committee are not officers or employees of the Company, are not representatives of PSP, and are not expected to have an economic interest in the Company following the completion of the Merger;

•
that the members of the Special Committee will not personally benefit from the consummation of the transactions contemplated by the Merger Agreement in a manner different from the Unaffiliated Stockholders, except for indemnification and continuing directors and officers liability insurance coverage, the vesting of certain Company equity awards upon the closing, and the receipt of customary fees for service on the Special Committee as described in the section of this proxy statement entitled “Special Factors — Interests of Executive Officers and Directors of the Company in the Merger”;

•
that the Special Committee’s mandate included, among other things, evaluation and consideration of any potential or actual proposal from PSP and any other alternative proposals or other strategic alternatives that may be available to the Company, including the Merger;

•
that the Special Committee had the power to reject any transaction proposal from PSP or otherwise arising out of the Special Committee’s process regardless of the wishes or the vote or objection of the Recused Directors, or any other directors;

•
that the Special Committee retained independent financial and legal advisors to evaluate the Merger, and was empowered to review, identify and negotiate the Merger Agreement and the transactions contemplated thereby, including the Merger, and any alternatives thereto, and to make a recommendation to the Board as to what actions, if any, should be taken by the Company with respect thereto, and that the Special Committee had the full authority to determine at any point that the Company should not engage in a potential transaction with PSP;

•
that the Special Committee engaged in a measured process, including allowing time for Perella Weinberg to analyze the Company’s business plan, financial model and potential market value, and for the Special Committee to engage in analyses, deliberations and negotiations on an arm’s length basis; that the Special Committee did not immediately provide PSP with a counterproposal, despite PSP’s requests to do so; and that the Special Committee has held more than 35 meetings, 28 of which were held after its mandate was expanded to include consideration of a Go Private Transaction from PSP and before the Special Committee recommended the Merger to the Board, and each member of the Special Committee was actively engaged in the process.

•
that, at the direction of the Special Committee, the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, were extensively negotiated by the Special Committee and its independent financial and legal advisors, and were closely reviewed and scrutinized by the Special Committee, and extensive negotiations occurred with PSP regarding the potential Merger Consideration resulting in an increase in the offered Merger Consideration from a range of $2.55 to $2.65 per share to $3.00 per share;

•
that the approval of the Merger Agreement Proposal is conditioned on the affirmative vote of the holders of a majority of the outstanding shares and the affirmative vote of the holders of a majority of the unaffiliated shares (as more fully described under “The Special Meeting — Vote Required”);

•
that the terms of the Merger Agreement included the ability of the Company to receive, negotiate and, under specified circumstances, terminate the Merger Agreement to accept, a “superior proposal” (as more fully described under “The Merger Agreement”);

•
that the Special Committee made its evaluations of the Merger Agreement and the Merger based upon the factors discussed in this proxy statement and with the full knowledge of the interests of PSP and their affiliates in the Merger;

•
that (i) approximately four weeks elapsed between the public disclosure on October 27, 2022 of the agreement to pursue a transaction at $3.00 per share to the signing of the Merger Agreement, during which time potential third parties could contact the Special Committee regarding a potential acquisition of all or any portion of the Company and (ii) during the period from October 27 through November 21, 2022, at the direction of the Special Committee, Perella Weinberg contacted 19 industry participants and 26 financial sponsors identified by discussion with the Special Committee and Management to be most likely to have the interest and ability to acquire the Company, to determine their respective potential interest in exploring an acquisition of the Company, all of which parties other than Party A declined to submit any form of indication of interest;

•
that the Recused Directors recused themselves and were excluded from all deliberations with respect to the negotiation, evaluation and approval of the Merger, the Merger Agreement and the consideration of other strategic alternatives, deferring all decisions relating to the Merger and the Company’s potential strategic alternatives to the Special Committee; and

•	that the Recused Directors recused themselves from the Board’s unanimous vote to approve the Merger Agreement.
After taking into account all of the factors set forth above, as well as others, the Special Committee concluded that the potential benefits of the Merger outweighed any negative or unfavorable considerations and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are (a) advisable, fair to, and in the best interests of the Unaffiliated Stockholders and (b) substantively and procedurally fair to the unaffiliated security holders (as defined in Rule 13e-3 under the Exchange Act).
This discussion of the information and factors considered by the Special Committee includes the material positive and negative factors considered by the Special Committee, but it is not intended to be exhaustive and may not include all the factors considered by the Special Committee. The Special Committee did not quantify or assign any specific weights to the various factors that it considered in reaching its determination to approve the Merger Agreement and the transactions contemplated thereby. Rather, the Special Committee viewed its position and recommendation as being based on the totality of the information presented to, and factors considered by, it. In addition, individual members of the Special Committee may have given differing weights to different factors.

The explanation of the reasoning of the Special Committee and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section of this proxy statement entitled “Cautionary Statement Concerning Forward-Looking Information.”
The Special Committee did not seek to establish a pre-merger going concern value for the Company, and therefore no such value was considered by the Special Committee in making its fairness determination. Rather, the Special Committee believed that the financial analyses presented by Perella Weinberg to the Special Committee, as more fully described below under “Opinion of Financial Advisor to the Special Committee,” were indicative of going concern values for the Company as it continues to operate its business. The Special Committee did not consider net book value, which is an accounting concept, for purposes of reaching its determination and recommendations, because, in the Special Committee's view, net book value is indicative of neither the Company’s market value nor its value as a going concern, but rather is an indicator of historical costs. In the course of reaching its determination and recommendations, the Special Committee did not consider the liquidation value of the Company because it considered the Company to be a viable, going concern and therefore did not consider liquidation value to be a relevant methodology.
Approval and Recommendations of the Board; The Company’s Position as to the Fairness of the Merger to Unaffiliated Stockholders
Following the receipt of the recommendations of the Special Committee discussed above, and acting in accordance with the recommendations of the Special Committee, the Board (other than the Recused Directors) unanimously (1) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the stockholders of the Company (including the Unaffiliated Stockholders), (2) determined that it is in the best interests of the stockholders of the Company (including the Unaffiliated Stockholders) and declared it advisable to enter into the Merger Agreement, and (3) determined the Merger is substantively and procedurally fair to the unaffiliated security holders (as defined in Rule 13e-3 of the Exchange Act). In determining that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interest of, the Unaffiliated Stockholders, and making its other determinations and recommendations, the Board considered a number of factors, including the following material factors:
•	the unanimous determination and recommendations of the Special Committee; and
•	the factors considered by the Special Committee, including those factors described under “Reasons for the Merger; Recommendations of the Special Committee” above.
In addition, under the SEC rules governing “going private” transactions, the Company is engaged in a “going private” transaction and, therefore, is required to express its position as to the fairness of the Merger to the Company’s unaffiliated security holders (as defined under Rule 13e-3 under the Exchange Act). The Board, on behalf of the Company, is making the following statements solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The Board, on behalf of the Company, on the basis of the factors described above, believes that the Merger (which is the Rule 13e-3 transaction for which a Transaction Statement on Schedule 13e-3 (the “Schedule 13E-3”) is being filed with the SEC) is both procedurally and substantively fair to unaffiliated security holders (as defined in Rule 13e-3 under the Exchange Act). The Board did not retain an unaffiliated representative to act solely on behalf of the Unaffiliated Stockholders for purposes of negotiating the terms of the Merger Agreement. However, the Board expressly adopted the analysis of the Special Committee, among other factors considered, in the course of reaching its determination and recommendations discussed above under “— Reasons for the Merger; Recommendations of the Special Committee.”
Other than its review and adoption of the analysis of the Special Committee, the Board did not conduct a going-concern valuation of the Company in evaluating the Merger because of its belief that the financial analyses presented by Perella Weinberg to the Special Committee, as more fully described below under “Opinion of Financial Advisor to the Special Committee”, represented potential valuations of the Company as it continues to operate its business as a going concern. The Board did not consider net book value, which is an accounting concept, for purposes of reaching its determination and recommendations, because, in the Board’s view, net book value is indicative of neither the Company’s market value nor its value as a going concern, but rather is an indicator of historical costs. In the course of reaching its determination and recommendations, the Board did not consider the liquidation value of the Company because it considered the Company to be a viable, going concern and therefore did not consider liquidation value to be a relevant methodology.
The foregoing discussion is not intended to be exhaustive, but is intended to address the material information and principal factors considered by the Board in considering the Merger. In view of the various factors and information considered, the Board did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was determinative of its ultimate determination, and individual members of the Board may have given different weights to different factors. The Board made its recommendation based on the totality of information presented to the Board. It should be noted that certain statements and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”
The Board (excluding the Recused Directors) unanimously recommends that the Company stockholders vote “FOR” the approval of the Merger Proposal.
Position of the PSP Entities as to the Fairness of the Merger
Under the SEC rules governing “going-private” transactions, each of the PSP Entities is an affiliate of the Company and, therefore, required to express their beliefs as to the fairness of the Merger to the Unaffiliated Stockholders. Parent and Merger Sub are making the statements included in this section solely for purposes of complying with the requirements of Rule 13e-3 and related rules and regulations under the Exchange Act. However, the view of Parent and Merger Sub as to the fairness of the Merger should not be construed as a recommendation to any Company stockholder as to how that stockholder should vote on the Merger Agreement Proposal. The PSP Entities have interests in the Merger that are different from, and in addition to, the Unaffiliated Stockholders.
The PSP Entities did not participate in the deliberation of the Special Committee or the Board regarding, nor receive advice from the respective legal or other advisors of the Special Committee or the Board as to, the fairness of the Merger. While four directors were designated by PSP as directors on the Board, as discussed in the section of this proxy statement entitled “Special Factors — Background of the Merger,” such Recused Directors were excluded from all Board deliberations relating to the approval of the Merger Agreement. The PSP Entities have not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the Merger to the Unaffiliated Stockholders. Based on, among other things, the factors considered by, and the analysis and resulting conclusions of, the Board and the Special Committee discussed in the section of this proxy statement entitled “Reasons for the Merger; Recommendation of the Special Committee” and the section of this proxy statement entitled “Approval and Recommendations of the Board; The Company’s Position as to the Fairness of the Merger to Unaffiliated Stockholders (which analysis and resulting conclusions Parent and Merger Sub adopt), Parent and Merger Sub believe that the Merger is substantively fair to the Unaffiliated Stockholders. In particular, the PSP Entities considered the following:
•
the current and historical market prices of the shares of Company common stock, including the market performance of the shares of Company common stock relative to those of other participants in the Company’s industry and general market indices, and the fact that the Merger Consideration of $3.00 per share represented a premium of approximately (1) 91% above the closing price of the shares of Company common stock as of October 26, 2022, the last trading day before the Schedule 13D/A disclosing the proposal by PSP to acquire the Company was publicly filed, (2) 88% above the Company’s unaffected 60-day volume-weighted average price (“VWAP”) as of October 26, 2022 and (3) 33% above the 52-week high closing price of the shares of Company common stock as of October 26, 2022;

•
the fact that the Special Committee and the Board (other than the Recused Directors) unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of the Unaffiliated Stockholders and the stockholders of the Company (including the Unaffiliated Stockholders), respectively;

•
the fact that the Merger Consideration is all cash, thus allowing the Unaffiliated Stockholders to immediately realize a certain and fair value for their shares, which value represents a significant premium over the closing price of the shares of Company common stock on the last trading day before the Schedule 13D/A disclosing the proposal by PSP to acquire the Company was publicly filed;

•
the fact that the Merger will provide liquidity for the Unaffiliated Stockholders, particularly given the low trading volume of the Company common stock prior to the disclosure of the proposal by PSP to acquire the Company, and without incurring brokerage and other costs typically associated with market sales;

•
the fact that there are no conditions to the Merger that are unlikely to be satisfied and that the Merger is not conditioned on any financing being obtained by Parent, increasing the likelihood that the Merger will be consummated and that the consideration to be paid to the Unaffiliated Stockholders in the Merger will be received; and

•	the potential risks to the Company of continuing to have publicly traded common stock, including the risks of market volatility and global economic uncertainty.
The PSP Entities further believe that the Merger is procedurally fair to the Unaffiliated Stockholders based upon, among other things, the following factors:
•	the fact that Perella Weinberg conducted an outreach process to 19 industry participants and 26 financial sponsors;
•	the Board was fully informed about the extent to which the interests of the PSP Entities in the Merger differed from those of the Unaffiliated Stockholders;
•
the fact that the Board formed a Special Committee consisting solely of non-management independent members of the Board who are independent of, and not affiliated with PSP or its affiliates at the outset of discussions of a potential transaction between the Company and PSP;

•
the fact that since the outset of discussion of a potential Go Private Transaction with the Company, PSP has conditioned the approval of any such transaction on both approval by the Special Committee and a majority of the Unaffiliated Stockholders;

•	the fact that the Special Committee retained, and had the benefit of advice from, nationally recognized legal and financial advisors;
•	the fact that the Merger Consideration was the result of the Special Committee’s extensive arm’s-length negotiations with Parent;
•
the fact that the Special Committee received a fairness opinion from Perella Weinberg, substantially to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Merger Consideration to be received by the Unaffiliated Stockholders is fair, from a financial point of view, to such holders;

•
the fact that the closing of the Merger is conditioned on the Company’s receipt of the requisite Company stockholder approvals, including the adoption of the Merger Agreement by the affirmative vote of the majority of the Unaffiliated Stockholders;

•
the Company’s ability, under certain circumstances as set out in the Merger Agreement, to provide information to, or participate in discussions or negotiations with, third parties regarding acquisition proposals that constitute, or are reasonably likely to lead to, superior proposals;

•
the Company’s ability, under certain circumstances as set out in the Merger Agreement, to terminate the Merger Agreement to enter into a definitive agreement related to a superior proposal, subject to paying Parent a termination fee of $15 million, subject to and in accordance with the terms and conditions of the Merger Agreement; and

•
the availability of appraisal rights to the Company’s stockholders who comply with all of the required procedures under Delaware law for exercising appraisal rights, which allow such holders to seek appraisal of the fair value of their shares.

The PSP Entities also considered a variety of risks and other countervailing factors related to the substantive and procedural fairness of the proposed Merger, including:
•
the Unaffiliated Stockholders will not participate in any future earnings, appreciation in value or growth of the Company’s business and will not benefit from any potential sale of the Company or its assets to a third party in the future;

•	the risk that the Merger might not be completed in a timely manner or at all;
•	that Parent and Merger Sub are newly formed entities with essentially no assets other than the funding commitment of the Sponsor;
•
the restrictions on the conduct of the Company’s business prior to the completion of the Merger set forth in the Merger Agreement, which may delay or prevent the Company from undertaking business opportunities that may arise and certain other actions it might otherwise take with respect to the operations of the Company pending completion of the Merger;

•	the negative effect that the pendency of the Merger, or a failure to complete the Merger, could potentially have on the Company’s business and relationships with its employees, vendors and customers;
•
subject to the terms and conditions of the Merger Agreement, that the Company and its subsidiaries are restricted from initiating, soliciting, proposing, knowingly inducing, knowingly encouraging, knowingly assisting or knowingly facilitating any inquiries for the submission of acquisition proposals from third parties or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal;

•
the possibility that the amounts that may be payable by the Company upon the termination of the Merger Agreement, including payment to Parent of a termination fee of $15 million, and the processes required to terminate the Merger Agreement, including the opportunity for Parent to make revisions to its merger proposal, could discourage other potential acquirors from making a competing bid to acquire the Company; and

•	the fact that an all cash transaction would be taxable to certain of the Company’s stockholders that are U.S. holders for U.S. federal income tax purposes.
The foregoing discussion of the information and factors considered and given weight by the PSP Entities in connection with the fairness of the Merger is not intended to be exhaustive but is believed to include all material factors considered by them. The PSP Entities did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their conclusion as to the fairness of the Merger. Rather, the PSP Entities reached their position as to the fairness of the Merger after considering all of the foregoing as a whole. The PSP Entities believe these factors provide a reasonable basis upon which to form their position regarding the fairness of the Merger to the Unaffiliated Stockholders. This position should not, however, be construed as a recommendation to any Company stockholder to approve the Merger Agreement. The PSP Entities make no recommendation as to how stockholders of the Company should vote their shares relating to the Merger. The PSP Entities attempted to negotiate the terms of a transaction that would be most favorable to them, and not to the Unaffiliated Stockholders, and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were fair to such stockholders.
The PSP Entities did not consider net book value, which is an accounting concept, for purposes of reaching its determination and recommendations, because, in the PSP Entities’ view, net book value is indicative of neither the Company’s market value nor its value as a going concern, but rather is an indicator of historical costs. In the course of reaching its determination and recommendations, the PSP Entities did not consider the liquidation value of the Company because it considered the Company to be a viable, going concern and therefore did not consider liquidation value to be a relevant methodology. The PSP Entities did not consider the value of the Company as a going concern in evaluating the Merger because of its belief that that the trading price of the shares of Company common stock at any given time represents the best available indicator of the Company's going concern value at that time so long as the trading price at that time is not impacted by speculation regarding the likelihood of a potential transaction.

Based on the PSP Entities’ knowledge and analysis of available information regarding the Company, the Special Committee and the Board, as well as discussions with other members of Management regarding the Company and its business and the factors considered by, and findings of, the Special Committee and the Board and discussed in the section of this proxy statement entitled “Reasons for the Merger; Recommendation of the Special Committee” and the section of this proxy statement entitled “Approval and Recommendations of the Board; The Company’s Position as to the Fairness of the Merger to Unaffiliated Stockholders,” the PSP Entities believe that the Merger is fair to the Unaffiliated Stockholders.
Opinion of the Special Committee’s Financial Advisor
The Special Committee retained Perella Weinberg to act as its financial advisor in connection with the Merger, pursuant to an engagement letter dated September 28, 2022. The Special Committee requested that Perella Weinberg evaluate the fairness, from a financial point of view, to the Unaffiliated Stockholders of the Merger Consideration to be received by such Unaffiliated Stockholders in the Merger pursuant to the Merger Agreement. On November 21, 2022, Perella Weinberg rendered to the Special Committee its oral opinion, subsequently confirmed in writing, that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Merger Consideration to be received by the Unaffiliated Stockholders in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to such Unaffiliated Stockholders.
The full text of Perella Weinberg’s written opinion, dated November 21, 2022, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Perella Weinberg, is attached as Annex B to this proxy statement and is incorporated by reference herein. Perella Weinberg’s opinion was addressed to and provided for the information and assistance of the Special Committee, in its capacity as such, in connection with, and for the purpose of, the Special Committee’s evaluation of the Merger Consideration from a financial point of view, and does not address any other term, aspect or implication of the Merger Agreement or the Merger. Perella Weinberg’s opinion does not address the underlying decision by the Company to engage in the Merger nor the relative merits of the Merger compared with any alternative transactions or business strategies. Perella Weinberg’s opinion was not intended to be and does not constitute a recommendation to any holder of shares of Company common stock as to how such holder should vote or otherwise act with respect to the Merger or any other matter. Perella Weinberg’s opinion does not in any manner address the prices at which shares of Company common stock will trade at any time. In addition, Perella Weinberg expressed no opinion as to the fairness of the Merger to, or any consideration received in connection with the Merger by, the holders of any other class of securities, creditors or other constituencies of the Company, including the holders of (i) the share of Series A Preferred Stock issued and outstanding immediately prior to the effective time of the Merger and (ii) each share of Series B Preferred Stock issued and outstanding immediately prior to the effective time of the Merger. The description of Perella Weinberg’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion.
In arriving at its opinion, Perella Weinberg, among other things:
•	reviewed certain publicly available financial statements and other business and financial information with respect to the Company, including equity research analyst reports;
•
reviewed certain internal financial statements, analyses and forecasts (which are referred to as the “Final Projections”), and which are summarized in the section of the proxy statement entitled “Special Factors — Unaudited Prospective Financial Information of the Company,” and other internal financial information and operating data relating to the business of the Company, in each case, prepared by management of the Company and approved for Perella Weinberg’s use by the Special Committee;

•
discussed the past and current business, operations, financial condition and prospects of the Company with management of the Company, the Special Committee and other representatives and advisors of the Company;

•	compared the financial performance of the Company with that of certain publicly traded companies which Perella Weinberg believed to be generally relevant;
•	compared the financial metrics of the Company with the publicly available financial metrics of certain precedent transactions which Perella Weinberg believed to be generally relevant;

•
reviewed the historical trading prices and trading activity for the shares of Company common stock and compared such price and trading activity with that of securities of certain publicly traded companies which Perella Weinberg believed to be generally relevant;

•	participated in discussions among representatives of the Company and PSP and their respective advisors;
•	reviewed a draft of the Merger Agreement, dated November 21, 2022, and certain related documents, including a draft of the Voting and Support Agreement, dated November 21, 2022; and
•	conducted such other financial studies, analyses and investigations, and considered such other factors, as Perella Weinberg deemed appropriate.
For purposes of its opinion, Perella Weinberg assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax, regulatory and other information provided to, discussed with or reviewed by Perella Weinberg (including information that was available from public sources) and further relied upon the assurances of management of the Company that they were not aware of any facts or circumstances that would make such information inaccurate or misleading in any material respect. With respect to the Final Projections, Perella Weinberg was advised by management of the Company and assumed, with the Special Committee’s consent, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and the other matters covered thereby and Perella Weinberg expressed no view as to the reasonableness of the Final Projections or the assumptions on which they were based. In arriving at its opinion, Perella Weinberg did not make and was not provided with any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities) of the Company, Parent or any of their respective subsidiaries. Perella Weinberg did not assume any obligation to conduct, nor did Perella Weinberg conduct, any physical inspection of the properties or facilities of the Company or any other party. In addition, Perella Weinberg did not evaluate the solvency of any party to the Merger Agreement, or the impact of the Merger thereon, including under any applicable laws relating to bankruptcy, insolvency or similar matters.
Perella Weinberg assumed that the final Merger Agreement and Voting and Support Agreement would not differ from the drafts of the Merger Agreement and Voting and Support Agreement reviewed by it in any respect material to its analysis or opinion. Perella Weinberg also assumed that (i) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that were referred to therein were true and correct in all respects material to its analysis and opinion, (ii) each party to the Merger Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party in all respects material to its analysis and opinion, and (iii) the Merger would be consummated in a timely manner in accordance with the terms set forth in the Merger Agreement, without any modification, amendment, waiver or delay that would be material to its analysis or opinion. In addition, Perella Weinberg assumed that in connection with the receipt of all approvals and consents required in connection with the Merger, no delays, limitations, conditions or restrictions would be imposed that would be material to its analysis.
Perella Weinberg’s opinion addresses only the fairness from a financial point of view, as of November 21, 2022, to the Unaffiliated Stockholders of the Merger Consideration to be received by such Unaffiliated Stockholders in the Merger pursuant to the Merger Agreement. Perella Weinberg was not asked to, nor did it, offer any opinion as to any other term of the Merger Agreement or any other document contemplated by or entered into in connection with the Merger Agreement, the form or structure of the Merger or the likely timeframe in which the Merger will be consummated. In addition, Perella Weinberg expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any party to the Merger Agreement, or any class of such persons, whether relative to the Merger Consideration or otherwise. Perella Weinberg expressed no opinion as to the underlying decision by the Company to engage in the Merger or as to the relative merits of the Merger compared with any alternative transactions or business strategies. Nor did Perella Weinberg express any opinion as to any tax or other consequences that might result from the transactions contemplated by the Merger Agreement or any other related document. Perella Weinberg’s opinion did not address any legal, tax, regulatory or accounting matters, as to which Perella Weinberg understood the Company received such advice as it deemed necessary from qualified professionals.

Perella Weinberg’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Perella Weinberg as of, the date of its opinion. It should be understood that subsequent developments may affect Perella Weinberg’s opinion and the assumptions used in preparing it, and Perella Weinberg does not have any obligation to update, revise, or reaffirm its opinion. The issuance of Perella Weinberg’s opinion was approved by a fairness opinion committee of Perella Weinberg.
Summary of Material Financial Analyses
The following is a summary of the material financial analyses performed by Perella Weinberg and reviewed by the Special Committee in connection with Perella Weinberg’s opinion and does not purport to be a complete description of the financial analyses performed by Perella Weinberg. The order of analyses described below does not represent the relative importance or weight given to those analyses by Perella Weinberg. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand Perella Weinberg’s financial analyses, these tables must be read together with the text of each summary. These tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Perella Weinberg’s financial analyses. Future results may differ from those described and such differences may be material.
Additional information concerning the analyses of the Selected Publicly-Traded Companies and the Selected Precedent Transactions (each as defined below), the discounted cash flow analysis, and the additional financial analyses described below can be found in the presentation made by Perella Weinberg to the Special Committee on November 21, 2022, that will be filed as an exhibit to the Schedule 13-3 that the Company and the PSP Entities are filing concurrently with this proxy statement.
Selected Publicly-Traded Companies Analysis
Perella Weinberg performed a selected publicly-traded companies analysis, which is a method of deriving an implied value range for a company’s equity securities based on a review of publicly-traded companies selected by Perella Weinberg as being deemed relevant for comparative purposes. Perella Weinberg reviewed and compared certain financial information for the Company to corresponding financial information, financial market multiples and ratios of the following publicly-traded companies (the “Selected Publicly-Traded Companies”):
•	AgChem / AgTech
○	American Vanguard Corporation
○	Bioceres Crop Solutions Corp.
○	FMC Corporation
○	Scotts Miracle-Gro Company
•	Food Safety / Security
○	Diversey Holdings, Ltd.
○	Ecolab Inc.
○	Neogen Corporation
○	Sotera Health Company
•	High Value Specialties
○	Balchem Corporation
○	Chr. Hansen A/S
○	Croda Inc.
○	Novozymes Inc.
Although none of the above companies is identical to the Company, Perella Weinberg selected these companies because they had publicly traded equity securities and were deemed by Perella Weinberg to be similar to the Company in one or more respects, including operating in the agricultural chemicals and agricultural technology, food safety and security and high value specialties industries. In selecting these companies, Perella Weinberg considered various factors, including the similarity of the lines of business to the Company’s, as well as the business models, technology, service offerings and end-market exposure of such companies.
For each of the Company and the Selected Publicly-Traded Companies, Perella Weinberg reviewed the ratio of such company’s enterprise value (“EV”) to its estimated 2023 earnings before interest, taxes, depreciation, and amortization (“EBITDA”) as of December 31, 2023. For each of the selected companies, Perella Weinberg calculated and compared financial information and financial market multiples and ratios based on company filings for historical information and consensus third party research analyst estimates for forecasted information. The results of these analyses are summarized in the following table:
Selected Publicly Traded Companies	EV / CY2023E EBITDA

AgChem / AgTech
American Vanguard Corporation	9.2x
Bioceres Crop Solutions Corp.	9.7x
FMC Corporation	12.6x
Scotts Miracle-Gro Company	10.0x
Median	9.8x

Food Safety / Security
Diversey Holdings, Ltd.	9.3x
Ecolab Inc.	17.2x
Neogen Corporation	12.9x
Sotera Health Company	5.9x
Median	11.1x

High Value Specialties
Balchem Corporation	22.2x
Chr. Hansen A/S	17.1x
Croda Inc.	17.4x
Novozymes	18.6x
Median	18.0x

The Company (Offer)	10.4x
The Company (Unaffected)	9.1x
Based on the analysis of the relevant metrics described above and on professional judgments made by Perella Weinberg, Perella Weinberg selected and applied a range of multiples of 9.0x to 10.0x to 2023E EBITDA of the Company using the Final Projections as well as the unaffected current median of “AgChem / AgTech” and the unaffected Company 2023E trading multiple. From this analysis, Perella Weinberg derived a range of implied enterprise values for the Company. To calculate the implied equity value from the implied enterprise value, Perella Weinberg added cash and cash equivalents of approximately $35.6 million, subtracted debt of approximately $261.3 million, subtracted convertible preferred equity at its 2.0x multiple on invested capital (“MOIC”) liquidation preference of approximately $253.7 million (assuming redemption on January 31, 2023 to correspond with an estimated transaction close date) and subtracted non-controlling interests of approximately $6.9 million, in each case as provided by the latest relevant filings of the Company. Perella Weinberg calculated implied equity values per share by dividing the implied equity values by the applicable fully diluted shares (based upon the number of issued and outstanding shares and other equity interests in each case provided by the management of the Company, as applicable, and using the treasury stock method for calculation of option dilution). The range of implied values for Company common stock derived from these calculations is $1.47 to $2.56 per share.

This implied value per share range can be compared to the Merger Consideration of $3.00 to be received by the Unaffiliated Stockholders for each share of Company common stock as provided for in the Merger Agreement.
Although the Selected Publicly-Traded Companies were used for comparison purposes, no business of any selected company was either identical or directly comparable to the Company’s business. Perella Weinberg’s comparison of the Selected Publicly-Traded Companies to the Company and analysis of the results of such comparisons were not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the Selected Publicly-Traded Companies in such transactions and of the Merger and was based on Perella Weinberg’s experience working with corporations on various merger and acquisition transactions.
Selected Precedent Transactions Analysis
Using publicly available information, Perella Weinberg reviewed the financial terms of selected precedent transactions (the “Selected Precedent Transactions”) involving companies that operated in, or were exposed to, the agricultural chemicals and agricultural technology, food safety and security and high value specialties industries announced between September 2014 and December 2021. Perella Weinberg selected these transactions in the exercise of its professional judgment and experience because Perella Weinberg deemed them to be similar in size, scope, business model of the target and impact on the industry to the Company or otherwise relevant to the Merger.
For each of the Selected Precedent Transactions, Perella Weinberg calculated and compared the resulting EV in the transaction as a multiple of EBITDA over the last twelve months (“LTM EBITDA”) publicly reported prior to the announcement of the transaction (“EV / LTM EBITDA”). The following table lists the Selected Precedent Transactions and summarizes the observed EV and EV / LTM EBITDA multiples:
Announcement Date	Target	Acquirer	Target EV ($M)	EV / LTM EBITDA Multiple
December 2021	Rotam AgroSciences Limited	Albaugh, LLC	198	7.5x
December 2021	3M’s Food Safety Business	Neogen Corporation	5,300	17.7x
June 2021	Prevenio (CMS Technology, Inc.)	JBT Corporation	170	13.6x
March 2021	Compass Minerals International Inc. (South American Plan Nutrition Business)	ICL Brasil Ltda.	402	9.8x
October 2020	Oro Agri, Inc.	Rovensa S.A.	165	10.2x
October 2020	Kersia SAS	IK Investment Partners	1,500	15.0x
July 2020	Rovensa S.A.	Partners Group Holdings AG	1,142	12.5x
September 2019	Nufarm Limited	Sumitomo Chemical Company	1,188	10.0x
July 2018	Arysta Lifescience Inc.	UPL Limited	4,200	9.9x
April 2015	AgroFresh Inc.	Boulevard Acquisition Corp.	879	8.6x
September 2014	Taminco Corporation	Eastman Chemical Company	2,773	11.1x
Perella Weinberg noted that the median and mean EV / LTM EBITDA multiples for the Selected Precedent Transactions were 10.2x and 11.4x, respectively.
Based on the multiples of enterprise value to LTM EBITDA described above, Perella Weinberg’s analyses of the various Selected Precedent Transactions and on professional judgments made by Perella Weinberg with respect to, among other things, the financial performance and competitive positioning of the Company and the target companies in the Selected Precedent Transactions, Perella Weinberg applied a range of multiples of 9.0x to 11.0x (based on +/- 1.0x over the median EV / LTM EBITDA multiple) to the Company’s LTM EBITDA as of

September 30, 2022 based on publicly filed financial statements and information provided by Company management to derive a range of implied enterprise values. Perella Weinberg then applied the same enterprise value to equity value adjustments and fully diluted shares detailed in the Selected Publicly Traded Companies Analysis to derive a range for Company common stock of approximately $1.19 to $3.31 per share.
This implied value per share range can be compared to the Merger Consideration of $3.00 to be received by the Unaffiliated Stockholders for each share of Company common stock as provided for in the Merger Agreement.
Although the Selected Precedent Transactions were used for comparison purposes, none of the Selected Precedent Transactions nor the companies involved in them was either identical or directly comparable to the Merger or the Company.
Discounted Cash Flow Analysis
Perella Weinberg performed a discounted cash flow analysis for the Company, which is a method of deriving an implied value range for a company’s equity securities based on the sum of the company’s unlevered free cash flows over a forecast period and the terminal value at the end of the forecast period. In connection with this analysis, Perella Weinberg used the Final Projections. As part of this analysis, Perella Weinberg performed first a discounted cash flow analysis for the core products of the Company, then a discounted cash flow analysis for the new products of the Company and finally a discounted cash flow analysis for the combination of the core and new products of the Company. In these analyses, Perella Weinberg:
•
calculated the present value as of November 18, 2022, of the estimated standalone unlevered free cash flows (calculated as net operating profit after tax, plus depreciation and amortization, minus capital expenditures, and adjusting for changes in net working capital) that the Company was forecasted to generate for 2022E through 2032E using discount rates ranging from 13.00% to 15.50% for the core products of the Company and 15.00% to 17.50% for the new products of the Company, in each case based on estimates of the weighted average cost of capital of the Company; and

•
added the present value as of November 18, 2022 of the terminal value of the Company at the end of calendar year 2032 using perpetuity growth rates ranging from 0.00% to 2.00% for the core products of the Company and 2.0% to 4.0% for the new products of the Company and discount rates ranging from 13.00% to 15.50% for the core products of the Company and 15.00% to 17.50% for the new products of the Company.

Perella Weinberg estimated the range of perpetuity growth rates utilizing its professional judgment and experience, taking into account market expectations regarding long-term real growth of gross domestic product and inflation.
The discount rates used by Perella Weinberg were derived from the Company’s weighted average cost of capital determined by application of the capital asset pricing model based on Perella Weinberg’s experience and professional judgment which took into account certain company-specific metrics, including the Company’s target capital structure, the cost of long-term debt, marginal tax rate and five-year weekly Bloomberg beta, as well as certain general financial metrics for the United States financial markets. Perella Weinberg also analyzed the weighted average cost of capital for the Company implied by an alternative approach that utilized the Company’s current capital structure and incorporated the yield on convertible preferred equity as a minimum for the cost of common equity. The yield on convertible preferred equity was estimated to range from 16.0% (coupon rate on PSP’s convertible preferred equity investment) on the low end to 27.0% (approximate internal rate of return (“IRR”) of PSP’s convertible preferred equity investment assuming 2.0x MOIC liquidation preference and redemption on July 27, 2023) on the high end. For the purposes of calculating the approximate IRR of PSP’s convertible preferred equity investment, July 27, 2023 was utilized as the redemption date because it marks the third anniversary of the original investment, at which point the treatment of the convertible preferred equity changes per “Change of Control” and “Elective Redemption” conditions. A spread of 1.0% to 3.0% between the yield on convertible preferred equity and the cost of common equity was incorporated to account for the appropriate risk-return relationship between convertible preferred equity and common equity, considering that the convertible preferred equity is more senior in the capital structure and thus has a lower level of risk. The weighted average cost of capital implied by these analyses determined the approximate range of discount rates utilized for the core products of the Company (13.00% to 15.50%). A 2.0% spread was added to this range to determine the discount rates utilized for the new products of the Company (15.00% to 17.50%) to reflect the greater execution risk associated with the new products of the Company.
From the range of implied enterprise values, using the same enterprise value to equity value adjustments and fully diluted shares detailed in the above analysis of the Selected Publicly-Traded Companies, Perella Weinberg derived a range of $0.65 to $2.71 per share for the core products of the Company, $0.40 to $1.66 per share for the new products of the Company and $1.05 to $4.37 per share for the combination of the core and new products of the Company.
This implied value per share range can be compared to the Merger Consideration of $3.00 to be received by the Unaffiliated Stockholders for each share of Company common stock as provided for in the Merger Agreement.
Additional Financial Analyses
Historical Share Price Analysis
For the information of the Special Committee and for reference purposes only, Perella Weinberg reviewed the share price performance of the Company during the 52-week period ending on the unaffected date of October 26, 2022. Perella Weinberg noted that the ranges of closing low and high trading prices of the Company common stock during such period were as follows:
	Company Common Stock Share Price
Trading Period	Low	High
Last 52 Weeks	$1.47	$2.26
This trading price range can be compared to the Merger Consideration of $3.00 to be received by the Unaffiliated Stockholders for each share of Company common stock as provided for in the Merger Agreement.
Research Analyst Price Targets
For the information of the Special Committee and for reference purposes only, Perella Weinberg observed the most recent publicly available 12-month unaffected price targets for Company common stock published by Wall Street research analysts. Perella Weinberg observed that four such analyst estimates were available for the Company (published by ROTH Capital Partners on August 29, 2022, H.C. Wainwright & Co. on August 11, 2022, Lake Street Capital Markets on August 10, 2022 and BMO Capital Markets on August 9, 2022). The selected price targets reflect each research analyst’s estimate of the future public market trading prices of shares of Company common stock. Perella Weinberg noted that the analysts’ price targets for the Company, when discounted to the unaffected date of October 26, 2022 using a cost of equity of 19.0% (approximate midpoint of cost of equity implied by the two previously detailed approaches to calculating weighted average cost of capital), ranged from $1.96 to $4.36 per share.
This price target range can be compared to the Merger Consideration of $3.00 to be received by the Unaffiliated Stockholders for each share of Company common stock as provided for in the Merger Agreement.
Miscellaneous
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth herein, without considering the analyses or the summary as a whole could create an incomplete view of the processes underlying Perella Weinberg’s opinion. In arriving at its fairness determination, Perella Weinberg considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered. Rather, Perella Weinberg made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the analyses described herein as a comparison is directly comparable to the Company or the Merger.
Perella Weinberg prepared the analyses described herein for purposes of providing its opinion to the Special Committee as to the fairness, from a financial point of view, as of the date of such opinion, of the Merger Consideration to be received by the Unaffiliated Stockholders for each share of Company common stock in the Merger as provided for in the Merger Agreement. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. In its analyses, Perella Weinberg also considered third party research analyst estimates, which are not necessarily indicative of actual future results and which may be significantly more or less favorable than suggested by Perella Weinberg’s analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties to the Merger Agreement or their respective advisors, none of the Company, Perella Weinberg or any other person assumes responsibility if future results are materially different from those forecasted by third parties.
As described above, the opinion of Perella Weinberg to the Special Committee was one of many factors taken into consideration by the Special Committee in making its determination to approve the Merger. The type and amount of consideration payable in the Merger, including the Merger Consideration, was determined through negotiations between the Special Committee and Parent, rather than by any financial advisor, and was approved by the Special Committee. The decision to enter into the Merger Agreement was solely that of the Special Committee and, following the recommendation of the Special Committee, the Board.
Perella Weinberg acted as financial advisor to the Special Committee in connection with, and participated in certain negotiations leading to, the Merger. For its services in connection with the Merger, Perella Weinberg will receive an aggregate fee of $4.0 million, $1.5 million of which was payable in connection with the delivery of Perella Weinberg’s opinion and $2.5 million of which is contingent upon consummation of the Merger. Perella Weinberg is entitled to receive monthly retainer fees during its engagement, which are creditable against the contingent fee described in the preceding sentence, and the Company agreed to reimburse Perella Weinberg for certain expenses, to pay to Perella Weinberg a portion of any break-up fee received in connection with a termination of the Merger, and to indemnify Perella Weinberg and related persons for certain liabilities and other items that may arise out of its engagement by the Company and the rendering of its opinion.
Except in connection with its engagement as financial advisor to the Special Committee in connection with the Merger, during the two-year period prior to November 21, 2022, no material relationship existed between Perella Weinberg or its affiliates, on the one hand, and PSP, the Company or any of their respective affiliates, on the other hand, pursuant to which Perella Weinberg or its affiliates received or anticipates receiving compensation. However, Perella Weinberg and its affiliates in the future may provide investment banking and other financial services to PSP and/or the Company and their respective affiliates and in the future may receive compensation for the rendering of these services. In the ordinary course of its business activities, Perella Weinberg and its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers or clients, in (i) debt, equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of the Company, PSP or any of their respective affiliates and (ii) any currency or commodity that may be material to the parties or otherwise involved in the Merger.
The Special Committee selected Perella Weinberg based on Perella Weinberg’s qualifications, expertise and reputation and its knowledge of the industries in which the Company conducts its business, including with transactions of a similar nature to the potential transaction with PSP, and independence. Perella Weinberg, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, leveraged buyouts and other transactions.
Other Presentations by Perella Weinberg
In addition to the presentation made to the Special Committee on November 21, 2022, which will be filed with the SEC as an exhibit to the Schedule 13E-3 and is described above, copies of presentations presented or delivered by Perella Weinberg to the Special Committee on August 31, 2022, September 2, 2022, September 8, 2022, September 19, 2022, October 18, 2022, and November 4, 2022 containing preliminary illustrative financial analyses also will be attached as exhibits to such Schedule 13E-3.
The preliminary financial analyses and other information in such preliminary Perella Weinberg presentations were based on information and data that was available as of the dates of the respective presentations. Perella Weinberg also continued to update and refine various aspects of its financial analyses in subsequent presentations. Accordingly, the results and other information presented in such preliminary Perella Weinberg presentations may differ from the Perella Weinberg presentation dated November 21, 2022. The financial analyses performed by Perella Weinberg in relation to its opinion dated November 21, 2022 supersede all analyses and information presented in the preliminary Perella Weinberg presentations.

A summary of these presentations is provided below. The following summaries, however, do not purport to be a complete description of these presentations or of the preliminary financial analyses performed by Perella Weinberg.
•
The presentation presented or delivered by Perella Weinberg to the Special Committee on August 31, 2022, filed as exhibit (c)(1) to the Schedule 13E-3, contains, among other information, observations and perspectives on the Company management’s projections, dated August 25, 2022 (the “August Projections”).

•
The presentation presented or delivered by Perella Weinberg to the Special Committee on September 2, 2022, filed as exhibit (c)(2) to the Schedule 13E-3, contains, among other information, (i) observations and perspectives on the Company’s historical financial performance and consensus third party research analyst estimates for forecasted information, (ii) a preliminary illustrative financial analysis of the Company based on the August Projections and (iii) an assessment of potential strategic alternatives.

•
The presentation presented or delivered by Perella Weinberg to the Special Committee on September 8, 2022, filed as exhibit (c)(3) to the Schedule 13E-3, contains, among other information, (i) a review of the Company management’s revised projections, dated September 3, 2022 (the “September Projections”), (ii) a discussion of certain immaterial changes in the September Projections to the August Projections, (iii) a revised preliminary illustrative financial analysis of the Company to reflect the terms of the Series B Preferred Stock and certain changes to methodology and (iv) observations, perspectives and process recommendations on potential strategic alternatives.

•
The presentation presented or delivered by Perella Weinberg to the Special Committee on September 19, 2022, filed as exhibit (c)(4) to the Schedule 13E-3, contains, among other information, a preliminary and illustrative financial analysis of the Company.

•
The presentation presented or delivered by Perella Weinberg to the Special Committee on October 18, 2022, filed as exhibit (c)(5) to the Schedule 13E-3, contains, among other information, (i) a review of the Company management’s revised projections, dated October 12, 2022 (the “October Projections”), (ii) a discussion of certain immaterial changes in the October Projections to the September Projections, which reflected the inclusion of the Company’s August 2022 financial results and certain foreign-exchange related updates and (iii) a revised preliminary illustrative financial analysis of the Company based on the October Projections.

•
The presentation presented or delivered by Perella Weinberg to the Special Committee on November 4, 2022, filed as exhibit (c)(6) to the Schedule 13E-3, contains, among other information, (i) a review of the Company management’s revised projections, dated November 1, 2022 (the “Final Projections”) and (ii) a discussion of certain immaterial changes in the Final Projections to the October Projections, which reflected the inclusion of the Company’s third-quarter 2022 financial results.

None of these other presentations by Perella Weinberg, alone or together, constitute, or form the basis of, an opinion of Perella Weinberg with respect to the Merger Consideration payable under the Merger Agreement, and were presented solely for discussion purposes. Each of the analyses performed in these preliminary Perella Weinberg presentations was subject to further updating and subject to the final analyses provided to the Special Committee dated November 21, 2022 by Perella Weinberg. The preliminary illustrative financial analyses therein were based on economic, monetary, market and other conditions as in effect on, and the information made available to Perella Weinberg as of, the dates of the respective presentations. Accordingly, the results of the financial analyses may have differed due to changes in those conditions and other information, and not all of the written and oral presentations contained all of the financial analyses listed above.
Copies of Perella Weinberg’s opinion and presentation materials will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested equity security holder of the Company or representative who has been so designated in writing, and may be obtained by requesting it in writing from the Company at the address described in the section of this proxy statement entitled “Where You Can Find More Information.”

Summary of Presentation Provided by Evercore
PSP retained Evercore as PSP’s financial advisor in connection with its consideration of the acquisition by PSP of the outstanding shares of Company common stock that were not owned by PSP. In this capacity, representatives of Evercore provided PSP with financial advice and assistance, including performing financial analyses and assisting PSP in negotiating the financial aspects of the transactions contemplated by the Merger Agreement. Although Evercore generally acted as financial advisor to PSP, Evercore was not requested to provide, and it did not provide, to PSP, the Company, the holders of any class of the capital stock of the Company, or any other person (i) any opinion as to the fairness, from a financial point of view or otherwise, of the transactions contemplated by the Merger Agreement or the Merger Consideration to PSP, any holder of shares of Company common stock, or the holders of any other class of capital stock of the Company, (ii) any valuation of PSP or the Company for the purpose of assessing the fairness of the Merger Consideration to any such person or (iii) any advice as to the underlying decision by PSP to engage in the transactions contemplated by the Merger Agreement, or as to any other matter. Because Evercore was not requested to, and did not, deliver a fairness opinion in connection with the transactions contemplated by the Merger Agreement, it did not convene an opinion committee for the purpose of rendering a fairness opinion, did not perform the financial analyses that it performed with a view towards those analyses supporting a fairness opinion and did not perform other financial analyses that it might have performed had it been requested by PSP to render a fairness opinion. At various times during the course of Evercore’s engagement as financial advisor to PSP, representatives of Evercore discussed with the management of PSP various considerations with respect to the acquisition by PSP of the outstanding shares of Company common stock that were not owned by PSP, which discussions included a presentation prepared by representatives of Evercore (the “Evercore Presentation”). The analyses and information contained in the Evercore Presentation were included by Evercore based on discussions between the management of PSP and the representatives of Evercore regarding what analyses and information would be helpful to the management of PSP at various points during the course of the transaction, and Evercore’s professional judgment and experience. The Evercore Presentation was sent to the management of PSP. References to the management of PSP in this section Summary of Presentation Provided by Evercore refer to the limited subgroup of PSP’s executive management that were involved with the negotiation of the transactions contemplated by the Merger Agreement.
The Evercore Presentation was provided solely for the benefit of the management of PSP (in the members’ capacities as such) for their information and assistance in connection with their consideration of the transactions contemplated by the Merger Agreement. The Evercore Presentation does not convey rights or remedies upon the holders of any class of capital stock of the Company or any other person and should not be relied on as the basis for any other purpose or any investment decision.
The full text of the Evercore Presentation, which sets forth assumptions made in connection with the analysis, has been filed as an Exhibit to the Schedule 13E-3 of which this proxy statement forms a part filed with the SEC in connection with the transactions contemplated by the Merger Agreement and are incorporated herein by reference. The Schedule 13E-3, including the Evercore Presentation, may be examined at, and copies may be obtained from, the SEC in the manner described under “Where You Can Find More Information.” The information in the Evercore Presentation is subject to the assumptions, limitations, qualifications and other conditions contained therein and is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Evercore as of, the date of such presentation. The Evercore Presentation does not constitute a recommendation to the Company, PSP or any other entity with respect to the transactions contemplated by the Merger Agreement, or any other matter. The Evercore Presentation does not constitute, and is not intended to represent, any view or opinion as to the fairness, from a financial point of view or otherwise, of the transactions contemplated by the Merger Agreement, any aspect, term or implication of the Merger Consideration to PSP, the Company stockholders or to any other person.
In connection with the Evercore Presentation, Evercore reviewed, among other things, certain publicly available business and financial information concerning PSP and the Company, the September Projections, and certain nonpublic information regarding the business and prospects of PSP prepared by, at the direction of or in concert with the management of PSP, including the lender model used in the financing process (such model, the “Lender Case”), as approved for Evercore’s use by PSP. The management of PSP did not give any specific instructions nor impose any limitations on Evercore with respect to Evercore’s preparation of the Evercore Presentation.

Evercore also held discussions with certain members of the management of PSP regarding their assessment of the strategic and financial rationale for, and the potential benefits of, the transactions contemplated by the Merger Agreement and the past and current business operations, financial condition, and future prospects of PSP and the Company and considered such other factors, as Evercore deemed appropriate.
In preparing the Evercore Presentation and providing the analysis set forth in the Evercore Presentation, Evercore, with PSP’s consent, relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy, completeness and reasonableness of all industry, financial, legal, regulatory, tax, accounting and other information that was publicly available or obtained from data suppliers and other third parties or was furnished to or discussed with Evercore by PSP or otherwise reviewed by or for Evercore. No representation or warranty, express or implied, was made by Evercore in relation to the accuracy or completeness of the information presented in the Evercore Presentation or its suitability for any particular purpose. Evercore (i) expressed no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of any financial projections, other estimates and other forward-looking information or the assumptions upon which they are based and (ii) relied upon the assurances of the management of PSP that they were unaware of any facts or circumstances that would make such information (including, without limitation, any financial projections, other estimates and other forward-looking information) incomplete, inaccurate or misleading. Evercore did not conduct and was not provided with any independent valuation or appraisal of any assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of PSP, the Company or any other company or business, nor did Evercore evaluate the solvency of PSP, the Company or any other company or business under any state or federal laws relating to bankruptcy, insolvency or similar matters or the ability of PSP or the Company to pay their respective obligations when they come due. With respect to (i) the financial projections and any estimates or other forward-looking information provided by or discussed with PSP, (a) Evercore was advised by the management of PSP, and Evercore assumed, that such financial projections, estimates and other forward-looking information utilized in their analyses had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of the management of PSP as to the expected future performance of PSP and the Company and (b) Evercore assumed that such financial projections, estimates and other forward-looking information had been reviewed by the management of PSP with the understanding that such information would be used and relied upon by Evercore in connection with the preparation of the Evercore Presentation and the performance of the analyses set forth therein, and (ii) any financial projections, other estimates and/or other forward-looking information obtained by Evercore from public sources, data suppliers and other third parties, Evercore assumed that such information was reasonable and reliable. Evercore expressed no view as to any of the foregoing analyses, projections or forecasts or the assumptions on which they were based, and the management of PSP confirmed that Evercore could rely upon such analyses, projections, assumptions and forecasts when preparing the Evercore Presentation and in rendering the analysis set forth therein. Evercore, with the consent of PSP, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof; accordingly, Evercore relied on the assessments made by the management of PSP and advisors to PSP with respect to such issues. The matters considered by Evercore in their financial analyses and reflected in the Evercore Presentation were necessarily based on various assumptions, including assumptions concerning general business, economic and capital markets conditions and industry-specific and company-specific factors as in effect on, and information made available to Evercore as of the date of the Evercore Presentation. Many such conditions are beyond the control of PSP, the Company and Evercore. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates. Furthermore, it should be understood that subsequent developments may affect the views expressed in the Evercore Presentation and that Evercore does not have any obligation to update, revise or reaffirm its financial analyses or the Evercore Presentation based on circumstances, developments or events occurring after the date of the Evercore Presentation.
The Evercore Presentation should not be viewed as a recommendation with respect to any matter pertaining to the transactions contemplated by the Merger Agreement. The terms of the transactions contemplated by the Merger Agreement, including the Merger Consideration, were determined solely through negotiations between the Special Committee and PSP. The Evercore Presentation did not address the relative merits of the transactions contemplated by the Merger Agreement or any other transactions contemplated in connection with the transactions contemplated by the Merger Agreement compared to other business strategies or transactions that may have been considered by PSP. The following is a summary of the material financial analyses contained in the Evercore Presentation, which is qualified in its entirety by the full text of the Evercore Presentation.
The following summary does not, however, purport to be a complete description of the financial analyses or data presented by Evercore, nor does the order of analyses or presentations represent relative importance or weight given to those analyses or presentations by Evercore.
The Evercore Presentation
The Evercore Presentation is a presentation that representatives of Evercore provided to the management of PSP with respect to the transactions contemplated by the Merger Agreement and consisted of preliminary financial analyses related to those transactions as described below:
October 21, 2022 Presentation
Analysis at Various Prices
Based on the information provided by PSP to Evercore, Evercore calculated the implied premiums based on (i) (a) the closing market share price of Company common stock as of October 19, 2022, (b) the 52-week high intra-day share price of Company common stock as of October 19, 2022, (c) the 52-week low intra-day share price of Company common stock as of October 19, 2022, and (d) a range of potential prices of $2.60 to $3.00 in cash per share of the Company common stock to be paid to holders of Company common stock pursuant to the Merger Agreement, relative to (ii) (a) the closing market share price of Company common stock as of October 19, 2022, (b) the 52-week high intra-day share price of Company common stock as of October 19, 2022, (c) the 52-week low intra-day share price of Company common stock as of October 19, 2022, (d) the last three-months volume-weighted average price (“VWAP”) as of October 10, 2022, and (e) the last six-months VWAP as of October 10, 2022.
Evercore also calculated the total enterprise value or “TEV” of the Company (defined as equity market capitalization plus total debt, plus preferred equity and minority interest, less cash and cash equivalents) based on (i) (a) the closing market share price of Company common stock as of October 19, 2022, (b) the 52-week low intra-day share price of Company common stock as of October 19, 2022, (c) the 52-week high intra-day share price of Company common stock as of October 19, 2022, and (d) a range of potential prices of $2.60 to $3.00 in cash per share of the Company common stock to be paid to holders of Company common stock pursuant to the Merger Agreement, as a multiple of (ii) (a) last twelve-month (“LTM”) Q3 2022E pro forma Adjusted EBITDA excluding savings (where Q4 2021, Q1 2022, Q2 2022 were provided by the Special Committee via its advisor, Perella Weinberg and Q3 2022E was provided by PSP based on guidance from the Company), (b) LTM Q3 2022E pro forma Adjusted EBITDA including savings, (c) EBITDA 2022E based on the Lender Case (such Lender Case based on revised assumptions provided by PSP) (d) EBITDA 2023E based on the September Projections (provided by the Special Committee via its advisor, Perella Weinberg), (e) EBITDA 2024E based on the September Projections (provided by the Special Committee via its advisor, Perella Weinberg), in each of subclauses (a) – (e), assuming a private investment in public equity (“PIPE”) at book value, and (f) LTM Q3 2022E pro forma Adjusted EBITDA excluding savings, (g) LTM Q3 2022E pro forma Adjusted EBITDA including savings, (h) EBITDA 2022E based on the Lender Case, (i) EBITDA 2023E based on the September Projections, (j) EBITDA 2024E based on the September Projections, in each case of subclauses (f) – (j), assuming a PIPE at 2.0x conversion multiple.
The results of the analyses are as follows:
($m / $ per share)	Current	52W Low	52W High			Take-Out Offer
Share Price	$1.61	$1.46	$2.33	$2.60	$2.85	$2.90	$2.95	$3.00
(Discount) / Premium to Spot	—	(9.3%)	44.7%	61.5%	77.0%	80.1%	83.2%	86.3%
(Discount) / Premium to 52W High	(30.9%)	(37.3%)	—	11.6%	22.3%	24.5%	26.6%	28.8%
(Discount) / Premium to 52W Low	10.3%	—	59.6%	78.1%	95.2%	98.6%	102.1%	105.5%
(Discount) / Premium to L3M VWAP	(4.2%)	(13.1%)	38.6%	54.7%	69.6%	72.6%	75.5%	78.5%
(Discount) / Premium to L6M VWAP	(6.7%)	(15.4%)	35.1%	50.7%	65.2%	68.1%	71.0%	73.9%
TEV (PIPE at BV)	476	467	518	533	548	551	554	557

($m / $ per share)	Current	52W Low	52W High			Take-Out Offer
Premium to the Current TEV				12.1%	15.2%	15.8%	16.4%	17.0%
TEV / LTM Q3 2022E PF Adj. EBITDA (excl. Savings) - $64.9m - Man. Case	7.3x	8.0x	7.2x	8.2x	8.4x	8.5x	8.5x	8.6x
TEV / LTM Q3 2022E PF Adj. EBITDA (incl. Savings) - $68.2m - Man. Case	7.0x	7.6x	6.8x	7.8x	8.0x	8.1x	8.1x	8.2x
TEV / EBITDA 2022E - $62.5m - Lender Case	7.6x	8.3x	7.5x	8.5x	8.8x	8.8x	8.9x	8.9x
TEV / EBITDA 2023E - $68.2m - Man. Case	7.0x	7.6x	6.9x	7.8x	8.0x	8.1x	8.1x	8.2x
TEV / EBITDA 2024E - $71.7m - Man. Case	6.6x	7.2x	6.5x	7.4x	7.6x	7.7x	7.7x	7.8x
PIPE at Min. MOIC (2.00x) - (Sep-22) - Incremental vs. BV	93	93	93	93	93	93	93	93
TEV (incl. PIPE at 2.00 MOIC)	569	610	560	626	641	644	647	649
TEV / LTM Q3 2022E PF Adj. EBITDA (excl. Savings) - $64.9m - Man. Case	7.3x	8.0x	7.2x	8.2x	8.4x	8.5x	8.5x	8.6x
TEV / LTM Q3 2022E PF Adj. EBITDA (incl. Savings) - $68.2m - Man. Case	7.0x	7.6x	6.8x	7.8x	8.0x	8.1x	8.1x	8.2x
TEV / EBITDA 2022E - $62.5m - Lender Case	7.6x	8.3x	7.5x	8.5x	8.8x	8.8x	8.9x	8.9x
TEV / EBITDA 2023E - $68.2m - Man. Case	7.0x	7.6x	6.9x	7.8x	8.0x	8.1x	8.1x	8.2x
TEV / EBITDA 2024E - $71.7m - Man. Case	6.6x	7.2x	6.5x	7.4x	7.6x	7.7x	7.7x	7.8x
Selected Transactions Analysis
Evercore reviewed financial information related to the following selected transactions involving U.S. publicly traded targets with enterprise values greater than $500 million announced since 2019 (the “selected transactions”). For each selected transaction, Evercore calculated the total enterprise value (defined as the target company’s total equity value based on the consideration paid in the applicable transaction plus total debt, plus preferred equity and minority interest, less cash and cash equivalents) as a multiple of (i) LTM revenue and (ii) LTM EBITDA for the target company at the time of the announcement of the applicable transaction. Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Using publicly available information, Evercore also calculated the premiums paid as the percentage by which the per share consideration paid or proposed to be paid in each such transaction exceeded the closing market prices per share of the target companies, for (i) the three-month VWAP, (ii) the six-month VWAP, (iii) the offer premium relative to the share price on the last trading day prior to any official announcement or market speculation of a transaction, which we refer to as the “Unaffected Share Price,” and (iv) the offer premium relative to the 52 week high share price by the last trading day prior to any official announcement or market speculation of a transaction.
This results of the analysis are as follows:
	TEV /			VWAP		Unaffected	52 Week High
	Revenue	EBITDA	TEV	3 Months	6 Months	Share Price
Acquirer / Target	LTM	LTM	Premium
Microsoft / Activision Blizzard	7.8x	19.4x	50%	40%	26%	45%	(9%)
Elon Musk / Twitter	9.9	NM	34%	24%	15%	38%	(26%)
LVMH / Tiffany & Co.	4.9	16.8	29%	47%	40%	33%	12%
Microsoft / Nuance	11.9	59.7	21%	24%	45%	23%	8%
Evergreen Coast Capital and Vista Equity Partners / Citrix	5.1	13.6	21%	6%	(3%)	29%	(28%)
Digital Colony and EQT / Zayo	5.5	12.1	24%	27%	25%	48%	(12%)
Thoma Bravo / Proofpoint	10.2	NM	30%	36%	50%	34%	0%
Hellman & Friedman / Ultimate Software	9.4	39.2	19%	24%	20%	19%	(0%)

	TEV /			VWAP		Unaffected	52 Week High
	Revenue	EBITDA	TEV	3 Months	6 Months	Share Price
Acquirer / Target	LTM	LTM	Premium
Thoma Bravo / Anaplan	17.7	NA	28%	43%	29%	30%	(6%)
Hellman & Friedman / Zendesk	6.9	67.6	30%	(21%)	(23%)	34%	(43%)
Thoma Bravo / RealPage	9.4	32.3	24%	45%	42%	31%	27%
Infineon / Cypress Semiconductors	4.1	20.4	45%	54%	65%	55%	28%
Standard General / TEGNA	2.8	8.7	21%	18%	21%	39%	4%
Vista Equity Partners / Avalara	10.4	NM	(2%)	11%	(3%)	(2%)	(51%)
Stone Point and Insight / CoreLogic	3.9	15.0	40%	84%	84%	51%	50%
Thoma Bravo / SailPoint Technologies	16.0	NA	25%	41%	35%	32%	3%
Thoma Bravo / Stamps.com	8.3	23.1	58%	71%	61%	67%	1%
Entegris/ CMC Materials	5.3	17.9	30%	50%	38%	35%	(1%)
Merk / Versum Materials	4.6	14.2	58%	71%	57%	67%	28%
Kaseya / Datto	9.7	37.3	47%	40%	42%	52%	26%
Thoma Bravo / Medalia	11.9	NM	17%	8%	4%	20%	(30%)
Apollo / Tech Data	0.2	8.1	15%	48%	46%	17%	16%
Standard Industries / W.R. Grace & Co.	3.6	16.4	43%	52%	49%	59%	(5%)
EQT / Covanta	2.7	NA	16%	40%	59%	37%	30%
CD&R and KKR / Cloudera	5.9	28.7	21%	14%	24%	24%	(17%)
DuPont / Rogers Crop	5.4	26.0	35%	42%	44%	33%	29%
Apollo Global Management / Atlas Air Worldwide	1.1	4.6	4%	33%	28%	6%	1%
CD&R / Cornerstone Building Brands	1.1	7.1	41%	54%	50%	75%	25%
Cisco / Acacia	7.8	39.0	143%	118%	135%	139%	85%
Evergreen Coast Capital and Francisco Partners / LogMeln	3.7	10.1	24%	19%	8%	25%	(11%)
Hellman & Friedman / At Home	2.0	6.6	9%	43%	77%	17%	4%
Lone Star / SPX Flow	2.5	20.0	37%	31%	43%	40%	21%
Thoma Bravo / Ellie Mar	7.0	27.5	22%	38%	17%	21%	(15%)
American Securities / Hexion	1.2	8.5	22%	78%	89%	53%	50%
Partners Group and Vista Equity Partners / Pluralsight	8.7	NM	11%	16%	16%	19%	(1%)
Clearlake / Endurance	2.7	9.5	26%	68%	129%	79%	42%
Thoma Bravo LLC / Ping Identity	8.6	NM	51%	21%	25%	63%	(6%)
Thoma Bravo / Bottomline Technologies	5.6	28.0	37%	43%	38%	42%	4%
Platinum Equity / Cision	3.7	10.6	8%	19%	(3%)	18%	(37%)
Centene / Magellan Health	0.4	10.7	14%	22%	30%	15%	9%
NCR / Cardtronics	2.2	9.7	6%	43%	55%	9%	(18%)
Apollo / Shutterfly	1.2	9.4	9%	3%	(21%)	13%	(49%)
DL Chemicals / Kraton Corp.	1.4	8.3	24%	25%	26%	47%	1%
BC Partners / Presidio	0.7	8.5	12%	15%	9%	21%	(10%)
Baring Asia / Virtusa	1.6	17.6	20%	55%	45%	27%	(3%)
Electronic Arts / Glu Mobile	3.7	57.0	41%	44%	43%	36%	15%
Thoma Bravo / Instructure	7.6	NA	8%	17%	13%	10%	(5%)
Thoma Bravo / QAD	5.7	NM	24%	24%	34%	20%	10%
Siris Capital / EFI	1.7	22.9	23%	43%	30%	26%	4%
Advent & Crosspoint / Forescout	5.0	NA	26%	(1%)	(9%)	30%	(29%)
SD Biosensor / Meridian Bioscience	4.6	NA	1%	19%	38%	1%	(1%)
Centerbridge / Computer Services	4.8	NA	57%	24%	21%	53%	(3%)

	TEV /			VWAP		Unaffected	52 Week High
	Revenue	EBITDA	TEV	3 Months	6 Months	Share Price
Acquirer / Target	LTM	LTM	Premium
American Securities / Foundation Building Materials	0.7	7.3	14%	25%	43%	27%	(12%)
Open Text / Carbonite	3.4	24.3	32%	15%	4%	78%	(47%)
The Jordan Company / Echo Global	0.4	15.8	46%	51%	56%	54%	28%
Patient Square Capital LP / Hanger	1.2	11.0	12%	16%	9%	26%	(21%)
I Squared / Atlantic Power	4.7	NA	7%	14%	13%	44%	19%
AIP / SEACOR	1.5	11.3	10%	31%	42%	14%	(13%)
New Mountain / Aegion	1.5	8.6	29%	71%	81%	40%	28%
GI Partners / ORBCOMM	4.6	22.2	37%	50%	71%	52%	24%
One Rock / Innophos	1.3	8.4	7%	14%	10%	11%	(31%)
HGSC / Monotype Imaging	3.4	10.8	22%	12%	12%	23%	(11%)
Madison Dearborn / MoneyGram	0.6	2.8	54%	55%	35%	50%	(11%)
Synthomer / OMNOVA	1.0	10.5	26%	46%	39%	52%	(6%)
CommerceHub / Channeladvisor	3.8	17.5	70%	39%	33%	57%	(19%)
Further Global and TowerBrook / ProSight Global	NA	NA	39%	39%	25%	42%	(35%)
Thoma Bravo / Majesco	3.7	29.9	79%	108%	82%	71%	31%
75th % – Overall	7.1	24.3	39%	48%	49%	52%	19%
Mean – Overall	4.9	19.1	29%	36%	36%	37%	1%
Median – Overall	4.0	15.0	24%	38%	35%	34%	(1%)
25th % – Overall	1.6	9.4	15%	19%	16%	21%	(13%)
Miscellaneous
As described above, Evercore was not asked to, and did not, render any opinion as to the fairness, from a financial point of view or otherwise, of the transactions contemplated by the Merger Agreement or the Merger Consideration to PSP, any holder of shares of Company common stock, or the holders of any other class of capital stock of the Company. The Evercore Presentation was one of many factors taken into consideration by the management of PSP in deciding to enter into the Merger Agreement and to consummate the transactions contemplated thereby.
The foregoing summary of Evercore’s financial analyses does not purport to be a complete description of the analyses or data presented by Evercore to PSP. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the analyses. Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of preparing the Evercore Presentation. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the shares of Company common stock. Rounding may result in total sums set forth in this section not equaling the total of the figures shown.
The analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.
Evercore’s financial advisory services were provided for the information and benefit of PSP in connection with its evaluation of the Merger.

Evercore did not recommend any specific amount of consideration to PSP or that any specific amount of consideration constituted the only appropriate consideration in the Merger for the holders of Company common stock.
Pursuant to the terms of Evercore’s engagement letter with PSP, PSP has agreed to pay Evercore a fee of $7.0 million for its services payable contingent upon the consummation of the Merger, and has agreed to pay additional fees to Evercore based on the consummation of one or more financing transactions with respect to the Merger. PSP has also agreed to reimburse Evercore for its expenses and to indemnify Evercore against certain liabilities arising out of its engagement.
During the two-year period ended November 21, 2022, Evercore and its affiliates have not been engaged to provide financial advisory or other services to the Company and Evercore has not received any compensation from the Company during such period.
Evercore may provide financial advisory or other services to the Company and to PSP in the future, and in connection with any such services Evercore may receive compensation.
Evercore and its affiliates engage in a wide range of activities for its and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore and its affiliates and/or its or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Company or its affiliates, PSP, and their respective affiliates or persons that are competitors, customers or suppliers of the Company.
PSP engaged Evercore to act as a financial advisor based on Evercore’s qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transactions contemplated by the Merger Agreement.
Purpose and Reasons of the Company for the Merger
The Company’s purpose for engaging in the Merger is to enable its stockholders to receive the Merger Consideration, which represents a per share premium of approximately (1) 91.1% to the closing price of the Company common stock of $1.57 on October 26, 2022, (2) 90.0% to the trailing 30 day trading day average closing price of the Company common stock for the period ended October 26, 2022, (3) 87.5% to the trailing 60 day trading day average closing price of the Company common stock for the period ended October 26, 2022, and (4) 78.6% to the trailing 90 day trading day average closing price of the Company common stock for the period ended October 26, 2022. The Company views October 26, 2022 as the last trading day on which the trading price of the Company common stock was unaffected by the potential acquisition of the Company in light of the fact it was the day before the Company and PSP announced that the Special Committee and PSP had agreed to pursue a transaction at $3.00 per share. The Special Committee and the Board believe that the Merger provides the best opportunity to maximize stockholder value. The Company has determined to undertake the Merger at this time based on the analyses, determinations and conclusions of the Special Committee and the Board described in detail above under the section of this proxy statement entitled “Special Factors — Reasons for the Merger; Recommendation of the Special Committee.”
Purpose and Reasons of the PSP Entities for the Merger
Under the SEC rules governing “going-private” transactions, each of the PSP Entities is an affiliate of the Company and, therefore, required to express their reasons for the Merger to the Unaffiliated Stockholders, as defined in Rule 13e-3 of the Exchange Act. The PSP Entities are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the PSP Entities, the primary purpose of the Merger is to allow Parent to own equity interests in the Company and to bear the rewards and risks of such ownership after the Merger is completed and the shares of Company common stock cease to be publicly traded. The PSP Entities believe that, as a private company, the Company will be able to improve its ability to execute initiatives that over time will create additional enterprise value for the Company. The PSP Entities believe that this, along with the Company’s existing business and potential future opportunities, will allow the PSP Entities’ investment in the Company to achieve longer term returns consistent with its investment objectives, which are in some cases more difficult for businesses to achieve as a public company due to the investment community’s focus on short-term, often quarterly, financial results. Further, absent the reporting and associated costs and burdens placed on public companies, the PSP Entities believe that the management and employees of the Company will be able to execute more effectively on future strategic plans. The PSP Entities’ have undertaken to pursue the Merger at this time for the reasons described above, as well as due to the PSP Entities desire to maximize long-term investment returns for their partners. The PSP Entities believe that structuring the transaction as a merger is preferable to other transaction structures, because it (1) will enable Parent to acquire all of the shares of Company common stock at the same time, (2) will allow the Company to cease to be a publicly registered and reporting company and (3) represents an opportunity for the Unaffiliated Stockholders to receive the Merger Consideration in cash, without interest and less any applicable withholding taxes, subject to and in accordance with the terms and conditions of the Merger Agreement.
Plans for the Company After the Merger
Following completion of the Merger, Merger Sub will have been merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent (and, if the Series B Redemption is not consummated at the consummation of the Merger, PSV LP). The shares of Company common stock are currently listed on the Nasdaq and registered under the Exchange Act. Following completion of the Merger, there will be no further market for the shares of Company common stock and, as promptly as practicable following the Effective Time and in compliance with applicable law, Company common stock will be delisted from the Nasdaq, deregistered under the Exchange Act and will cease to be publicly traded.
The PSP Entities currently anticipate that the Company’s operations initially will be conducted following completion of the Merger substantially as they are currently being conducted (except that the Company will cease to be a public company and will instead be a wholly owned subsidiary of Parent (and, if the Series B Redemption is not consummated at the consummation of the Merger, PSV LP)). The PSP Entities are currently conducting a review of the Company and its business and operations with a view towards determining how to redirect the Company’s operations to improve the Company’s long-term earnings potential as a private company (including by reducing the Company’s costs and expenses following the Merger) and expect to complete such review following completion of the Merger. Further, following completion of the Merger, the PSP Entities will continue to assess the Company’s assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what additional changes, if any, would be desirable following the Merger to enhance the business and operations of the Company. In addition, Parent may seek to buy or combine the Company with target companies that provide earnings and growth synergies; however, no definitive contracts, arrangements, plans, proposals, commitments or understanding currently exist. Although presently there are no definitive contracts, arrangements, plans, proposals, commitments or understandings regarding any such transactions, the PSP Entities and certain of their affiliates may seek, from and after the Effective Time, to acquire target companies or assets that operate in the Company’s industry.
From and after the Effective Time, the officers of the Company at the Effective Time will be the officers of the Surviving Corporation and the directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation, in each case, to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their death, resignation or removal or until their respective successors have been duly elected or appointed and qualified in accordance with the DGCL or the certificate of incorporation and bylaws of the Surviving Corporation, as the case may be.
Certain Effects of the Merger
If the Company’s stockholders approve the Merger Agreement Proposal and all other conditions to the closing of the Merger are either satisfied or waived, Merger Sub will merge with and into the Company, with the Company surviving the Merger as a subsidiary of Parent.
Treatment of the Shares of Company Common Stock
Each share of Company common stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) will be automatically converted into the right to receive from Parent $3.00, without interest, less any applicable withholding taxes. Each share of Company common stock issued and outstanding immediately prior to the Effective Time that is a Dissenting Share, owned by the Company and not held on behalf of third parties or owned by Parent or Merger Sub will be cancelled without payment of any consideration. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.
Treatment of the Shares of Company Preferred Stock
Series A Preferred Stock
The share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time will automatically be converted into the right to receive $3.00 in cash, without interest, unless the holder thereof did not vote in favor of the Merger Agreement or the Merger and has perfected and not withdrawn a demand for appraisal rights with respect to such share of Series A Preferred Stock pursuant to Section 262.
Series B Preferred Stock
Each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time will be (x) converted into one share of Series B convertible preferred stock, par value $0.0001 per share, of the Surviving Corporation or (y) if so elected by Parent and, in addition to the amount required to fund the Required Amount, Parent has secured additional financing sufficient to (i) pay the Change of Control Redemption Price (as defined in the Certificate of Designation of the Series B Preferred Stock) and (ii) repay all indebtedness for borrowed money of the Company that becomes due and payable as a result of the Merger, converted into the right to receive an amount in cash equal to the Change of Control Redemption Price.
Treatment of Company Equity Awards and Employee Stock Purchase Plan
At the Effective Time:
(1) each then outstanding Company stock option and each then outstanding Company stock appreciation right will automatically be cancelled and converted into the right to receive, no later than the second regularly scheduled payroll of the Company following the Effective Time, an amount in cash, without interest and less applicable tax withholdings, equal to the product of (x) the number of shares of Company common stock subject to such option or right, as applicable, immediately prior to the Effective Time multiplied by (y) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of such option or the base price per share of such right, as applicable;
(2) each then outstanding Company stock option and each then outstanding Company stock appreciation right, in each case, whether vested or unvested, for which the exercise price per share or the base price per share, as applicable, is equal to or greater than the Merger Consideration will be cancelled without payment of any consideration;
(3) each then outstanding Company restricted stock unit and each then outstanding Company phantom stock unit will automatically be cancelled and converted into the right to receive an amount in cash, without interest and less applicable tax withholdings, equal to the product of (x) the number of shares of Company common stock or phantom shares of Company common stock subject to such restricted stock unit or phantom stock unit, as applicable, multiplied by (y) the Merger Consideration, within 30 days following the Effective Time (or, if required to avoid the imposition of a penalty under Section 409A of the Code, at such later time as would not result in the imposition of a penalty under Section 409A of the Code;
(4) the number of performance-based restricted stock units and performance-based phantom stock units, as applicable, earned with respect to each then outstanding 2020 Company Performance Award, will be determined based on actual performance through the end of the performance period applicable to such 2020 Company Performance Awards and paid in accordance with the terms of the applicable award agreement; provided, however, that (x) performance in respect of the total shareholder return metric will be determined using a per share price equal to the Merger Consideration and (y) if the Effective Time occurs before payment has occurred with respect to the 2020 Company Performance Awards, at the Effective Time, each then outstanding 2020 Company Performance Award will be cancelled and converted into the right to receive, as soon as practicable after the end of the performance period applicable to the 2020 Company Performance Award and on or before March 15, 2023, an amount in cash (without interest and less applicable tax withholdings), equal to (A) the number of performance-based restricted stock units or the number of performance-based phantom stock units, as applicable, earned based on actual performance but with the total shareholder return metric determined using a per share price equal to the Merger Consideration, multiplied by (B) the Merger Consideration;

(5) each then outstanding Post-2020 Company Performance Award will be cancelled and converted into the contractual right to receive a cash payment (without interest and less applicable tax withholdings) in an amount equal to (A) the “target” number of performance-based restricted stock units or the “target” number of performance-based phantom stock units, as applicable, awarded pursuant to the terms of the applicable Post-2020 Company Performance Award (without proration for any portion of the performance period that has not yet been completed), multiplied by (B) the Merger Consideration, which cash-based award will remain subject to the same terms and conditions as are applicable to the corresponding Post-2020 Company Performance Award immediately prior to the Effective Time (including time-based vesting conditions and any termination-related vesting entitlements but excluding all performance-based vesting conditions); provided that, if, on or within 12 months after the Closing, the continuous service of the holder of a Post-2020 Company Performance Award is terminated by the employer without “cause” or by the individual for “good reason,” such cash-based award will automatically become immediately and fully vested as of the date of termination; and
(6) each then outstanding unvested restricted share of Company common stock will automatically be cancelled and converted into the right to receive an amount in cash equal to the Merger Consideration, less applicable tax withholdings, payable within 30 days following the Effective Time.
With respect to the ESPP, (1) except for the current offer period in effect as of November 21, 2022, no new offer periods will be authorized or commenced under the ESPP, (2) no new individuals will be permitted to enroll in the ESPP and no increase in the amount of participants’ payroll deduction elections will be allowed, (3) if the current offer period has not terminated, it will terminate shortly before the Effective Time, (4) the Company will cause the exercise of each outstanding purchase right under the ESPP to occur before the Effective Time, and (5) the Company will terminate the ESPP effective immediately prior to the Effective Time.
Benefits of the Merger for the Unaffiliated Stockholders
The primary benefit of the Merger to the Unaffiliated Stockholders will be their right to receive the Merger Consideration of $3.00 in cash per share of Company common stock, less applicable withholding taxes, as described above, which represents a per share premium of approximately (1) 91.1% to the closing price of the Company common stock of $1.57 on October 26, 2022, (2) 90.0% to the trailing 30 day trading day average closing price of the Company common stock for the period ended October 26, 2022, (3) 87.5% to the trailing 60 day trading day average closing price of the Company common stock for the period ended October 26, 2022, and (4) 78.6% to the trailing 90 day trading day average closing price of the Company common stock for the period ended October 26, 2022. We view October 26, 2022 as the last trading day on which the trading price of the Company common stock was unaffected by the potential acquisition of the Company in light of the fact it was the day before the Company and PSP announced that the Special Committee and PSP had agreed to pursue a transaction at $3.00 per share. Additionally, such stockholders will avoid the risk after the Merger of any possible decrease in our future earnings, growth or value, including in the event the Company cannot successfully execute on its plan with respect to the Growth Product Lines.
Detriments of the Merger to the Unaffiliated Stockholders
The primary detriments of the Merger to our Unaffiliated Stockholders include the lack of an interest of such stockholders in the potential future earnings, growth or value realized by the Company after the Merger, including with respect to revenue from the Growth Product Lines.
Certain Effects of the Merger for Parent
Following the consummation of the Merger, Parent (and, if the Series B Redemption is not consummated at the consummation of the Merger, PSV LP) will own all of the outstanding equity interests of the Company and be the sole beneficiary of future earnings, growth and value, and will be the only one entitled to vote on corporate matters affecting the Company.
Additionally, following the Merger, the Company common stock will be delisted from the Nasdaq, will be deregistered under the Exchange Act and will cease to be publicly traded. See the section of this proxy statement entitled “Special Factors — Plans for the Company After the Merger.” As such, the Company will be relieved of the requirements applicable to public companies, including the pressure to meet analyst forecasts and the requirements and restrictions on trading that directors, officers and beneficial owners of more than 10% of the shares of Company common stock face as a result of the provisions of Section 16 of the Exchange Act. The Company will also be relieved of the obligation to separately prepare and furnish information to its stockholders. Parent will benefit from any regulatory compliance cost savings realized by the Company after it becomes a private company.
The primary detriments of the Merger to Parent include the fact that all of the risk of any possible decrease in the future earnings, growth or value of the Company following the Merger will be borne by Parent (and, if the Series B Redemption is not consummated at the consummation of the Merger, PSV LP). Additionally, Parent’s ownership of the Company will be illiquid, with no public trading market for such securities.
Certain Effects on the Company if the Merger Is Not Completed
If the Merger Agreement Proposal is not approved by the Company’s stockholders or if the Merger is not completed for any other reason, the Company’s stockholders will not receive any payment for their shares of Company common stock in connection with the Merger. Instead, the Company will remain an independent public company, and the shares of Company common stock will continue to be quoted on the Nasdaq, for so long as it continues to meet eligibility listing standards. In addition, if the Merger is not completed, the Company expects that management will operate the Company’s business in a manner similar to that in which it is being operated today and that the Company’s stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, without limitation, risks related to the agricultural, farming, agricultural technology, produce preservation and produce supply chain industries in which the Company operates, and adverse economic conditions. You should also read and consider carefully the other information in this proxy statement, the annexes to this proxy statement and the documents incorporated by reference herein, including the risk factors contained in the Company’s Annual Report on Form 10-K and other SEC filings. See the section of this proxy statement entitled “Where You Can Find More Information.”
Failure to complete the Merger could negatively impact the Company business and the market price of the shares of Company common stock
If the Merger is not completed, depending on the circumstances that would have caused the Merger not to be completed, the price of the shares of Company common stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of the shares of Company common stock would return to the price at which the shares of Company common stock are trading as of the date of this proxy statement. Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Company common stock. If the Merger is not completed, the Board will continue to evaluate and review the Company’s business operations, indebtedness and maturity thereof, properties, dividend policy, share repurchase policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the Merger Agreement Proposal is not approved by the Company’s stockholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered or that the Company’s business, financial condition or results of operation will not be adversely impacted.
During the pendency of the Merger being completed, we will be subject to a number of material risks, including the disruption to our business resulting from the announcement of the signing of the Merger Agreement, the diversion of management’s attention from our day-to-day business, and the substantial restrictions imposed by the Merger Agreement on the operation of our business during the period before the completion of the Merger, which may make it difficult for us to achieve our business goals if the Merger does not occur. In addition, PSP and its affiliates would continue to hold a substantial portion of the voting power of the issued and outstanding shares of Company common stock on an as-converted basis.
Failure to complete the Merger could trigger the payment of a termination fee.
If the Merger Agreement is terminated, under specified conditions, including as a result of a change in the recommendation of the Board or the Special Committee or by termination by the Company of the Merger Agreement to enter into an alternative acquisition agreement providing for a superior proposal, the Company will be required to pay Parent a termination fee of $15 million.
In addition, any monetary damages payable by either the Company or Parent for any breach of the Merger Agreement or any document executed in connection therewith (including for any willful and material breach, but excluding fraud) cannot exceed, in the aggregate, $43 million plus up to $2.5 million of reimbursable costs of enforcement (plus, in the case of damages payable by Parent, any reimbursable costs that the Company incurs in assisting Parent in arranging debt financing). See the section of this proxy statement entitled “The Merger Agreement — Company Termination Fee.”
If the Merger is not completed, the Company’s substantial indebtedness and the terms of its Series B Preferred Stock could adversely affect its financial condition and its ability to execute its business strategy.
The Company has a significant amount of indebtedness under the Term Loan that, unless refinanced, would become a current liability on December 31, 2023. As of September 30, 2022, there was $260.4 million outstanding under the Term Loan. Additionally, the terms of the Series B Preferred Stock provide for mandatory cumulative dividends at a rate of 16% per annum to the holder of shares of Series B Preferred Stock, of which 50% is currently payable in cash, 37.5% is currently payable in kind, and 12.5% is currently payable in cash or in kind, at the Company’s option. The voting power of PSP will increase as dividends are paid in kind. As a result of the Company’s substantial indebtedness and the terms of its Series B Preferred Stock, failure to complete the Merger could have important consequences, including:
•	making it more difficult for the Company to satisfy its obligations with respect to its debt;
•	limiting the Company’s ability to obtain additional financing to fund future working capital, capital expenditures, investments or acquisitions or other general corporate requirements;
•
requiring a substantial portion of the Company’s cash flows from operations to be dedicated to payments on its indebtedness and the Series B Preferred Stock instead of other purposes, thereby reducing the availability of its cash flows to fund its other business needs;

•	increasing its vulnerability to adverse general economic and industry conditions;
•	exposing it to interest rate risk as certain of the Company’s indebtedness are at variable rates of interest;
•	limiting its flexibility in planning for, or reacting to, changes in the economy and the industry in which the Company competes;
•	putting the Company at a competitive disadvantage compared to its competitors with less indebtedness;
•	increasing the Company’s cost of borrowing; and
•	decreasing the relative voting power of the holders of the Company common stock.
The occurrence of any one of these events could have a material adverse effect on the Company’s business, financial condition, results of operations and ability to satisfy its obligations in respect of its outstanding indebtedness.
Unaudited Prospective Financial Information of the Company
Management does not as a matter of course make public projections as to future performance, revenues, earnings or other results beyond the next fiscal quarter due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. The Company is especially reluctant to disclose projections for extended periods due to the increasing uncertainty, unpredictability and subjectivity of such assumptions and estimates when applied to time periods further in the future. As a result, the Company does not endorse projections or other unaudited prospective financial information as a reliable indication of future results. However, in connection with the Special Committee’s process, Management prepared certain unaudited prospective financial information, which we refer to generally as “Projections,” and the final version of which we refer to as the “Final Projections.” The Final Projections are included in order to provide the Company’s stockholders with access to the final projections that were made available to the Special Committee and the Board (other than the Recused Directors) in connection with their evaluation of the Merger, made available to PSP in connection with its due diligence review, and made available to Perella Weinberg, and which Perella Weinberg was authorized by the Special Committee to use, in connection with its financial analyses and opinion.

The following table presents a summary of the Final Projections:
($ in millions)	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E
Revenue	$167	$178	$195	$221	$252	$287	$321	$361	$402	$444	$488
Adjusted EBITDA(1)	60	64	69	80	94	113	129	149	170	191	214
Adjusted EBIT(2)	15	18	25	35	49	67	82	102	122	142	163
Net Operating Profit After Tax(3)	8	10	15	23	32	46	57	72	87	102	118
Unlevered Free Cash Flow(4)	52	45	46	49	56	67	79	91	105	120	136
(1)	“Adjusted EBITDA” is defined as net income, plus depreciation and amortization, plus interest expense, plus income tax expense, minus non-operating gains, plus non-operating losses.
(2)	“Adjusted EBIT” is defined as Adjusted EBITDA, minus depreciation & amortization.
(3)	“Net Operating Profit After Tax” is defined as EBIT, minus stock-based compensation expenses, minus income tax adjustments.
(4)
“Unlevered Free Cash Flow” is defined as Net Operating Profit After Tax, plus depreciation and amortization, minus total capital expenditures, minus increases in working capital or plus decreases in working capital, as applicable.

Prior Iterations of the Projections
In May 2022, Management shared with Financial Advisor A and the Special Committee certain unaudited prospective financial information for the fiscal years 2022 to 2025 (which we refer to as the “May Projections”) that Management had prepared to assist the Special Committee in connection with its consideration of a potential Series B Recapitalization.
In August 2022, Management shared with the Special Committee and Perella Weinberg preliminary unaudited prospective financial information for fiscal years 2022 through 2032 (which we refer to as the “August Projections”), to assist the Special Committee in connection with its consideration of a potential Go Private Transaction and alternatives thereto. The August Projections were an update to the May Projections to reflect the inclusion of the Company’s second-quarter 2022 financial results and extend projections an additional seven years.
In early September 2022, Management shared with the Special Committee and Perella Weinberg updated preliminary unaudited prospective financial information for fiscal years 2022 through 2032 (which we refer to as the “September Projections”), which were an update to the August Projections to reflect (1) an increase in research and development expenses as a percentage of revenue from 4% to 6% for the fiscal years 2027 to 2032 and (2) certain updates to working capital assumptions and non-recurring expenses to be more in line with actual figures and trends. The September Projections did not reflect any changes to the revenue forecasts. The September Projections, which reflected immaterial changes to the August Projections, were provided to PSP and Dow on September 15, 2022, and September 20, 2022, respectively.
In October 2022, Management shared with the Special Committee and Perella Weinberg further updated preliminary unaudited prospective financial information for fiscal years 2022 through 2032 (which we refer to as the “October Projections”), which were an update to the September Projections to reflect (1) the inclusion of the Company’s August 2022 financial results and (2) the effect of changes in foreign currency exchange rates.
In early November 2022, Management prepared the Final Projections, which were an update to the October Projections to reflect the inclusion of the Company’s third-quarter 2022 financial results.
In addition to the summary of the Final Projections above, the Company is including a summary of each of the May Projections, the August Projections, the September Projections, and the October Projections in this proxy statement in order to provide the Company’s stockholders with access to additional information that was previously made available to the Special Committee and Perella Weinberg and, with respect to the May Projections, Financial Advisor A, and, with respect to the September Projections, PSP and Dow, in connection with the uses described above.
The summary of the Final Projections above and the summaries below present certain line items in the Projections that were shared with the Special Committee. The line items presented in the Final Projections that are not presented in the summaries below were not included in the applicable iteration of the Projections provided to the Special Committee.

October Projections
The following table presents a summary of the October Projections:
($ in millions)	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E
Revenue	167	178	195	221	252	287	321	361	402	444	488
Adjusted EBITDA(1)	62	64	69	80	94	113	129	149	170	192	214
(1)	“Adjusted EBITDA” is defined as net income, plus depreciation and amortization, plus interest expense, plus income tax expense, minus non-operating gains, plus non-operating losses.
September Projections
The following table presents a summary of the September Projections:
($ in millions)	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E
Revenue	$176	$186	$199	$221	$252	$287	$321	$361	$402	$444	$488
Adjusted EBITDA(1)	67	68	72	80	94	113	129	149	170	192	214
(1)	“Adjusted EBITDA” is defined as net income, plus depreciation and amortization, plus interest expense, plus income tax expense, minus non-operating gains, plus non-operating losses.
August Projections
The following table presents a summary of the August Projections:
($ in millions)	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E
Revenue	$176	$186	$199	$221	$252	$287	$321	$361	$402	$444	$488
Adjusted EBITDA(1)	67	68	72	80	94	113	131	153	175	199	223
(1)	“Adjusted EBITDA” is defined as net income, plus depreciation and amortization, plus interest expense, plus income tax expense, minus non-operating gains, plus non-operating losses.
May Projections
The following table presents a summary of the May Projections:
($ in millions)	2022E	2023E	2024E	2025E
Adjusted EBITDA	$67	$70	$74	$83
(1)	“Adjusted EBITDA” is defined as net income, plus depreciation and amortization, plus interest expense, plus income tax expense, minus non-operating gains, plus non-operating losses.
Additional Information About the Projections
The inclusion of the Projections in this proxy statement should not be regarded as an indication that any of the Company or any of its affiliates, advisors or representatives have considered the Projections to be predictive of actual future events, and the Projections should not be relied upon as such. This summary of these internal financial projections is not being included in this proxy statement to influence your decision whether to vote in favor of any proposal. The Company advises the recipients of the Projections that its internal financial forecasts upon which the Projections were based are subjective in many respects.
Although presented with numerical specificity, the Projections were based on numerous variables, assumptions and estimates as to future events with respect to the Company’s performance, industry performance and general business, regulatory, economic, market and financial conditions made by the Company’s management that the Company’s management believed were reasonable at the time the Projections were prepared, taking into account the relevant information available to management at the time. The Projections reflect assumptions regarding the impact of foreign currency exchange rates, potential price increases for the Company’s products, competition in the Company’s business and the industry generally, industry growth, the potential growth of the Company’s business as it introduces new products and the absence of any adverse material change in the financial condition and prospects of the Company and the industry, and in the financial markets in general. In particular, the Projections assume revenue growth to accelerate in the later years of the Projections, as the Company introduces new products and diversifies the application of SmartFresh beyond apples, and potential erosion in revenue from SmartFresh’s application in apples. These variables, assumptions and estimates are inherently uncertain and many are beyond the control of the Company. Important factors that may affect actual results and cause these internal financial projections not to be achieved include, but are not limited to, risks and uncertainties relating to the business of the Company (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the regulatory and competitive environment, changes in technology, general business and economic conditions, the launch of the Growth Product Lines, weather variability, exchange rate fluctuations and other risk factors referenced in the section of this proxy statement entitled “Cautionary Statement Concerning Forward-Looking Information.” Various assumptions underlying the Projections may not prove to have been, or may no longer be, accurate. The Projections may not be realized, and actual results may be significantly higher or lower than projected in the Projections. The Projections summarized above do not give effect to the Merger. The Projections also reflect assumptions as to certain business strategies or plans that are subject to change. The Projections do not take into account any circumstances or events occurring after the date they were prepared. The Projections cover multiple years, and such information by its nature becomes less predictive with each successive year. As a result, the inclusion of the Projections in this proxy statement should not be relied on as necessarily predictive of actual future events and actual results may differ materially (and will differ materially if the Merger and the other transactions contemplated by the Merger Agreement are completed) from the Projections. For all of these reasons, the internal financial projections, and the assumptions upon which they are based, are (i) not guarantees of future results; (ii) inherently speculative; and (iii) subject to a number of risks and uncertainties. As a result, actual results may differ materially from those contained in these internal financial projections. Accordingly, there can be no assurance that the Projections will be realized.
The Projections were prepared solely for internal use and to assist the Special Committee and the Board (other than the Recused Directors) with their consideration and evaluation of transactions, including the Merger, Perella Weinberg with its financial analyses and opinion and PSP with its due diligence review of the Company, and although they were prepared on an accounting basis consistent with the Company’s financial statements, they were not prepared with a view toward public disclosure or toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Projections included in this document have been prepared by, and are the responsibility of, the Company. Neither the Company’s independent auditor nor any other independent accountant has compiled, examined or performed any procedures with respect to the Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability.
Adjusted EBITDA, Net Operating Profit After Tax and Unlevered Free Cash Flow contained in the Projections are “non-GAAP financial measures,” where are financial performance measures that are not calculated in accordance with GAAP. The non-GAAP financial measures used in the Projections were relied upon by Perella Weinberg for purposes of its opinion and by the Board (other than the Recused Directors) and the Special Committee in connection their evaluation of the Merger. The SEC rules which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures included in disclosures relating to a proposed business combination such as the Merger if the disclosure is included in a document such as this proxy statement. In addition, reconciliations of non-GAAP financial measures were not relied upon by Perella Weinberg for purposes of its opinion or by the Board or the Special Committee in connection with their evaluation of the Merger. Accordingly, the Company has not provided a reconciliation of the financial measures included in the Projections to the relevant GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP.
For these reasons, the inclusion of specific portions of the Projections in this proxy statement should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such. None of the Company or any of its affiliates, advisors, officers, directors, partners, representatives or advisors (including Perella Weinberg) can give you any assurance that actual results will not differ from these projections. Except as required by applicable law, none of the Company or any of its affiliates, advisors, officers, directors, partners, representatives or advisors (including Perella Weinberg) undertake any obligation to update or otherwise revise or reconcile the Projections or the specific portions presented to reflect circumstances existing after the date the Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. Therefore, readers of this proxy statement are cautioned not to place undue, if any, reliance on the specific portions of the Projections set forth above. None of the Company or any of its affiliates, advisors, officers, directors, partners, representatives or advisors (including Perella Weinberg) intend to make publicly available any update or other revision to these projections. In addition, none of the Company or any of its affiliates, advisors, officers, directors, partners, representatives or advisors (including Perella Weinberg) have made, make, or are authorized in the future to make, any representation to any stockholder or other person regarding the Company’s ultimate performance compared to the information contained in the Projections or that projected results will be achieved, and any statements to the contrary should be disregarded. The Company has made no representation to Parent or PSP, in the Merger Agreement or otherwise, concerning the Projections.
Interests of Executive Officers and Directors of the Company in the Merger
In considering the recommendation of the Board that the stockholders of the Company adopt the Merger Agreement, the Company’s stockholders should be aware that the executive officers and directors of the Company have certain interests in the transactions that may be different from, or in addition to, the interests of the Company’s stockholders generally. The Special Committee and the Board were aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated by it, including the Merger, and in making their recommendations with respect to the Merger Agreement.
In addition to the matters described below, four directors, John Atkin, Alexander Corbacho, Kevin Schwartz, and Kay Kuenker, were designated by PSP as directors on the Board. Such persons recused themselves from deliberations regarding the Merger due to their affiliation with, or designation to the Board by, PSP.
For purposes of this disclosure, we have included each of the Company’s current executive officers. Our former chief executive officer, Jordi Ferre, was a named executive officer of the Company in the Company’s annual report filed on Form 10-K for the fiscal year ended December 31, 2021; however, Mr. Ferre’s employment and service on the Board terminated in 2021 and he is not entitled to any payments of benefits as a result of the Merger that are different from or in addition to the interests of the Company’s stockholders generally. As such, our named executive officers for purposes of these disclosures (which we refer to together as the “NEOs”) are:
•	Clinton A. Lewis, Jr., Chief Executive Officer;
•	Graham Miao, Executive Vice President and Chief Financial Officer; and
•	Thomas Ermi, Executive Vice President and General Counsel.
The treatment of the Company’s equity awards and certain other compensation arrangements in connection with the Merger is provided in the Merger Agreement and is detailed below.
Treatment of Company Equity Awards, Employee Stock Purchase Plan and Common Stock
Options and Stock Appreciation Rights
At the Effective Time, each then outstanding Company stock option and each then outstanding Company stock appreciation right will automatically be cancelled and converted into the right to receive no later than the second regularly scheduled payroll of the Company following the Effective Time, an amount in cash, without interest and less applicable tax withholdings, equal to the product of (x) the number of shares of Company common stock subject to such option or right, as applicable, immediately prior to the Effective Time multiplied by (y) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of such option or the base price per share of such right, as applicable.
At the Effective Time, each then outstanding Company stock option and each then outstanding Company stock appreciation right, in each case, whether vested or unvested, for which the exercise price per share or the base price per share, as applicable, is equal to or greater than the Merger Consideration will be cancelled without payment of any consideration.

Restricted Stock Units and Phantom Stock Units
At the Effective Time, each then outstanding Company restricted stock unit and each then outstanding Company phantom stock unit will automatically be cancelled and converted into the right to receive an amount in cash, without interest and less applicable tax withholdings, equal to the product of (x) the number of shares of Company common stock or phantom shares of Company common stock subject to such restricted stock unit or phantom stock unit, as applicable, multiplied by (y) the Merger Consideration, within 30 days following the Effective Time (or, if required to avoid the imposition of a penalty under Section 409A of the Code, at such later time as would not result in the imposition of a penalty under Section 409A of the Code).
Performance-based Restricted Stock Units and Performance-based Phantom Stock Units
At the Effective Time, the number of performance-based restricted stock units and performance-based phantom stock units, as applicable, earned with respect to each outstanding 2020 Company Performance Award, shall be determined based on actual performance through the end of the performance period applicable to such 2020 Company Performance Awards and paid in accordance with the terms of the applicable award agreement; provided, however, that (x) performance in respect of the total shareholder return metric shall be determined using a per share price equal to the Merger Consideration and (y) if the Effective Time occurs before payment has occurred with respect to the 2020 Company Performance Awards, at the Effective Time, each then outstanding 2020 Company Performance Award will be cancelled and converted into the right to receive, as soon as practicable after the end of the performance period applicable to the 2020 Company Performance Award and on or before March 15, 2023, an amount in cash (without interest and less applicable tax withholdings), equal to (A) the number of performance-based restricted stock units or the number of performance-based phantom stock units, as applicable, earned based on actual performance but with the total shareholder return metric determined using a per share price equal to the Merger Consideration, multiplied by (B) the Merger Consideration.
At the Effective Time, each then outstanding Post-2020 Company Performance Award will be cancelled and converted into the contractual right to receive a cash payment (without interest and less applicable tax withholdings) in an amount equal to (A) the “target” number of performance-based restricted stock units or the “target” number of performance-based phantom stock units, as applicable, awarded pursuant to the terms of the applicable Post-2020 Company Performance Award (without proration for any portion of the performance period that has not yet been completed), multiplied by (B) the Merger Consideration. Following the Effective Time, such cash-based award will remain subject to the same terms and conditions as are applicable to the corresponding Post-2020 Company Performance Award immediately prior to the Effective Time, as applicable (including time-based vesting conditions and any termination-related vesting entitlements but excluding all performance-based vesting conditions). If, on or within 12 months after the closing of the Merger, the continuous service of the holder of a Post-2020 Company Performance Award is terminated by the employer without “cause” or by the individual for “good reason,” the cash-based award will automatically become immediately and fully vested as of the date of termination of such holder’s service.
Treatment of Company Restricted Shares
At the Effective Time, each then outstanding unvested restricted share of Company common stock will automatically be cancelled and converted into the right to receive an amount in cash equal to the Merger Consideration, less applicable tax withholdings, payable within 30 days following the Effective Time.
For an estimate of the amounts that would be payable to each of the Company’s NEOs on settlement of their unvested Company equity awards, see the section of this proxy statement entitled “Special Factors — Interests of Executive Officers and Directors of the Company in the Merger — Quantification of Payments and Benefits to Company’s Named Executive Officers” below. The estimated aggregate amount that would be realized by the nine Company non-employee directors in respect of their unvested Company equity awards as of November 30, 2022 is $1,150,812. Messrs. Corbacho and Schwartz assigned all of the compensation each would receive for his service as a director, including Company equity awards, to PSP.
Employee Stock Purchase Plan
With respect to the ESPP, (1) except for the current offer period in effect as of November 21, 2022, no new offer periods will be authorized or commenced under the ESPP, (2) no new individuals will be permitted to enroll in the ESPP and no increase in the amount of participants’ payroll deduction elections will be allowed,

(3) if the current offer period has not terminated, it will terminate shortly before the Effective Time, (4) the Company will cause the exercise of each outstanding purchase right under the ESPP to occur before the Effective Time, and (5) the Company will terminate the ESPP effective immediately prior to the Effective Time.
Common Stock
At the Effective Time, each issued share of Company common stock held by our executives and directors shall be treated in the same manner as the shares of Company common stock held by the Unaffiliated Stockholders, as discussed above in the section of this proxy statement entitled “Special Factors — Certain Effects of the Merger — Benefits of the Merger for the Unaffiliated Stockholders.” Based on each stockholder’s right to receive the Merger Consideration of $3.00 in cash per share of Company common stock, the estimated amount that would be realized by each of the NEOs in respect to their beneficially owned shares of Company common stock is as follows: $1,161,267 in the case of Mr. Lewis, $1,174,188 in the case of Mr. Miao and $1,101,039 in the case of Mr. Ermi. The estimated aggregate amount that would be realized by the nine Company non-employee directors in respect to their beneficially owned shares of Company common stock is $2,858,808. For further information pertaining to the beneficial ownership of our executives and directors, see the section of this proxy statement entitled “Other Important Information Regarding the Company — Security Ownership of Certain Beneficial Owners and Management,” below.
Change in Control Agreements with Named Executive Officers
Each NEO has a change in control executive severance agreement with the Company providing for severance payments and termination benefits upon a termination of such NEO’s employment that is a qualifying termination. The Merger will constitute a “change in control” for purposes of the NEOs’ change in control executive severance agreements.
Under the NEO’s change in control executive severance agreements, if the NEO’s employment terminates due to a termination by the Company without “cause,” by the NEO for “good reason,” or due to the NEO’s death or disability, in each case, during the period commencing 60 days prior to and ending 24 months following a change in control of the Company, the NEO is entitled to: (1) any accrued but unpaid salary, accrued but unused vacation and vested benefits, (2) an amount equal to (a) two and a half times with respect to Mr. Lewis and (b) two times with respect to Messrs. Miao and Ermi the sum of (x) the NEO’s annual base salary then in effect and (y) the target bonus amount payable to the executive under the Company’s annual performance bonus program for the fiscal year of the Company in which the date of termination occurs (the “Annual Bonus Target”), payable in a lump sum on the first payroll date on or following the 60th day after the date of termination; (3) a portion of the Annual Bonus Target for the calendar year in which the NEO’s employment is terminated, pro-rated for the period of the year during which the NEO was employed by the Company, payable in a lump sum on the first payroll date on or following the 60th day after the date of termination; and (4) subject to the NEO’s election of continued Consolidated Omnibus Budget Reconciliation Act of 1985 health care coverage and continued co-payment of premiums at the active employee rates, continued participation in the Company’s group health plan for 18 months after the termination date, or if earlier, until the NEO obtains other employment that offers group health benefits. The severance benefits described above are generally conditioned upon the NEO’s execution of a release of all claims against the Company, and such release having become irrevocable.
The NEOs also are party to employment agreements that provide for reduced levels of severance payments and benefits upon a termination by the Company without cause or by the NEO for good reason other than when the NEO is entitled to severance under the change in control executive severance agreement. The employment agreements contain non-compete, non-solicitation and confidentiality provisions that the NEOs agree to comply with whether the termination occurs under the employment agreements or the change in control executive severance agreements. To the extent payments to an NEO constitute “parachute payments” within the meaning of Section 280G of the Code, the payments to be received by the NEO may be reduced to the extent a reduction in the payment amount would put the officer in a better after-tax position than he or she would be in if the excise tax under Section 4999 were imposed on such payments.

For an estimate of the value of the payments and benefits described above that would be payable to the Company’s NEOs under their change in control executive severance agreements upon a qualifying termination, see the section of this proxy statement entitled “Special Factors — Interests of Executive Officers and Directors of the Company in the Merger — Quantification of Payments and Benefits to Company’s Named Executive Officers” below.
280G Mitigation Actions
In connection with the Merger, and to mitigate the potential impact of Sections 280G and 4999 of the Code on the Company and certain executive officers, on December 29, 2022, the Compensation and Talent Committee of the Board approved the following actions to mitigate the potential impact of Sections 280G and 4999 of the Code on the Company and its executive officers (including the NEOs and other executive officers):
(1)
acceleration of the vesting and settlement of the 2020 Company Performance Awards granted to Messrs. Miao and Ermi, which otherwise would have vested on December 31, 2022 and been settled between January 1, 2023 and March 15, 2023, so that such 2020 Company Performance Awards vested and settled in December 2022 at 128.1% of the target level of performance, which for Messrs. Miao and Ermi equates to 276,681 shares of Company common stock and 98,681 shares of Company common stock, respectively, provided, that if the Compensation and Talent Committee of the Board determines on or before the earlier of March 15, 2023 and the closing of the Merger that the 2020 Company Performance Awards were achieved at more than 128.1% of the target level of performance, Messrs. Miao and Ermi will be issued the corresponding additional number of shares of the Company common stock provided for in their respective grant agreements, and if the Compensation and Talent Committee of the Board determines on or before the earlier of March 15, 2023 and the closing of the Merger that the recipient’s 2020 Company Performance Awards were achieved at less than 128.1% of the target level of performance, Messrs. Miao and Ermi must pay to the Company as soon as practical after such determination an amount in cash equal to the fair market value of the excess number of shares they received;

(2)
acceleration of the vesting of the outstanding unvested restricted shares of Company common stock granted to Messrs. Miao and Ermi, which otherwise were scheduled to vest on the earlier to occur of their scheduled vesting date on April 14, 2023 and the closing of the Merger, so that such restricted shares of Company common stock vested on December 29, 2022, including 72,036 shares of Company common stock for Mr. Miao and 25,678 shares of Company common stock for Mr. Ermi; provided that if the recipient would have forfeited any of his applicable unvested restricted shares of Company common as a result of the recipient’s termination of employment before the earlier of April 14, 2023 and the closing of the Merger, the recipient must pay to the Company as soon as practical after such termination an amount in cash equal to the fair market value of the number of shares that vested that would not otherwise have vested but for the acceleration; and

(3)
acceleration of the vesting of the outstanding Company restricted stock units granted to the NEOs and certain other executive officers, which were scheduled to vest on the earlier to occur of their scheduled vesting dates in March, April and/or May of 2023, and the closing of the Merger, so that such restricted stock units vested on December 29, 2022, including, 374,497 restricted stock units for Mr. Lewis, 121,129 restricted stock units for Mr. Miao and 43,178 restricted stock units for Mr. Ermi provided that if the recipient would have forfeited any of his applicable restricted stock units as a result of the recipient’s termination of employment before the earlier of the applicable scheduled vesting date in 2023 and the closing of the Merger, the recipient must pay to the Company as soon as practical after such termination an amount in cash equal to the fair market value of the number of shares issued in respect of his restricted stock units that would not otherwise have been issued but for the acceleration.

These actions were intended to mitigate the potential impacts of Sections 280G and 4999 of the Code on the Company and the executive officers, including to preserve potential compensation-related corporate income tax deductions for the Company that might otherwise be disallowed through the operation of Section 280G of the Code and to mitigate or eliminate the amount of excise tax that may be payable by a named executive officer pursuant to Section 4999 of the Code. The Company equity awards that were accelerated would have otherwise vested, if not earlier vested, upon the consummation of the Merger, assuming it is consummated.

The accelerated Company equity awards will not be included in determining whether the Merger Agreement Proposal has been approved by the affirmative vote of the majority of the unaffiliated shares because they are held by persons that the Company has determined to be an “officer” of the Company within the meaning of Rule 16a-1(f) of the Exchange Act.
Post-Closing Compensation
It is expected that the Company and PSP will work together to develop a new long-term incentive plan for the Company to be implemented following the closing, and representatives of Parent may hold preliminary discussions with certain members of the Company’s management team regarding employment with, and the right to purchase or participate in the equity of, Parent or one or more of its affiliates. However, as of the date of this proxy statement, none of the Company’s executive officers has entered into any agreement or understanding with respect to the foregoing, and there can be no assurances that the terms of any such agreements or arrangements will be agreed upon with any executive officers in the future. If Parent or its affiliates and the Company’s executive officers do not enter into agreements regarding employment with Parent or its affiliates, then the Company’s executive officers will remain subject to their existing arrangements with the Company.
Indemnification and Insurance
Pursuant to the terms of the Merger Agreement, each of the Company’s and its subsidiaries’ present and former directors and officers will be entitled to certain ongoing indemnification by Parent and the Surviving Corporation for a period of six years following the Effective Time. Such indemnified parties will be held harmless to the fullest extent permitted under applicable law against any costs or expenses arising out of or related to (x) their service in their respective positions with the Company or its subsidiaries or (y) services performed by such indemnified parties at the request of the Company or its subsidiaries, in each case at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including with respect to (1) the Merger and any other transactions contemplated by the Merger Agreement and (2) actions to enforce any indemnification or advancement right of any indemnified party.
Any indemnified party’s (or their predecessors and heirs) rights to exculpation or indemnification for acts or omissions occurring prior to the Effective Time existing as of the date of the Merger Agreement, as provided in the Company’s (or its subsidiaries’) certificates of incorporation or bylaws (or comparable organizational or governing documents) in effect on the date of the Merger Agreement or in any contract set forth in in the Company’s confidential disclosure schedule delivered to Parent in connection with execution of the Merger Agreement, will survive the Merger and the transactions contemplated by the Merger Agreement and will continue in full force and effect in accordance with their terms. After the Effective Time, Parent and the Surviving Corporation will fulfill and honor such obligations to the maximum extent that the Company (or its applicable subsidiary) would have been permitted to fulfill and honor them by applicable law.
For six years following the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation will contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the certificate of incorporation and bylaws of the Company in effect on the date of the Merger Agreement, and such provisions will not be amended, repealed or otherwise modified for six years following the Effective Time in any manner which would adversely affect the rights of the indemnified parties, except as required by applicable law.
Prior to the Effective Time, the Company will obtain and fully pay the premium for “tail” insurance policies for the extension of (1) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and (2) the Company’s existing fiduciary liability insurance policies, in each case, for a claims reporting or discovery period of at least six years from and after the Effective Time (the “tail period”) from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the date of the Merger Agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its subsidiaries by reason of his or her serving in such capacity that existed or occurred at or prior to the Effective Time. If the amount of the “tail” insurance policy exceeds 300% of the last annual premium paid by the Company prior to the date of the Merger Agreement, the Surviving

Corporation will obtain a policy with the greatest coverage available for a cost not exceeding such amount. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation will continue to maintain in effect for the tail period the D&O insurance in place as of the date of the Merger Agreement with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of the Merger Agreement, or the Surviving Corporation will purchase comparable D&O insurance for the tail period with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of the Merger Agreement. However, neither Parent nor the Surviving Corporation will be required to expend for such D&O insurance policy an aggregate amount greater than 300% of the last annual premium paid by the Company prior to the date of the Merger Agreement and if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation must obtain a policy with the greatest such coverage available for such amount.
The indemnification rights provided in the Merger Agreement are in addition to the indemnification rights that exist under the certificates of incorporation or bylaws of the Company. Moreover, if Parent or the Surviving Corporation (or any of their respective successors or assigns) will consolidate or merge with any other entity and will not be the continuing or surviving entity in such transaction, or transfers at least 50% of its properties and assets to any other entity, then in each case proper provision will be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such assets, as the case may be, will assume the indemnification obligations set forth in the Merger Agreement.
Quantification of Payments and Benefits to Company’s Named Executive Officers
The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K under the Securities Act, which requires disclosure of information about certain compensation for each NEO of the Company that is based on, or otherwise relates to, the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and is subject to a non-binding advisory vote of the stockholders of the Company.
The table below sets forth the amount of payments and benefits that each of the Company’s NEOs would receive in connection with the Merger, assuming (1) that the Merger was consummated and each such NEO experienced a qualifying termination on November 30, 2022 (which is the assumed date solely for purposes of this golden parachute compensation disclosure); (2) a per share price of Company common stock of $3.00 (the Merger Consideration); (3) that each NEO’s base salary rate and annual target bonus remain unchanged from those in effect as of the date of this proxy statement; and (4) that the equity awards remain unchanged from those that are outstanding as of November 30, 2022.
The calculations in the table below do not include any amounts that the NEOs were entitled to receive or that were vested as of the date hereof and do not take into account the accelerated vesting and payments to mitigate the impact of Sections 280G of the Code and 4999 of the Code described above. In addition, these amounts do not attempt to forecast any additional awards, grants or forfeitures that may occur prior to the Effective Time or any awards that, by their terms, may vest in accordance with their terms irrespective of the Merger prior to the Effective Time. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by an NEO may materially differ from the amounts set forth below.
For purposes of this discussion, “single trigger” refers to compensation benefits that arise as a result of the completion of the Merger. Because the closing of the transactions contemplated by the Merger Agreement will constitute a “change in control” under the change of control executive severance agreements and/or compensation arrangements in which the Company’s NEOs participate, “double trigger” in this disclosure refers to compensation and benefits that are payable upon a qualifying termination that occurs within a specified period of time following the consummation of the Merger.

Golden Parachute Compensation
Named Executive Officer	Cash ($)(1)	Equity Awards ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Clinton A. Lewis, Jr.	3,656,500	5,277,297	44,383	8,978,180
Graham Miao	1,988,500	2,876,499	26,020	4,891,019
Thomas Ermi	1,300,334	1,025,364	39,369	2,365,067
(1)
Cash. The amounts in this column represent: (i) a lump sum cash severance payment in an amount equal to 250% for Mr. Lewis and 200% for Messrs. Miao and Ermi of their annual base salary and annual target bonus for the year of termination; and (ii) a prorated target annual bonus for the year of termination. Such cash severance payments are “double trigger” and become payable only upon a qualifying termination within 24 months following the Effective Time. The estimated amount of each such severance payment is shown in the following table.

Named Executive Officer	Lump Sum Cash Severance ($)	Prorated Bonus ($)	Total ($)
Clinton A. Lewis, Jr.	3,090,000	566,500	3,656,500
Graham Miao	1,672,800	315,700	1,988,500
Thomas Ermi	1,128,000	172,334	1,300,334
(2)
Equity Awards. The amounts in this column represent the aggregate estimated value payable to the NEOs in respect of (i) the unvested restricted stock awards and unvested restricted stock units (calculated by multiplying the total number of shares of restricted stock or restricted stock units held by the executive officer, as applicable, by the Merger Consideration), (ii) the unvested stock options (calculated by multiplying (x) the total number of shares of Company common stock subject to the unvested options held by the NEO by (y) the excess of the Merger Consideration over the per share exercise price of the unvested options), and (iii) the Company Performance Awards (calculated by multiplying the “target” number of performance-based restricted stock units awards by the Merger Consideration), in each case, in accordance with the Merger Agreement and without regard to applicable taxes and withholdings. The outstanding unvested stock options, restricted stock units and restricted shares held by the NEOs will become vested in connection with the Merger and are considered payable pursuant to “single trigger” arrangements. The unvested Company Performance Awards will be converted into cash-based awards which will become vested if, the NEO experiences a qualifying termination within 12 months after the closing of the Merger, and therefore, are considered subject to “double trigger” vesting acceleration. The estimated value of each such equity awards is shown in the following table. As discussed above, these calculations assume, among other things, the closing date of the Merger to be November 30, 2022 (which is the assumed date solely for purposes of this golden parachute compensation disclosure). The amounts in the table below in the column entitled “Company Performance Awards” include 2020 Company Performance Awards which have a performance period ending December 31, 2022. Prior to the Effective Time, such 2020 Company Performance Awards may vest in accordance with their terms irrespective of the Merger.

Named Executive Officer	Stock Options ($)	Restricted Shares ($)	Restricted Stock Units ($)	Company Performance Awards($)	Total ($)
Clinton A. Lewis, Jr.	338,058	—	2,655,717	2,283,522	5,277,297
Graham Miao	—	216,108	921,906	1,738,485	2,876,499
Thomas Ermi	—	77,034	328,626	619,704	1,025,364
As described in the section entitled “The Merger—Interests of the Directors and Executive Officers of the Company in the Merger—280G Mitigation Actions” above, on December 29, 2022, in accordance with the terms of the Merger Agreement, the Compensation and Talent Committee of the Board approved certain Section 280G mitigation actions with respect to the Company’s named executive officers, including (i) for Messrs. Miao and Ermi only, determination of the performance results of 2020 Company Performance Awards at 128.1% of the target levels of performance and acceleration of the settlement of such 2020 Company Performance Awards into calendar year 2022; (ii) for Messrs. Miao and Ermi only, acceleration of the vesting of the outstanding unvested restricted shares of the Company common stock into calendar year 2022, which otherwise were scheduled to vest on the earlier to occur of their scheduled vesting date on April 14, 2023 and the closing of the Merger; and (iii) for all NEOs, acceleration of the vesting and settlement of the outstanding Company restricted stock units into calendar year 2022, which otherwise were scheduled to vest on the earlier to occur of their scheduled vesting dates in March, April and/or May of 2023 and the closing of the Merger. The Company equity awards that were accelerated would have otherwise vested, if not earlier vested, upon the consummation of the Merger, assuming it is consummated.
(3)
Perquisites/Benefits. Amounts shown reflect the value of the applicable multiple of continued COBRA coverage payable by the Company to the NEOs (and the NEO’s spouse and dependents, as applicable). Such benefits are “double trigger” and become payable only upon a qualifying termination under the terms of the NEO’s change in control executive severance agreement.

The calculations in the tables above are hypothetical estimates based on the assumptions discussed above, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, and do not reflect certain compensation actions that may occur before the completion of the Merger. The actual amount of payments and benefits that each of the Company’s NEOs receive in connection with the Merger may be higher or lower than those appearing in the table above.

The Company expects that, following the completion of the Merger, the NEOs will continue to serve as officers of the Surviving Corporation. Assuming that each NEO does not experience a qualifying termination, upon the completion of the Merger the NEOs would not be entitled to receive any payments or benefits that are payable pursuant to “double trigger” arrangements and would be entitled to receive only the payments or benefits that would become payable pursuant to “single trigger” arrangements.
Intent to Vote in Favor of the Merger
Our directors and executive officers have informed us that, as of the date of this proxy statement, they intend to vote all of the shares of Company common stock owned directly by them in favor of the Merger Agreement Proposal, the Adjournment Proposal and the Merger-Related Compensation Proposal. As of [   ], 20[   ], the Record Date for the Special Meeting, our directors and executive officers directly owned, in the aggregate, [   ] shares of Company common stock entitled to vote at the Special Meeting, or approximately [   ]% of the voting power of all the outstanding shares of Company common stock and shares of Series B Preferred Stock, taken together as a single class. As discussed below in the section of this proxy statement entitled “The Merger (The Merger Agreement Proposal — Proposal 1),” the approval of the Merger Agreement Proposal requires the affirmative vote of both (1) the majority of the outstanding shares and (2) the majority of the unaffiliated shares. Our directors and executive officers will be excluded from the required vote by Unaffiliated Stockholders.
Appraisal Rights
The following summarizes Delaware law pertaining to appraisal rights in connection with the Merger. The following discussion is not a complete statement of the law pertaining to appraisal rights under Delaware law and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex C and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that you exercise your appraisal rights under Section 262.
Any person contemplating the exercise of such appraisal rights should carefully review the provisions of Section 262, which is attached hereto as Annex C, particularly the procedural steps required to properly demand and perfect such rights. Failure to follow the steps required by Section 262 for demanding and perfecting appraisal rights may result in the loss of such rights. All references in this summary to (i) “Company stock” are to shares of the Company common stock, Series A Preferred Stock and Series B Preferred Stock, (ii) a “stockholder” are to the record holder of shares of the Company stock, (iii) a “beneficial owner” are to a person who is the beneficial owner of shares of the Company stock held either in voting trust or by a nominee on behalf of such person, and (iv) a “person” are to an individual, corporation, partnership, unincorporated association or other entity.
Under Section 262, stockholders desiring to exercise their right to appraisal must (1) properly submit a written demand for an appraisal of their shares of Company stock to the Company prior to the stockholder vote on the Merger Agreement Proposal; (2) not submit a proxy or otherwise vote in favor of the Merger Agreement Proposal; (3) hold shares of Company stock upon the making of a demand under clause (1) and continue to hold their shares of Company stock through the effective date of the Merger; (4) not thereafter withdraw their demand for appraisal of their shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL; and (5) otherwise meet the criteria and follow the procedures set forth in Section 262. A beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with the procedures of subsection (d)(1) of Section 262 summarized above, provided that (i) such beneficial owner continuously owns such shares through the effective date of the Merger and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of Section 262, and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the Company under Section 262 and to be set forth on the Verified List (defined below). The shares of Company common stock are currently listed on a national securities exchange, and, assuming such shares remain listed on a national securities exchange immediately prior to the Merger (which we expect to be the case), after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all holders of Company common stock who are otherwise entitled to appraisal rights unless (x) the total number of shares of Company common stock entitled to appraisal exceeds 1% of the outstanding shares of Company common stock eligible for appraisal or (y) the value of the aggregate consideration offered pursuant to the Merger Agreement in respect of such total number of shares exceeds $1,000,000. We refer to these conditions as the “Minimum Conditions.”
Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment; provided, however, that at any time before the Delaware Court of Chancery enters judgment in the appraisal proceeding, the Surviving Corporation may pay to each person entitled to appraisal an amount in cash, in which case any such interest will accrue after the time of such payment only on the amount that equals the sum of (1) the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery and (2) any interest accrued prior to the time of such voluntary payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Persons considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 could be more than, the same as or less than the Merger Consideration.
Under Section 262, where a merger agreement is to be submitted for approval and adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of the corporation’s stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes such notice that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as Annex C. In connection with the Merger, any person who wishes to exercise appraisal rights or who wishes to preserve such person’s right to do so should review Annex C carefully. Failure to comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A person who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal, we believe that if a person considers exercising such rights, that person should seek the advice of legal counsel.
Stockholders and beneficial owners wishing to exercise the right to seek an appraisal of their shares of Company stock must strictly comply with Section 262. In addition, a stockholder of record, a beneficial owner or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective date of the Merger. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.
Because receipt of a signed proxy that does not contain voting instructions will, unless timely revoked, be voted in favor of the Merger Agreement Proposal, a stockholder who votes by proxy and who wishes to exercise appraisal rights should not return a blank proxy, but rather must vote against the Merger Agreement Proposal, abstain or not vote his, her or its shares. Beneficial owners should consult with their bank, broker or other nominee regarding methods of voting.
Filing Written Demand
Any stockholder or beneficial owner wishing to exercise appraisal rights must deliver to the Company, before the vote on the Merger Agreement Proposal at the Special Meeting, a written demand for the appraisal of such person’s shares. Neither voting against the Merger Agreement Proposal nor abstaining from voting or failing to vote on the Merger Agreement Proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Merger Agreement Proposal. A stockholder’s or beneficial owner’s failure to make the written demand prior to the taking of the vote on the Merger Agreement Proposal at the Special Meeting will constitute a waiver of appraisal rights.
Record Holders
A demand for appraisal by a holder of record must be executed by or on behalf of the holder of record and must reasonably inform us of the identity of the stockholder and state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the Merger. If a holder of record is submitting a demand with respect to shares owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner in such capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A holder of record, such as a brokerage firm, bank, trust or other nominee, who holds shares of Company stock as nominee or intermediary for one or more beneficial owners may exercise appraisal rights with respect to shares of Company stock held for one or more beneficial owners while not exercising appraisal rights for other beneficial owners. In that case, the written demand should state the number of shares of Company stock as to which appraisal is sought. Where no number of shares of Company stock is expressly mentioned, the demand will be presumed to cover all shares of Company stock held in the name of the holder of record.
Beneficial Owners
A beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with the procedures of subsection (d)(1) of Section 262 summarized above, provided that (i) such beneficial owner continuously owns such shares through the effective date of the Merger and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of Section 262, and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the Company under Section 262 and to be set forth on the Verified List.
Although not expressly required by Section 262, the Company reserves the right to take the position that it may require the submission of all information required of a beneficial owner under subsection (d)(3) of Section 262 with respect to any person sharing beneficial ownership of the shares for which such demand is submitted.
All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:
AgroFresh Solutions, Inc.
Attention: Executive Vice President, General Counsel and Corporate Secretary
One Washington Square, 510-530 Walnut Street, Suite 1350
Philadelphia, PA 19106
Demands for appraisal may not be submitted by electronic transmission.
Actions After Completion of the Merger
If the Merger is completed, within 10 days after the effective date of the Merger, the Surviving Corporation will notify each holder of Company stock who has made a written demand for appraisal pursuant to Section 262 and who has not voted in favor of the Merger Agreement Proposal, and any beneficial owner who has properly demanded appraisal, of the effective date of the Merger. At any time within 60 days after the effective date of the Merger, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw such person’s demand for appraisal and accept the Merger Consideration offered pursuant to the Merger Agreement by delivering to the Company a written withdrawal of the demand for appraisal. Within 120 days after the effective date of the Merger, the Surviving Corporation or any person who has complied with Section 262 and is entitled to appraisal rights under Section 262, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder of record or beneficial owner, demanding a determination of the fair value of the shares held by all the Company’s stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and no person should assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of Company stock. Accordingly, any stockholders or beneficial owners who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Company stock within the time and in the manner prescribed in Section 262. The failure of a record holder or beneficial owner of shares of Company stock to file such a petition within the period specified in Section 262 could result in the loss of appraisal rights.

Within 120 days after the effective date of the Merger, any person who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement Proposal and with respect to which we have received demands for appraisal, and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand on his, her or its own behalf, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). The Surviving Corporation must give this statement to the requesting stockholder or beneficial owner within 10 days after receipt of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.
If a petition for an appraisal is duly filed by a record holder of shares of Company stock or a beneficial owner and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list (which we refer to as the “Verified List”) containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the Surviving Corporation and all of the stockholders shown on the Verified List at the addresses stated therein. The forms of the notices by mail and by publication shall be approved by the Delaware Court of Chancery, and the costs of these notices shall be borne by the Surviving Corporation.
After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those persons who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the persons who demanded appraisal of their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any person fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to such person.
In addition, assuming Company common stock remained listed on a national securities exchange immediately prior to the Effective Time, the Delaware Court of Chancery will dismiss the appraisal proceedings as to all holders of Company common stock who assert appraisal rights unless one of the Minimum Conditions is met.
Determination of Fair Value
After determining the persons entitled to appraisal, the Delaware Court of Chancery will determine the “fair value” of the shares of Company stock subject to appraisal, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value (subject, in the case of interest payments, to any voluntary cash payments made by the Surviving Corporation pursuant to subsection (h) of Section 262 that have the effect of limiting the sum on which interest accrues as described above).
In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Persons considering seeking appraisal should be aware that the fair value of their shares of Company stock as so determined by the Delaware Court of Chancery could be more than, the same as or less than the Merger Consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares of Company stock and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration offered pursuant to the Merger Agreement is not an opinion as to, and may not in any manner address, “fair value” under Section 262. Although we believe that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and persons considering exercising appraisal rights should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration.
Neither the Company nor Parent anticipates offering more than the consideration offered pursuant to the Merger Agreement to any holder of shares of Company stock exercising appraisal rights, and the Company and Parent each reserve the right to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Company stock is less than the Merger Consideration. If a demand for appraisal is duly withdrawn, a petition for appraisal is not timely filed, or other requirements imposed by Section 262 to perfect and seek appraisal are not satisfied, then the right to an appraisal will cease.
Upon application by the Surviving Corporation or by any person entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the Verified List may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262.
The Delaware Court of Chancery will direct the payment of the fair value of the shares, together with interest, if any, by the Surviving Corporation to the persons entitled thereto. Payment will be made to each such person upon such terms and conditions as the Delaware Court of Chancery may order. The Delaware Court of Chancery’s decree may be enforced as other decrees in such court may be enforced.
The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a person whose name appears on the Verified List who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may also order that all or a portion of such expenses, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to appraisal not dismissed pursuant to subsection (k) of Section 262 or subject to such an award pursuant to a reservation of jurisdiction under Subsection (k) of Section 262. In the absence of such an order, each party bears its own expenses.
If any person who demands appraisal of his, her or its shares of Company stock under Section 262 fails to perfect, or loses or successfully withdraws, such person’s right to appraisal, such person’s shares of Company stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration, without interest. A person will fail to perfect, or effectively lose or withdraw, such person’s right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the Merger or if the person delivers to the Surviving Corporation a written withdrawal of the person’s demand for appraisal in accordance with Section 262.
From and after the Effective Time, no person who has demanded appraisal rights with respect to some or all of such person’s shares of Company stock will be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares, except dividends or other distributions payable to stockholders of record as of a time prior to the Effective Time. If no petition for an appraisal is filed, if the person who has made a demand for appraisal delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal in respect of some or all of such person’s shares within 60 days after the Effective Time in accordance with Section 262 or, with respect to holders of Company common stock, if neither of the Minimum Conditions is met (assuming the Company common stock remained listed on a national securities exchange immediately prior to the Effective Time), then the right of such person to an appraisal of such shares shall cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, no appraisal proceeding shall be dismissed as to any person without the approval of the Delaware Court of Chancery and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including without limitation, a reservation of jurisdiction for any application to the Delaware

Court of Chancery made under subsection (j) of Section 262; provided that this sentence does not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the effective date of the Merger.
Failure to comply with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s or beneficial owner’s statutory appraisal rights. Consequently, any stockholder or beneficial owner wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.
Material U.S. Federal Income Tax Consequences of the Merger
The following is a general discussion of the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) whose shares of Company common stock are exchanged for cash pursuant to the Merger. This discussion is based on current provisions of the Code, the U.S. Treasury regulations promulgated thereunder, judicial interpretations thereof and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), all as in effect as of the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or interpretation could affect the accuracy of the statements and conclusions set forth in this discussion, and we cannot assure you that the IRS will not challenge one or more of the tax consequences described in this discussion. This discussion does not address the Medicare tax on certain investment income, any considerations with respect to any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations promulgated thereunder and intergovernmental agreements entered into in connection therewith and any laws, regulations or practices adopted in connection with any such agreement), nor any considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of Company common stock that is for U.S. federal income tax purposes:
•	a citizen or individual resident of the United States;
•
a corporation, or other entity or arrangement taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•
a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration, and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) such trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.
A “Non-U.S. holder” is a beneficial owner of shares of Company common stock that is an individual, corporation, estate or trust that is not a U.S. holder for U.S. federal income tax purposes.
This discussion applies only to U.S. holders who hold their shares of Company common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances, and does not apply to U.S. holders subject to special treatment under U.S. federal income tax laws, including, for example, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities who elect to apply the mark-to-market method of accounting, U.S. holders subject to the alternative minimum tax, U.S. holders that have a “functional currency” other than the U.S. dollar, tax-exempt organizations, tax-qualified retirement plans, banks and other financial institutions, mutual funds, certain former citizens or former long-term residents of the United States, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes, S corporations, real estate investment trusts, regulated investment companies or other flow-through entities (and their respective investors), U.S. holders who hold shares of Company common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction for tax purposes, holders other than U.S. holders, U.S. holders required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement, U.S. holders who continue to own shares of Company common stock directly, indirectly or constructively after the Merger and U.S. holders who acquired their shares of Company common stock through the exercise of employee stock options or other compensation arrangements.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Company common stock, the tax treatment of a person treated as a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. If you are, for U.S. federal income tax purposes, a partner in a partnership holding shares of Company common stock, you should consult your own tax advisor.
Holders of shares of Company common stock are urged to consult their own tax advisors regarding the particular tax consequences to them of the Merger, including the applicability and effect of any U.S. federal, state, local, foreign or other tax laws.
The receipt of cash in exchange for shares of Company common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of Company common stock pursuant to the Merger will recognize capital gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received, and (ii) the U.S. holder’s adjusted tax basis in such shares of Company common stock.
Any such gain or loss will be a long-term capital gain or loss if a U.S. holder’s holding period in the shares of Company common stock surrendered in the Merger exceeds one year as of the date of the Merger. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. U.S. holders who acquired different blocks of shares of Company common stock at different times or different prices should consult their tax advisers as to the determination of the tax basis, gain or loss and holding period with respect to each such block.
Information Reporting and Backup Withholding
Payments of cash made in exchange for shares of Company common stock pursuant to the Merger Agreement may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). To avoid backup withholding, a U.S. holder that does not otherwise establish an applicable exemption from backup withholding should complete and return to the applicable withholding agent a properly completed and executed IRS Form W-9, certifying that such U.S. holder is a U.S. person, that the taxpayer identification number provided is correct, and that such U.S. holder is not subject to backup withholding.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the IRS in a timely manner.
Financing of the Merger
The Merger Agreement does not contain any financing-related contingencies or financing conditions to consummation of the Merger. Parent estimates that the total funds necessary to complete the Merger will be approximately $185 million, including related fees and expenses. Parent expects these amounts to be funded via $250 million from committed debt financing by the Debt Commitment Parties, which will be sufficient to pay the Merger Consideration to the Unaffiliated Stockholders and $200 million from an equity investment by the Sponsor and certain investment funds affiliated with the Sponsor Fund VI. In addition, Parent may elect, if certain conditions are satisfied, to have the Series B Preferred Stock converted at the Closing into the right to receive an amount in cash equal to the Change of Control Redemption Price (as defined in, and pursuant to the terms of, the Certificate of Designation of the Series B Preferred Stock), which Parent estimates would require an additional $265 million.
Equity Financing
In connection with the Merger, Parent delivered to the Company the Equity Commitment Letter, pursuant to which the Sponsor has committed, subject to the terms and conditions contained therein, to (1) purchase, or cause a permitted assignee or assignees to purchase, in cash, at or immediately prior to the Closing, $200 million of equity securities of Parent plus, to the extent necessary, an additional amount of equity securities of Parent for the payment of all related fees and expenses, in each case required to be paid at or immediately prior to the Closing (the “Closing Payment Commitment”) or (2) pay or cause a permitted assignee or assignees to pay in cash, (i) $43 million for the payment of monetary damages to the Company in the event of an issuance, following the termination of the Merger Agreement, of a final, nonappealable binding order of a court of competent jurisdiction that requires Parent and/or Merger Sub to pay damages to the Company for any fraud or in respect of a willful and material breach of the terms of the Merger Agreement plus any enforcement costs, plus up to $2.5 million in reimbursable enforcement costs of the Company (the “Damages Commitment”), plus (ii) reimbursement of any costs incurred by the Company in cooperating with arranging debt financing (the “Reimbursement Commitment”) (the preceding clauses (1) or (2), as the case may be, the “Equity Financing”). Any monetary damages payable by either the Company or Parent for any breach of the Merger Agreement or any document executed in connection therewith (including for any willful and material breach, but excluding fraud) cannot exceed, in the aggregate, $43 million plus up to $2.5 million of reimbursable costs of enforcement (plus, in the case of damages payable by Parent, any reimbursable costs that the Company incurs in assisting Parent in arranging debt financing).
The obligation of the Sponsor to provide the Equity Financing is subject to a number of conditions, including (1) in respect of the Closing Payment Commitment only, the satisfaction or written waiver by the parties to the Merger Agreement, as applicable, of each of the conditions to such parties’ obligations to consummate the transactions contemplated by the Merger Agreement (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction of such conditions), and the substantially concurrent consummation of the Merger in accordance with the terms of the Merger Agreement, (1) in the case of the Reimbursement Commitment, the termination of the Merger Agreement and (3) in the case of the Damages Commitment, the termination of the Merger Agreement and a final order having been issued requiring Parent to pay damages to the Company in respect of fraud or a willful and material breach of the Merger Agreement prior to the date of such termination.
The obligation of the Sponsor to fund the Equity Financing, or cause the Equity Financing to be funded, shall automatically and immediately terminate upon the earliest to occur of (1) the consummation of the Closing and the payment of all amounts required to be paid at the Closing, including the payment of the Merger Consideration in accordance with the Merger Agreement, (2) the valid termination of the Merger Agreement in accordance with its terms, and (3) the Company or any of its affiliates, subsidiaries, officers or directors (other than Recused Directors) filing any claim or action against Parent, Merger Sub, the Sponsor or any of their respective affiliates, or, on behalf or at the request of the Company, any of the Company’s advisors or representatives, in connection with the transactions contemplated by the Merger Agreement, in each case other than (x) claims and/or actions by the Company against the Sponsor under the Equity Commitment Letter (to the extent expressly permitted thereby), (y) claims and/or actions by the Company against Parent and/or Merger Sub under the Merger Agreement (to the extent expressly permitted thereby), and (z) claims and/or actions by the Company under the Voting and Support Agreement.
The Company is an express third-party beneficiary only for the purpose of obtaining specific performance of Parent’s right to cause the Equity Financing to be funded by the Sponsor to Parent, to cause the Damages Commitment to be paid pursuant to a final, nonappealable binding order of a court of competent jurisdiction or to cause the Reimbursement Commitment to be paid, in each case, subject to the terms and conditions of the Equity Commitment Letter and the Merger Agreement. The Equity Commitment Letter may not be amended or otherwise modified without the prior written consent of Parent, the Company and the Sponsor.
Debt Financing
Parent has obtained debt financing commitments pursuant to the Debt Commitment Letter in an aggregate principal amount of up to $270 million, comprised of a first lien term loan of $250 million (the “Term Loan Facility”) and a $20 million revolving facility (the “Revolving Facility” and, together with the Term Loan Facility, the “Credit Facilities”). The proceeds of the Term Loan Facility will be used to consummate the Merger and the other transactions contemplated by the Merger Agreement. PGIM, Inc., JPMorgan Chase Bank, N.A., Coöperatieve Rabobank U.A., New York Branch, Brigade Capital Management, LP, Onex Falcon Direct Lending BDC Fund, Onex Credit Finance Corporation and Arbour Lane Capital Management, L.P. (collectively, the “Debt Commitment Parties”) have committed to provide Parent, severally, but not jointly, with the debt financing in connection with the consummation of the Merger and the other transactions contemplated by the Merger Agreement.
The obtaining of the debt financing is not a condition to the closing of the Merger. However, the Company has agreed to use its reasonable best efforts, and to cause its subsidiaries and representatives to use their reasonable best efforts, to provide to Parent or Merger Sub, on a timely basis, all cooperation and assistance reasonably requested or that is customary in arranging and obtaining the debt financing, subject to the terms set forth in the Merger Agreement. All existing third party debt for borrowed money of the Company and its subsidiaries under the Credit Agreement (as amended, restated, amended and restated, supplemented or otherwise or modified from time to time prior to the Closing), by and among AgroFresh Inc., an Illinois corporation, as borrower, AF Solutions Holdings LLC, a Delaware limited liability company, as holdings, the lenders party thereto from time to time, Bank of Montreal, as administrative agent and BMO Harris Bank, N.A., as issuing bank and swingline lender, will be repaid, redeemed, defeased, discharged, refinanced, replaced or terminated and all commitments thereunder will be terminated and all liens and guarantees thereunder will be released or terminated at the Closing (the “Credit Agreement Refinancing”). In addition, subject to the terms of the Merger Agreement (including that Parent has secured additional financing sufficient to (i) pay the Change of Control Redemption Price (as defined in the Certificate of Designation of the Series B Preferred Stock) and (ii) repay, prepay or discharge all indebtedness for borrowed money of the Company that becomes due and payable as a result of the Merger), Parent may elect to effectuate the Series B Redemption (if so elected and permitted by the Merger Agreement, together with the Credit Agreement Refinancing, the “Closing Date Refinancing”).
The obligations of the Debt Commitment Parties to provide the debt financing under the Debt Commitment Letter are subject to certain customary conditions, including the following:
•
the prior consummation or substantially simultaneous consummation of the Merger in all material respects in accordance with the Merger Agreement, without any amendments, consents, waivers or other modifications that would be materially adverse to the interests of the debt financing sources in their capacity as such without the approval thereof (such approval not to be unreasonably withheld, delayed, denied or conditioned and provided that the debt financing sources shall be deemed to have consented to such waiver, amendment, consent or other modification unless it shall object thereto within three (3) business days after written notice of such waiver, amendment, supplement, consent or other modification);

•
that there has not occurred any fact, change, effect, event, occurrence, circumstance or development that, individually or in the aggregate, has had a Material Adverse Effect (as defined in the Merger Agreement) that is continuing;

•	the occurrence or substantially concurrent funding of the equity contribution;
•
the execution and delivery of definitive loan, guarantee and security documentation for the credit facilities and the delivery of customary closing documents (in each case, subject to the terms and conditions of the Debt Commitment Letter);

•	the prior payment or substantially concurrent payment of applicable fees and expenses;
•	the delivery of customary “know your customer” documentation and beneficial ownership information;
•	the prior consummation or substantially simultaneous consummation of the Closing Date Refinancing; and
•
subject to customary limitations, the accuracy of certain representations and warranties made in the Merger Agreement by or on behalf of the Company, its affiliates, its subsidiaries or their respective businesses (giving effect to the materiality qualifiers contained in the Merger Agreement) that are material to the interests of the debt financing sources but only to the extent that Parent or its applicable subsidiaries or affiliates have the right to terminate their (or its) obligations under the Merger Agreement or otherwise have the right (taking into account any applicable cure provisions with the Merger Agreement) to decline to consummate the Merger as a result of a failure of a condition resulting from a breach of such representation or warranty in the Merger Agreement.

Fees and Expenses
The estimated fees and expenses incurred or expected to be incurred by the Company in connection with the Merger are as follows:
Description	Amount
Financial advisory fees and expenses	$[ ]
Legal, accounting and other professional fees and expenses	$[ ]
SEC filing fees	$20,397.00
Printing, proxy solicitation and mailing costs	$[ ]
Miscellaneous	$[ ]
Total	$[ ]
It is also expected that Merger Sub and/or Parent will incur approximately $[ ] million of legal, financial and other advisory fees.
The estimate for legal fees set forth in this proxy statement does not include any amounts attributable to any existing or future litigation challenging the Merger. All costs and expenses incurred in connection with the preparation, negotiation, execution and performance of the Merger Agreement and the Merger and any other transactions contemplated by the Merger Agreement, will be paid by the party incurring such expense, except that (i) expenses incurred in connection with the filing fees for this proxy statement, the Schedule 13E-3 and filings under the HSR Act and any other antitrust law, (ii) expenses associated with printing and mailing the proxy statement and the Schedule 13E-3, (iii) costs and expenses associated with any amendments to the Loan Agreement (included incremental costs to maintaining such debt attributable to any such amendments) and (iv) if the Merger is consummated, all costs and expenses of the Company, shall be paid by Parent.
Regulatory Approvals
Under the HSR Act, certain transactions, including the Merger, may not be completed until pre-merger notifications have filed with the United States Department of Justice Antitrust Division (the “DOJ”) and the United States Federal Trade Commission (the “FTC”), and all statutory waiting period requirements have been satisfied. Completion of the Merger is subject to the expiration or termination of the applicable waiting periods under the HSR Act. The waiting period with respect to the notification and report forms under the HSR Act filed by the parties expired at 11:59 p.m. Eastern Time on January 5, 2023.
At any time before or after the Effective Time, the DOJ, the FTC, U.S. state attorneys general, as well as non-U.S. regulatory bodies could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the consummation of the Merger or conditionally approving the Merger upon certain regulatory conditions or remedies. Private parties may also seek to take legal action under the applicable laws under some circumstances. There can be no assurance that a challenge to the Merger will not be made or, if such a challenge is made, that it would not be successful.
Effective Time of the Merger
The closing of the Merger will take place on the third business day following the day on which the last of the conditions to the closing of the Merger has been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver (to the extent waivable under applicable law and the Merger Agreement) of those conditions), including the receipt of all required regulatory approvals and consents, unless otherwise agreed in writing by Parent and the Company. At the closing, the Company and Parent will cause the Merger to be consummated by filing all necessary documentation, including a certificate of merger, and the Merger will become effective as of the time that the certificate of merger has been duly filed with and accepted by the Secretary of State of the State of Delaware (or at such later date as may be agreed by the parties in writing and specified in the certificate of merger).
Payment of Merger Consideration
At the Effective Time, each share of Company common stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) will be automatically converted into the right to receive the Merger Consideration upon the terms and subject to the conditions set forth in the Merger Agreement whereupon all such shares of Company common stock will be automatically cancelled, will cease to be outstanding and will cease to exist, and the holders of such shares of Company common stock will cease to have any rights with respect to their shares of Company common stock other than the right to receive the Merger Consideration, without interest. The Dissenting Shares and shares of Company common stock owned by the Company and not held on behalf of third parties or owned by Parent or Merger Sub will be cancelled without payment of any consideration and cease to exist and will not be converted into the right to receive the Merger Consideration in the Merger.
Prior to the Effective Time, Parent and Merger Sub will designate a paying agent to exchange the shares of Company common stock for the Merger Consideration. At or prior to the Effective Time, Parent or Merger Sub will deposit or cause to be deposited with the paying agent sufficient cash to pay the aggregate Merger Consideration. Parent will cause the paying agent to promptly pay each holder of record as of immediately prior to the Effective Time (other than those not entitled to Merger Consideration, as described in the preceding paragraph) Merger Consideration upon such holder providing the paying agent with his, her or its stock certificates (or an affidavit of loss in lieu of a stock certificate) or upon the entry through a book-entry transfer agent of the surrender of such shares of Company common stock on a book-entry account statement, as applicable, and the receipt by the paying agent of the appropriate letter of transmittal and other items specified by the paying agent. Interest will not be paid or accrue on any amount payable upon surrender of any shares of Company common stock. The paying agent will reduce the amount of any Merger Consideration paid by any applicable withholding taxes.
After the completion of the Merger, you will cease to have any rights as a stockholder of the Company other than the right to receive the Merger Consideration upon the terms and subject to the conditions set forth in the Merger Agreement.
The paying agent will return to the Surviving Corporation or one of its affiliates, as designated by the Surviving Corporation, all funds in its possession at the one year anniversary of the Effective Time. After that time, if you have not received payment of the Merger Consideration, you may look only to the Surviving Corporation as general creditor thereof for payment of your claims for the Merger Consideration, subject to applicable abandoned property, escheat and other similar laws.
Provisions for Unaffiliated Stockholders
No provision has been made to grant the Company’s stockholders, other than Parent or its affiliates, access to the corporate files of the Company or any other party to the Merger or to obtain counsel or appraisal services at the expense of the Company or any other such party.
Accounting Treatment
The Merger will be accounted for in accordance with GAAP. The Company, as the Surviving Corporation in the Merger, is considered the acquirer for accounting purposes. The Merger will result in the recognition of net assets acquired based on their estimated fair value.

THE MERGER AGREEMENT
The following describes the material provisions of the Merger Agreement, which is attached as Annex A to this proxy statement and which is incorporated by reference within this proxy statement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. You are encouraged to read carefully the Merger Agreement in its entirety before making any decisions regarding the Merger because it is the principal document governing the Merger.
In reviewing the Merger Agreement, please remember that it is included to provide you with information regarding its terms. The Merger Agreement contains representations and warranties by each party to the Merger Agreement. These representations and warranties have been made for the benefit of the other party to the Merger Agreement and have been qualified by certain disclosures that were made to the other party in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement, and may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.
Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. The representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference within this proxy statement. See the section of this proxy statement entitled “Where You Can Find More Information.”
Effects of the Merger; Directors and Officers; Articles of Incorporation; Bylaws
The Merger Agreement provides for the Merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the Merger Agreement. As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue as the Surviving Corporation as a subsidiary of Parent.
Immediately prior to, but conditioned on, the Effective Time, the directors of the Company will resign from the Board. The directors of Merger Sub at the Effective Time, and the officers of the Company immediately prior to the Effective Time, in each case, shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation, in each case, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL, the charter and bylaws of the Surviving Corporation.
At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time will be amended and restated to read in the same form as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (which shall include the terms of the Series A Preferred Stock of the Company and otherwise be in form and substance reasonably acceptable to Parent and the Company), until thereafter amended as provided in the Merger Agreement or as provided by applicable law, and the bylaws of Merger Sub in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation, until thereafter amended as provided in the Merger Agreement or as provided by applicable law.
If the Merger is completed, the Company common stock will be delisted from the Nasdaq, will be deregistered under the Exchange Act and will cease to be publicly traded.
Closing and Effective Time of the Merger
The Merger Agreement provides that the Closing will take place at 9:00 a.m. Eastern Time on the third business day following the day on which the last of the conditions to Closing (described in the section of this proxy statement entitled “— Conditions to the Merger”) has been satisfied or waived (to the extent waivable under applicable law and the Merger Agreement) other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent waivable under applicable law and the Merger Agreement) of those conditions, or such other time and date as may be mutually agreed in writing by the Company and Parent.
Assuming receipt of required regulatory approvals and timely satisfaction of other Closing conditions, including the approval by our stockholders of the Merger Agreement Proposal, we currently expect the Closing to occur in the first quarter of 2023. However, the parties cannot predict the exact timing of the completion of the Merger or whether the Merger will be completed at an earlier or later time, as agreed by the parties, or at all.
The Effective Time will occur upon the certificate of merger having been duly filed with and accepted by the Secretary of State of the State of Delaware, or at such later time as the Company and Parent may agree in writing and specify in the certificate of merger.
Treatment of Company Stock and Company Equity Awards
Each share of Company common stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) will be automatically converted into the right to receive from Parent $3.00 in cash, without interest. Each share of Company common stock immediately prior to the Effective Time that is a Dissenting Share, owned by the Company and not held on behalf of third parties or owned by Parent or Merger Sub, will be cancelled without payment of any consideration. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.
The share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time will automatically be converted into the right to receive $3.00 in cash, without interest, unless the holder thereof did not vote in favor of the Merger Agreement or the Merger and has perfected and not withdrawn a demand for appraisal rights with respect to such share of Series A Preferred Stock pursuant to Section 262.
Each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into one share of Series B convertible preferred stock of the Surviving Corporation; provided, that, in the event that five business days prior to the Effective Time, if, in addition to the amount required to fund all payments at the Closing including payment of all related fees and expenses, Parent has secured additional debt, equity or other sources of financing in an aggregate amount sufficient to pay an amount equal to the Change of Control Redemption Price (as defined in, and pursuant to the terms of, the Certificate of Designation of the Series B Preferred Stock) and to repay, prepay or discharge (after giving effect to the Merger and the redemption of Series B Preferred Stock) the principal of and accrued and unpaid interest on any indebtedness for borrowed money of the Company and its subsidiaries that will become due and payable as a result of the consummation of the transactions contemplated by the Merger Agreement (if any), then Parent may provide a written notice to the Company prior to the Effective Time (which such notice shall contain (x) adequate evidence of such secured financing, including definitive agreements for such secured financing and (y) irrevocably written confirmation from Parent that it stands ready, willing and able to consummate the Merger after giving effect to such alternative treatment of the Series B Preferred Stock), and upon delivery thereof, the treatment of the shares of Series B Preferred Stock in connection with the Merger shall be modified such that the shares of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive an amount in cash equal to the Change of Control Redemption Price (as defined in, and pursuant to the terms of, the Certificate of Designation of the Series B Preferred Stock); provided, further, that such alternative treatment will not be effected if it would, or would reasonably be expected to, (1) reduce or impair the funding of the Equity Financing or the Company’s ability to specifically enforce the obligation to fund the Equity Financing in accordance with the Equity Commitment Letter, (2) prevent or delay the Closing or the holders of shares of Company common stock from receiving their Merger Consideration or (3) result in, or increase the risk of, the creation of a lien on the Merger Consideration received by the holders of shares of Company common stock or any of their respective assets.
At the Effective Time: (1) each then outstanding Company stock option and each then outstanding Company stock appreciation right for which the exercise price per share or the base price per share, as applicable, is less than the Merger Consideration will automatically be cancelled and converted into the right to receive an amount in cash equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price per share of such Company stock option or the base price per share of such Company stock appreciation right, as applicable, and (y) the number of shares subject to such stock option or such stock appreciation right, as applicable; (2) each Company stock option and each Company stock appreciation right, in each case, whether vested or unvested, for which the exercise price per share or the base price per share, as applicable, is equal to or greater than the Merger Consideration will be cancelled without payment of any consideration; (3) each then outstanding restricted stock unit and phantom stock unit will be cancelled and converted into the right to receive an amount in cash equal to the product of (x) the Merger Consideration and (y) the number of shares subject to such Company restricted stock unit or Company phantom restricted stock unit, as applicable; and (4) each then outstanding unvested restricted share of Company common stock will be cancelled and converted into the right to receive an amount in cash equal to the Merger Consideration, in each case less applicable tax withholdings.
The number of performance-based restricted stock units and the number of performance-based phantom stock units, as applicable, earned with respect to the 2020 Company Performance Award, will be determined based on actual performance through the end of the performance period applicable to such 2020 Company Performance Awards and paid in accordance with the terms of the applicable award agreement; provided, however, that (x) performance in respect of the total shareholder return metric will be determined using a per share price equal to the Merger Consideration and (y) if the Effective Time occurs before payment has occurred with respect to the 2020 Company Performance Awards, at the Effective Time, each then outstanding 2020 Company Performance Award will be cancelled and converted into the right to receive, as soon as practicable after the end of the performance period applicable to such 2020 Company Performance Award and on or before March 15, 2023, an amount in cash (without interest and less applicable tax withholdings), equal to (A) the number of performance-based restricted stock units or the number of performance-based phantom stock units, as applicable, earned based on actual performance with the total shareholder return metric determined using a per share price equal to the Merger Consideration, multiplied by (B) the Merger Consideration.
At the Effective Time, the Post-2020 Company Performance Awards will automatically be cancelled and converted into the contractual right to receive a cash payment in an amount equal to the product of (x) the “target” number of performance-based restricted stock units or the “target” number of performance-based phantom stock units, as applicable, awarded pursuant to the terms of the applicable Post-2020 Company Performance Award (without proration for any portion of the performance period that has not yet been completed), and (y) the Merger Consideration. This cash-based award shall remain subject to the same terms and conditions as are applicable to such Post-2020 Company Performance Award immediately prior to the Effective Time, as applicable (including time-based vesting conditions and any termination-related vesting entitlements but excluding all performance-based vesting conditions). Notwithstanding anything to the contrary in any applicable award agreement or otherwise, if, on or within 12 months after the Effective Time, the continuous service with the Company of a holder of a Post-2020 Company Performance Award is terminated without cause or by the individual for good reason, such cash-based award will automatically become immediately and fully vested as of the date of termination of such holder’s continuous service with the Company and payment in respect of such fully-vested award shall be made within 30 days thereafter.
With respect to the Company’s employee stock purchase plan (“ESPP”), (1) except for the offer period in effect as of November 21, 2022, no new offer periods will be authorized or commenced under the ESPP, (2) no new individuals will be permitted to enroll in the ESPP and no increase in the amount of participants’ payroll deduction elections will be allowed, (3) if the current offer period has not terminated, it will terminate shortly before the Effective Time, (4) the Company will cause the exercise of each outstanding purchase right under the ESPP to occur before the Effective Time, and (5) the Company will terminate the ESPP effective immediately prior to the Effective Time.
Surrender and Payment Procedures
At or prior to the Effective Time, Parent or Merger Sub will deposit, or will cause to be deposited, with the paying agent a cash amount in U.S. dollars sufficient to pay the aggregate Merger Consideration, other than in respect of the Excluded Shares as discussed below.
Promptly after the Effective Time, and in any event within five business days thereafter, Parent and the Surviving Corporation shall cause the paying agent to mail to each of our holders of shares of record immediately prior to the Effective Time (other than holders of Excluded Shares) (1) a notice advising such holders of the effectiveness of the Merger; (2) a letter of transmittal specifying that delivery will be effected, and risk of loss and title will pass, only upon the delivery of the share certificates representing such shares of Company common stock (or affidavits of loss in lieu of such share certificates as provided in the Merger Agreement) or the transfer of the shares of Company common stock represented by book-entry not held, directly or indirectly, through The Depository Trust Company to the paying agent, and such materials will be in such form and having such provisions as Parent desires with approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed); and (3) instructions advising each such holder of record how to surrender his, her or its shares of Company common stock in exchange for the Merger Consideration. Parent will cause the paying agent to deliver to each holder of record, as promptly as reasonably practicable after the Effective Time, a check in the amount (after giving effect to any required tax withholdings) of the Merger Consideration to which such holder is entitled after delivery or transfer of such shares of Company common stock or Series A Preferred Stock. Interest will not be paid or accrue in respect of the Merger Consideration.
With respect to book-entry shares of Company common stock held, directly or indirectly, through The Depository Trust Company, Parent and the Company will cooperate to establish procedures with the paying agent, The Depository Trust Company, The Depository Trust Company’s nominees and other relevant intermediaries to ensure that the paying agent will transmit to The Depository Trust Company as promptly as practicable after the Effective Time, upon surrender of shares of Company common stock held of record by The Depository Trust Company or its nominees in accordance with The Depository Trust Company’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the paying agent, The Depository Trust Company, The Depository Trust Company’s nominees and such other necessary or desirable third-party intermediaries, the Merger Consideration to which the beneficial owners thereof are entitled to receive as a result of the Merger.
In the event of a transfer of ownership of shares of Company common stock that is not registered in the transfer records of the Company, or if the Merger Consideration is to be paid in a name other than that in which the share certificate surrendered or transferred in exchange therefor is registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the share certificates may be issued to such transferee if the share certificates formerly representing such shares of Company common stock are presented to the paying agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.
Any holder of book-entry shares of Company common stock will not be required to deliver a share certificate or an executed letter of transmittal to the paying agent to receive the Merger Consideration that such holder is entitled to receive. Payment of the Merger Consideration with respect to book-entry shares of Company common stock will only be made to the person in whose name such book-entry shares of Company common stock are registered in the stock transfer records of the Company.
From and after the Effective Time, there will be no transfers on the stock transfer books of the Company of the shares of Company common stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any share certificate or acceptable evidence of a book-entry share is presented to the Surviving Corporation, Parent or the paying agent for transfer, it will be cancelled and exchanged for the cash amount in immediately available funds to which the holder is entitled to receive as a result of the Merger.
If any cash deposited with the paying agent remains unclaimed by, or otherwise undistributed to, holders of shares of Company common stock by the one year anniversary of the Effective Time, such cash will be delivered to the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation. Thereafter, holders of Company common stock (other than holders of Excluded Shares) who have not received payment due to non-compliance with the exchange procedures will be entitled to look only to the Surviving Corporation (as general unsecured creditors thereof) with respect to payment of the Merger Consideration (after giving effect to any required tax withholdings), without any interest thereon.
Parent, the Company, Merger Sub, the Surviving Corporation and the paying agent, as applicable, will be entitled to deduct and withhold from the amounts otherwise payable pursuant to the Merger Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable federal, state, local or foreign tax law. To the extent that amounts are so withheld and timely remitted to the applicable governmental authority, such amounts will be treated for all purposes of the Merger Agreement as having been paid to the person in respect of which such deduction and withholding was made.
Representations and Warranties
Representations and Warranties of the Company
We made customary representations and warranties in the Merger Agreement that are subject, in many cases, to exceptions and qualifications contained in the Merger Agreement, in the Company’s confidential disclosure schedule delivered to Parent in connection with execution of the Merger Agreement (the “disclosure schedule”) or in certain reports filed with the SEC. These representations and warranties relate to, among other things:

•	our and our subsidiaries’ due organization, good standing, existence and authority to carry on our and their businesses;
•	our capitalization, including:
○	the number of authorized and outstanding shares of Company common stock and Company preferred stock, and Company equity awards;
○
the absence of any other (1) outstanding shares of capital stock of, or other equity or voting interests in, the Company, (2) outstanding securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (3) outstanding options, warrants, rights or other commitments or agreements to acquire from the Company or any subsidiary, or that obligate the Company or any subsidiary to issue, any capital stock of, or other equity or voting interests (or voting debt) in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (4) obligations of the Company or any subsidiary to grant, extend or enter into any subscription, warrant, right, debt, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company and (5) obligations by the Company or any of its subsidiaries to make any payments based on the price or value of any Company securities;

○
the absence of any other (1) outstanding agreements of any kind which obligate the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company securities, or obligate the Company to grant, extend or enter into any such agreements relating to any Company securities, or (2) stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company securities or any other agreement relating to the disposition, voting or dividends with respect to any Company securities;

○	that all outstanding shares of Company common stock and preferred stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights;
○	our ownership of the securities of our subsidiaries, free and clear of liens;
•
our corporate power and authority related to the Merger Agreement, including as it relates to our entry into and performance of our obligations under the Merger Agreement and to consummate the Merger and the other transactions contemplated by the Merger Agreement and the enforceability of the Merger Agreement against us;

•
the Board’s recommendation (acting on the recommendation of the Special Committee) in respect of the adoption of the Merger Agreement and obtaining the requisite Company stockholder approvals at a stockholder meeting duly called and held for such purpose, are the only votes of the holders of shares of Company common stock necessary to approve the Merger Agreement and to consummate the Merger and any other transactions contemplated by the Merger Agreement;

•	the required actions by or in respect of, and filings with, governmental authorities in connection with the Merger and the Merger Agreement;
•
the Company’s execution, delivery and performance under the Merger Agreement, and whether such execution, delivery and performance would result in violations of, or conflicts with, our governing documents or applicable law, or any defaults, terminations, cancellations or accelerations under certain agreements or the creation of liens on any of our assets;

•	our SEC filings since January 1, 2021 and the financial statements included in such SEC filings, and our disclosure controls and procedures and internal controls over financial reporting;
•	our compliance with the applicable listing and corporate governance requirements of the Nasdaq;
•
the absence of obligations or liabilities of the Company that would be required by U.S. GAAP to be reflected on a consolidated balance sheet of the Company and its subsidiaries, other than (1) obligations or liabilities reflected or reserved against in the consolidated balance sheet of the Company as of September 30, 2022; (2) obligations or liabilities arising in connection with the transactions contemplated by the Merger Agreement; (3) obligations or liabilities incurred in the ordinary course of business since September 30, 2022 (none of which is an obligation or liability for breach of contract, breach of warranty, infringement, misappropriation, dilution, violation of law or a legal action); (4) executory obligations arising from any contract entered into in the ordinary course of business; or (5) obligations or liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect (as described below);
•
(1) our conduct of business in all material respects in the ordinary course of business from September 30, 2022 through the date of the Merger Agreement, except in connection with the potential sale of the Company, the Merger Agreement and the transactions contemplated thereby, in connection with potential refinancings and recapitalization, and actions taken in good faith to respond to COVID-19 Measures (as defined below); and (2) the absence since December 31, 2021 through the date of the Merger Agreement of certain changes, including any change, effect, occurrence, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect (as described below);

•	the absence since June 13, 2020 of certain legal proceedings, investigations and governmental orders against the Company or any of its subsidiaries;
•	certain matters relating to employee benefit plans of the Company and its subsidiaries;
•
since June 13, 2020, compliance with applicable laws, including data privacy and anti-corruption laws, and the licenses, franchises, permits, certificates, approvals, registrations and authorizations from governmental authorities necessary for the lawful conduct of the businesses of the Company and its subsidiaries;

•	certain matters relating to material contracts;
•	certain matters relating to the owned real property and leases of real property of the Company and any of its subsidiaries;
•
the inapplicability of anti-takeover statutes and any anti-takeover provisions in the Company’s certificate of incorporation or bylaws to the Merger Agreement or the transactions contemplated by the Merger Agreement;

•	certain environmental matters relating to the Company and its subsidiaries;
•	certain tax matters relating to the Company and its subsidiaries;
•	certain labor matters relating to the Company and its subsidiaries;
•	certain intellectual property matters relating to the Company and its subsidiaries;
•	certain matters relating to insurance policies of the Company and its subsidiaries;
•	the absence of related party transactions required to be disclosed in the Company reports from June 13, 2020, through the date of the Merger Agreement;
•	the receipt by the Special Committee of a fairness opinion;
•	the absence of any undisclosed broker’s or finder’s fees; and
•	certain matters relating to the Company’s relationship with its material customers and suppliers.
Material Adverse Effect
Many of our representations and warranties are qualified by, among other things, a “material adverse effect” standard. For purposes of the Merger Agreement, a “material adverse effect” is any change, effect, event, occurrence, circumstance or development (which we collectively refer to as an “effect”) that is materially adverse to the business, operations or financial condition of the Company and its subsidiaries, taken as a whole, excluding any effect resulting from the following:
•
changes in the economy or financial, debt, credit or securities markets generally in the United States or any other country or region in the world (including changes in interest rates or foreign exchange rates), or changes in conditions in the global economy generally (except to the extent the Company and its subsidiaries, taken as a whole, are disproportionately adversely affected by such effects, compared to other companies operating in the industries (including the agricultural, farming, agricultural technology, produce preservation and produce supply chain industries) in which the Company and its subsidiaries operate, and then solely to the extent of any such disproportionality);
•
changes generally affecting the industries (including the agricultural, farming, agricultural technology, produce perseveration and produce supply chain industries) in which the Company and its subsidiaries operate (including changes or developments in commodity prices or the Company’s raw material inputs) (except to the extent the Company and its subsidiaries, taken as a whole, are disproportionately adversely affected by such effects, compared to other companies operating in the industries (including the agricultural, farming, agricultural technology, produce preservation and produce supply chain industries) in which the Company and its subsidiaries operate, and then solely to the extent of any such disproportionality);

•
changes in U.S. GAAP or of applicable law, or the official interpretations thereof, in each case, after the date of the Merger Agreement (except to the extent the Company and its subsidiaries, taken as a whole, are disproportionately adversely affected by such effects, compared to other companies operating in the industries (including the agricultural, farming, agricultural technology, produce preservation and produce supply chain industries) in which the Company and its subsidiaries operate, and then solely to the extent of any such disproportionality);

•
changes in any political or geopolitical, regulatory or legislative conditions, acts of war (whether or not declared), hostilities, cyber-attacks, military actions or acts of terrorism, or any escalation or worsening of the foregoing (except to the extent the Company and its subsidiaries, taken as a whole, are disproportionately adversely affected by such effects, compared to other companies operating in the industries (including the agricultural, farming, agricultural technology, produce preservation and produce supply chain industries) in which the Company and its subsidiaries operate, and then solely to the extent of any such disproportionality);

•
weather conditions or acts of God (including storms, earthquakes, tsunamis, tornados, hurricanes, pandemics (including SARS-CoV-2 or COVID-19, any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks (“COVID-19”)), epidemics or other outbreaks of disease, quarantine restrictions, floods, droughts or other natural disasters and force majeure events) (or escalation or worsening of any such events or occurrences, including, as applicable, subsequent wave(s)) (except to the extent the Company and its subsidiaries, taken as a whole, are disproportionately adversely affected by such effects, compared to other companies operating in the industries (including the agricultural, farming, agricultural technology, produce preservation and produce supply chain industries) in which the Company and its subsidiaries operate, and then solely to the extent of any such disproportionality);

•
any capital market conditions, in each case in the U.S. or any other country or region in the world (except to the extent the Company and its subsidiaries, taken as a whole, are disproportionately adversely affected by such effects, compared to other companies operating in the industries (including the agricultural, farming, agricultural technology, produce preservation and produce supply chain industries) in which the Company and its subsidiaries operate, and then solely to the extent of any such disproportionality);

•
any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar law, directive, guidelines or recommendations promulgated by any governmental authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 (“COVID-19 Measures”) (except to the extent the Company and its subsidiaries, taken as a whole, are disproportionately adversely affected by such effects, compared to other companies operating in the industries (including the agricultural, farming, agricultural technology, produce preservation and produce supply chain industries) in which the Company and its subsidiaries operate, and then solely to the extent of any such disproportionality);

•
a decline, in and of itself, in the price or trading volume of the shares of Company common stock of the Company on the Nasdaq or any other securities market or in the trading price of any other securities of the Company or any of its subsidiaries (provided that the underlying causes of any such decline may be taken into account unless (and to the extent) such underlying cause would otherwise be excluded by other clauses of this definition);

•
any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings, cash flow or cash position or other financial or operating measures or metrics (whether such projections, forecasts, estimates or predictions were made by the Company or independent third parties) for any period (provided that the underlying causes of any such failure may be taken into account unless (and to the extent) such underlying cause would otherwise be excluded by other clauses of this definition);

•
the identity of Parent, Merger Sub, PSP AGFS or the Sponsor as the acquirer of the Company, or the announcement, pendency or consummation of the Merger Agreement or the Merger, or any amendment of the Schedule 13D or Schedule 13D/A filed by the applicable PSP Entity or its affiliates (including the impact on relationships with employees, customers, suppliers, distributors, partners, vendors or other persons) (other than with respect to any representation or warranty contained in the Merger Agreement to the extent such representation or warranty expressly addresses consequences resulting from the execution of the Merger Agreement or the consummation or pendency of the transactions contemplated by the Merger Agreement);

•
any action or claim made or brought by any of the current or former stockholders of the Company (or on their behalf or on behalf of the Company) against the Company or any of its directors, officers, or employees arising out of the Merger Agreement or the Merger or the other transactions contemplated by the Merger Agreement;

•
any action or inaction by the Company or its subsidiaries taken or omitted to be taken at the express written request of Parent or Merger Sub, with the express written consent of Parent or Merger Sub, or expressly required by the Merger Agreement; or

•	the availability or cost of equity, debt or other financing to Parent or Merger Sub.
Representations and Warranties of Parent and Merger Sub
The Merger Agreement also contains customary representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. The representations and warranties of Parent and Merger Sub relate to, among other things:
•	their due organization, existence, good standing, and authority to carry on their businesses;
•
their corporate power and authority related to the Merger Agreement, including their power to enter into the Merger Agreement, perform their obligations under the Merger Agreement, and consummate the Merger and the other transactions contemplated by the Merger Agreement and the enforceability of the Merger Agreement against them;

•	the required actions by or in respect of, and filings with, governmental authorities in connection with the Merger and the Merger Agreement;
•
their execution, delivery and performance under the Merger Agreement, and whether such execution and performance would result in violations of, or conflicts with, their governing documents or applicable law, or any defaults, terminations, cancellations or accelerations under certain agreements or the creation of liens on any of their assets;

•	the absence of certain legal proceedings or investigations against Parent or Merger Sub;
•
the delivery by PSP AGFS of a true, complete and correct copy of its duly executed Voting and Support Agreement, and the Voting and Support Agreement being in full force and effect and enforceable against PSP AGFS in accordance with its terms;

•
the delivery by Parent of a true, correct and complete copy of the fully executed Equity Commitment Letter with respect to Equity Financing for the Merger, and the Equity Commitment Letter being in full force and effect and enforceable against the counterparty thereto in accordance with its terms, the absence of (1) any actual or contemplated amendments to the Equity Commitment Letter, (2) any other agreement to which the Sponsor, Parent or Merger Sub are party relating to the funding, investing or use of the Equity Financing besides the Equity Commitment Letter and (3) the absence of a breach or default on the part of any party to the Equity Commitment Letter;
•
the aggregate amounts committed pursuant to the Equity Commitment Letter being sufficient to make all payments at the Closing contemplated by the Merger Agreement and pay all associated fees, costs and expenses in connection with the Merger and the other transactions contemplated by the Merger Agreement (as described in the section of this proxy statement entitled “Special Factors - Financing of the Merger”);

•	the capitalization and business conduct of Merger Sub;
•	the solvency of Parent and its subsidiaries;
•	the absence of any broker’s or finder’s fees arranged by Parent or Merger Sub for which the Company would be responsible;
•	that none of PSP AGFS, the Sponsor, Parent or Merger Sub was an “interested stockholder” (as defined in Section 203 of the DGCL) prior to July 31, 2015; and
•
the absence of any agreement between Parent or its affiliates, on the one hand, and any member of the Company’s management or the Board or any beneficial owner of shares of Company common stock, on the other hand, (1) relating in any way to the equity or capital of the Company or the Surviving Corporation, the transactions contemplated by the Merger Agreement or the management of the Surviving Corporation after the Effective Time or (2) pursuant to which any stockholder of the Company would be entitled to receive value or consideration of a different amount or nature than the Merger Consideration or agrees to vote in favor of the Merger Agreement and the transactions contemplated thereby or agrees to vote against or otherwise oppose any acquisition proposal.

The representations and warranties in the Merger Agreement of each of the Company, Parent and Merger Sub will not survive the consummation of the Merger or the termination of the Merger Agreement pursuant to its terms.
Conduct of Our Business Pending the Merger
Under the Merger Agreement, between the date of the Merger Agreement and the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms, except (1) as expressly contemplated or required by the Merger Agreement; (2) as required by applicable law; (3) as approved in writing by Parent (such approval not to be unreasonably withheld, delayed or conditioned); (4) as set forth on the disclosure schedule; or (5) subject to certain restrictions, for any necessary or advisable actions taken in good faith to respond to the actual or reasonably anticipated effects of COVID-19 or to comply with COVID-19 Measures, the Company (A) will, and will cause its subsidiaries to, use its and their reasonable best efforts to conduct their respective businesses in the ordinary course of business and preserve intact their business organizations and relationships with customers, suppliers, distributors and other Persons with which it has material business dealings and to remain in material compliance with all of its obligations under, and to not allow an event of default to occur under, the Credit Agreement and (B) will not, and will cause its subsidiaries not to:
•	adopt any changes in the certificate of incorporation or bylaws of the Company or its subsidiaries;
•	merge or consolidate the Company or any of its subsidiaries with any other third party;
•	restructure, reorganize, recapitalize or completely or partially liquidate or dissolve the Company or any of its subsidiaries;
•
issue, sell, pledge, dispose of, or encumber, among other related actions, or authorize the issuance, sale, pledge or transfer of, among other related actions, or otherwise enter into any contract or understanding with respect to the voting of any shares of Company common stock or that of any of its subsidiaries, or any security interests that can convert or exchange into, or carry the right to purchase, Company common stock or that of its subsidiaries, other than:

○	any transaction solely among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries;
○
pursuant to the exercise or settlement of the Company equity awards outstanding as of the date of the Merger Agreement, or upon the recommendation of the Compensation and Talent Committee of the Board;

○	the incurrence of any liens permitted under the Merger Agreement; or
○	the accrual of dividends on the shares of Series B Preferred Stock pursuant to the terms thereof;
•
make any loans, advances or capital contributions to or investments in any person, other than (1) to the Company or any of its wholly owned subsidiaries; (2) operating leases and extensions of credit terms to customers in each case in the ordinary course of business consistent with past practice; and (3) advances of reimbursable expenses to any director or officer of the Company or its subsidiaries in connection with advancement obligations in effect on the date of the Merger Agreement;

•
declare, set aside, make or pay any dividend or other distribution with respect to any of its capital stock, except for (1) dividends or other distributions paid by any wholly owned subsidiary of the Company to the Company or to any other wholly owned subsidiary of the Company; and (2) dividends on the shares of Series B Preferred Stock pursuant to the terms thereof;

•
reclassify, split, combine, purchase, repurchase or otherwise acquire, among other related actions, any shares of the Company’s capital stock or securities convertible into or exercisable for shares of its capital stock, except for (1) any such action by a wholly owned subsidiary of the Company which remains wholly owned thereafter; (2) acquisitions of shares of Company common stock upon the vesting or sale thereof in satisfaction of withholding obligations in respect of certain Company equity awards to the extent expressly required by the terms of such Company equity awards, or (3) payment of the exercise price in respect of certain Company stock options, in the case of clauses (2) and (3), outstanding as of the date of the Merger Agreement pursuant to its terms or granted after the date of the Merger Agreement without violating the terms of the Merger Agreement;

•
create, incur, assume or guarantee any indebtedness for money borrowed or liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities, except for (1) borrowings in the ordinary course of business under the Credit Agreement that do not exceed $1,000,000 individually or in the aggregate; (2) guarantees or credit support provided by the Company or any of its subsidiaries of the obligations of the Company or any of its subsidiaries in the ordinary course of business to the extent such indebtedness is in existence on the date of the Merger Agreement or incurred in compliance with clause (1) and does not violate any other contract of the Company, including the Credit Agreement; and (3) any indebtedness solely among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries;

•
incur or commit to any capital expenditure or expenditures, except capital expenditures reflected in the 2023 operating budget of the Company or of less than $1 million individually or $5 million in the aggregate;

•
other than in the ordinary course of business consistent with past practice, enter into certain material contracts or amend, modify or waive in any material respect or terminate certain material contracts (or any material rights thereunder) in a manner adverse to the Company (other than expirations or terminations for cause of any such contract in accordance with its terms);

•	make any material changes with respect to financial accounting policies or procedures, except as required by applicable law, proposed law or U.S. GAAP or official interpretations with respect thereto;
•
settle, pay, satisfy, discharge, release, waive or compromise certain actions, suits, claims, hearings, arbitrations, investigations or other proceedings for an amount in excess of $5 million individually or $10 million in the aggregate, other than where the amount paid or to be paid by the Company or any of its subsidiaries is (1) fully covered by insurance coverage or retention amounts maintained by the Company or any of its subsidiaries or (2) not materially in excess of the amount, if any, reflected or specifically reserved in the Company’s balance sheets included in documents filed or furnished to the SEC since January 1, 2021 (or the notes thereto) (with materiality measured relative to the amount so reflected or reserved, if any), in each case, as long as the settlement or compromise does not (x) impose any non-de minimis restriction on the business or operations of the Company or any of its subsidiaries (or Parent or any of its subsidiaries after the Closing) or (y) include any non-de minimis non-monetary or injunctive relief, or the admission of wrongdoing, by the Company or any of its subsidiaries or any of their respective officers or directors;
•
assign, transfer, sell, lease, license, exchange, swap, encumber or subject to any lien (other than liens permitted under the Merger Agreement), permit to lapse, abandon or otherwise dispose of any material assets or property (including any capital stock of any subsidiaries of the Company and any material owned intellectual property), except (1) pursuant to existing contracts or commitments in effect prior to the execution of the Merger Agreement (or refinancings thereof); (2) transactions solely among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries; or (3) in the ordinary course of business;

•
except for such actions required by the terms of any Company benefit plan, in each case, as in effect on the date of the Merger Agreement: (1) increase the compensation or other benefits payable or provided to the Company’s or its subsidiaries’ current or former employees, officers, directors, independent contractors or other individual service providers, except in the ordinary course of business; (2) increase or accelerate or commit to accelerate the funding, payment or vesting of compensation or benefits provided under any Company benefit plan; (3) grant or announce any cash- or equity or equity-based incentive awards, bonus, change of control, severance or retention award to any employee or other service provider of the Company or its subsidiaries; (4) establish, adopt, enter into, modify, terminate or amend any labor agreement or material Company benefit plan (or any plan, program, agreement or arrangement that would be a Company benefit plan if in effect on the date of the Merger Agreement); (5) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative of any employees of the Company or its subsidiaries; or (6) hire or terminate (other than for cause) the employment of any employee of the Company or any of its subsidiaries whose total annual base compensation exceeds (or would exceed) $200,000;

•
acquire, or agree to acquire, any business, assets that constitute a business or capital stock of any person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation or otherwise), other than the acquisition of assets from vendors or suppliers of the Company or any of its subsidiaries in the ordinary course of business, or enter into any material joint venture, partnership or similar arrangement with any person;

•	implement or announce any permanent plant closings or permanent facility shutdown that would implicate the Worker Adjustment and Retraining Notification Act of 1988;
•
(1) make, change or revoke any tax election; (2) change any annual tax accounting period or method of tax accounting; (3) file any amended tax return; (4) settle or compromise any material claim related to taxes; (5) enter into any material closing agreement; (6) surrender any right to claim a material tax refund, offset or other reduction in liability; (7) request or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment; (8) fail to pay any material tax that becomes due and payable (including estimated tax payments); (9) incur any material liability for taxes (other than in the ordinary course of business) or (10) request any ruling or similar guidance from any taxing authority in respect of taxes;

•	grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, in each case other than in the ordinary course of business; or
•	agree, authorize or commit to do any of the foregoing.
Parent and Merger Sub also agreed that, from the date of the Merger Agreement until the Effective Time, they will not, and will cause their respective affiliates not to (including through the Equity Financing and the use of negative control rights where available), directly or indirectly, invest in or acquire, or agree to invest in or acquire, any person (a “specified acquisition”), if the entering into of a definitive agreement relating to or consummating the specified acquisition would reasonably be expected to (1) prevent, materially delay or materially impair the obtaining of, or adversely affect in any material respect the ability of Parent or its affiliates to obtain, any authorizations, consents, orders, declarations or approvals of any governmental authority or the expiration or termination of any applicable waiting period necessary to consummate the transactions contemplated by the Merger Agreement, or (2) materially increase the risk of any governmental authority entering an order, ruling, judgment or injunction prohibiting the consummation of the transactions contemplated by the Merger Agreement.
No Solicitation of Acquisition Proposals; Board Recommendation Changes
No Solicitation or Negotiation
Except as expressly permitted by the terms of the Merger Agreement described below, the Company has agreed in the Merger Agreement that neither the Company nor any of its subsidiaries, nor any of the officers and directors of the Company or its subsidiaries will, and the Company will instruct and use its reasonable best efforts to cause its and its subsidiaries’ investment bankers, attorneys, accountants and other advisors or representatives, along with employees (including any officers and directors) (which we collectively refer to as “representatives”) not to, directly or indirectly:
•
initiate, solicit, propose, knowingly induce, knowingly encourage, knowingly assist or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal (as defined below);

•
engage in, knowingly facilitate, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data relating to, any acquisition proposal or any inquiry, proposal, indication of interest or offer that would reasonably be expected to lead to an acquisition proposal;

•
furnish any non-public information relating to the Company or any of its subsidiaries or afford any access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company and its subsidiaries, in any such case in connection with any acquisition proposal or with the intent to induce, or knowingly encourage, knowingly facilitate or knowingly assist, or that would reasonably be expected to result in, the making, submission or announcement of, an acquisition proposal;

•	approve, endorse or recommend any proposal that constitutes or would reasonably be expected to lead to an acquisition proposal;
•	enter into an alternative acquisition agreement; or
•	authorize, resolve or agree to do any of the foregoing.
The Merger Agreement defines the term “acquisition proposal” to mean any proposal, offer or indication of interest from a third party that, if consummated, would result in (1) a direct or indirect purchase or acquisition by such third party of the assets of the Company constituting 15% or more of the consolidated net revenues, net income or total assets (including equity securities of the subsidiaries of the Company) of the Company and its subsidiaries, taken as a whole; (2) any direct or indirect purchase or acquisition by such third party of beneficial ownership of 15% or more of the total voting power of the Company; or (3) a direct or indirect merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or other similar transaction involving the Company pursuant to which such third party (or its equityholders) would hold securities representing 15% or more of the total voting power of the Company (or the surviving or resulting entity) after giving effect to such transaction.
The Company also agreed in the Merger Agreement that the Company will, and will cause its subsidiaries and its and their respective officers and directors to, and will instruct and use its reasonable best efforts to cause each of its and their respective other representatives to, (1) immediately cease and cause to be terminated any discussions or negotiations with any third party that would be prohibited by the non-solicitation provisions of the Merger Agreement and cease providing any further information with respect to the Company or any acquisition proposal to any such third party or its or their representatives; (2) promptly (but in any event within 48 hours of the execution of the Merger Agreement) terminate all access granted to any such third party and its or their representatives to any physical or electronic data room (or any other diligence access); and (3) within five business days following the execution of the Merger Agreement, request in writing the prompt return or destruction of all non-public information concerning the Company and its subsidiaries theretofore furnished to any such person with whom a confidentiality agreement with respect to an acquisition proposal was entered into at any time within the ten-month period immediately preceding the date of the Merger Agreement.
No Solicitation Exceptions
Notwithstanding the foregoing, the Company and Parent also agreed that, at any time prior to the time the Company’s stockholders adopt the Merger Agreement, in response to an unsolicited bona fide written acquisition proposal received after the date of the Merger Agreement that did not result from a breach of the non-solicitation provisions of the Merger Agreement, the Company may, or may authorize its representatives to:
(1)
provide information in response to a request by a third party who has made an unsolicited bona fide written acquisition proposal if the Company receives from such third party so requesting such information a customary confidentiality agreement; provided that the Company will substantially concurrently (and in any event within 48 hours) disclose (and, if applicable, provide copies of) any such information to Parent to the extent not previously disclosed or provided;

(2)	engage or participate in any discussions or negotiations with any third party that has made such an unsolicited bona fide written acquisition proposal;
if and only to the extent that, in each such case referred to in clauses (1) and (2) above, the Board (acting on the recommendation of the Special Committee), or the Special Committee determines in good faith based on the information then available and after consultation with its financial advisor and outside legal counsel that such acquisition proposal either constitutes a superior proposal (as defined below) or is reasonably likely to result in a superior proposal and the failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable law.
The Merger Agreement defines the term “superior proposal” to mean a bona fide written acquisition proposal (with references to 15% being deemed to be replaced with references to 50%) by a person or group (other than the affiliated stockholders or any of their respective affiliates) that (1) was not the result of a breach of the non-solicitation provisions of the Merger Agreement and (2) either the Board or the Special Committee determines in good faith, after consultation with its financial advisor and outside legal counsel and after taking into account the certainty and timing of Closing, financing arrangements and the form, amount and timing of payment of consideration of such proposal, the person or group making such proposal and such other legal, financial (including any termination fee amounts and conditions), regulatory and all other relevant aspects of such proposal, as the Board or Special Committee deems in good faith relevant, would, if consummated, result in a transaction that is more favorable from a financial point of view to the holders of the shares of Company common stock than the Merger (taking into account any revisions (or proposed revisions) to the terms of the Merger Agreement and the Equity Commitment Letter in writing prior to the time of such determination).
From and after the execution of the Merger Agreement until the earlier of the termination of the Merger Agreement and the Effective Time, the Company agrees to promptly (and, in any event, within 24 hours) notify Parent in writing if any inquiries, proposals, indications of interest or offers with respect to an acquisition proposal are received by, any information is requested with respect to an acquisition proposal from, or any discussions or negotiations are sought to be initiated or continued with respect to an acquisition proposal with, it or any of its representatives indicating, in connection with such notice, the material terms and conditions of any inquiry, proposal (including, for the avoidance of doubt, the form and amount of consideration and proposed financing arrangements), or offer (including the identity of the third party making such inquiry, proposal, indication of interest or offer and, if applicable, copies of any written request, inquiry, proposal, indication of interest or offer, including proposed agreements, commitment letters (subject to customary redactions of any debt financing documents) and any other written communications relating thereto, but excluding, for the avoidance of doubt, drafts of agreements to the extent they do not constitute or form a part of the acquisition proposal or request) and thereafter to keep Parent informed, on a prompt basis (and, in any event, within 24 hours), of the status and terms of any such proposal, inquiry, indication of interest or offer (including any amendments thereto and any new, amended or revised written materials and written communications relating thereto provided to the Company and its representatives) and the status of any such discussions or negotiations.

No Change of Recommendation
The Merger Agreement provides that (subject to certain exceptions described below) neither the Board nor the Special Committee will (1) withhold, withdraw, qualify or modify (in a manner adverse to Parent), or publicly propose or resolve to withhold, withdraw, qualify or modify (in a manner adverse to Parent), the Company recommendation (it being understood that it will be considered a modification adverse to Parent that is material if any acquisition proposal structured as a tender or exchange offer is commenced and the Board, including the Special Committee, fails to publicly (x) recommend against acceptance of such tender or exchange offer by the holders of shares of Company common stock and (y) reaffirm the Company recommendation, in each case, within 10 business days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act; (2) authorize, adopt, approve, endorse, recommend, or publicly declare advisable (or publicly propose to do any of the foregoing), any acquisition proposal; (3) fail to include the Company recommendation in the proxy statement; (4) fail to publicly reaffirm the Company recommendation in response to an acquisition proposal that has been publicly disclosed within 10 business days after Parent so requests in writing (provided that the Company will not be obligated to reaffirm the Company recommendation more than once per acquisition proposal (unless the terms of such acquisition proposal change in any material respects and such change is publicly announced or disclosed)); or (5) except as expressly permitted by, and after compliance with certain provisions of the Merger Agreement, approve or recommend, or declare advisable or propose to enter into, or cause or permit the Company to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, Merger Agreement, joint venture agreement, share exchange agreement or other similar definitive agreement with respect to any acquisition proposal (other than a customary confidentiality agreement) (any of the foregoing, a “change of recommendation”).
No Change of Recommendation Exceptions
Superior Proposal
Notwithstanding the foregoing, the Company and Parent agreed that, prior to receipt of the requisite Company stockholder approvals, in response to an unsolicited bona fide written acquisition proposal that did not arise from a breach of the non-solicitation obligations set forth in the Merger Agreement, either the Board (acting on the recommendation of the Special Committee) or the Special Committee may effect a change of recommendation (or terminate the Merger Agreement in order to enter into an alternative acquisition proposal providing for a superior proposal, in which case the Company will be required to pay a termination fee of $15,000,000 to Parent, as described in the section of this proxy statement entitled “The Merger Agreement — Termination”), if, prior to taking such action, (1) the Board (acting on the recommendation of the Special Committee) or the Special Committee, as applicable, determines in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal is a superior proposal and the failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable law, and (2) the Company complies with certain procedures that, among other things, require the Company to provide Parent with four business days’ prior written notice that the Company has received such proposal, as described below.
Change of Recommendation or Termination Procedures
The Company further agreed that the Board (acting on the recommendation of the Special Committee) or the Special Committee will not make a change of recommendation in response to an acquisition proposal (or terminate the Merger Agreement in order to enter into an alternative acquisition proposal providing for a superior proposal, in which case the Company will be required to pay a termination fee of $15,000,000 to Parent), unless:
•
the Company notifies Parent in writing at least four business days in advance (which we refer to as, as may be extended, the “notice period”) that it has received such proposal, specifying material terms and conditions of the proposal and providing copies of the most recent versions of all relevant material documents relating to such proposal (subject to customary redactions of any debt financing documents), and that the Board or Special Committee, as applicable, intends to change its recommendation or terminate the Merger Agreement, and during such notice period, the Company will (and will cause its representatives to) be reasonably willing and available to participate in good faith negotiations with Parent and its representatives should Parent propose to make adjustments or revisions to the terms and conditions of the Merger Agreement and the Equity Commitment Letter; and

•
the Board (acting on the recommendation of the Special Committee), or the Special Committee, as applicable, takes into account any adjustments or revisions to the Merger Agreement or the Equity Commitment Letter committed to by Parent in writing, if any, and any other information offered by Parent in response to such notice, and has determined in good faith, after consultation with its financial advisor and outside legal counsel, that the acquisition proposal remains a superior proposal and the failure to change its recommendation or terminate the Merger Agreement would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable law.

Note, however, that in the event of any change to the financial terms of, or any other material amendment or material modification to, any superior proposal, the Company will deliver each time a new written notice to Parent and will comply with the procedure described in this section, except that the notice period is reduced to three business days.
Intervening Events
Notwithstanding the foregoing, the Company and Parent agreed that, prior to the time the stockholders of the Company adopt the Merger Agreement, in response to an intervening event, the Board (acting on the recommendation of the Special Committee) or Special Committee may effect a change of recommendation if, prior to taking such action, (1) the Board (acting on the recommendation of the Special Committee) or the Special Committee, as applicable, determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable law and (2) the Company gives four business days’ prior written notice to Parent that the Board or Special Committee, as applicable, has determined that an intervening event has occurred or arisen and that the Board or Special Committee, as applicable, intends to effect a change of recommendation, and after giving such notice and prior to effecting such change of recommendation, the Company must negotiate (and must cause its representatives to negotiate) in good faith with Parent and its representatives (to the extent Parent wants to negotiate) to make such adjustments or revisions to the terms and conditions of the Merger Agreement and the Equity Commitment Letter in response thereto, and at the end of the four business day period, prior to taking action to effect a change of recommendation, the Board (acting on the recommendation of the Special Committee) or the Special Committee takes into account any adjustments or revisions to the terms and conditions of the Merger Agreement or the Equity Commitment Letter proposed by Parent in writing and any other information offered by Parent in response to such notice, and determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to effect a change of recommendation in response to such intervening event would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable law.
An “intervening event” means any material change, effect, event, occurrence or development that was not known or reasonably foreseeable by the Special Committee or the Board (other than Recused Directors) as of the date of the Merger Agreement (or, if known or reasonably foreseeable, only the portion of such change, effect, event, occurrence or development of which the magnitude or material consequences were not known or reasonably foreseeable by the Special Committee or the Board (other than Recused Directors) as of the date of the Merger Agreement); provided, however, that in no event will (1) the receipt, existence or terms of an actual or possible acquisition proposal or any matter relating thereto or the consequences thereof; (2) any change, in and of itself, in the price or trading volume of the shares of Company common stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an intervening event, to the extent otherwise permitted by this definition); or (3) the fact, in and of itself, that the Company meets, exceeds (or fails to meet) internal or published projections, forecasts, estimates, predictions or guidance or any matter relating thereto or consequence thereof (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an intervening event, to the extent otherwise permitted by this definition), constitute or be deemed to contribute to an intervening event.
Stockholders Meeting
The Company has agreed to take, in accordance with applicable law and its certificate of incorporation and bylaws, all action necessary to set a record date for, duly give notice of, convene and hold a meeting of its stockholders, to be duly called and held as promptly as reasonably practicable after clearance of this proxy statement by the SEC (and in no event later than the 30th day following the first mailing of the proxy statement without the written consent of Parent), for the purpose of considering and voting on the approval of the Merger Agreement. The Company is permitted to postpone or adjourn such meeting in certain circumstances related to soliciting additional proxies or requirements of applicable law. The Company has agreed that the Board will recommend adoption of the Merger Agreement to the Company’s stockholders, subject to the provisions of the Merger Agreement discussed above under “The Merger Agreement — No Solicitation of Acquisition Proposals; Board Recommendation Changes.”
PSP Vote
Concurrently with the execution of the Merger Agreement on November 21, 2022, Mr. Schwartz and the PSP Stockholders, who collectively own all issued and outstanding shares of the Series B Preferred Stock (or approximately 39% of the voting power of the issued and outstanding shares of the Company’s capital stock entitled to vote at the Special Meeting) entered into the Voting and Support Agreement with the Company and, solely for the purposes described therein, PSV LP, in connection with the transactions contemplated by the Merger Agreement (as described in the section of this proxy statement entitled “The Voting and Support Agreement”). Pursuant to the Voting and Support Agreement, Mr. Schwartz and the PSP Stockholders agreed to, and to cause their applicable affiliates to, affirmatively vote or execute consents with respect to all shares of Series B Preferred Stock and Company common stock owned by them as follows, unless the Board (acting upon the recommendation of the Special Committee) or the Special Committee has made a change of recommendation that amounts to a recommendation against the Merger Agreement Proposal and that has not been rescinded or withdrawn (in which case Mr. Schwartz and the PSP Stockholders will be permitted to vote their shares of Series B Preferred Stock and Company common stock in any manner they choose in their sole discretion):
•
in favor of (1) the Merger and the adoption of the Merger Agreement; (2) each of the other actions contemplated by the Merger Agreement or necessary or desirable in furtherance of the Merger and the other transactions contemplated by the Merger Agreement; and (3) the adjournment of any meeting of the Company’s stockholders in accordance with the Merger Agreement; and

•	against any action or agreement that would reasonably be expected to result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled.
Filings; Other Actions; Notification
The Company, Parent and Merger Sub will cooperate with each other and use their respective reasonable best efforts to:
•	consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement as promptly as reasonably practicable;
•
obtain from any governmental authority any consents, licenses, permits, waivers, approvals, authorizations, clearances or orders advisable or required to be obtained by Parent or the Company or any of their respective controlled affiliates as promptly as reasonably practicable, including under the antitrust laws;

•
avoid or defend against any proceeding by any governmental authority, in connection with the authorization, execution and delivery of the Merger Agreement, the Merger or any other transactions contemplated by the Merger Agreement;

•
as promptly as reasonably practicable, and in any event within 10 business days after the date of the Merger Agreement, make all necessary filings under the HSR Act, and thereafter as promptly as reasonably practicable make an appropriate response to any additional information and documentary material that may be requested by a governmental authority pursuant to any antitrust law; and

•
as promptly as reasonably practicable, make any other required or advisable registrations, declarations, submissions and filings with respect to the transactions contemplated by the Merger Agreement required under the Exchange Act, any other applicable federal or state securities laws, and any other applicable law.

In addition, subject to the terms of the Merger Agreement, if any objections are asserted with respect to the Merger or any other transactions contemplated by the Merger Agreement under the HSR Act or any other applicable antitrust laws, or if any lawsuit or other proceeding, whether judicial or administrative, is instituted (or threatened to be instituted), including any proceeding by a governmental authority or private party, challenging the Merger or any other transactions contemplated by the Merger Agreement as violative of any antitrust law or which would otherwise prohibit or materially impair or delay in connection with any antitrust law the consummation of the Merger and any other transactions contemplated by the Merger Agreement, each of the Company and Parent have agreed to use (and to cause their respective subsidiaries to use) their respective reasonable best efforts to resolve any objections.
In furtherance of the foregoing, Parent will, so as to enable the Closing to occur as promptly as practicable, propose, negotiate, commit and effect, by consent decree, hold separate order, or otherwise to (1) sell, divest, dispose of or otherwise hold separate (including by establishing a trust or otherwise), any of the businesses, assets or properties of Parent, the Company or their respective subsidiaries and (2) otherwise take or commit to take actions that after the Closing would limit Parent’s, the Company’s or any of its subsidiaries’ freedom of action with respect to, or its ability to operate and/or retain any of the businesses, assets or properties of Parent, the Company or any of their respective subsidiaries; provided, however, that Parent and the Company will not be required to take or agree to take any such actions unless it is binding on or otherwise applicable to Parent or the Company only from and after the Effective Time and that Parent will not be required to take any such actions as it relates to any affiliate of Parent (other than Merger Sub, the Company and their respective subsidiaries).
Financing; Cooperation with Debt Financing
Subject to the terms and conditions of the Merger Agreement, each of Parent and Merger Sub have agreed to take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper and advisable to obtain the Equity Financing on the terms and conditions described in the Equity Commitment Letter, including by (1) maintaining in effect the Equity Commitment Letter in accordance with the terms and subject to the conditions thereof; (2) complying with its obligations under the Equity Commitment Letter; (3) satisfying on a timely basis the conditions to funding the Equity Financing in the Equity Commitment Letter, if any, that are within Parent’s or Merger Sub’s control; (4) consummating the Equity Financing at or prior to the Closing, including causing the Sponsor to fund the Equity Financing at the Closing; (5) complying with its obligations pursuant to the Equity Commitment Letter; and (6) enforcing its rights pursuant to the Equity Commitment Letter. Parent and Merger Sub will seek to enforce, including by bringing an action for specific performance, the Equity Commitment Letter if the Company seeks and is granted a decree of specific performance of the obligation to consummate the Merger.
Parent and Merger Sub have agreed not to permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Equity Commitment Letter if such amendment, modification or waiver would, or would reasonably be expected to, (1) reduce the aggregate amount of the Equity Financing; (2) impose new or additional conditions, contingencies or other terms; (3) otherwise expand, amend or modify any of the conditions to the receipt of the Equity Financing or any other terms to the Equity Financing in a manner that, in each case, would reasonably be expected to (x) delay or prevent the occurrence of the Closing or (y) make the timely funding of the Equity Financing, or the satisfaction of the conditions to obtaining the Equity Financing, less likely to occur in any respect; or (4) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against the other parties to the Equity Commitment Letter.
Parent and Merger Sub have agreed to give the Company prompt notice (1) of any breach (or threatened breach) or default (or any event or circumstance that, with or without notice or lapse of time, or both, would reasonably be expected to give rise to any breach or default) by any party to the Equity Commitment Letter; (2) of any dispute or disagreement between or among any parties to the Equity Commitment Letter with respect to the Merger Agreement, the Equity Commitment Letter, the Merger or the other transactions contemplated by the Merger Agreement, or the Equity Financing; and (3) if for any reason Parent or Merger Sub at any time believes that it will not be able to obtain all or any portion of the Equity Financing on the terms, in the manner or from the sources contemplated by the Equity Commitment Letter. Parent will provide any information reasonably requested by the Company relating to any of the circumstances referred to in the previous sentence as soon as reasonably practical (but in any event within two business days) after the date that the Company delivers a written request therefor to Parent.
To the extent required by Parent or Merger Sub for the purpose of obtaining any debt financing in connection with the Merger, the Company has agreed to use its reasonable best efforts, and to cause each of its subsidiaries or representatives to use their reasonable best efforts, to provide to Parent or Merger Sub, on a timely basis, all cooperation and assistance reasonably requested or that is customary in arranging and obtaining debt financing, if any (provided that such requested cooperation is consistent with applicable laws and does not unreasonably interfere with the operations of the Company and its subsidiaries), including: (1) (x) participate (and causing senior management and representatives of the Company to participate) in a reasonable and limited number of meetings, presentations, sessions with banks, potential lenders or ratings agencies and due diligence sessions in respect of the debt financing during normal business hours, without business disruption, consistent with applicable law and upon reasonable advance notice and (y) assist with the preparation of appropriate and customary materials for any such presentations, offering and syndication documents (including lender and investor presentations, bank information memoranda and similar documents) and other marketing documents required in connection with the debt financing (if any); (2) assist Parent with providing information reasonably required in connection with the preparation of pro forma financial information and pro forma financial statements to the extent required by the debt financing sources; (3) assist Parent in connection with the preparation, delivery and registration of any pledge and security documents and other definitive financing documents (and any disclosure schedules thereto), in each case, as may be reasonably requested by Parent or the debt financing sources, and necessary to facilitate the pledging of collateral and the granting of security interests (and perfection thereof) in respect of the debt financing; (4) deliver notices of prepayment within the time periods required by the Credit Agreement, assisting Parent in obtaining customary payoff letters, lien terminations and instruments of discharge to be delivered at the Closing, in each case, in form and substance reasonably satisfactory to Parent, and give any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all obligations (other than contingent obligations for which no claim has been asserted) under the Credit Agreement; (5) take such actions as are reasonably requested by Parent or Merger Sub or the debt financing sources to facilitate the satisfaction on a timely basis of all conditions precedent to obtaining the debt financing (other than conditions precedent that are in the control of Parent and/or Merger Sub), including the execution and delivery of customary solvency certificates with regards to the Company and its affiliates after giving effect to Parent or Merger Sub’s acquisition thereof; (6) furnish Parent and the debt financing sources with all documentation and other pertinent information about the Company and its subsidiaries as is reasonably requested by Parent at least 10 business days prior to the Closing, in accordance with the requirements of the debt financing sources, relating to applicable “know your customer” and anti-money laundering rules and regulations; and (7) permit the use of the Company’s and its subsidiaries’ logos in connection with the debt financing.
Notwithstanding the foregoing, in no event will the Company or any of its Subsidiaries be required under the Merger Agreement to (1) waive or amend any terms of the Merger Agreement or any other contract, provide any additional security or guaranties or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior or concurrent reimbursement by or on behalf of Parent; (2) enter into any definitive agreement or distribute any cash prior to the Effective Time; (3) give any indemnities in connection with the debt financing that are effective prior to the Effective Time; or (4) take any action that, in the good faith reasonable determination of the Company, would (x) unreasonably interfere with the conduct of the business of the Company and its subsidiaries; (y) cause any representation or warranty or covenant contained in the Merger Agreement to be breached; or (z) cause the Company or any of its subsidiaries to materially violate or waive any attorney-client or other applicable privilege or breach any applicable law or certificate of incorporation, bylaws or similar organizational or governing document. In addition, (a) no action, liability or obligation of the Company, any of its subsidiaries or any of their respective representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the debt financing will be effective until the Effective Time (other than in respect of any customary authorization letter); (b) neither the Company nor any of its subsidiaries will be required to take any action pursuant to any certificate (other than a customary authorization letter), agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time; and (c) any bank information memoranda required in relation to the debt financing will contain disclosure and financial statements reflecting the Surviving Corporation or its subsidiaries as the obligor. In addition, the debt financing cooperation covenants will not require (1) any representative of the Company or any of its subsidiaries to deliver any certificate or opinion or take any other action that could reasonably be expected to result in personal liability to such representative; (2) the Board to approve any financing or contracts related thereto that would be effective prior to the Effective Time; and (3) the Company and its subsidiaries to take any action that would conflict with or violate its organizational documents or any applicable laws, or result in a violation or breach of, or default under, any agreement to which the Company or any of it is subsidiaries is a party binding on the Company.

Parent and Merger Sub have agreed to indemnify Company for certain expenses and damages incurred in connection with the Company’s cooperation with the debt financing and, in the event the Closing does not occur, reimburse the Company for any documented and reasonable out-of-pocket costs and expenses (including documented and reasonable out-of-pocket attorneys’ fees of one outside counsel) incurred by the Company or its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries with the debt financing.
Employee Benefits Matters
Parent has agreed to provide, or to cause the Company or its subsidiaries to provide, each employee of the Company or any of its subsidiaries as of immediately prior to the Effective Time who continues to be employed with the Company or its subsidiaries immediately following the Effective Time (each such employee, a “Continuing Employee”), during the period commencing on the closing date of the Merger and ending on the first anniversary thereof (or the date of termination of employment of the relevant Continuing Employee, if sooner), with (1) a base salary or base wage, as applicable, no less favorable than the base salary or base wage provided to such Continuing Employee by the Company or its subsidiaries immediately prior to the Effective Time, (2) an annual target cash bonus opportunity (excluding any equity or equity-based incentive compensation or long-term incentives arrangement) that is no less favorable than the annual target cash bonus opportunity as in effect for such Continuing Employee immediately prior to the Effective Time (subject to the same exclusions), and (3) employee benefits (excluding any defined benefit pension, equity or equity-based arrangement, long-term incentive arrangement, nonqualified deferred compensation benefits, post-termination arrangement or retiree health and welfare benefits plan or arrangement) that are substantially comparable in the aggregate to the employee benefits provided to such Continuing Employee immediately prior to the Effective Time (subject to the same exclusions). Additionally, Parent has agreed that each Continuing Employee who experiences a severance-qualifying termination of employment within 12 months following the closing date of the Merger will be provided with severance payments and benefits no less favorable than those that would have been provided to such Continuing Employee upon such a qualifying termination under the applicable severance policy or individual employment, severance or separation agreement or other arrangement in effect immediately prior to the Effective Time, under circumstances that would have given the Continuing Employee a right to severance payments and benefits under such plan, agreement or arrangement.
Parent has agreed to, and to cause the Company or its subsidiaries to, use commercially reasonable efforts to cause, during the plan year in which the Closing occurs, (1) any pre-existing conditions and eligibility waiting periods under any group health plans of Parent or its affiliates in which Continuing Employees participate (the “Parent plans”) in the year in which the closing date of the Merger occurs to be waived with respect to the Continuing Employees and their eligible dependents to the extent such conditions or limitations were waived or satisfied under the corresponding Company plan in which such Continuing Employee participated immediately prior to the Effective Time; (2) the amount of eligible expenses paid by each Continuing Employee and his or her eligible dependents during the portion of the plan year ending on the closing date of the Merger that were credited to deductible and maximum out-of-pocket requirements under the Company plan that is a group health plan to be credited for purposes of satisfying the corresponding deductible and maximum out-of-pocket requirements under the corresponding Parent plans for the applicable plan year; and (3) the Parent plans in which the Continuing Employees are entitled to participate following the Closing to take into account for purposes of eligibility, vesting and future vacation benefit accrual thereunder (excluding any defined benefit pension, equity or equity-based arrangement, long-term incentive arrangement, nonqualified deferred compensation, post-termination arrangements or retiree health and welfare benefit plans or arrangements), service by such Continuing Employees to the Company or any of its subsidiaries or predecessors as if such service were with Parent, to the same extent and for the same purpose as such service was credited under the corresponding Company plan, in each case, except to the extent it would result in a duplication of compensation benefits or could in any way apply to a defined benefit plan.
The Compensation and Talent Committee of the Board is permitted to determine the final amounts payable under the Company’s annual bonus plans in respect of the 2022 fiscal year, and will pay such amounts at such time annual bonuses have historically been paid by the Company.
Under the Merger Agreement, the parties to the Merger Agreement acknowledge and agree that the transactions contemplated by the Merger Agreement will constitute a “change in control,” “change of control” or term or concept of similar import of the Company and its subsidiaries under the terms of the Company plans.

Conditions to the Merger
The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver at or prior to the effective time of the following conditions:
•	the requisite Company stockholder approvals have been obtained;
•	any notification and waiting period requirements applicable to the consummation of the Merger under the HSR Act has expired or been terminated; and
•
no court or other governmental authority has enacted, announced, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that restrains, enjoins, renders illegal or otherwise prohibits the consummation of the Merger.

The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following additional conditions:
•
the representation and warranty of the Company regarding the absence of a material adverse effect since December 31, 2021 are true and correct in all respects at and as of the date of the Merger Agreement and shall be true and correct in all respects as of the closing date of the Merger;

•
the representations and warranties of the Company regarding certain aspects of its capital structure are true and correct as of the date of the Merger Agreement and shall be true and correct as of the closing date of the Merger (except to the extent that any such representation or warranty expressly speaks as of a particular date or period of time, in which case as of such particular date or period of time), except for any inaccuracies that would result in an increase of no more than $5,000,000 in the aggregate amount of the Merger Consideration and the aggregate amount to be paid in respect of Company’s equity awards pursuant to the Merger Agreement;

•
the representations and warranties of the Company regarding certain aspects of its capital structure, the organization, good standing and qualification, corporate authority, approval and fairness, governmental filings and the lack of violations, inapplicability of certain takeover statutes and disclosure of broker’s and finder’s fees (1) that are not qualified by any materiality limitations, are true and correct in all material respects as of the date of the Merger Agreement and shall be true and correct at and as of the closing date of the Merger (other than such representations and warranties that expressly speak as of a particular date or period of time, which must be so true and correct as of such specific date), or (2) that are qualified by any materiality limitations, are true and correct in all respects as of the date of the Merger Agreement and shall be true and correct at and as of the closing date of the Merger (other than such representations and warranties that expressly speak as of a particular date or period of time, which must be so true and correct as of such specific date);

•
the Company’s other representations and warranties set forth in the Merger Agreement (disregarding all qualifications relating to materiality or material adverse effect or any similar standard or qualification) are true and correct at and as of the date of the Merger Agreement and shall be true and correct at and as of the closing date of the Merger (except to the extent that any such representation and warranty that expressly speaks as of a particular date or period of time, in which case such representation or warranty must be true and correct as of such specific date), except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•
the Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required to be performed or complied by the Company under the Merger Agreement at or prior to the closing date of the Merger;

•
since the date of the Merger Agreement, no fact, change, effect, event, occurrence, circumstance or development occurred that, individually or in the aggregate, has had a material adverse effect that is continuing;

•
the delivery by the Company of a certificate validly executed by the Chief Executive Officer or Chief Financial Officer of the Company, certifying that all of the above conditions have been satisfied; and

•	the delivery of an officer’s certificate by the Company certifying that the Company is not and has not been a “United States real property holding corporation” (as defined in the Code).

The Company’s obligation to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the effective time of the following additional conditions:
•
Parent’s and Merger Sub’s representations and warranties set forth in the Merger Agreement are true and correct at and as of the date of the Merger Agreement and shall be true and correct at and as of the closing date of the Merger (except to the extent that any such representation and warranty that expressly speaks as of a particular date or period of time, in which case such representation or warranty must be true and correct as of such specific date), except as would not, individually or in the aggregate, reasonably be expected to prevent or delay the ability of Parent or Merger Sub to consummate the Merger and deliver the Merger Consideration and other amounts in accordance with the Merger Agreement;

•
each of Parent and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants required to be performed or complied by Parent and Merger Sub under the Merger Agreement at or prior to the Closing; and

•	the Company shall have received from Parent and Merger Sub a certificate validly executed by an executive officer of Parent certifying that all of the above conditions have been satisfied.
Termination
The Company and Parent may, by mutual written consent, terminate the Merger Agreement and any other transactions contemplated by the Merger Agreement and abandon the Merger at any time prior to the Effective Time.
The Merger Agreement may also be terminated and the Merger abandoned at any time prior to the Effective Time, as follows:
•	by either Parent or the Company, if:
○
the Merger has not been consummated on or before the date that is 180 days after the date of the Merger Agreement or such date as may be mutually agreed by Parent and the Company in writing (the “outside date”) (provided, however, that the right to terminate the Merger Agreement will not be available to any party whose failure to comply with its obligations under the Merger Agreement has been the primary cause of, or has primarily resulted in, the failure of the Closing to occur on or prior to such date);

○
at the special meeting of the Company’s stockholders, including any postponement, recess or adjournment thereof, the requisite Company stockholder approvals have not been obtained if a vote will have been taken thereon; or

○
any court or governmental authority of competent jurisdiction has enacted, issued, promulgated or entered any order that permanently restrains, enjoins, renders illegal or otherwise permanently prohibits consummation of the Merger and such order has become final and non-appealable (provided, however, that this right to terminate the Merger Agreement will not be available to any party whose failure to comply with its obligations under the Merger Agreement has been the primary cause of, or has primarily resulted in, such order);

•	by the Company:
○
if there is a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in the Merger Agreement, or any such representation and warranty of Parent or Merger Sub has become untrue or incorrect following the date of the Merger Agreement, in either case such that the conditions to Closing related to the accuracy of Parent’s and Merger Sub’s representations and warranties and to the performance, in all material respects, of the obligations of Parent and Merger Sub in the Merger Agreement, would not be satisfied, such breach or condition is incurable prior to the outside date or, if curable, is not cured within the earlier of (1) 30 days after notice of such breach is given by the Company to the breaching party or (2) three business days prior to the outside date (provided, however, that the right to terminate the Merger and any other transactions contemplated by the Merger Agreement will not be available to the Company for so long as the Company is then in material breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach would give rise to a failure of the conditions to Closing related to the accuracy of the Company’s representations and warranties and the performance, in all material respects, of its obligations under the Merger Agreement) (which we refer to as “Parent’s or Merger Sub’s breach”); or
○
prior to the receipt of the requisite Company stockholder approvals, in order to enter into an alternative acquisition agreement providing for a superior proposal in accordance with the terms of the Merger Agreement described above under “The Merger Agreement — No Solicitation of Acquisition Proposals; Board Recommendation Changes — No Change of Recommendation Exceptions” if the Company, prior to or concurrently with such termination, pays to Parent the $15,000,000 termination fee and is not in material breach of the non-solicitations provisions in the Merger Agreement.

•	by Parent, if:
○
there is a breach by the Company of any representation, warranty, covenant or agreement set forth in the Merger Agreement, or any such representation and warranty has become untrue or incorrect following the date of the Merger Agreement, in either case, such that the conditions to Closing related to the accuracy of the Company’s representations and warranties and the performance, in all material respects, of its obligations under the Merger Agreement, would not be satisfied, and such breach or condition is incurable prior to the outside date or, if curable, is not cured within the earlier of (1) 30 days after notice of such breach is given by Parent to the Company or (2) three business days prior to the outside date (provided, however, that the right to terminate the Merger Agreement will not be available to Parent for so long as it is then in breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach would give rise to a failure of the conditions to Closing related to the accuracy of Parent’s representations and warranties and the performance, in all material respects, of its obligations under the Merger Agreement); or

○	the Board makes a change of recommendation (as defined above) prior to the receipt of the requisite Company stockholder approvals.
Company Termination Fee
The Company may be required to pay to Parent by wire transfer of immediately available funds to an account designated by Parent a termination fee of $15,000,000 if the Merger Agreement is terminated in certain circumstances (the “termination fee”).
This termination fee would be payable if:
•
either Parent or the Company terminates for failure to obtain the requisite company stockholder approvals, or Parent terminates because of the Company’s material breach of its non-solicitation obligations or obligation to convene the special meeting;

•
an acquisition proposal has been made publicly (or otherwise becomes publicly known) or announced to the Company or the Board and is not irrevocably withdrawn in good faith at least five business days prior to the special meeting or prior to the date of termination in the case of a termination for the Company’s material breach; and

•
within 12 months following the date of such termination, the Company consummates a transaction contemplated by an acquisition proposal or enters into an alternative acquisition agreement with respect to an acquisition proposal (in each case, the references to “15%” in the definition of “acquisition proposal” being deemed to be references to “50%”); in which case the Company must pay Parent the termination fee within two business days after the earlier of the entry into such definitive alternative acquisition agreement and the consummation of such acquisition proposal.

The termination fee would also be payable in the following circumstances:
•
if Parent terminates the Merger Agreement because the Board or the Special Committee makes a change of recommendation, in which case the Company must pay Parent the termination fee within two business days after the termination of the Merger Agreement; or

•
if the Company terminates the Merger Agreement in order to enter into an alternative acquisition agreement providing for a superior proposal, in which case the Company must pay Parent the termination fee concurrently with or prior to the termination of the Merger Agreement.

Expenses
Except as otherwise provided in the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such cost or expense; provided that costs incurred in connection with the filing, printing and mailing of the proxy statement and the Schedule 13E-3, the filing under the HSR Act and any other filing under antitrust laws, and any amendments to the Credit Agreement will be paid by Parent; provided further that if the Merger is consummated, all costs and expenses of the Company shall be paid by Parent.
Remedies; Specific Performance; Non-Recourse
The parties have agreed that if the Merger Agreement is terminated, (i) the termination fee, (ii) any enforcement costs, together with interest thereon at the prime rate (in an aggregate amount not to exceed $2,500,000) and (iii) specific performance (other than specific enforcement to cause the Closing to occur), will be the sole and exclusive remedies of Parent and its affiliates and representatives against the Company and its affiliates and representatives and, upon payment of the termination fee and any associated enforcement costs, none of the Company or its affiliates or representatives will have any further liability or obligation relating to or arising out of the Merger Agreement or any agreement executed in connection therewith, the transactions contemplated thereby, or for any matters forming the basis of such termination, except that the parties or their respective affiliates (or both) will remain obligated with respect to, and Parent may be entitled to remedies with respect to, the confidentiality agreement and those provisions of the Merger Agreement that expressly survive termination, as applicable. Notwithstanding the foregoing, the Company will not be relieved from any liability (1) for any fraud or willful and material breach of the Merger Agreement, except that under no circumstances will the collective monetary damages payable by the Company for breaches (including for any willful and material breach (but excluding fraud)) under the Merger Agreement and any agreement executed in connection therewith or any transactions contemplated thereby (taking into account the payment of the termination fee) exceed (A) $43,000,000, plus (B) any enforcement costs, together with interest thereon at the prime rate (in an aggregate amount not to exceed $2,500,000) or (2) for any breaches of the confidentiality agreement. In no event will the Company be required to pay the termination fee on more than one occasion.
The parties have also agreed that if the Merger Agreement is terminated, (i) certain reimbursement obligations of Parent in connection with the Company's cooperation with arranging the debt financing, if applicable, and (ii) any enforcement costs, together with interest thereon at the prime rate (in an aggregate amount not to exceed $2,500,000), (iii) specific performance (other than specific enforcement to cause the Closing to occur), and (iv) the Company’s rights under the Equity Commitment Letter, will be the sole and exclusive remedies of the Company and its affiliates and representatives against Parent and its affiliates and representatives and, upon payment of the reimbursement obligations and any enforcement costs, none of Parent or its affiliates or representatives will have any further liability or obligation relating to or arising out of the Merger Agreement or any agreement executed in connection therewith, the transactions contemplated thereby, or for any matters forming the basis of such termination, except that the parties or their respective affiliates (or both) will remain obligated with respect to, and the Company and its subsidiaries may be entitled to remedies with respect to, the Equity Commitment Letter, the confidentiality agreement and those provisions of the Merger Agreement that expressly survive termination, as applicable. Notwithstanding the foregoing, none of Parent, Merger Sub, PSP AGFS or the Sponsor will be relieved from any liability (1) for any fraud or willful and material breach of the Merger Agreement, except that under no circumstances will the collective monetary damages payable by Parent and its affiliates and representatives (including for any willful and material breach (but excluding fraud)) under the Merger Agreement and any agreement executed in connection therewith or any transactions contemplated thereby exceed (A) $43,000,000, plus (B) Parent’s reimbursement obligations in connection with the Company's cooperation with arranging the debt financing and (C) any enforcement costs, together with interest thereon at the prime rate (in an aggregate amount not to exceed $2,500,000) or (2) for any breaches of the confidentiality agreement.
In no event will either the Company or Parent, or their respective affiliates and representatives, seek or obtain, nor will they permit any of their representatives to seek or obtain, any monetary recovery or award

(including consequential, special, indirect or punitive damages) in excess of the monetary damage amounts described above, as applicable (except for fraud or pursuant to the confidentiality agreement), against the other party or its affiliates or representatives, for, or with respect to, the Merger Agreement, the Merger, the Equity Commitment Letter or the transactions contemplated thereby or by the Merger Agreement (in the case of the Company), the termination of the Merger Agreement, the failure to consummate the Merger, or any claims or actions under applicable law arising out of any such breach, termination or failure. Except for the Sponsor (solely as and to the extent provided in the Equity Commitment Letter), Parent, Merger Sub and the Company, no person will have any liability for monetary damages relating to or arising out of the Merger Agreement or the Merger.
The parties agreed that the parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement or to enforce specifically the terms of the Merger Agreement (including specific performance or other equitable relief to cause Parent to perform any obligations required of it and to enforce its rights under the Equity Commitment Letter (or to directly enforce the obligation to fund the Equity Financing) and to cause Parent to consummate the Merger).
The parties agreed not to raise any objections to (1) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of the Merger Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (2) the specific performance of the terms and provisions of the Merger Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the parties pursuant to the Merger Agreement. Any party seeking an injunction or injunctions to prevent breaches (or threatened breaches) of the Merger Agreement or to enforce specifically the terms and provisions of the Merger Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement. Each party agreed that it will use its reasonable best efforts to cooperate with the other parties in seeking and agreeing to an expedited schedule in any litigation seeking an injunction or order of specific performance to attempt to fully resolve any dispute between the parties prior to the date that is 180 days after the date of the Merger Agreement (or such later date as the Company and Parent may mutually agree in writing).
Additional Covenants
The Merger Agreement also contains certain other covenants, including relating to cooperation in the preparation and filing of this proxy statement and the Schedule 13E-3, the stock exchange delisting, stockholder litigation, access to information and public announcements.
Indemnification; Directors’ and Officers’ Insurance
For a period of six years after the Effective Time, Parent will, and will cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable law (and Parent will also advance expenses as incurred to the fullest extent permitted under applicable law; provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), each present and former director and officer of the Company and its subsidiaries and each individual who was serving at the request of the Company or its subsidiaries as a director, officer, member, trustee or fiduciary of any other corporation, partnership or joint venture, trust, employee benefit plan or other enterprise, which we refer to as the “indemnified parties,” against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to their service for, or at the request of, the Company or its subsidiaries at or prior to the Effective Time.
Parent and Merger Sub have agreed that all rights to exculpation or indemnification for acts or omissions occurring prior to the Effective Time existing as of the date of the Merger Agreement, in favor of the indemnified parties (or any of their predecessors and the heirs, executors, trustees, fiduciaries and administrators of such indemnified parties), as provided in the Company’s or each of its subsidiaries’ respective certificates of incorporation or bylaws (or comparable organizational or governing documents) in effect on the date of the Merger Agreement or in certain specified contracts, will survive the Merger and the transactions contemplated by the Merger Agreement and will continue in full force and effect in accordance with their terms. After the

Effective Time, Parent and the Surviving Corporation will (and Parent will cause the Surviving Corporation to) fulfill and honor such obligations to the maximum extent that the Company or applicable subsidiary would have been permitted to fulfill and honor them by applicable law. In addition, for six years following the Effective Time, Parent will cause the Surviving Corporation to cause the certificates of incorporation and bylaws of the Surviving Corporation to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the certificate of incorporation and bylaws of the Company in effect on the date of the Merger Agreement, and such provisions will not be amended, repealed or otherwise modified for six years following the Effective Time in any manner which would adversely affect the rights of the indemnified parties, except as required by applicable law.
Prior to the Effective Time, the Company will, and if the Company is unable to, Parent will cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for “tail” insurance policies for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the date of the Merger Agreement (or, if no such policies are available from insurance carriers with such credit rating, from insurance carriers with the next-highest credit rating then capable of providing such policies) with respect to directors’ and officers’ liability insurance and fiduciary liability insurance, which we collectively refer to as “D&O insurance.” The terms, conditions, retentions and limits of liability of such D&O insurance will be at least as favorable to the indemnified parties as are the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its subsidiaries by reason of his or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with the Merger Agreement or the transactions or actions contemplated thereby). Notwithstanding the foregoing, in no event will Parent or the Surviving Corporation be required to expend for such “tail” insurance policy an aggregate amount in excess of 300% of the last annual premium paid by the Company prior to the date of the Merger Agreement, and if such premiums do exceed such amount, the Surviving Corporation will be required to obtain a policy with the greatest coverage available for a cost not exceeding such amount. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O insurance in place as of the date of the Merger Agreement, with terms, conditions, retentions and limits of liability that are at least as favorable, in the aggregate, to the insureds as provided in the Company’s existing policies as of the date of the Merger Agreement, or the Surviving Corporation will, and Parent will cause the Surviving Corporation to, purchase comparable D&O insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable in the aggregate to the insureds as provided in the Company’s existing policies as of the date of the Merger Agreement. Notwithstanding the foregoing, in no event will Parent or the Surviving Corporation be required to expend for all such policies an aggregate annual premium amount in excess of 300% of the last annual premiums paid by the Company prior to the date of the Merger Agreement for such insurance, and if such premiums do exceed such amount, the Surviving Corporation will be required to obtain a policy with the greatest coverage available for a cost not exceeding such amount.
The foregoing indemnity obligations will survive the Closing.
The indemnified parties have the right to enforce the provisions of the Merger Agreement relating to their indemnification. Such provisions may not be terminated or modified in such a manner as to adversely affect any indemnified party without the consent of such indemnified party.
Modification or Amendments
Subject to applicable law, at any time prior to the Effective Time, the Merger Agreement may be amended, modified or waived by a signed written agreement, in the case of an amendment or modification by Parent, Merger Sub and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective (provided that, after the receipt of the requisite company stockholder approvals, no amendment will be made should applicable law require further approval by the stockholders without obtaining such further approval).

Waiver
Other than the conditions with respect to obtaining the stockholders’ approval of the Merger, the conditions to each of the parties’ obligations to consummate the Merger and any other transactions contemplated by the Merger Agreement may be waived by such party in whole or in part to the extent permitted by law. No failure or delay by any party in exercising any right, power or privilege under the Merger Agreement will operate as a waiver of such right, power or privilege, nor will any single or partial exercise of any right, power or privilege preclude any other or further such exercise or the exercise of any other right, power or privilege.
Special Committee Matters
For all purposes under the Merger Agreement, the Company (prior to the Effective Time) and the Board, as applicable, must act, including with respect to the granting of any consent, permission or waiver or the making of any determination, only as directed by the Special Committee or its designees. Prior to the Effective Time, without the consent of the Special Committee, the Board may not (1) eliminate, revoke or diminish the authority of the Special Committee or (2) remove or cause the removal of any director of the Board that is a member of the Special Committee as a member of the Special Committee. The Special Committee (and, for so long as the Special Committee is in existence, only the Special Committee) may pursue any action or litigation with respect to breaches of the Merger Agreement on behalf of the Company.

THE VOTING AND SUPPORT AGREEMENT
The following describes the material provisions of the Voting and Support Agreement, which is attached as Annex D to this proxy statement and which is incorporated by reference within this proxy statement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the Voting and Support Agreement. This summary does not purport to be complete and may not contain all of the information about the Voting and Support Agreement that is important to you. You are encouraged to read carefully the Voting and Support Agreement in its entirety.
Concurrently with the execution of the Merger Agreement on November 21, 2022, Mr. Schwartz and the PSP Stockholders, who collectively own all issued and outstanding shares of the Series B Preferred Stock (or approximately 39% of the issued and outstanding shares of Company common stock on an as-converted basis) entered into the Voting and Support Agreement with the Company and, solely for the purposes described therein, PSV LP, in connection with the transactions contemplated by the Merger Agreement.
Pursuant to the Voting and Support Agreement, Mr. Schwartz and the PSP Stockholders agreed to, and to cause their applicable affiliates to, affirmatively vote or execute consents with respect to all shares of Series B Preferred Stock and Company common stock owned by them as follows, unless the Board (acting upon the recommendation of the Special Committee) or the Special Committee has made a change of recommendation that amounts to a recommendation against the Merger Agreement Proposal and that has not been rescinded or withdrawn (in which case Mr. Schwartz and the PSP Stockholders will be permitted to vote their shares of Series B Preferred Stock and Company common stock in any manner they choose in their sole discretion):
•
in favor of (1) the Merger and the adoption of the Merger Agreement; (2) each of the other actions contemplated by the Merger Agreement or necessary or desirable in furtherance of the Merger and the other transactions contemplated by the Merger Agreement; and (3) the adjournment of any meeting of the Company’s stockholders in accordance with the Merger Agreement; and

•	against any action or agreement that would reasonably be expected to result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled.
Additionally, PSP agreed that it would not, and would cause its affiliates (but not any of its existing portfolio companies so long as such portfolio companies are not acting at the direction or request of, or in coordination with, PSP or its affiliates) not to, directly or indirectly engage in a specified acquisition (as defined above), if the entering into a definitive agreement relating to or consummating the specified acquisition would reasonably be expected to (1) prevent, materially delay or materially impair the obtaining of, or adversely affect in any material respect the ability of Parent or its affiliates to procure, any authorizations, consents, orders, declarations or approvals of any governmental authority or the expiration or termination of any applicable waiting period necessary to consummate the transactions contemplated by the Merger Agreement, or (2) materially increase the risk of any governmental authority entering an order, ruling, judgment or injunction prohibiting the consummation of the transactions contemplated by the Merger Agreement.
Moreover, the PSP Stockholders agreed to certain notice, information and cooperation obligations in respect of any requests or proceedings by or before, and any filings made with, or substantive written materials submitted or substantive communications made to, any governmental authorities with respect to the Merger or any other transactions contemplated by the Merger Agreement, and to use reasonable best efforts to, among other things, provide reasonable assistance to Parent and Merger Sub in connection with obtaining any authorizations, consents, orders, declarations or approvals of any such governmental authority or the expiration or termination of any applicable waiting period necessary to consummate the transactions contemplated by the Merger Agreement, including the Merger.
Further, in the event the Merger Agreement is terminated in accordance with its terms and damages become payable by any Parent Related Party (as defined in the Merger Agreement) in connection with any fraud or willful and material breach of the Merger Agreement, Mr. Schwartz and the PSP Stockholders have agreed that (i) the Company may use the proceeds of such damages in its sole discretion (as determined by the Special Committee), including to declare or pay any dividend on the shares of Company common stock (a “permitted dividend”) or redeem any of the shares of Series B Preferred Stock (a “permitted redemption”) and (ii) the Company may effectuate a refinancing of its indebtedness, including by amending, supplementing or replacing the Credit Agreement (a “permitted refinancing”). Mr. Schwartz and the PSP Stockholders (1) waived the right to receive any payment of any permitted dividend, including the right to receive participating dividends in connection therewith and waived certain provisions of the Certificate of Designation of the Series B Preferred Stock that could otherwise prohibit a permitted dividend, (2) waived certain limitations under the Certificate of Designation of the Series B Preferred Stock on the number of shares of Series B Preferred Stock that may be redeemed in connection with a permitted redemption and waived their right to convert any shares of Series B Preferred Stock identified for redemption in any elective redemption notice delivered pursuant to the Merger Agreement in connection with a permitted redemption and (3) consented to a permitted refinancing and waived any provisions of the Certificate of Designation of the Series B Preferred Stock or the Investment Agreement that would impede a permitted refinancing. PSV LP also agreed to be bound by the consents and waivers described in this paragraph as if it were a PSP Stockholder under the Voting and Support Agreement.
The Voting and Support Agreement will terminate upon the earlier to occur of (1) the Effective Time and (2) the valid termination of the Merger Agreement in accordance with its terms.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us, contain “forward-looking statements” that do not directly or exclusively relate to historical facts, including statements about the potential benefits of the proposed Merger, anticipated growth rates, the Company’s plans, objectives, expectations, and the anticipated timing of the closing of the Merger. When used in this communication, the words “believes,” “estimates,” “plans,” “expects,” “should,” “could,” “outlook,” “potential,” “forecast,” “target” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those discussed under “Risk Factors” in the Company’s annual report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 9, 2022, the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2022, filed with the SEC on November 11, 2022, and the following:
•	the timing, receipt and terms and conditions of any required governmental or regulatory approvals of the Merger that could cause the parties to abandon the Merger;
•
the possibility that conditions to closing (including the failure to obtain necessary regulatory approvals or the necessary approvals of the Company’s stockholders) will not be satisfied in the anticipated timeframe or at all;

•	the risk that the Merger Agreement may be terminated in circumstances that require the Company to pay a termination fee;
•
disruption from the Merger making it more difficult to maintain business and operational relationships, including retaining and hiring key personnel and maintaining relationships with the Company’s customers, vendors and others with whom it does business;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;
•	the possibility that alternative acquisition proposals will or will not be made;
•	risks related to disruption of management’s attention from the Company’s ongoing business operations due to the Merger;
•	significant transaction costs, fees, expenses and charges;
•
though no such transaction existed, the possibility that, if the Company did not enter into the Merger Agreement, it potentially could have, at a later date, attempted to engage in other, unspecified transactions, including restructuring efforts, special dividends or the sale of some or all of the Company’s assets that may have produced a higher aggregate value than that available to the Company’s stockholders in the Merger;

•	the fact that under the terms of the Merger Agreement, the Company is restrained from soliciting other acquisition proposals during the pendency of the Merger;
•	the risk of litigation and/or regulatory actions related to the Merger or unfavorable results from litigation and proceedings that could arise in the future;
•
other business effects and developments beyond the parties’ control, including the effects of industry, market, economic, political or regulatory conditions, including those relating to weather and currency exchange rates;

•	the ability to meet expectations regarding the timing and completion of the Merger;
•	the risk that the Company’s stock price may decline significantly if the Merger is not completed;
•
the risk that if the Merger is not completed, the Company’s substantial indebtedness and the terms of its Series B Preferred Stock could adversely affect its financial condition and its ability to execute its business strategy; and

•	the risk that the Company cannot successfully execute on its plan with respect to the Growth Product Lines.
Consequently, all of the forward-looking statements we make in this document are qualified by the information contained or referred to within this document, including, but not limited to, (1) the information contained under this heading and (2) the information contained in the section of this proxy statement entitled “Certain Effects on the Company if the Merger Is Not Completed” and that is otherwise disclosed in our annual report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 9, 2022 and our other filings with the SEC. See the section of this proxy statement entitled “Where You Can Find More Information.” Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of the Company. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above may not be able to be controlled by the Company.

PARTIES TO THE MERGER
The Company
AgroFresh Solutions, Inc.
One Washington Square
510-530 Walnut Street, Suite 1350
Philadelphia, PA 19106
(267) 317-9139
AgroFresh Solutions, Inc. is a Delaware corporation. The Company is an agriculture technology (AgTech) innovator and global leader whose mission is to prevent food loss and waste and conserve the planet’s resources by providing a range of science-based solutions, data-driven digital technologies and high-touch customer services. AgroFresh supports growers, packers and retailers with solutions across the food supply chain to enhance the quality and extend the shelf life of fresh produce. The AgroFresh organization has 40 years of post-harvest experience across a broad range of crops, including revolutionizing the apple industry with the SmartFresh™ Quality System more than 20 years ago. The AgroFresh platform is powered by our comprehensive portfolio that includes plant-based coatings, equipment and proprietary solutions that help improve the freshness supply chain from harvest to the home.
AgroFresh’s portfolio of solutions to extend the shelf life of fresh produce is subject to extensive national, state and local government regulations. The Company has completed more than 400 comprehensive international health and environmental tests that have shown its products, including SmartFresh and Harvista, to be safe for consumers, workers and the environment. AgroFresh products have been approved by over 50 authorities, including the U.S. Environmental Protection Agency and the European Commission.
For more information about the Company, please visit the Company’s website at www.agrofresh.com. The information contained on the Company’s website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also the section of this proxy statement entitled “Where You Can Find More Information.” Company common stock is listed on the Nasdaq under the symbol “AGFS.”
Parent and Merger Sub
Parent, a Delaware limited liability company, was formed on November 17, 2022, solely for the purpose of completing the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Merger and arranging financing therefor. Parent is an affiliate of investment funds managed by PSP and has not engaged in any business except as contemplated by the Merger Agreement. The principal office address of Parent is Paine Schwartz Partners, LLC, 475 Fifth Avenue, 17th Floor, New York, NY 10017. The telephone number at the principal office is (212) 379-7200.
Merger Sub, a Delaware corporation, was formed on November 17, 2022, solely for the purpose of completing the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Merger and arranging financing therefor. Merger Sub is a direct, wholly owned subsidiary of Parent and has not engaged in any business except as contemplated by the Merger Agreement. The principal office address of Merger Sub is Paine Schwartz Partners, LLC, 475 Fifth Avenue, 17th Floor, New York, NY 10017. The telephone number at the principal office is (212) 379-7200.

THE SPECIAL MEETING
Time, Place and Purpose of the Special Meeting
This proxy statement is being furnished to the Company’s stockholders as part of the solicitation of proxies for use at the Special Meeting to be held on [   ], 2023, at [   ] Eastern Time at the Company’s offices located at One Washington Square, 510-530 Walnut Street, Suite 1350, Philadelphia, PA 19106, or at any postponement or adjournment thereof. At the Special Meeting, holders of the shares of the Company’s capital stock entitled to vote at the Special Meeting will be asked to approve the Merger Agreement Proposal, the Adjournment Proposal and the Merger-Related Compensation Proposal.
The Company’s stockholders must approve the Merger Agreement Proposal in order for the Merger to occur. If the Company’s stockholders fail to approve the Merger Agreement Proposal, the Merger will not occur. A copy of the Merger Agreement is attached as Annex A to this proxy statement. You are encouraged to read the Merger Agreement carefully in its entirety.
The votes on the Adjournment Proposal and the Merger-Related Compensation Proposal are separate and apart from the vote on the Merger Agreement Proposal. Accordingly, a stockholder may vote in favor of the Adjournment Proposal and/or the Merger-Related Compensation Proposal and vote not to approve the Merger Agreement Proposal, and vice versa.
Record Date and Quorum
We have fixed [   ], 20[  ] as the Record Date for the Special Meeting, and only Company stockholders of record as of the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting, or any adjournment or postponement thereof. You will have one vote for each share of Company common stock that you owned of record on the Record Date. As of the Record Date, there were [   ] shares of Company common stock outstanding and entitled to vote at the Special Meeting. In addition, as of the Record Date, there were [   ] shares of Series B Preferred Stock issued and outstanding, each of which is convertible into shares of Company common stock at the election of the holder at any time by dividing the stated value therefor of $1,000 per share plus all accumulated dividends thereon by an initial conversion price of $5.00. Each share of Series B Preferred Stock is entitled to a number of votes equal to the number of shares of Company common stock into which the share is convertible. Accordingly, as of the Record Date the outstanding shares of Series B Preferred Stock were entitled to vote the equivalent of [   ] shares of Company common stock.
The presence in person or by proxy of the holders of a majority of the voting power of the shares of the Company’s capital stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting.
A quorum is necessary to transact business at the Special Meeting. Once a share of Company common stock entitled to vote at the Special Meeting is present in person or by proxy at the Special Meeting, it will be counted for the purpose of determining a quorum at the Special Meeting and any adjournment of the Special Meeting, even if the share of Company common stock is not voted, including any shares of Company common stock for which a stockholder directs to abstain from voting. If a quorum is not present at the Special Meeting, under the Company’s bylaws, the chair of the Special Meeting will have the power to adjourn the Special Meeting until a quorum is present or represented.
Attendance
Only stockholders of record on the Record Date or their duly authorized proxies have the right to attend and vote in person at the Special Meeting. If you are a beneficial owner of shares of Company common stock on the Record Date, you are also invited to attend the Special Meeting, but since you are not the stockholder of record, you may not vote in person at the Special Meeting unless you request and obtain a valid “legal proxy” from your bank, broker or other nominee. If you choose to attend and vote in person at the Special Meeting, please bring proof of identification. Please note that you are not permitted to record the Special Meeting.
Vote Required
Assuming a quorum is present, the approval of the Merger Agreement Proposal requires the affirmative vote of both (1) the majority of the outstanding shares and (2) the majority of the unaffiliated shares, which latter vote excludes the votes of, among others, PSP and its affiliates and the Company’s directors and officers. For the Merger Agreement Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you fail to vote by proxy or in person, abstain from voting, or fail to instruct your broker on how to vote, such failure will have the effect of a vote “AGAINST” the Merger Agreement Proposal.
The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person or by proxy and entitled to vote on the Adjournment Proposal assuming a quorum is present and the affirmative vote of the majority of the voting power of the shares present in person or represented by proxy at the Special Meeting and entitled to vote on the Adjournment Proposal assuming a quorum is not present. For the Adjournment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, such failure will have no effect on the outcome of the Adjournment Proposal. Abstentions will not be counted as votes cast and will have no effect on the Adjournment Proposal assuming a quorum is present, but will be treated as a vote against the Adjournment Proposal assuming a quorum is not present.
The approval of the non-binding, advisory Merger-Related Compensation Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person or by proxy and entitled to vote on the matter, assuming a quorum is present. For the Merger-Related Compensation Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Assuming a quorum is present, if you fail to vote by proxy or in person, fail to instruct your broker on how to vote, or abstain from voting, such failure or abstention will have no effect on the outcome of the Merger-Related Compensation Proposal.
Our directors and executive officers have informed us that, as of the date of this proxy statement, they intend to vote all of the shares of Company common stock owned directly by them in favor of the Merger Agreement Proposal, the Adjournment Proposal and the Merger-Related Compensation Proposal. As of the Record Date, our directors and executive officers directly owned, in the aggregate, [  ] shares of Company common stock entitled to vote at the Special Meeting, or approximately [  ]% of the voting power of all the outstanding shares of Company common stock and shares of Series B Preferred Stock, taken together as a single class. Our directors and executive officers will be excluded from the required vote by Unaffiliated Stockholders to adopt the Merger Agreement Proposal.
PSP’s Obligation to Vote in Favor of the Merger
Concurrently with the execution of the Merger Agreement on November 21, 2022, Mr. Schwartz and the PSP Stockholders, who collectively own approximately 39% of the voting power of the issued and outstanding shares of the Company’s capital stock entitled to vote at the Special Meeting, entered into the Voting and Support Agreement with the Company and, solely for the purposes described therein, PSV LP, in connection with the transactions contemplated by the Merger Agreement. Pursuant to the Voting and Support Agreement, Mr. Schwartz and the PSP Stockholders agreed to vote or cause to be voted any shares of Company common stock and Series B Preferred Stock owned by them: (1) in favor of (a) the Merger and the adoption of the Merger Agreement, (b) each of the other actions contemplated by the Merger Agreement or necessary or desirable in furtherance of the Merger and the other transactions contemplated by the Merger Agreement and the (c) adjournment of any meeting of the Company’s stockholders in accordance with the Merger Agreement; and (2) against any action or agreement that would reasonably be expected to result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled. In the event that the Special Committee or the Board (acting upon the recommendation of the Special Committee) has made a change of recommendation against the matters set forth in clause (1)(a) above that has not been rescinded or withdrawn, Mr. Schwartz and the PSP Stockholders will be permitted to vote the shares of Company capital stock owned by them in any manner they choose in their sole discretion.
For more information, see the section of this proxy statement entitled “The Voting and Support Agreement.”
Voting
Stockholders of Record: Shares Registered in Your Name
If, on the Record Date, your shares of Company common stock are registered directly in your name with the Company’s transfer agent, Broadridge Corporate Issuer Solutions, Inc., then you are a stockholder of record. As a stockholder of record, you may vote in person at the Special Meeting or vote by proxy using any of the methods set forth below under “— How to Vote.” Whether or not you plan to attend the Special Meeting, the Company urges you to fill out and return the proxy card or vote by proxy over the telephone or Internet to ensure your vote is counted.
If you fail to vote, either in person or by proxy, your shares of Company common stock will not be voted at the Special Meeting and will not be counted for purposes of determining whether a quorum exists.
Additionally, your failure to vote will have (1) the effect of counting as a vote “AGAINST” the Merger Agreement Proposal with respect to the approval thresholds requiring the affirmative vote of (a) the majority of the outstanding shares and (b) the majority of the unaffiliated shares, and (2) no effect on the Adjournment Proposal or the Merger-Related Compensation Proposal (in the case of the Merger-Related Compensation Proposal, assuming a quorum is present).
Beneficial Owners: Shares Registered in the Name of a Broker or Bank
If your shares of Company common stock are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name.” Your bank, broker or other nominee will send you, as the beneficial owner, a package describing the procedures for voting your shares of Company common stock at the Special Meeting. You should follow the instructions provided by your bank, broker or other nominee to vote your shares of Company common stock at the Special Meeting. You are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote in person at the Special Meeting unless you request and obtain a valid “legal proxy” from your bank, broker or other nominee. If you choose to attend and vote in person at the Special Meeting, please bring proof of identification.
A bank, broker or other nominee has discretionary authority to vote on “routine” matters without specific instructions from its customers, but does not have discretionary authority to vote on “non-routine” matters without specific instructions from its customers. All of the matters to be considered at the Special Meeting are “non-routine” for this purpose. Accordingly, your bank, broker or other nominee will only be permitted to vote your shares of Company common stock if you instruct your bank, broker or other nominee as to how to vote. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your shares of Company common stock.
When both “routine” and “non-routine” matters are considered at a meeting and a bank, broker or other nominee refrains from voting your shares on a particular “non-routine” proposal because the bank, broker or other nominee has not received your instructions, it is called a “broker non-vote” with respect to such “non-routine” proposal. Because there are no routine matters to be considered at the Special Meeting, banks, brokers or other nominees do not have discretionary authority to vote on any proposals at the Special Meeting.
A failure to provide instructions to your bank, broker or other nominee with respect to any of the proposals will have (1) the effect of a vote “AGAINST” the Merger Agreement Proposal and (2) no effect on the Adjournment Proposal or the Merger-Related Compensation Proposal (in the case of the Merger-Related Compensation Proposal, assuming a quorum is present). In such instance, your shares will not be counted towards determining whether a quorum is present.
If you instruct your bank, broker or other nominee how to vote on at least one, but not all of the proposals to be considered at the Special Meeting, your shares of Company common stock will be voted according to your instructions on those proposals for which you have provided instructions and will be counted as present for purposes of determining whether a quorum is present at the Special Meeting.
Abstentions
An abstention will have the same effect as a vote “AGAINST” the Merger Agreement Proposal, and will count for the purpose of determining if a quorum is present at the Special Meeting. Abstentions will have no effect with respect to the Adjournment Proposal and the Merger-Related Compensation Proposal, assuming a quorum is present, and will be considered as a vote “AGAINST” the Adjournment Proposal if a quorum is not present.

How to Vote
Record Stockholders
If you are a stockholder of record as of the Record Date, you may vote your shares of Company common stock on matters presented at the Special Meeting in any of the following ways:
•	visit the website shown on your proxy card to submit your proxy via the Internet;
•	call the toll-free number for telephone proxy submission shown on your proxy card;
•	complete, sign, and return the enclosed proxy card in the enclosed postage-paid reply envelope; or
•	appear at the Special Meeting and vote in person.
The control number located on your proxy card is designed to verify your identity and allow you to submit a proxy for your shares of Company common stock and to confirm that your voting instructions have been properly recorded when submitting a proxy over the Internet or by telephone.
Your vote must be received via the Internet or telephone by 11:59 p.m. Eastern Time on [   ], 2023, the day before the Special Meeting, for your shares of Company common stock to be voted at the Special Meeting. If you choose to submit your proxy by mailing a proxy card, your proxy card must be completed, signed, and returned in the enclosed postage-paid reply envelope or otherwise filed with the Company’s Corporate Secretary no later than 11:59 p.m. Eastern Time on [   ], 2023, the day before the Special Meeting. If you vote by mailing the enclosed proxy card, you should allow a sufficient number of days to ensure delivery prior to the Special Meeting. You may also attend the Special Meeting.
If you vote by proxy, regardless of the method you choose to submit a proxy, the individuals named on the enclosed proxy card, and each or either of them, with full power of substitution and revocation, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone proxy processes or the proxy card, you may specify whether your shares of Company common stock should be voted “FOR” or “AGAINST,” or to “ABSTAIN” from voting on, all, some or none of the specific items of business to come before the Special Meeting.
If you properly sign your proxy card but do not mark the boxes indicating how your shares of Company common stock should be voted on any particular matter, the shares of Company common stock represented by your properly signed proxy will be voted as recommended by the Board, which means your shares of Company common stock will be voted “FOR” the Merger Agreement Proposal, “FOR” the Adjournment Proposal and “FOR” the Merger-Related Compensation Proposal.
In addition, although the Company does not expect any other item of business to come before the Special Meeting, if any other matters properly come before the Special Meeting, the proxyholders will be authorized to vote in their discretion on such other matters.
If you have any questions or need assistance voting your shares of Company common stock, please call D.F. King, our proxy solicitor, toll-free at (866) 342-1635.
Beneficial Owners
If you are a beneficial owner of the shares of Company common stock as of the Record Date, you will receive instructions from your bank, broker or other nominee that describe the procedures for voting your shares of Company common stock, including the deadline for voting your shares. You should follow the instructions provided by your bank, broker or other nominee. Those instructions will identify which of the above choices are available to you to vote your shares of Company common stock. You are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote in person at the Special Meeting unless you request and obtain a valid “legal proxy” from your bank, broker or other nominee. If you choose to attend and vote in person at the Special Meeting, please bring proof of identification.
It is important that you submit a proxy for your shares of Company common stock promptly. Therefore, whether or not you plan to attend the Special Meeting, at your earliest convenience, please sign, date and vote on the enclosed proxy card and return it in the enclosed postage-paid reply envelope, or submit your proxy using the telephone or Internet procedures that may be provided to you. If you attend the Special Meeting and vote at the Special Meeting, your vote by ballot will revoke any proxy previously submitted. If you hold your shares of Company common stock through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee in order to vote.
Revocation of Proxies
If you are a stockholder of record, you have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised by:
•	submitting another proxy, including a proxy card, at a later date through any of the methods available to you;
•	giving written notice of revocation to the Company’s Corporate Secretary, which must be filed with the Company’s Corporate Secretary before the Special Meeting begins; or
•	attending the Special Meeting and voting in person.
If your shares of Company common stock are held in “street name” by your bank, broker or other nominee, please refer to the instructions forwarded by your bank, broker or other nominee for procedures on revoking your proxy.
Adjournments and Postponements
Any adjournment of the Special Meeting may be made from time to time by the chair of the Special Meeting without notice other than announcement at the Special Meeting of the time and place of the adjourned meeting. In addition, if there are not sufficient votes at the time of the Special Meeting to adopt the Merger Agreement Proposal, then the Company’s stockholders may be asked to vote on one or more proposals to adjourn the Special Meeting to a later date or dates (as further described in the section of this proxy statement entitled “Adjournment of the Special Meeting (the “Adjournment Proposal — Proposal 2”)). Any adjournment of the Special Meeting for the purpose of soliciting additional proxies with respect to any such proposal will allow the Company’s stockholders who have already sent in their proxies to revoke them with respect to such proposal at any time prior to their use at the reconvened Special Meeting.
Anticipated Date of Completion of the Merger
Assuming timely satisfaction or waiver of necessary closing conditions, we anticipate that the Merger will be completed in the first or second quarter of 2023. Assuming our stockholders vote to approve the Merger Agreement Proposal, the closing of the Merger will occur on the third business day following the satisfaction or waiver (to the extent waivable under applicable law and the Merger Agreement) of the other conditions to the Merger as set forth in the Merger Agreement, other than those conditions that by their nature are to be satisfied at the closing, unless otherwise agreed by the parties to the Merger Agreement.
Solicitation of Proxies; Payment of Solicitation Expenses
The Company has engaged D.F. King to assist in the solicitation of proxies for the Special Meeting. The Company has agreed to pay D.F. King a fee of $12,500, and to reimburse D.F. King for reasonable out-of-pocket expenses. The Company will indemnify D.F. King and its affiliates against certain claims, liabilities, losses, damages, expenses and/or judgments. The Company also will reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of the shares of Company common stock for their expenses in forwarding soliciting materials to beneficial owners of the shares of Company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, over the Internet or in person. Our directors, officers and employees will not be paid any additional amounts for soliciting proxies.
Questions and Additional Information
If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call D.F. King, our proxy solicitor, toll-free at (866) 342-163.

THE MERGER
(THE MERGER AGREEMENT PROPOSAL — PROPOSAL 1)
The Proposal
The Company is asking you to approve the proposal to adopt the Merger Agreement, dated as of November 21, 2022, by and among Parent, Merger Sub and the Company, as it may be amended from time to time, pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company surviving the Merger as a subsidiary of Parent. A copy of the Merger Agreement is attached as Annex A to this proxy statement.
Vote Required and Board Recommendation
The approval of the Merger Agreement Proposal requires the affirmative vote of both (1) the majority of the outstanding shares and (2) the majority of the unaffiliated shares. Accordingly, an abstention, failure to vote or broker non-vote, if any, will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.
Voting and Support Agreement
Pursuant to the Voting and Support Agreement, Mr. Schwartz and the PSP Stockholders agreed to, and to cause their applicable affiliates to, affirmatively vote or execute consents with respect to all shares of Company common stock and Series B Preferred Stock owned by them as follows, unless the Board (acting upon the recommendation of the Special Committee) or the Special Committee has made a change of recommendation that amounts to a recommendation against the Merger Agreement Proposal and that has not been rescinded or withdrawn (in which case Mr. Schwartz and the PSP Stockholders will be permitted to vote their shares of Company common stock in any manner they choose in their sole discretion):
•
in favor of (1) the Merger and the adoption of the Merger Agreement, (2) each of the other actions contemplated by the Merger Agreement or necessary or desirable in furtherance of the Merger and the other transactions contemplated by the Merger Agreement and the (3) adjournment of any meeting of the Company’s stockholders in accordance with the Merger Agreement; and

•	against any action or agreement that would reasonably be expected to result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled.
The PSP Stockholders collectively own approximately 39% of the voting power of the issued and outstanding shares of the Company’s capital stock entitled to vote at the Special Meeting. However, their votes will not be included in determining whether the Merger Agreement Proposal has been approved by the affirmative vote of the majority of the unaffiliated shares.
The Merger Agreement and the Merger have been approved and recommended by the Special Committee, which is comprised of non-management independent directors of the Company who are independent of, and not affiliated with, PSP or its affiliates. The Board, other than the Recused Directors, acting upon the recommendation of the Special Committee, unanimously determined (1) that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, the Company’s stockholders, including the Unaffiliated Stockholders and (2) that it is advisable and in the best interests of the Company’s stockholders and its Unaffiliated Stockholders to enter into the Merger Agreement.
The Board, by unanimous vote of the Company’s directors (other than the Recused Directors), recommends that you vote “FOR” the Merger Agreement Proposal.

ADJOURNMENT OF THE SPECIAL MEETING
(THE ADJOURNMENT PROPOSAL — PROPOSAL 2)
The Proposal
The Company is asking you to approve one or more proposals to adjourn the Special Meeting to a later date or dates if necessary or appropriate, including adjournments to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement Proposal. If the Company’s stockholders approve the Adjournment Proposal, the Company may adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against the Merger Agreement Proposal (other than in respect of any proposal for which the vote has been taken and the polls have been closed at the Special Meeting). Among other things, approval of the Adjournment Proposal could mean that, even if the Company had received proxies representing a sufficient number of votes against the Merger Agreement Proposal such that the Merger Agreement Proposal would be defeated, the Company could adjourn the Special Meeting without a vote on the Merger Agreement Proposal and seek to convince the holders of those shares of Company common stock to change their votes to votes in favor of any such proposal. Additionally, the Company may seek to adjourn the Special Meeting if a quorum is not present at the Special Meeting.
Voting and Support Agreement
Pursuant to the Voting and Support Agreement, Mr. Schwartz and the PSP Stockholders agreed to, and to cause their applicable affiliates to, affirmatively vote or execute consents with respect to all shares of Company common stock and Series B Preferred Stock owned by them as follows, unless the Board (acting upon the recommendation of the Special Committee) or the Special Committee has made a change of recommendation that amounts to a recommendation against the Merger Agreement Proposal and that has not been rescinded or withdrawn (in which case Mr. Schwartz and the PSP Stockholders will be permitted to vote their shares of Company common stock in any manner they choose in their sole discretion):
•
in favor of (1) the Merger and the adoption of the Merger Agreement, (2) each of the other actions contemplated by the Merger Agreement or necessary or desirable in furtherance of the Merger and the other transactions contemplated by the Merger Agreement and the (3) adjournment of any meeting of the Company’s stockholders in accordance with the Merger Agreement; and

•	against any action or agreement that would reasonably be expected to result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled.
The PSP Stockholders collectively own approximately 39% of the voting power of the issued and outstanding shares of the Company’s capital stock entitled to vote at the Special Meeting.
Vote Required and Board Recommendation
Assuming a quorum is present, approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person or by proxy and entitled to vote on the Adjournment Proposal. If a quorum is not present, approval of the Adjournment Proposal requires the affirmative vote of the majority of the voting power of the shares present in person or represented by proxy at the Special Meeting and entitled to vote on the Adjournment Proposal. If you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, such failure will have no effect on the outcome of this proposal. Abstentions will not be counted as votes cast and will have no effect on the result of the Adjournment Proposal, assuming a quorum is present, but will be treated as a vote against the Adjournment Proposal assuming a quorum is not present.
In addition, our bylaws permit the chair of the Special Meeting, acting in his or her own discretion and without any action by our stockholders, to adjourn the Special Meeting to a later date and time and at a place announced at the Special Meeting.
The Board, by unanimous vote of the Company’s directors (other than the Recused Directors), recommends that you vote “FOR” the Adjournment Proposal.

MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS
(THE MERGER-RELATED COMPENSATION PROPOSAL — PROPOSAL 3)
The Proposal
As required by Item 402(t) of Regulation S-K under the Securities Act and Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast a nonbinding, advisory vote on the golden parachute compensation that may become payable to its NEOs in connection with the completion of the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the section of this proxy statement entitled “Special Factors — Interests of Executive Officers and Directors of the Company in the Merger — Quantification of Payments and Benefits to Company’s Named Executive Officers.”
Vote Required and Board Recommendation
The approval of the Merger-Related Compensation Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person or by proxy and entitled to vote on the Merger-Related Compensation Proposal, assuming a quorum is present. Accordingly, an abstention, failure to vote or broker non-vote, if any, will not have any effect on the Merger-Related Compensation Proposal, assuming a quorum is present.
The Company believes that the golden parachute compensation that may become payable to its NEOs in connection with the completion of the Merger is reasonable and demonstrates that the Company’s executive compensation program was designed appropriately and structured to ensure the retention of talented executive officers and a strong alignment with the long-term interests of the Company’s stockholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation that may become payable to the Company’s NEOs in connection with the completion of the Merger. In addition, this vote is separate and independent from the vote of stockholders to approve the completion of the Merger. The Company asks that its stockholders vote “FOR” the following resolution:
“RESOLVED, that the golden parachute compensation, as disclosed pursuant to Item 402(t) of Regulation S-K in the section of the proxy statement entitled “Special Factors — Interests of Executive Officers and Directors of the Company in the Merger — Quantification of Payments and Benefits to Company’s Named Executive Officers,” is hereby APPROVED on a nonbinding, advisory basis.”
This vote is advisory, and, therefore, it will not be binding on the Company, nor will it overrule any prior decision or require the Board (or any committee thereof) to take any action. Because the Merger-related executive compensation to be paid in connection with the Merger is based on the terms of the Merger Agreement as well as the contractual arrangements with the Company’s NEOs, such compensation will be payable, regardless of the outcome of this advisory vote, if the Merger Agreement Proposal is approved and the Merger is consummated (subject only to the contractual conditions applicable thereto). However, the Board values the opinions of the Company’s stockholders, and to the extent that there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, the Board will consider stockholders’ concerns and will evaluate whether any actions are desirable to address those concerns. The Board will consider the affirmative vote by the holders representing a majority of the votes cast on the foregoing resolution at the Special Meeting as advisory approval of the compensation that may become payable to the Company’s NEOs in connection with the completion of the Merger.
The Board, by unanimous vote of the Company’s directors (other than the Recused Directors), recommends that you vote “FOR” the Merger-Related Compensation Proposal.

OTHER IMPORTANT INFORMATION REGARDING THE COMPANY
Directors and Executive Officers of the Company
The Board presently consists of 10 members. The persons listed below are the directors and executive officers of the Company as of the date of this proxy statement. The Merger Agreement provides, however, that the directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation from and after the Effective Time.
The Merger Agreement provides that the officers of the Company at the Effective Time will, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL, the certificate of incorporation and the bylaws of the Company.
Neither any of these persons nor the Company has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of these persons have been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.
All of the directors and executive officers can be reached c/o AgroFresh Solutions, Inc., One Washington Square, 510-530 Walnut Street, Suite 1350, Philadelphia, PA 19106, (267) 317-9139, and each of the directors and executive officers is a citizen of the United States, other than Messrs. Atkin and Sykes, who are citizens of the United Kingdom.
Directors
Name	Age	Position
John Atkin	69	Director
Robert J. Campbell	74	Director
Alexander Corbacho	34	Director
Denise L. Devine	67	Director
Nance K. Dicciani	75	Chair of the Board
Clinton A. Lewis, Jr.	56	Chief Executive Officer and Director
Kay Kuenker	61	Director
David McInerney	54	Director
Kevin Schwartz	48	Director
Peter Sykes	62	Preferred Director
John Atkin, 69, has served on the Board since September 2021. Mr. Atkin served as Chief Operating Officer of Syngenta AG, a global leader in technology for agriculture and horticulture, from February 2011 until his retirement in December 2014, and prior to that had served as Chief Operating Officer of Syngenta Crop Protection since 2000. Mr. Atkin currently serves as Chairman of AgBiTech, an agricultural technology company, and as a member of the board of directors of Driscoll’s, a global fresh produce company. He also serves as non-executive board member of the Syngenta Foundation for Sustainable Agriculture and of 5Metis, a venture capital funded company innovating in crop protection chemicals, and as a member of the Paine Schwartz Partners Food Chain Advisory Board. Mr. Atkin graduated from the University of Newcastle upon Tyne with a PhD and a BSc degree in Agricultural Zoology. The Board believes that Mr. Atkin is qualified to serve on the Board because of his substantial operational experience in the agricultural industry.
Robert J. Campbell, 74, has served on the Board since February 2014. Since November 2011, Mr. Campbell has served as the Chairman of the board of directors of Enstar Group Limited, an insurance run-off company, and has served as its independent director since November 2007. Mr. Campbell served as an independent director of Camden National Corporation, a public holding company, from 1999 to 2014. Mr. Campbell also served as a director of Boulevard Acquisition Corp. II, a publicly-traded special purpose acquisition company, from September 2015 until the consummation of its business combination with Estre Ambiental S.A. in December 2017. Since January 1991, Mr. Campbell has served as a partner at Beck, Mack & Oliver LLC, a private investment advisory firm. Mr. Campbell holds a Bachelor of Arts degree in Political Economy from Williams

College. The Board believes that Mr. Campbell is qualified to serve on the Board because of his private investment advisory experience and his board experience with private and public companies.
Alexander Corbacho, 34, has served on the Board since July 2020. Mr. Corbacho is a Managing Director at Paine Schwartz Partners. Mr. Corbacho joined Paine Schwartz Partners in 2012. He began his career at UBS Investment Bank in the firm’s Leveraged Finance Origination Group. While there, he worked to provide debt financing, capital structure solutions, and advisory services for a variety of companies and financial sponsors, including Paine Schwartz Partners. He currently serves as a director of the following private companies: SNFL Group, Verdesian Life Sciences, LLC, and Verisem. He is a graduate of Boston University. The Board believes that Mr. Corbacho is qualified to serve on the Board because of his substantial investment and finance experience, particularly in the agricultural industry.
Denise L. Devine, 67, joined the Board in February 2018. Ms. Devine is the founder and since 2014 has served as the Chief Executive Officer of FNB Holdings, LLC, a company dedicated to initiatives in the health and wellness space. Ms. Devine was also founder and served for more than ten years as the Chief Executive Officer of Nutripharm, Inc., a company that has generated a portfolio of composition and process patents to create innovative natural food, beverage, pharmaceutical and nutraceutical products that facilitate nutrition and lifelong health. Ms. Devine, a certified public accountant, also previously served as Chief Financial Officer for Energy Solutions International and in financial management positions for Campbell Soup Company. Ms. Devine has served as Chair of the Pennsylvania State Board of Accountancy and on the Board of the American Institute of CPAs. Ms. Devine has served as a director of Fulton Bank since 2019 and Fulton Financial Corporation (Nasdaq: FULT) (“Fulton”) since 2012, and serves as a member and financial expert of Fulton’s Audit Committee and Vice Chair of Fulton’s Human Resources Committee. She has also served as a director of SelectQuote (NYSE: SLQT) since 2020, and from 2019 to 2021 she served as a director of Cubic Corporation (NYSE: CUB). She has served on the Board of Ben Franklin Technology Partners of Southeastern Pennsylvania since 2016 and was appointed to the Board of Ben Franklin Technology Development Authority in 2018. Ms. Devine was a member of the Board of Trustees of Villanova University from 2005 to 2015, where she was the Chair of the Audit and Risk Committee. Ms. Devine received a Master of Business Administration degree from the Wharton School of the University of Pennsylvania, a Master of Science degree in Taxation from Villanova Law School, and a Bachelor of Science degree in Accounting from Villanova University. The Board believes that Ms. Devine is qualified to serve on the Board because of her substantial management, business and finance experience.
Nance K. Dicciani, 75, has served on the Board since July 31, 2015. She was appointed non-executive Chair of the Board on August 13, 2015. From March 2016 until October 2016, Ms. Dicciani served as a co-member of the Office of the Chair of the Company, in which capacity she assumed, with the other co-member, the duties and responsibilities of chief executive officer and president of the Company on an interim basis. Ms. Dicciani is the retired President and Chief Executive Officer of Honeywell International Specialty Materials (a diversified technology and manufacturing company), a position she held from 2001 to 2008. Ms. Dicciani has served as a director of Linde plc. since its business combination with Praxair, Inc. in 2018, where she is a member of the Audit and Compensation Committees. Ms. Dicciani has also served as a director of Halliburton Company since 2009, where she is a member of the Audit Committee and Chair of the Health, Safety and Environmental Committee. Ms. Dicciani has also served as a director of LyondellBasell Industries N.V. since 2013, where she is a member of the Finance Committee and Chair of the Compensation Committee. Additionally, Ms. Dicciani served as a director of Rockwood Holdings, Inc. from 2008 to 2014. Ms. Dicciani holds a Bachelor’s degree in Chemical Engineering from Villanova University, a Master’s degree from the University of Virginia, a Ph.D. degree from the University of Pennsylvania and a Master of Business Administration degree from the Wharton Business School of the University of Pennsylvania. The Board believes that Ms. Dicciani is qualified to serve on the Board due to her technical expertise in the chemical industry, her international operations expertise, her executive experience as a chief executive officer of a multi-billion dollar strategic business group of a major multinational corporation and her board experience with private and public companies.
Clinton A. Lewis, Jr., 56, has served as our Chief Executive Officer and a member of the Board since April 2021. Mr. Lewis has 30-plus years of experience in the life sciences space, having served in a number of national and international leadership roles at Pfizer Inc. and Zoetis Inc., the world’s largest animal health company, that was spun off by Pfizer in 2013. Mr. Lewis most recently served as executive vice president and group president responsible for international operations, commercial development and global genetics at Zoetis. Prior to that role, Mr. Lewis served at Zoetis as president of international operations from 2015 to 2018 and as president of U.S. operations from 2013 to 2015. Prior to the formation of Zoetis, Mr. Lewis served as president of U.S. operations at Pfizer Animal Health, which he joined in 2007. Mr. Lewis first joined Pfizer in 1988 in the human health pharmaceutical segment and held positions of increasing responsibility in various commercial operations and general management roles. He formerly served as chairman of the board for the Animal Health Institute, an industry trade association in the U.S., and as treasurer for the International Federation for Animal Health, the industry trade association in Europe. Mr. Lewis serves on the boards of directors of The International Paper Company and Covis Pharma, a human health specialty pharmaceutical company. Mr. Lewis holds a Bachelor of Science degree from Fairfield University and a Master of Business Administration degree from Fairleigh Dickinson University. The Board believes that Mr. Lewis’ extensive experience in senior executive roles within the life sciences industry qualifies him to serve on the Board.
Kay Kuenker, 61, has served on the Board since April 2021. Ms. Kuenker has served as Chief Executive Officer of Advanced Agrilytics, LLC, an agronomic technology company, since March 2020. From October 2016 to March 2019, Ms. Kuenker served as Executive Vice President – Strategy Development for Cibus, LLC, a biotech company focused on gene editing in agriculture, and since January 2016 she has been a facilitator and coach at Leadership Trail, a business management and leadership consulting organization that she founded. From January 2016 to August 2016 she was Entrepreneur in Residence at Purdue University. Prior to that, she spent nearly 30 years at Dow AgroSciences (“DAS”), including nine years on the Corporate Management Team, from January 2007 to December 2015, and most recently served as Vice President: DAS Government Affairs, Public Affairs and Sustainability. Ms. Kuenker currently serves on the Advisory Board for Women in Agribusiness and has served on several boards including BioCrossRoads, AgriNovus IN, National FFA Sponsor Board, Food & Ag Governing Body of BIO (Biotechnology Innovation Organization), CropLife Canada and European Crop Protection Association. Ms. Kuenker holds a Bachelor of Science degree in Mathematics from the University of Michigan and a Master’s degree in Mathematics from Central Michigan University. The Board believes that Ms. Kuenker is qualified to serve on the Board due to her extensive management experience in the agricultural industry.
David McInerney, 54, joined the Board on August 4, 2022. Until 2021, Mr. McInerney was the co-founder, Chief Executive Officer and a board member of FreshDirect, a leading online grocer. Mr. McInerney joined the founding team at FreshDirect in 2000 where he held various positions throughout his career, including Chief Merchandising Officer, Chief Operations Officer and Chief Food Adventurer, before being named Chief Executive Officer in 2018. He currently serves on the board of directors for the New York Common Pantry, and on the board of advisors of Lekka Burger, a plant-based burger restaurant. Mr. McInerney started his career as a chef alongside top restaurateurs. He attended the Culinary Institute of America. The Board believes that Mr. McInerney is qualified to serve on the Board due to his substantial expertise in the food industry, including the food retailing and restaurant industries.
Kevin Schwartz, 48, has served on the Board since July 2020. Mr. Schwartz is Chief Executive Officer and a Founding Partner at Paine Schwartz Partners. Prior to co-founding Paine Schwartz Partners in 2006, Mr. Schwartz was a Managing Director at Fox Paine & Company, LLC, which he joined in 2002. Prior to joining Fox Paine & Company, LLC, he worked for the private equity firms Fremont Partners and American Industrial Partners. He began his professional career at Goldman, Sachs & Co. in the Investment Banking Division. He is currently a director of the following private companies: Advanced Agrilytics, FoodChain ID, Lyons Magnus, Prima Wawona, SNFL Group, and UrbanFarmer LLC. He also previously served as a director of the following private companies: AgBiTech, Costa Group Holdings Pty Ltd., Sunrise Growers, Verisem, Verdesian Life Sciences, LLC, Advanta, Icicle Seafoods, Inc., Seminis, VCST Industrial Products and United American Energy. Mr. Schwartz holds a Bachelor of Science degree in Accountancy from the University of Illinois. The Board believes that Mr. Schwartz is qualified to serve on the Board due to his extensive investment experience in the agricultural industry, as well as his experience serving on boards of directors.

Preferred Director
In addition, pursuant to the terms of the certificate of designation of the one share of Series A Preferred Stock that was issued to The Dow Chemical Company (“TDCC”), TDCC is entitled to appoint one director (the “Preferred Director”) to the Board for so long as TDCC beneficially holds 10% or more of the aggregate amount of the outstanding shares of Company common stock and non-voting common stock. The Series A Preferred Stock does not have any other rights. In June 2022, Peter Sykes was appointed as the Preferred Director.
Peter Sykes, 62, joined the Board in June 2022. Mr. Sykes is the principal of Church Lane Advisory LLC, a corporate advisory and strategic investing company he founded in October 2021. In July 2021, Mr. Sykes retired from Dow, after a 40-year career during which he held various leadership roles. For the first 13 years of his career, Mr. Sykes completed multiple assignments in International Finance and Treasury Management across Europe and Asia. For the following 16 years, Sykes led several regional and global Dow businesses. His final role at Dow was Vice President of Mergers and Acquisitions, based at the company’s global headquarters, in Midland, Michigan from 2015 to 2021, during which time Dow completed its Merger with DuPont and subsequent spin-off. Mr. Sykes has previously served on the boards of several large joint venture companies. He is a recipient of the Magnolia Commemorative Award from the Shanghai Government for contribution to foreign relations, and served two terms on the Board of Governors of The American Chamber of Commerce in Shanghai. He was a member of the Conference Board’s Executive M&A Council from 2016 to 2021. Mr. Sykes holds a National Certificate in Business Studies from the Institute of Bankers U.K., a certification in financial post-graduate studies from Stanford University Graduate School of Business and was granted Alumnus of the University of Michigan Business School status following completion of their Executive Program.
Executive Officers
Name	Age	Position
Clinton A. Lewis, Jr.	56	Chief Executive Officer
Graham Miao	58	Executive Vice President and Chief Financial Officer
Thomas Ermi	58	Executive Vice President, Secretary and General Counsel
Information concerning the business experience of Mr. Lewis is provided under the section titled “Directors” above.
Graham Miao, 58, has served as our Executive Vice President and Chief Financial Officer since August 2018. Mr. Miao has over two decades of experience in global financial and business operations, capital markets, M&A and business development, and R&D for large multi-national and small to mid-market public and private companies in the healthcare, specialty chemicals and financial services industries. Mr. Miao served as President and Chief Financial Officer of Pernix Therapeutics Holdings, Inc. from July 2016 through December 2017, and served as a member of its board of directors from November 2016 to November 2017. Prior to that, Mr. Miao served as a senior advisor to Pernix’s interim Chief Executive Officer and board of directors from May 2016 to July 2016. Before joining Pernix, Mr. Miao served as Executive Vice President and Chief Financial Officer of Interpace Diagnostics, Inc. (formerly known as PDI, Inc.), from October 2014 until March 2016. From September 2011 to September 2014, Mr. Miao served as Executive Vice President and Chief Financial Officer, and held the additional role as interim Co-President and interim Co-Chief Executive Officer from September 2013 to September 2014, of Delcath Systems, Inc. His career spanned financial, strategy and operational leadership positions including division CFO roles at Symrise, Schering-Plough and Pharmacia. Earlier in his career, Mr. Miao worked as a biotechnology equity analyst at JPMorgan and a research scientist at Roche. Mr. Miao earned an M.B.A. in Finance and General Management and a Ph.D. in Biological Sciences from Columbia University, an M.S. in Molecular Biology from Arizona State University, and a B.S. in Biology from Fudan University in Shanghai, China.
Thomas Ermi, 58, has served as our Executive Vice President, Secretary and General Counsel since the consummation of the Business Combination on July 31, 2015. From 2009 until joining the Company, Mr. Ermi was a Managing Attorney in the Dow Legal Department, where he served as the Commercial Legal Director and member of the Management Team for Dow’s $2.2 billion global Electronic Materials Business. Mr. Ermi joined Rohm and Haas Company in 2000, serving as the Commercial Legal Director and member of the Management Team for the Electronic Materials business as well as the Powder Coatings and Automotive Coatings businesses.

In the 15 years he was with Dow and Rohm and Haas, Mr. Ermi negotiated numerous M&A transactions in North America, Europe and Asia Pacific with an aggregate transaction value exceeding $4 billion. Mr. Ermi began his legal career in 1992 as an Associate at Duane Morris & Heckscher in Philadelphia, where he worked first as a commercial litigator and then as a commercial lawyer. Prior to that, Mr. Ermi was an auditor for Price Waterhouse in Philadelphia. Mr. Ermi holds a Bachelor of Science degree in Accounting from Villanova University, and a juris doctor degree from the University of Pennsylvania.
Book Value per Share
As of September 30, 2022, the book value per share of Company common stock was $3.43. Book value per share is computed by dividing total equity at $181,977,000 by the total shares of Company common stock outstanding on that date, 53,043,851 shares of Company common stock.
Market Price of Common Stock and Dividends
Company common stock is listed on the Nasdaq under the symbol “AGFS.” The Company has not declared or paid any cash dividends on shares of Company common stock in the last five years.
On December 16, 2022, the most recent practicable date before this proxy statement was distributed to our stockholders, the closing price for shares of Company common stock on the Nasdaq was $2.94 per share. On October 26, 2022, the closing price for shares of Company common stock on the Nasdaq was $1.57 per share. We view October 26, 2022 as the last trading day on which the trading price of Company common stock was unaffected by the potential acquisition of the Company in light of the fact it was the day before the Company and PSP announced that the Special Committee and PSP had agreed to pursue a transaction at $3.00 per share. You are encouraged to obtain current market quotations for shares of Company common stock in connection with voting your shares of the Company’s capital stock at the Special Meeting.
The following table sets forth, for the periods indicated, the high and low sales price of shares of Company common stock on the Nasdaq.
Fiscal Year	High	Low	Dividend Paid
2020
First Quarter	$2.80	$1.00	—
Second Quarter	$4.20	$1.35	—
Third Quarter	$3.09	$2.12	—
Fourth Quarter	$2.86	$1.99	—
2021
First Quarter	$2.89	$1.83	—
Second Quarter	$2.59	$2.00	—
Third Quarter	$2.44	$1.81	—
Fourth Quarter	$2.26	$1.64	—
2022
First Quarter	$2.33	$1.83	—
Second Quarter	$2.00	$1.54	—
Third Quarter	$1.92	$1.46	—
Fourth Quarter	$2.98	$1.46
If the Merger is completed, the Company common stock will be delisted from the Nasdaq, will be deregistered under the Exchange Act and will cease to be publicly traded.
Security Ownership of Certain Beneficial Owners and Management
Unless otherwise noted, the following tables set forth, as of November 30, 2022, the number of shares of the Company’s equity securities beneficially owned (based on 53,052,351 shares of Company common stock outstanding as of November 30, 2022) by (1) each person or group known by us to own beneficially more than 5% of the outstanding shares of any class of our equity securities, (2) each director, (3) each of our NEOs identified in the section of this proxy statement entitled “Special Factors — Interests of Executive Officers and Directors of the Company in the Merger” and (4) all current directors and executive officers as a group. Except as otherwise indicated, each of the persons or groups named below has sole voting power and investment power with respect to the common stock. Unless otherwise noted, the mailing address of each person or entity named below is One Washington Square, 510-530 Walnut Street, Suite 1350, Philadelphia, PA 19106.
	Beneficial Ownership
Name of Beneficial Owner or Group	Number of Shares of Common Stock	Percent
Great than 5% Stockholders:
Dow Inc.(1)	21,001,151	39.6%
PSP AGFS Holdings, L.P.(2)	33,982,720	39.0%
T. Rowe Price Associates, Inc.(3)	7,982,167	15.1%
TSP Capital Management Group, LLC(4)	2,771,800	5.2%
First Manhattan Co.(5)	2,731,245	5.1%
Named Executive Officers and Directors:
Nance K. Dicciani(6)	320,680	*
John Atkin	—	—
Robert J. Campbell	216,101	*
Alexander Corbacho	—	—
Denise L. Devine	152,670	*
Kay Kuenker	73,030	*
David McInerney	40,322	*
Kevin Schwartz(7)	102,546	*
Peter Sykes	47,587	*
Clinton Lewis, Jr.(8)	387,089	*
Thomas Ermi(9)	367,013	*
Graham Miao(10)	391,396	*
All directors and executive officers as a group (12 persons)(11)	2,098,434	4.0%
*	Less than 1%
(1)
Based on an amendment to Schedule 13D filed on June 17, 2020, and reflects the subsequent expiration in July 2020 of warrants previously held by Dow Inc. The business address of Dow Inc. is 2211 H.H. Dow Way, Midland, MI 48674.

(2)
Based on an amendment to Schedule 13D filed on November 23, 2022 by PSP AGFS, PSV GP LP and PSV GP LTD, after giving effect to certain subsequent changes in ownership. Beneficial ownership of Company common stock has been calculated based upon the as-converted voting power of 145,046 shares of Series B Preferred Stock held by PSP AGFS, assuming a conversion price of $5.00. According to the Schedule 13D, PSV GP LP is the general partner of PSP AGFS and PSV GP LTD is the general partner of PSV GP LP and, as a result each may be deemed to beneficially own, and have shared voting and dispositive power of all shares of Company common stock. The business address of each of the reporting persons is c/o PSP, 475 Fifth Avenue, 17th Floor, New York, NY 10017.

(3)
Based on an amendment to Schedule 13G filed on February 14, 2022 by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. The business address of each of the reporting persons is 100 E. Pratt Street, Baltimore, Maryland 21202.

(4)	Based on a Schedule 13G filed on January 14, 2022 by the reporting person. The business address of the reporting person is 382 Springfield Avenue, Suite 500, Summit, NJ 07901.
(5)	Based on an amendment to Schedule 13G filed on February 15, 2022 by the reporting person. The business address of the reporting person is 399 Park Avenue, New York, NY 10022.
(6)	Includes 3,000 shares which were acquired in the name of Ms. Dicciani’s domestic partner.
(7)	The business address of the reporting person is c/o PSP, 475 Fifth Avenue, 17th Floor, New York, NY 10017.
(8)	Includes shares issuable upon exercise of stock options that are currently exercisable.
(9)	Includes shares issuable upon exercise of stock options that are currently exercisable.
(10)	Includes shares issuable upon exercise of stock options that are currently exercisable.
(11)	See footnotes (6)-(10) above.
Prior Public Offerings
None of the Company, Parent, Merger Sub nor any of their respective affiliates have made an underwritten public offering of shares of Company common stock for cash during the past three years that was registered under the Securities Act, or exempt from registration under Regulation A promulgated under the Securities Act.
Certain Transactions in the Shares of Common Stock
Other than the Merger Agreement, as discussed in the section of this proxy statement entitled “The Merger Agreement,” the Company, the PSP Entities and their respective affiliates have not executed any transactions with respect to shares of Company common stock during the past 60 days.
None of the Company, the PSP Entities nor any of their respective affiliates have purchased any shares of Company common stock during the past two years.

OTHER IMPORTANT INFORMATION REGARDING THE PSP ENTITIES
This section sets forth certain information about the PSP Entities. During the past five years, none of the persons listed in this section has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, none of the persons listed in this section has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Parent
The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each officer and director of Parent. Unless otherwise indicated, the principal office address of Parent and business address of each listed director and officer is c/o PSP, 475 Fifth Avenue, 17th Floor, New York, NY 10017 and its telephone number is (212) 379-7200. Parent is a Delaware limited liability company, was formed solely for the purpose of completing the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Merger and arranging financing therefor. Parent is an affiliate of investment funds managed by PSP and has conducted no business activities other than those related to the structuring and negotiation of the Merger and arranging financing therefor.
Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Kevin Schwartz, Manager, President and Chief Executive Officer	USA	Chief Executive Officer and Managing Partner at PSP. Has worked at PSP (or a predecessor thereof) since 2002.
Alexander Corbacho, Manager, Vice President, Secretary and Treasurer	USA	Partner at PSP. Has worked at PSP since 2012.
Robert Meyer, Manager and Vice President	USA	Chief Financial Officer at PSP. Has worked at PSP (or a predecessor thereof) since 2005.
Merger Sub
The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each officer and director of Merger Sub. Unless otherwise indicated, the principal office address of Merger Sub and business address of each listed director and officer is c/o PSP, 475 Fifth Avenue, 17th Floor, New York, NY 10017 and its telephone number is (212) 379-7200. Merger Sub is a Delaware corporation, was formed solely for the purpose of completing the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Merger and arranging financing therefor. Merger Sub is a direct, wholly owned subsidiary of Parent and has not engaged in any business except as contemplated by the Merger Agreement.
Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Kevin Schwartz, Director, President and Chief Executive Officer	USA	Chief Executive Officer and Managing Partner at PSP. Has worked at PSP (or a predecessor thereof) since 2002.
Alexander Corbacho, Director, Vice President, Secretary and Treasurer	USA	Partner at PSP. Has worked at PSP since 2012.
Robert Meyer, Director and Vice President	USA	Chief Financial Officer at PSP. Has worked at PSP (or a predecessor thereof) since 2005.
PSV LP
PSV LP is a Cayman Islands exempted limited partnership. PSV LP holds the majority of the partnership interest in PSP AGFS and its principal business is to make and manage investments in various business organizations. PSV LP is controlled by its general partner, PSV GP L.P. The principal office address of PSV LP is c/o PSP, 475 Fifth Avenue, 17th Floor, New York, NY 10017. The telephone number at the principal office is (212) 379-7200.
PSV GP LP
PSV GP LP is a Cayman Islands exempted limited partnership. PSV GP LP serves as the general partner of PSP AGFS and its principal business is to manage investments in various business organizations. PSV GP LP is controlled by its general partner, PSV GP LTD. The principal office address of PSV GP LP is c/o PSP, 475 Fifth Avenue, 17th Floor, New York, NY 10017. The telephone number at the principal office is (212) 379-7200.
PSV GP LTD
The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each officer and director of PSV GP LTD. Unless otherwise indicated, the principal office address of PSV GP LTD and business address of each listed director and officer is c/o PSP, 475 Fifth Avenue, 17th Floor, New York, NY 10017 and its telephone number is (212) 379-7200. PSV GP LTD is a Cayman Islands exempted company. PSV GP LTD serves as the general partner of PSV GP LP and its principal business is to make and manage investments in various business organizations.
Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Kevin Schwartz, Director	USA	Chief Executive Officer and Managing Partner at PSP. Has worked at PSP (or a predecessor thereof) since 2002.
W. Dexter Paine, III, Director	USA	Chairman at PSP. Has worked at PSP (or a predecessor thereof) since 2002.
Angelos J. Dassios, Director	USA	Chief Investment Officer and Managing Partner at PSP. Has worked at PSP (or a predecessor thereof) since 2002.
Sponsor
Sponsor is a Cayman Islands exempted limited partnership. Sponsor's principal business is to make and manage investments in various business organizations. Sponsor is controlled by its general partner, PSV GP LP. The principal office address of the Sponsor is c/o PSP, 475 Fifth Avenue, 17th Floor, New York, NY 10017. The telephone number at the principal office is (212) 379-7200.
PSP AGFS
The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each officer and director of PSP AGFS. PSP AGFS is controlled by its general partner, PSV GP LP. Unless otherwise indicated, the principal office address of PSP AGFS and business address of each listed director and officer is c/o PSP, 475 Fifth Avenue, 17th Floor, New York, NY 10017 and its telephone number is (212) 379-7200. PSP AGFS is a Delaware limited partnership. PSP AGFS's principal business is to serve as a private investment vehicle for PSV LP's investment in the Company.
Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Kevin Schwartz, Chief Executive Officer	USA	Chief Executive Officer and Managing Partner at PSP. Has worked at PSP (or a predecessor thereof) since 2002.
Alexander Corbacho, Vice President and Secretary	USA	Partner at PSP. Has worked at PSP since 2012.
W. Dexter Paine, III, Vice President and Treasurer	USA	Chairman at PSP. Has worked at PSP (or a predecessor thereof) since 2002.

PSP
The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each officer and director of PSP. Unless otherwise indicated, the principal office address of PSP and business address of each listed director and officer is c/o PSP, 475 Fifth Avenue, 17th Floor, New York, NY 10017 and its telephone number is (212) 379-7200. PSP is a Delaware limited liability company. PSP is the management company with respect to Sponsor. PSP also serves as the manager of Paine Schwartz Partners Fund V Management, LLC, a Delaware limited liability company, which is the management company with respect to PSV LP.
Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
W. Dexter Paine, III, Chairman	USA	Chairman at PSP. Has worked at PSP (or a predecessor thereof) since 2002.
Kevin Schwartz, Chief Executive Officer	USA	Chief Executive Officer and Managing Partner at PSP. Has worked at PSP (or a predecessor thereof) since 2002.
Angelos J. Dassios, Chief Investment Officer	USA	Chief Investment Officer and Managing Partner at PSP. Has worked at PSP (or a predecessor thereof) since 2002.
Kevin Schwartz
Kevin Schwartz’s business address is c/o PSP, 475 Fifth Avenue, 17th Floor, New York, NY 10017 and his business telephone number is (212) 379-7200. Mr. Schwartz is a U.S. citizen and he is the Chief Executive Officer and Managing Partner at PSP. Mr. Schwartz has worked at PSP (or a predecessor thereof) since 2002. See “Other Important Information Regarding the Company — Directors and Executive Officers of the Company — Kevin Schwartz.”
DELISTING AND DEREGISTRATION OF COMMON STOCK
If the Merger is completed, Company common stock will be delisted from the Nasdaq, will be deregistered under the Exchange Act and will cease to be publicly traded. As a result, we would no longer file periodic reports with the SEC on account of the shares of Company common stock.
STOCKHOLDER PROPOSALS AND NOMINATIONS
The Company’s 2022 annual meeting of stockholders was held on August 4, 2022. If the Merger is completed, we will not have public stockholders and there will be no public participation in any future meetings of stockholders. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until no later than one year after our most recently completed fiscal year. Under Section 211(b) of the DGCL, we are, however, required to hold an annual meeting of stockholders for the purposes of electing directors in accordance with our bylaws, unless such election is properly made by written consent in lieu of such a meeting. We may not hold an annual meeting of stockholders to elect new directors prior to the consummation of the Merger, and thus we may not be in compliance with Section 211(b) of the DGCL, which requires an annual meeting. Therefore, if our stockholders want us to hold an annual meeting prior to the consummation of the Merger, they may attempt to force us to hold one by submitting an application to the Delaware Court of Chancery in accordance with Section 211(c) of the DGCL. However, if the Merger is not completed, or if we are otherwise required to do so under applicable law, we will hold a 2023 annual meeting of stockholders. If the Merger is not completed, you will continue to be entitled to attend and participate in stockholder meetings. Any stockholder nominations or proposals for other business intended to be presented at our next annual meeting must be submitted to us as set forth below.
If the Company holds a 2023 annual meeting, stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting may do so by following the procedures described below.
Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2023 annual meeting of stockholders (the “2023 Annual Meeting”), pursuant to

Rule 14a-8 promulgated under the Exchange Act, must be received at our principal executive and administrative offices not later than February 24, 2023, which is 120 days prior to the first anniversary of the mailing date of the proxy statement for the Company’s 2022 annual meeting of stockholders. Any proposal must comply with the requirements as to form and substance established by the SEC for such proposal to be included in our proxy statement.
Under the Company’s bylaws, stockholders who wish to submit a proposal at the 2023 Annual Meeting, other than one that will be included in our proxy statement, including director nominations, must notify us between April 6, 2023, and May 6, 2023. If the date of the 2023 Annual Meeting is more than 30 days before or 70 days after the one-year anniversary of the 2022 annual meeting, a stockholder’s notice of a proposal will be timely if we receive it not earlier than the opening of business on the 120th day before the 2023 Annual Meeting and not later than the later of the close of business on the 90th day before the 2023 Annual Meeting or the 10th day following the day on which we publicly announce the date of the 2023 Annual Meeting. If a stockholder who wishes to present a proposal fails to notify us by May 6, 2023, and such proposal is brought before the 2023 Annual Meeting, then under the SEC’s proxy rules, the proxies solicited by management with respect to the 2023 Annual Meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules. Stockholders should submit their proposals to our principal executive and administrative offices at One Washington Square, 510-530 Walnut St., Suite 1350, Philadelphia, Pennsylvania 19106, Attention: Corporate Secretary.
Please refer to the full text of our advance notice by-law provisions for additional information and requirements. A copy of our bylaws may be obtained by writing to our Corporate Secretary at the address shown on the first page of this proxy statement.
In addition to satisfying the requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than 60 days before the first anniversary of the date of the 2022 annual meeting of stockholders. If the date of our 2023 Annual Meeting is changed by more than 30 days from the first anniversary of the date of the 2022 annual meeting of stockholders, then notice must be provided by the later of 60 days prior to the date of the annual meeting or within 10 days of the Company’s first public announcement of the date of the 2023 Annual Meeting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
We are incorporating by reference specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this proxy statement. We incorporate by reference into this proxy statement the documents listed below (other than portions of these documents that are described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC) and, with respect to this proxy statement but not with respect to the Schedule 13E-3, any documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and prior to the date of the Special Meeting:
•	Our Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 9, 2022;
•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, filed on May 11, 2022;
•	Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022, filed on August 9, 2022;
•	Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, filed on November 9, 2022; and
•	Our Current Reports on Form 8-K as filed with the SEC on March 9, 2022, June 7, 2022, August 5, 2022, October 27, 2022, November 23, 2022 and January 3, 2023.
We also incorporate by reference into this proxy statement, but not into the Schedule 13E-3, additional documents that the Company may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement to the date of the Special Meeting. We will amend the Schedule 13E-3 to incorporate by reference any additional documents that the Company may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement to the date of the Special Meeting to the extent required to fulfill the Company’s obligations under the Exchange Act.
Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.
Any statement contained in a document incorporated by reference into this proxy statement will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement or any other subsequently filed document that is incorporated by reference into this proxy statement modifies or supersedes the statement. The information incorporated by reference is considered to be a part of this proxy statement and, with respect to this proxy statement but not with respect to the Schedule 13E-3, later information that the Company files with the SEC will update and supersede that information.
Because the Merger is a “going private” transaction, the Company and the PSP Entities are filing with the SEC concurrently with this proxy statement a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection as set forth in the section of this proxy statement entitled “Where You Can Find More Information.” The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to our corporate website at http://www.agrofresh.com. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated within this proxy statement by reference. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address:
AgroFresh Solutions, Inc.
One Washington Square
510-530 Walnut Street, Suite 1350
Philadelphia, PA 19106
Attention: Investor Relations
Telephone: (267) 317-9139
Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of this proxy statement or other information concerning us, without charge, by written or telephonic request directed to AgroFresh Solutions, Inc., Attn: Investor Relations, One Washington Square, 510-530 Walnut Street, Suite 1350, Philadelphia, PA 19106, Telephone (267) 317-9139; or from our proxy solicitor, D.F. King, toll-free at (866) 342-1635; or from the SEC through the SEC website at the address provided above.
Because the Merger is a “going private” transaction, the Company and the PSP Entities are filing with the SEC concurrently with this proxy statement a Transaction Statement on Schedule 13E-3 with respect to the proposed Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.
THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMPANY COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [   ], 2023. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER

by and among

PROJECT CLOUD HOLDINGS, LLC,

PROJECT CLOUD MERGER SUB, INC.

and

AGROFRESH SOLUTIONS, INC.

dated as of

November 21, 2022

A-i

Annex A	Certain Defined Terms
A-ii

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of November 21, 2022 (this “Agreement”), by and among Project Cloud Holdings, LLC, a Delaware limited liability company (“Parent”), Project Cloud Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), and AgroFresh Solutions, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement.
RECITALS
WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to and in accordance with the provisions of the Delaware General Corporation Law, as may be amended from time to time (the “DGCL”);
WHEREAS, the sole member of Parent has unanimously approved and declared advisable this Agreement and the transactions contemplated hereby;
WHEREAS, the board of directors of Merger Sub has unanimously determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder, approved and declared advisable this Agreement and the Merger and any other transactions contemplated hereby and resolved to recommend adoption of this Agreement to the sole stockholder of Merger Sub;
WHEREAS, the board of directors of the Company (the “Company Board”) has established a special committee (the “Special Committee”), consisting solely of non-management independent members of the Company Board not affiliated with the Affiliated Stockholders, Parent, Merger Sub or their respective Affiliates to, among other things, consider, assess and negotiate the terms of this Agreement and the transactions contemplated hereby, including the Merger, and to make a recommendation to the Company Board as to whether the Company should enter into this Agreement;
WHEREAS, the Special Committee has unanimously (i) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the holders of shares of common stock, par value $0.0001 per share, of the Company (the “Shares”), other than the Affiliated Stockholders, the members of the Company Board, the Company Section 16 Officers, or any of their respective “associates” or members of their “immediate family” (as such terms are defined in Rules 12b-2 and 16a-1 of the Exchange Act) (collectively, the “Unaffiliated Stockholders”); (ii) determined that it is advisable and in the best interests of the Unaffiliated Stockholders to enter into this Agreement and (iii) recommended that the Company Board approve and authorize this Agreement and the Merger and recommend that the stockholders of the Company vote to adopt and approve this Agreement and the consummation of the transactions contemplated hereby;
WHEREAS, the Company Board (acting on the recommendation of the Special Committee) has by unanimous vote of the Non-Recused Directors (i) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the stockholders of the Company (including the Unaffiliated Stockholders), (ii) determined that it is in the best interests of the stockholders of the Company (including the Unaffiliated Stockholders) and declared it advisable to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions contained herein and (iv) subject to the terms and conditions set forth herein, resolved to recommend that the stockholders of the Company vote to adopt and approve this Agreement and the consummation of the transactions contemplated hereby;
WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered to the Company concurrently with the execution of this Agreement the Equity Commitment Letter;
WHEREAS, as of the date hereof, PSP AGFS Holdings, L.P. (“PSP”) owns 145,046 shares of Series B convertible preferred stock, par value $0.0001 per share, of the Company (the “Series B Shares”) and an Affiliate of PSP owns 183,190 Shares, which such Series B Shares and such Shares constitute all of the capital stock of the Company owned by the Affiliated Stockholders;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, PSP, the Company and the other parties thereto have entered into a voting and support agreement (the “Support Agreement”), pursuant to which, among other things, such Persons have agreed to vote their respective Series B Shares and Shares in favor of the approval of this Agreement and the Merger; and
WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth certain conditions to the Merger.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, the Parties, intending to be legally bound, agree as follows:
ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME
Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the DGCL.
Section 1.2 Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the “Closing”) shall take place at the offices of Morrison & Foerster LLP, 250 West 55th Street, New York, NY 10019 (or at the request of any Party, by means of a virtual Closing through electronic exchange of documents and signatures), at 9:00 a.m., New York City time, on the third (3rd) Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent waivable under applicable Law and this Agreement) of those conditions) shall be satisfied or waived (to the extent waivable under applicable Law and this Agreement) in accordance with this Agreement. The date on which the Closing actually occurs is referred to as the “Closing Date.”
Section 1.3 Effective Time. At the Closing, the Company and Parent will cause the Merger to be consummated by filing all necessary documentation, including a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware as provided in the relevant provisions of the DGCL. The Merger shall become effective at the time (the “Effective Time”) when the Delaware Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later time as may be agreed by the Parties in writing and specified in the Delaware Certificate of Merger.
ARTICLE II

CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING
CORPORATION
Section 2.1 Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time (the “Existing Charter”) shall be amended and restated in its entirety as of the Effective Time to be in the form of the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (which shall include the terms of the Series A preferred stock of the Company and otherwise be in form and substance reasonably acceptable to Parent and the Company), and as so amended shall be the certificate of incorporation of the Surviving Corporation (the “Charter”) until thereafter amended as provided therein or as provided by applicable Law and consistent with the obligations set forth in Section 6.11.
Section 2.2 Bylaws of the Surviving Corporation. Subject to the requirements of Section 6.11, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, until thereafter amended as provided therein, by the Charter or as provided by applicable Law and consistent with the obligations set forth in Section 6.11.

ARTICLE III

DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION
Section 3.1 Directors of the Surviving Corporation. Immediately prior to, but conditioned on the occurrence of, the Effective Time, each of the directors of the Company Board shall resign from the Company Board and the Parties shall take all actions necessary so that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL, the Charter and the Bylaws.
Section 3.2 Officers of the Surviving Corporation. The Parties shall take all actions necessary so that the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL, the Charter and the Bylaws.
ARTICLE IV

TREATMENT OF SECURITIES
Section 4.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any capital stock of the Company:
(a) Merger Consideration. Each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares that are to be cancelled or converted in accordance with Section 4.1(b) and (ii) Shares that are owned by stockholders of the Company who did not vote in favor of this Agreement or the Merger (or consent thereto in writing) and who have perfected and not withdrawn a demand for appraisal rights with respect to such Shares pursuant to Section 262 of the DGCL (the Shares referred to in clause (ii), “Dissenting Shares,” and the Shares referred to in clauses (i) and (ii), collectively, “Excluded Shares”)) shall be automatically converted into the right to receive $3.00 per Share in cash, without interest (the “Merger Consideration”). At the Effective Time, all of the Shares converted into the right to receive the Merger Consideration pursuant to this Section 4.1(a) shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate formerly representing any of the Shares (each, a “Share Certificate”) or otherwise if the Company then has Shares which are not certificated, the applicable number of uncertificated Shares represented by book-entry (the “Book-Entry Shares”) (in each case, other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration.
(b) Cancellation of Certain Shares. Any Shares that are owned by the Company and not held on behalf of third parties, any Shares owned by Parent or Merger Sub and any Dissenting Shares, in each case, immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder of such Shares, cease to be outstanding, be cancelled without payment of any consideration therefor and cease to exist, subject to any rights the holder thereof may have under Section 4.2(g).
(c) Series A Share. The share of Series A preferred stock, par value $0.0001 per share, of the Company (the “Series A Share”) issued and outstanding immediately prior to the Effective Time shall, unless the holder thereof did not vote in favor of this Agreement or the Merger (or consent thereto in writing) and has perfected and not withdrawn a demand for appraisal rights with respect to such Series A Share pursuant to Section 262 of the DGCL (in which case, such Series A Share shall be deemed a “Dissenting Share”), be automatically converted into the right to receive $3.00 in cash, without interest (the “Series A Merger Consideration”). At the Effective Time, the Series A Share shall cease to be outstanding, shall be cancelled and shall cease to exist, and the certificate formerly representing the Series A Share (the “Series A Share Certificate”) shall thereafter represent only the right to receive the Series A Merger Consideration. The provisions of Section 4.2 shall apply mutatis mutandis, to the Series A Share, the Series A Merger Consideration and the Series A Share Certificate.
(d) Series B Shares. Subject to Section 4.6, each Series B Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder of such Series B Shares, be converted into one share of Series B convertible preferred stock, par value $0.0001 per share, of the Surviving Corporation (the “Series B Treatment”).

(e) Merger Sub. Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder of such share, be converted into one share of common stock, par value $0.0001 per share, of the Surviving Corporation.
Section 4.2 Exchange.
(a) Appointment of Paying Agent. Prior to the Effective Time, Parent and Merger Sub shall appoint a bank or trust company reasonably acceptable to the Company to serve as the paying agent (the “Paying Agent”) and shall enter into an agreement reasonably acceptable to the Company relating to the Paying Agent’s responsibilities with respect to this Agreement.
(b) Deposit of Merger Consideration. At or prior to the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with the Paying Agent cash in U.S. Dollars sufficient to pay the aggregate Merger Consideration (other than in respect of Excluded Shares) under Section 4.1(a) (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. Pending its disbursement in accordance with this Section 4.2, the Payment Fund shall be invested by the Paying Agent, if so directed by Parent or Merger Sub. Any such investment, if made, must be made in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Parent shall or shall cause the Surviving Corporation to promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient for the Paying Agent to make all payments of Merger Consideration in accordance herewith. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of Shares to receive the Merger Consideration as provided herein. Parent shall cause the Paying Agent to make delivery of the Merger Consideration out of the Payment Fund in accordance with this Agreement. Parent shall pay all fees and expenses of the Paying Agent. Payments to holders in respect of each Company Equity Award (other than ESPP Options) shall be paid through the Company’s or the Surviving Corporation’s applicable payroll procedures following the Effective Time at such time as such awards are payable.
(c) Procedures for Surrender.
(i) Promptly after the Effective Time (and in any event within five Business Days thereafter), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares as of immediately prior to the Effective Time (other than Excluded Shares) (A) a notice advising such holders of the effectiveness of the Merger, (B) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)) or transfer of the Book-Entry Shares not held, directly or indirectly, through The Depository Trust Company (“DTC”) to the Paying Agent, such materials to be in such form and have such other provisions as Parent desires with approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed) (the “Letter of Transmittal”), and (C) instructions for effecting the surrender of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)) or Book-Entry Shares to the Paying Agent in exchange for payment of the aggregate Merger Consideration to which such holders are entitled pursuant to the terms of this Agreement.
(ii) With respect to Book-Entry Shares held, directly or indirectly, through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time (upon surrender of Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries), the Merger Consideration to which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to this Article IV.
(iii) Upon surrender to the Paying Agent of Shares that (A) are Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)), together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent, (B) are Book-Entry Shares not held through DTC, by book receipt of an “agent’s message” in customary form by the Paying Agent in connection with the surrender of Book-Entry Shares (or such other reasonable evidence, if any, of surrender with respect to such Book-Entry Shares, as the Paying Agent may reasonably request), in each case of the foregoing clauses (A) and (B) of this Section 4.2(c)(iii), pursuant to such materials and instructions as contemplated by Section 4.2(c)(i), and (C) are Book-Entry Shares held, directly or indirectly, through DTC, in accordance with DTC’s customary surrender procedures and such other procedures as agreed to by the Company, Parent, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third party intermediaries pursuant to Section 4.2(c)(ii), the holder of such Share Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to deliver to each such holder, as promptly as reasonably practicable after the Effective Time, cash in U.S. dollars in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) that such holder has the right to receive pursuant to Section 4.1(a).
(iv) No interest will be paid or accrued on any amount payable upon surrender of any Shares.
(v)In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, or if the Merger Consideration is to be paid in a name other than that in which the Share Certificate surrendered or transferred in exchange thereof is registered in the transfer records of the Company, any cash to be paid upon due surrender of the Share Certificates may be delivered to such transferee if the Share Certificates formerly representing such Shares are presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, in form and substance reasonably satisfactory to the Paying Agent.
(vi) Notwithstanding anything to the contrary in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Share Certificate or an executed Letter of Transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article IV. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Persons in whose name such Book-Entry Shares are registered in the stock transfer records of the Company.
(d) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Share Certificate or acceptable evidence of a Book-Entry Share is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled to receive as a result of the Merger pursuant to this Article IV.
(e) Termination of Payment Fund. Any portion of the Payment Fund (including the proceeds of any investments of the Payment Fund) that remains unclaimed by, or otherwise undistributed to, the holders of Share Certificates or Book-Entry Shares by the one year anniversary of the Effective Time shall be delivered to the Surviving Corporation or an Affiliate thereof designated by the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation (as general unsecured creditors thereof) for payment of the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) upon delivery of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)) or Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. To the fullest extent permitted by Law, immediately prior to the date any Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, such Merger Consideration shall become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
(f) Lost, Stolen or Destroyed Certificates. In the event any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (in form and substance reasonably acceptable to Parent) by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond reasonably sufficient to indemnify Parent and the Surviving Corporation against any claim that may be made against Parent or the Surviving Corporation with respect to such Share Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Share Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Share Certificate, as contemplated by this Article IV.
(g) Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive the Merger Consideration and holders of such Dissenting Shares shall be entitled only to the rights provided by Section 262 of the DGCL, unless and until such Person fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or otherwise loses such Person’s rights to receive payment under Section 262 of the DGCL. If any such Person fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or loses such right, such Dissenting Shares shall thereupon be treated as if they had been converted at the Effective Time into the right to receive the Merger Consideration, without any interest thereon. The Company shall (i) give Parent notice of any written demands for appraisal of Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company with respect to the Dissenting Shares promptly (but in any event within forty-eight (48) hours) after receipt by the Company and (ii) give Parent the opportunity, at Parent’s sole expense, to participate in (but not direct) all negotiations and proceedings with respect to such demands for appraisal pursuant to the DGCL in respect of such Dissenting Shares. The Company shall not (except with the prior written consent of Parent) and Parent and Merger Sub shall not (except with the prior written consent of the Company) make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands, or agree to do any of the foregoing.
(h) Withholding Rights. Each of Parent, the Company, Merger Sub, the Surviving Corporation and the Paying Agent, as applicable, shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable federal, state, local or foreign Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 4.3 Treatment of Company Equity Awards.
(a) Treatment of Company Stock Options and Company SARs.
(i) At the Effective Time, each Company Stock Option and each Company SAR, in each case, that is then outstanding immediately prior to the Effective Time, shall, automatically and without any action on the part of the holder thereof, be cancelled and converted into the right to receive (without interest), no later than the second regularly scheduled payroll of the Company following the Closing Date, an amount in cash, without interest and less applicable Tax withholdings, equal to the product of (i) the number of Shares subject to such Company Stock Option or such Company SAR, as applicable, immediately prior to the Effective Time, multiplied by (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per Share of such Company Stock Option or the base price per Share of such Company SAR, as applicable.

(ii) Each Company Stock Option and each Company SAR, in each case, whether vested or unvested, for which the exercise price per Share or the base price per Share, as applicable, is equal to or greater than the Merger Consideration shall be cancelled at the Closing without payment of consideration.
(b) Treatment of Company RSU Awards and Company Phantom RSU Awards. At the Effective Time, each then outstanding Company RSU Award and each then outstanding Company Phantom RSU Award shall, automatically and without any required action on the part of Parent, the Company or the holder thereof, be cancelled and converted into the right to receive (without interest), within 30 days following the Effective Time (or, if required to avoid the imposition of a penalty under Section 409A of the Code, at such later time as would not result in the imposition of a penalty under Section 409A of the Code), a payment in an amount in cash from the Surviving Corporation, less applicable Tax withholdings, equal to (i) the number of Shares or phantom Shares subject to such Company RSU Award or such Company Phantom RSU Award, as applicable, multiplied by (ii) the Merger Consideration.
(c) Treatment of Company PSU Awards and Company Phantom PSU Awards.
(i) The number of performance-based restricted stock units and the number of performance-based phantom stock units, as applicable, earned with respect to each Company PSU Award and each Company Phantom PSU Award, in each case, that was granted during the 2020 calendar year and was outstanding immediately prior to the Effective Time (each, a “2020 Company Performance Award”) shall be determined based on actual performance through the end of the performance period applicable to such 2020 Company Performance Award and paid in accordance with the terms of the applicable award agreement; provided, however, that (A) performance in respect of the total shareholder return metric shall be determined using a per share price equal to the Merger Consideration and (B) if the Effective Time occurs before payment has occurred with respect to the 2020 Company Performance Awards, at the Effective Time, each then outstanding 2020 Company Performance Award shall, automatically and without any required action on the part of Parent, the Company or the holder thereof, be cancelled and converted into the right to receive (without interest), as soon as practicable after the end of the performance period applicable to such 2020 Company Performance Award and on or before March 15, 2023, an amount in cash from the Surviving Corporation, less applicable Tax withholdings, equal to (A) the number of Earned Units applicable to such 2020 Company Performance Award, multiplied by (B) the Merger Consideration.
(ii) At the Effective Time, each then outstanding Company PSU Award and each then outstanding Company Phantom PSU Award, in each case, that was granted during the 2021 or 2022 calendar year (each, a “Post-2020 Company Performance Award”) shall, automatically and without any required action on the part of Parent, the Company or the holder thereof, be cancelled and converted into the contractual right to receive (without interest) a cash payment from the Surviving Corporation in an amount equal to (A) the “target” number of performance-based restricted stock units or the “target” number of performance-based phantom stock units, as applicable, awarded pursuant to the terms of the applicable award agreement (without proration for any portion of the performance period that has not yet been completed), multiplied by (B) the Merger Consideration. Notwithstanding anything to the contrary in any applicable award agreement or otherwise, if, on or within 12 months after the Closing, the Continuous Service of the holder of a Post-2020 Company Performance Award is terminated by the Company, the Surviving Corporation, Parent or any of their respective Affiliates without Cause or by the individual for Good Reason, the cash-based award provided for by this Section 4.3(c)(ii) shall automatically and without any action on the part of the holder thereof become immediately and fully vested as of the date of termination of such holder’s Continuous Service and payment in respect of such fully-vested award shall be made within 30 days thereafter (or, if required to avoid the imposition of a penalty under Section 409A of the Code, at such later time as would not result in the imposition of a penalty under Section 409A of the Code). For purposes of the preceding sentence, the terms “Cause,” “Continuous Service,” and “Good Reason” shall have the meanings set forth in the AgroFresh Solutions 2015 Incentive Compensation Plan, as in effect immediately prior to the Effective Time. Except as otherwise provided in this Section 4.3(c)(ii), following the Effective Time, the cash-based award provided for by this Section 4.3(c)(ii) shall remain subject to the same terms and conditions as are applicable to the corresponding Post-2020 Company Performance Award immediately prior to the Effective Time, as applicable (for clarity, including time-based vesting conditions and any termination-related vesting entitlements that are in addition to those provided by this Section 4.3(c)(ii), but excluding all performance-based vesting conditions).
(iii) For purposes of this Agreement, “Earned Units” means, with respect to each 2020 Company Performance Award, the number of performance-based restricted stock units or the number of performance-based phantom stock units, as applicable, earned under the terms of the applicable award agreement, but with the applicable total shareholder return metric determined using a per share price equal to the Merger Consideration and other performance-based metrics determined based on actual performance through the end of the performance period applicable to such 2020 Company Performance Award.
(d) Treatment of Company Restricted Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, the Surviving Corporation or any holder thereof, each unvested Company Restricted Share that is then outstanding as of immediately prior to the Effective Time shall be cancelled and terminated and automatically converted into the right to receive an amount in cash equal to the Merger Consideration, less applicable Tax withholdings, payable within 30 days following the Effective Time.
(e) Corporate Actions. At or prior to the Effective Time, the Company, the Company Board and the Compensation and Talent Committee of the Company Board (the “Compensation and Talent Committee”), as applicable, shall adopt any resolutions and take any other actions that are necessary to effectuate the treatment of the Company Equity Awards pursuant to this Section 4.3, to terminate the Company Stock Plan and to ensure that no Company Equity Awards remain outstanding, in each case effective as of the Effective Time. The Surviving Corporation shall pay through its payroll systems the amounts due pursuant to Section 4.3(a), Section 4.3(b) and Section 4.3(c).
Section 4.4 Employee Stock Purchase Plan. No later than ten (10) days after the date of this Agreement, the Company shall take all action that may be necessary to, (a) provide that (i) no new individuals will be permitted to enroll in the Company ESPP following the date of this Agreement and (ii) not allow any increase in the amount of participants’ payroll deduction elections under the Company ESPP during the current offer period from those in effect on the date of this Agreement, (b) cause the current offer period to terminate on the earlier of (i) five (5) days prior to the date on which the Effective Time occurs and (ii) the expiration date of the current offer period; (c) make any pro rata adjustments that may be necessary to reflect the shortened offer period, but otherwise treat any shortened offer period as a fully effective and completed offer period for all purposes pursuant to the Company ESPP; and (d) cause the exercise (as of no later than two (2) Business Days prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to the Company ESPP. On such exercise date, the Company shall apply the accumulated payroll deductions credited as of such date pursuant to the Company ESPP within each participant’s account to the purchase of whole shares of Company Common Stock in accordance with the terms of the Company ESPP (with any amount remaining in a participant’s account following such purchase paid to the Participant in accordance with the terms of the Company ESPP). Following the termination or expiration of the current offer period, no new offer period will be commenced. Effective immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger), the Company shall terminate the Company ESPP.
Section 4.5 Adjustments to Prevent Dilution. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement to the earlier of the Effective Time and termination of this Agreement in accordance with Article VIII, the number of Shares or securities convertible or exchangeable into or exercisable for Shares shall have been changed into a different number of Shares or securities, or a different class, by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization or other similar transaction, the Merger Consideration shall be equitably adjusted to provide the holders of Shares and Company Equity Awards the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 4.5 shall be construed to permit the Company or any Subsidiary of the Company to take any action otherwise prohibited by the terms of this Agreement, including, for the avoidance of doubt, Section 6.1; provided further that, for the avoidance of doubt, the accrual of dividends on the Series B Shares shall not result in an adjustment pursuant to this Section 4.5.

Section 4.6 Alternative Series B Treatment. Notwithstanding anything in this Agreement to the contrary, in the event that five (5) Business Days prior to the Closing, if, in addition to the Required Amount, Parent has secured additional debt, equity or other sources of financing in an aggregate amount sufficient to pay an amount equal to the Change of Control Redemption Price (as defined in, and pursuant to the terms of, the Certificate of Designation of Series B Convertible Preferred Stock of the Company) and to repay, prepay or discharge (after giving effect to the Merger and the Alternative Series B Treatment) the principal of and accrued and unpaid interest on any Indebtedness for borrowed money of the Company and its Subsidiaries that shall become due and payable as a result of the consummation of the transactions contemplated hereby (if any), then Parent may provide written notice to the Company prior to the Closing (which such notice shall contain (x) adequate evidence of such secured financing, including definitive agreements for such secured financing, and (y) irrevocable written confirmation from Parent that it stands ready, willing and able to consummate the Merger after giving effect to the Alternative Series B Treatment), and upon delivery thereof, the Series B Treatment shall be modified such that for all purposes hereunder the Series B Treatment shall consist of the Series B Shares issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder of such Series B Shares, being converted into the right to receive an amount in cash equal to the Change of Control Redemption Price (as defined in, and pursuant to the terms of, the Certificate of Designation of Series B Convertible Preferred Stock of the Company) and thereafter shall cease to be outstanding, shall be cancelled and shall cease to exist (the “Alternative Series B Treatment”). Parent and Merger Sub each acknowledge and agree that obtaining sufficient financing to effect the Alternative Series B Treatment is not a condition to the Closing. Notwithstanding anything to the contrary set forth in this Section 4.6, the Alternative Series B Treatment shall not be effected if the Alternative Series B Treatment would, or would reasonably be expected to, (1) reduce or impair the funding of the Equity Financing or the Company’s ability to specifically enforce the obligation to fund the Equity Financing in accordance with the Equity Commitment Letter, (2) prevent or delay the Closing or the holders of Shares from receiving their Merger Consideration or (3) result in, or increase the risk of, the creation of a Lien on the Merger Consideration received by the holders of Shares or any of their respective assets. In the event the Alternative Series B Treatment is properly elected pursuant to the terms of this Section 4.6, the provisions of Section 4.2 shall apply mutatis mutandis, to the Series B Shares and the Alternative Series B Treatment.
ARTICLE V

REPRESENTATIONS AND WARRANTIES
Section 5.1 Representations and Warranties of the Company. Except as set forth in the Company Reports filed by the Company with the SEC since June 13, 2020 and publicly available prior to the date of this Agreement (excluding, in each case, any disclosures set forth or referenced in any “risk factor” or “forward-looking statements” or “quantitative and qualitative disclosures about market risk” section or any similar section, to the extent they are forward-looking in nature and provided that nothing disclosed in the Company Reports will be deemed to modify or qualify the representations and warranties set forth in Section 5.1(b)(i) or Section 5.1(g)(ii)) or in the disclosure schedule delivered to Parent and Merger Sub by the Company concurrently with the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to the extent that the relevance of such item is reasonably apparent on the face of such disclosure; provided, that with respect to Section 5.1(g)(ii), only items (if any) specifically disclosed against Section 5.1(g)(ii) of the Company Disclosure Schedule shall be deemed disclosure with respect to Section 5.1(g)(ii)), the Company hereby represents and warrants to Parent and Merger Sub that:
(a) Organization, Good Standing and Qualification.
(i) The Company is a legal entity duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept or a similar concept) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept or a similar concept) under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity (with respect to jurisdictions that recognize such concept or a similar concept) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, existing, qualified or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(ii) Section 5.1(a)(ii) of the Company Disclosure Schedule contains a true, correct and complete list of the name, jurisdiction of incorporation or organization (as applicable), and ownership information of each of the Company’s Subsidiaries as of the date hereof. The Company has made available to Parent true, correct and complete copies of the certificate of incorporation, bylaws and other similar governing or organizational documents of the Company and each of its Subsidiaries as in effect on the date hereof, and neither the Company nor any of its Subsidiaries is in violation of any such documents in any material respect.
(b) Capital Structure.
(i) The authorized capital stock of the Company consists of 400,000,000 Shares, 100,000,000 shares of Non-Voting Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”). At the close of business on November 11, 2022 (the “Capitalization Date”), (A) (x) 53,713,733 Shares were issued (including treasury shares) and (y) 53,052,352 Shares were outstanding, respectively (including the Company Restricted Shares), (B) 10,561,680 Shares were reserved and available for issuance pursuant to the Company Stock Plan, (C) 1,554,909 Shares were subject to outstanding Company Stock Options, (D) 544,650 Company Restricted Shares were issued and outstanding, (E) 41,250 Shares were underlying the outstanding Company SARs, (F) 2,026,646 Shares were underlying the outstanding Company RSU Awards, (G) 148,895 Shares were underlying the outstanding Company Phantom RSU Awards, (H) 2,234,858 Shares were underlying the outstanding Company PSU Awards (assuming applicable performance goals are achieved at target performance) or 4,048,320 Shares were underlying the outstanding Company PSU Awards (assuming maximum achievement of all applicable performance conditions), (I) 75,208 Shares were underlying the outstanding Company Phantom PSU Awards (assuming applicable performance goals are achieved at target performance) or 138,344 Shares were underlying the outstanding Company Phantom PSU Awards (assuming maximum achievement of all applicable performance conditions), (J) 685,757 Shares were reserved for issuance pursuant to the Company ESPP and aggregate contribution of $112,188 were received by the Company for the current offering period pursuant to the Company ESPP, (K) no shares of Non-Voting Common Stock were issued or outstanding and (L) 145,047 shares of Company Preferred Stock were issued and outstanding, 145,046 shares of which have been designated as Series B Shares and one share of which has been designated as a Series A Share.
(ii) Except as described in Section 5.1(b)(i) or set forth on Section 5.1(b)(ii) of the Company Disclosure Schedule, as of the Capitalization Date, there were (A) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (B) no outstanding securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (C) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company or any Subsidiary, or that obligate the Company or any Subsidiary to issue, any capital stock of, or other equity or voting interests (or voting debt) in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (D) no obligations of the Company or any Subsidiary to grant, extend or enter into any subscription, warrant, right, debt, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (A), (B),

(C) and (D) being referred to collectively as “Company Securities”) and (E) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities, including any phantom equity, profit participation or stock appreciation rights.
(iii) As of the date of this Agreement, except as set forth on Section 5.1(b)(iii) of the Company Disclosure Schedule, (A) there are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities, (B) none of the Company or any Subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities, (C) all outstanding Shares and shares of Company Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.
(iv) Except as set forth on Section 5.1(b)(iv) of the Company Disclosure Schedule, as of the date hereof, all of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company (except for directors’ qualifying shares or the like) are owned directly or indirectly, beneficially and of record, by the Company free and clear of all Liens.
(c) Corporate Authority; Approval and Fairness.
(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement in accordance with the terms hereof and to consummate the Merger and any other transactions contemplated by this Agreement, subject only to the Requisite Company Stockholder Approvals. Except for the Requisite Company Stockholder Approvals, no other corporate action by the Company (other than, in the case of the Merger, the filing of the Delaware Certificate of Merger and the other documents as required by DGCL) or vote of holders of any class of the capital stock of the Company is necessary to approve and adopt this Agreement and to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).
(ii) The Special Committee has unanimously (A) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Unaffiliated Stockholders, (B) determined that it is in the best interests of the Unaffiliated Stockholders and declared it advisable to enter into this Agreement and (C) recommended that the Company Board approve and authorize this Agreement and the Merger and recommend that the stockholders of the Company vote to adopt and approve this Agreement.
(iii) The Company Board (acting on the recommendation of the Special Committee) has by unanimous vote of the Non-Recused Directors (A) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the stockholders of the Company (including the Unaffiliated Stockholders), that it is in the best interests of the stockholders of the Company (including the Unaffiliated Stockholders) and declared it advisable to enter into this Agreement, approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and any other transactions contemplated hereby upon the terms and subject to the conditions contained herein, (B) resolved to recommend that the stockholders of the Company vote to adopt and approve this Agreement and the consummation of the transactions contemplated hereby, in each case on the terms and subject to the conditions set forth in this Agreement (the “Company Recommendation”), which Company Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof, and (C) directed that this Agreement be submitted to the holders of Shares and Series B Shares for their adoption.

(d) Governmental Filings; No Violations.
(i) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement require no authorization or other action by or in respect of, or filing with, any (A) federal, state, local, municipal, foreign or other government; (B) governmental, quasi-governmental, supranational or regulatory authority (including any governmental division, department, agency, commission, board, instrumentality, organization, unit or body and any court or other tribunal); (C) self-regulatory organization (including NASDAQ); or (D) arbitral tribunal (public or private) (each, a “Governmental Authority”) other than (1) the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware, (2) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (3) compliance with any applicable requirements of any other Antitrust Laws set forth on Section 6.5 of the Company Disclosure Schedule, (4) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, (5) compliance with any applicable rules of NASDAQ and (6) where failure to obtain such authorization or take any such action would not reasonably be expected to (x) have, individually or in the aggregate, a Material Adverse Effect or (y) prevent or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.
(ii) The execution, delivery and performance by the Company of this Agreement and, subject to the receipt of the Requisite Company Stockholder Approvals, the consummation by the Company of the transactions contemplated by this Agreement do not and will not (A) assuming compliance with the matters referred to in Section 5.1(d)(i), conflict with or result in any violation or breach of any provision of (x) the certificate of incorporation or bylaws of the Company or (y) the similar organizational or governing documents of any of its Subsidiaries, (B) assuming compliance with the matters referred to in Section 5.1(d)(i), conflict with or result in a violation or breach of any applicable Law, (C) assuming compliance with the matters referred to in Section 5.1(d)(i), require any consent by any Person under, result in a violation of, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which the Company and any of its Subsidiaries are entitled, under any legally binding agreement, lease, license, contract, note, bond, mortgage, indenture, deed of trust, commitment, arrangement, or other obligation (excluding any Company Plan) (each a “Contract”) binding upon the Company or any of its Subsidiaries, or to which any of their respective properties, rights or other assets are subject or (D) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of the Company or any of its Subsidiaries, except in the case of clauses (B), (C) and (D) above, any such violation, breach, conflict, default, termination, acceleration, cancellation or loss that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(e) Company Reports; Financial Statements; Internal Controls.
(i) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act or the Securities Act since January 1, 2021 (the forms, statements, certifications, reports and documents filed or furnished to the SEC since January 1, 2021 and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished (and, if amended, as of the date of such amendment), complied in all material respects or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (and, if amended, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters with respect to Company Reports received by the Company from the SEC staff. The Company is in compliance in all material respects with the applicable listing and corporate governance requirements of NASDAQ.
(ii) The Company maintains disclosure controls and procedures (as defined in Rule 13a-15(e) or 15d-15(e), as applicable, under the Exchange Act) as required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules of the SEC. The Company maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act) reasonably designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP, including policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management of the Company and the Company Board and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on its financial statements. The Company has disclosed to the Company’s auditors and the audit committee of the Company Board, and neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of, in each case in connection with the most recent evaluation of internal controls over financial reporting prior to the date hereof, (A) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” have the meanings assigned to such terms in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.
(iii) There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been so described in the Company Reports.
(iv) The consolidated financial statements included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly present, or, in the case of consolidated financial statements included in or incorporated by reference into Company Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and their consolidated results of their operations and cash flows for the respective periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments, none of which, individually or in the aggregate, would reasonably be expected to be, as of the date hereof, material to the Company and its Subsidiaries taken as a whole), in each case consistent with U.S. GAAP (except, in the case of the unaudited statements, subject to normal and recurring year-end adjustments, none of which, individually or in the aggregate, would reasonably be expected to be, as of the date hereof, material to the Company and its Subsidiaries taken as a whole) applied on a consistent basis during the periods involved, except as may be noted therein or in the notes thereto.
(v) Section 5.1(e)(v) of the Company Disclosure Schedule contains a true, correct and complete list of all Indebtedness of the type described in clauses (a) and (b) of the definition of “Indebtedness” of the Company and its Subsidiaries as of the date of this Agreement. No Default or Event of Default (each such term, as defined in the Loan Agreement) has occurred and is continuing under the Loan Agreement.

(f) Liabilities. There are no obligations or liabilities of the Company or any of its Subsidiaries (whether accrued, contingent or otherwise) that would be required by U.S. GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, other than (i) obligations or liabilities to the extent disclosed, reflected or reserved against in the consolidated balance sheet of the Company as of September 30, 2022 included in the Company Reports filed or furnished prior to the date hereof (or any notes thereto); (ii) obligations or liabilities arising in connection with the transactions contemplated by this Agreement; (iii) obligations or liabilities incurred in the ordinary course of business since September 30, 2022 (none of which is an obligation or liability for breach of contract, breach of warranty, tort, infringement, misappropriation, dilution, violation of Law or an Action); (iv) executory obligations arising from any Contract entered into in the ordinary course of business (none of which results from or was caused by a breach of any such Contract); and (v) obligations or liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(g) Absence of Certain Changes.
(i) Since September 30, 2022 through the date of this Agreement, the Company and its Subsidiaries have, except (A) in connection with the potential sale of the Company, this Agreement and the transactions contemplated hereby, (B) in connection with potential refinancings and recapitalization or (C) actions taken in good faith to respond to COVID-19 Measures, conducted their businesses in all material respects in the ordinary course of business.
(ii) Since December 31, 2021 through the date of this Agreement, there has not been any change, effect, occurrence, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(h) Litigation. There are no, and since June 13, 2020, there have been no, pending or, to the Knowledge of the Company, threatened civil, criminal or administrative actions, suits, claims, charges, complaints, hearings, arbitrations, investigations or proceedings before any Governmental Authority (each, an “Action”) to which the Company or any of its Subsidiaries is a party or any Action by any Governmental Authority against or involving the Company or its Subsidiaries or any of their respective assets or properties, in each case that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would reasonably be expected to prevent or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement. None of the Company or any Subsidiary, or any of their respective assets or properties, is subject to any outstanding judgment, order, writ, injunction, decree or award of any Governmental Authority, except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would not reasonably be expected to prevent or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.
(i) Employee Benefits.
(i) Except for instances that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect: (A) each Company Plan has been established, operated, maintained and administered in accordance with its terms and in compliance with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code and other applicable Laws, whether or not subject to such Laws, and nothing has occurred and no condition exists with respect to any Company Plan that could result in a Tax, penalty or other liability of the Company or any of its Subsidiaries; (B) there are no pending or, threatened Actions with respect to any Company Plan (other than routine claims for benefits); (C) no Company Plan subject to the Laws outside of the United States which covers individual service providers or other Persons located outside of the United States has any unfunded or underfunded liabilities or obligations; (D) all contributions, distributions and premium payments have been timely made in accordance with the terms of the applicable Company Plan and in compliance with applicable Laws and, if not yet due, properly accrued in accordance with local accounting principles; (E) each Company Plan intended to be qualified under Section 401(a) of the Code is so qualified, and each Company Plan intended to be registered or maintained pursuant to certain favorable Tax treatment requirements has been timely and properly registered and maintained in good standing with such applicable regulatory and favorable Tax requirements; and (F) neither the Company nor any of its Subsidiaries has incurred (whether or not assessed), or is reasonably expected to incur or be subject to, any Tax or penalty under Section 4975, 4980B, 4980D, 4980H, 6721 or 6722 of the Code. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Company Plan is, and neither the Company nor any of its Subsidiaries sponsors, maintains, contributes to (is required to contribute to), or has any current or contingent liability or obligation (including on account of being considered a single employer under Section 414 of the Code with any other Person) with respect to or under: (x) a “defined benefit plan” as defined in Section 3(35) of ERISA or a plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code; (y) a post-employment or retiree welfare benefit plan, other than as required under COBRA for which the covered Person pays the full premium cost of coverage; or (z) a “multiemployer plan” as defined in Section 3(37) of ERISA.
(ii) Except as set forth on Section 5.1(i)(ii) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with any other event (whether contingent or otherwise) could (A) result in the payment or benefit becoming due or payable to any current or former employee, officer, director, independent contractor or other individual service provider of the Company and any of its Subsidiaries; (B) increase the amount of compensation or benefits due to any current or former employee, officer, director, independent contractor or other individual service provider of the Company and any of its Subsidiaries; (C) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit to a current or former employee, officer, director, independent contractor or other individual service provider of the Company or any of its Subsidiaries or (D) limit or restrict the ability of Parent to merge, amend or terminate any Company Plan.
(iii) Except for instances that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, each Company Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder and no amount under any such Company Plan has been, is or could reasonably be expected to be, subject to the interest or additional Tax under Section 409A of the Code.
(iv) Except as set forth on Section 5.1(i)(iv) of the Company Disclosure Schedule, no payment or benefit which could be made with respect to any current or former director, officer, employee or other service provider of the Company or of any of its Subsidiaries who is a “disqualified individual” (as defined in Section 280G of the Code and the regulations thereunder) could be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code.
(v) Neither the Company nor any of its Subsidiaries has obligation to “gross-up” or otherwise indemnify any individual for any Taxes, including under Sections 4999 or 409A of the Code.
(j) Compliance with Laws; Permits.
(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries are and since June 13, 2020, have been, in compliance with all (A) foreign, local, state or federal laws, common law, statutes, ordinances, codes, rules or regulations, orders, executive orders, judgments, injunctions, governmental guidelines or interpretations that have the force of law, Permits, decrees, or other similar requirement enacted, adopted, promulgated, or applied by any Governmental Authority (“Laws”), in each case, that are applicable to the Company or any of its Subsidiaries, including the General Data Protection Regulation (EU) 2016/679, the Privacy and Electronic Communications Directive (2002/58/EC), and any national legislation implementing or supplementing the foregoing in the European Union, to the extent applicable and (B) Data Security Requirements. The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals, registrations and authorizations from Governmental Authorities (“Permits”) necessary for the lawful conduct of their respective businesses, except where the failure to hold the same would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company, each of its Subsidiaries and each of their respective officers,

directors and employees and, to the Knowledge of the Company, agents or other third party Representatives acting on behalf of any of them is, and since June 13, 2020 has been, in compliance with (i) the Foreign Corrupt Practices Act of 1977 and any rules and regulations promulgated thereunder, and any other Laws applicable to the Company and its Subsidiaries, in each country in which they operate, that address the prevention of corruption, bribery or money laundering (collectively, the “Anti-Corruption Laws”), and have maintained accurate books and records and adopted and adhered to a system of policies, procedures, and internal controls as required by applicable Anti-Corruption Laws, (ii) all sanctions, Laws, regulations, orders or other financial restrictions administered by the United States (including without limitation the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”)) and similar sanctions, Laws and regulations applicable to the Company or its Subsidiaries from time to time (collectively, “Sanctions”) and has not since June 13, 2020 been, or transacted any business or had any other dealings with or for the benefit of, any Sanctioned Person or in any Sanctioned Country, and (iii) all Laws applicable to the Company and its Subsidiaries relating to export, re-export, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, and the customs and import Laws administered by U.S. Customs and Border Protection.
(iii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since June 13, 2020, to the Knowledge of the Company, none of the Company or any of its Subsidiaries or any of their respective directors, officers, employees or any Person acting on behalf of the Company or any of its Subsidiaries has been the subject of any allegation, complaint, voluntary or involuntary disclosure, investigation, inquiry, prosecution or other enforcement action related to any Anti-Corruption Laws, Sanctions, or applicable Laws related to export, re-export, transfer or import controls.
(k) Material Contracts.
(i) Except for Contracts (including all amendments and modifications thereto) filed as exhibits to the Company Reports as of the date of this Agreement, any Company Plan or as set forth in Section 5.1(k)(i) of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract (a Contract described by clauses (1) through (13) of this Section 5.1(k)(i), including Contracts and all amendments and modifications thereto filed or required to be filed as exhibits to the Company Reports, being hereinafter referred to as a “Material Contract”):
(1) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);
(2) that contains any (x) noncompete or exclusivity provisions to which the Company or any of its Subsidiaries is subject that would, after the Effective Time, materially restrict the ability of Parent, the Company or any of their Subsidiaries to compete in any line of business or geographic area, or (y) most favored customer pricing in favor of a customer of the Company or any of its Subsidiaries;
(3) that provides for a material partnership, joint venture, collaboration or similar material arrangement;
(4) that is (x) an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for or guaranteeing Indebtedness of any Person in excess of $2 million except for any Contract solely among or between the Company and any of its wholly owned Subsidiaries or (y) a hedging, derivative, swaps or other similar Contract;
(5) that relates to the acquisition or disposition of any Person, business, assets that constitute a business or real property (whether by merger, sale of stock, sale of assets or otherwise) and includes a minimum purchase, “earnout” or other contingent, deferred or fixed payment obligation of the Company and its Subsidiaries that will be continuing after the Effective Time;
(6) that is a settlement agreement that (x) requires payment by the Company or any of its Subsidiaries after the date hereof of consideration in excess of $2 million or (y) imposes material non-monetary obligations or restrictions on the Company or any of its Subsidiaries, or on the business or operations thereof, after the date of this Agreement which obligations or restrictions would apply to Parent or its Affiliates (including the Company and its Subsidiaries) following the Closing;
(7) relating to the acquisition or disposition of any Person, business, assets that constitute a business or real property (whether by merger, sale of stock, sale of assets or otherwise) since June 13, 2020 and having an aggregate purchase price in excess of $5 million;
(8) relating to the licensing of, or grant of rights to, Intellectual Property by the Company (whether as licensee or licensor) that is material to the Company and its Subsidiaries, taken as a whole (in each case, excluding (x) non-exclusive licenses for unmodified, commercial off the shelf computer software, (y) non-exclusive licenses granted to customers, vendors, distributors, or resellers entered into in the ordinary course of business on (or substantially on in all material respects) the Company’s standard form agreement, and (z) agreements with employees or independent contractors on the Company’s standard form of agreement);
(9) that (A) is between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any of its Subsidiaries or any Person beneficially owning five percent (5%) or more of the outstanding Shares, on the other hand, except for any Company Plan or (B) that would be required to be disclosed under Item 404 under Regulation S-K under the Securities Act;
(10) that obligates the Company or any Subsidiary of the Company to make any future capital investment or capital expenditure outside the ordinary course of business and in excess of $2 million, individually or in the aggregate;
(11) that is a Company Lease;
(12) that is with any Material Customer; or
(13) that is with any Material Supplier.
(ii) The Company has made available to Parent prior to the date of this Agreement accurate and complete copies of all written Material Contracts required to be identified in Section 5.1(k)(i) of the Company Disclosure Schedule, including all amendments thereto, as in effect as of the date of this Agreement.
(iii) As of the date of this Agreement, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Material Contract is a valid and binding agreement of the Company or any of its Subsidiaries party thereto, enforceable against the Company or any of its Subsidiaries and, to the Knowledge of the Company, each other party thereto in accordance with its terms, and is in full force and effect, subject in each case to the Bankruptcy and Equity Exception (and subject to the termination or expiration of any such Material Contract after the date of this Agreement in accordance with its terms). Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries, and, to the Knowledge of the Company, as of the date of this Agreement, no other party thereto, is (or with or without notice or lapse of time would be) in default or breach under the terms of any such Material Contract and no event has occurred (with respect to defaults or breaches by any other party thereto, to the Knowledge of the Company, as of the date of this Agreement) that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) constitute such a violation or breach, (B) give any Person the right to accelerate the maturity or performance of any Material Contract or (C) give any Person the right to cancel, terminate or modify in a manner adverse to the Company any Material Contract.
(l) Real Property. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company or one of its Subsidiaries has good and valid title to the real estate owned by the Company or any of its Subsidiaries (the “Owned Real Property”) free and clear of all Liens other than Permitted Liens, (b) the Company or one of its Subsidiaries has a good and valid leasehold interest in each Contract pursuant to which the Company or any such Subsidiary leases or subleases any material real property (“Company Leases”), free and clear of all Liens other than Permitted Liens (c) to the Knowledge of the Company, none of the Company or any of its Subsidiaries has received written notice of any material default under any agreement evidencing any Lien (other than any Permitted Lien) or other agreement affecting the Owned Real Property or any Company Lease, which default continues on the date hereof and (d) with respect to each of the Company Leases, (i) such Company Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the Company’s or Subsidiary’s possession and quiet enjoyment of the leased real property under such Company Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Company Lease; and (iii) neither the Company, any of its Subsidiaries nor, to the Knowledge of the Company, as of the date hereof, any other party to such Company Lease, is in breach or default under such Company Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Company Lease.
(m) Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub made in Section 5.2(j), no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation or bylaws is applicable to the Company, Parent, Merger Sub, the Shares, this Agreement, the Merger or any other transactions contemplated by this Agreement. There is no stockholder rights plan or “poison pill” antitakeover plan in effect to which the Company or any of its Subsidiaries is subject, party to or otherwise bound. The Existing Charter contains a provision expressly electing for the Company not to be governed by Section 203 of the DGCL.
(n) Environmental Matters. To the Knowledge of the Company, all material environmental, health or safety audits, assessments or reports and other material environmental, health or safety documents in the possession or reasonable control of the Company or any of its Subsidiaries with respect to the current or former operations, properties or facilities of the Company or any of its Subsidiaries, in each case that have been prepared since June 13, 2020, have been made available to Parent. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(i) The Company and its Subsidiaries are, and at all times since June 13, 2020, have been, in compliance with all Environmental Laws, which compliance includes and has included obtaining, maintaining, and complying with all Permits required pursuant to, or issued under, Environmental Laws;
(ii) Since June 13, 2020 (or earlier to the extent unresolved) there have not been, and there are not, any Actions pending, threatened in writing or, to the Knowledge of the Company, orally threatened against the Company or any of its Subsidiaries pursuant to Environmental Laws, and none of the Company or any of its Subsidiaries has received any written notice, report, claim, order, directive, or other information, in each case, alleging any violation of, or liability under, Environmental Laws;
(iii) None of the Company or any of its Subsidiaries (nor any other Person, to the extent giving rise to liability to the Company or any of its Subsidiaries) has treated, stored, disposed of, permitted, or arranged for the disposal of, transported, distributed, manufactured, designed, produced, sold, repaired, installed, marketed, handled, released, or exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Substance or products containing any Hazardous Substances, in each case, in violation of, or so as to give rise to any liabilities under, any Environmental Law; and
(iv) None of the Company or any of its Subsidiaries has assumed, provided an indemnity with respect to, or otherwise become subject to any liability under Environmental Laws of any other Person.
(o) Taxes. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account any applicable extensions of time within which to file) all Tax Returns required to be filed by any of them, and all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate, (ii) all Taxes owed by the Company and each of its Subsidiaries that are due (whether or not shown on any Tax Return) have been timely paid except for Taxes which are being contested in good faith by appropriate proceedings which have been adequately reserved against on the Company’s consolidated financial statements in accordance with GAAP, (iii) no deficiency for Taxes has been proposed or asserted in writing or assessed by any Taxing Authority against the Company or any of its Subsidiaries that remains unpaid or unresolved in whole or in part, (iv) neither the Company nor any of its Subsidiaries has waived any statutes of limitations in respect of any Taxes which waiver remains in effect or agreed to any extension of time with respect to a Tax assessment, payment, collection or deficiency which assessment, payment, collection or deficiency has not been paid, (v) no proceeding, examination or audit of any Tax Return of the Company or any of its Subsidiaries or with respect to any Taxes paid by, due from or with respect to the Company or any of its Subsidiaries by any Taxing Authority is currently in progress or, to the Knowledge of the Company, threatened in writing, (vi) none of the Company or any of its Subsidiaries has engaged in, or has any liability or obligation with respect to, any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4, (vii) neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was or was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code, (viii) the Company and each of its Subsidiaries has complied with all applicable Tax Laws with respect to the withholding of Taxes and has paid over any amounts withheld to the appropriate Taxing Authority, (ix) no Liens for Taxes have been filed or exist on any property or other assets of the Company or any of its Subsidiaries, except for Permitted Liens, (x) the Company and each of its Subsidiaries has properly (A) collected and remitted sales, use, value added and similar Taxes with respect to sales made to its customers or services provided to its customers and (B) for all sales or services that are exempt from sale, use, value added and similar Taxes and that were made without charging or remitting such Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale or service as exempt, (xi) none of the Company or any of its Subsidiaries is subject to Tax in a jurisdiction in which it does not file Tax Returns and no claim has been made in writing by any Taxing Authority that the Company or any of its Subsidiaries is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns, (xii) none of the Company or any of its Subsidiaries (A) has been a member of an affiliated group filing a combined, consolidated, unitary or other similar Tax Return (other than an affiliate group the common parent of which is the Company or any of its Subsidiaries) or (B) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of local, state or foreign Law), as a transferee or successor, by contract or otherwise, (xiii) none of the Company or any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in or use of an improper method of accounting prior to the Closing Date; (B) closing agreement under Section 7121 of the Code (or any similar provision of local, state or foreign Law); (C) installment sale or open transaction disposition made on or prior to the Closing Date; (D) prepaid amount or deferred revenue received prior to the Closing Date; (E) intercompany transaction or excess loss account, as described in Treasury Regulations under Section 1502 of the Code (or any similar provision of local, state or foreign Law); (F) Subsidiary that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) having (1) “subpart F income” (within the meaning of Section 952(a) of the Code) accrued prior to the Closing Date or (2) “global intangible low-taxed income” (within the meaning of Section 951A of the Code) attributable to any taxable period (or portion thereof) ending on or before the Closing Date; or (G) election under Section 965(h) of the Code and (xiv) each of the Company and each of its Subsidiaries has (A) to the extent applicable, properly complied with all requirements of applicable Tax Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act; (B) to the extent applicable, properly complied with all requirements of applicable Tax Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act; (C) not taken, claimed or applied for an employee retention tax credit under the CARES Act; and (D) not sought (nor has any Affiliate that would be aggregated with the Company or any of its Subsidiaries and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)) as added by Section 1102 of the CARES Act.
(p) Labor Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining agreement or Contract with any labor organization, labor union, or works council, nor to the Company’s Knowledge, is any union organizational activities threatened; (b) there are no active, nor, to the Knowledge of the Company, threatened, labor strikes, slowdowns, work stoppages, pickets, walkouts, lockouts or other material labor disputes with respect to the employees of the Company or any of its Subsidiaries; and (c) to the Knowledge of the Company, no mass employee layoff, facility closure, or material reduction in force is currently planned or announced and pending completion.
(q) Intellectual Property.
(i) Section 5.1(q) of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of all material Owned IP that is subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (including for the avoidance of doubt, Internet domain names). Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (A) the Company or one of its Subsidiaries, as applicable, (x) exclusively owns, or has a valid and enforceable license or right to use or otherwise exploit, all Intellectual Property that is used in or necessary for the operation of the business of the Company or any of its Subsidiaries as conducted as of the date of this Agreement and (y) exclusively owns and possesses all right, title, and interest in and to all material Owned IP, in each case of (x) and (y), free and clear of any Lien other than Permitted Liens, and such exclusively owned Intellectual Property is, to the Knowledge of the Company, valid, subsisting and enforceable; (B) to the Knowledge of the Company, no Person is infringing upon, misappropriating or otherwise violating any of the Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries; (C) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries are not (and have not since June 13, 2020 been) infringing, misappropriating, or violating the Intellectual Property of any other Person; (D) to the Knowledge of the Company, there have been no actual or alleged unauthorized intrusions, breaches (including security breaches such as phishing incidents, ransomware, malware attacks or any incident that would require notification under Law) or other adverse events affecting the computer Software, websites and systems owned or controlled by the Company or its Subsidiaries (“Systems”) or Personal Information or trade secrets maintained by the Company or its Subsidiaries in any material respect since June 13, 2020, and the Company and its Subsidiaries use commercially reasonable efforts to protect their Systems against such events and otherwise to protect the confidential, integrity, and security thereof and of the data and information held thereon; (E) the Company and its Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of the material trade secrets owned by the Company or its Subsidiaries and the security of the Systems; (F) no material proprietary source code owned by the Company or its Subsidiaries has been (or has been agreed to be) licensed, disclosed, released, made available, or delivered to any Person (excluding an escrow agent, service provider or the Company’s employees or independent contractors, who, in each case, are subject to confidentiality obligations); (G) none of the Software owned by the Company or any of its Subsidiaries is subject to any “open source”, “copyleft” or analogous license (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses/alphabetical, GPL, AGPL or other open source software license) (“OSS Licenses”) and has been used or is being used in a manner that: (1) requires any public distribution of any such Software or source code thereto; (2) obligates the Company or any of its Subsidiaries to grant, or purport to grant, to any third party any rights or immunities under any material Owned Intellectual Property (including any patent non-asserts or patent licenses); or (3) imposes any economic limitations on the Company’s or any of its Subsidiaries’ commercial exploitation thereof, or requires that any other licensee of the Software be permitted to modify, make derivative works of, or reverse-engineer any such Software; and (H) the Company and its Subsidiaries have complied with all OSS Licenses governing Software used by any of them.
(ii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is not, and there has not been since June 13, 2020, any Action pending or, to the Knowledge of the Company, threatened, sent, or received (including unsolicited offers, demands, or requests to license or cease and desist letters) by or against the Company or any of its Subsidiaries with respect to any of the following (or any claim for indemnification in connection therewith): (a) Intellectual Property (including any infringement, misappropriation, dilution, violation, enforceability, misuse, ownership, scope, licensing, or validity thereof) or (b) Data Security Requirements or any event referenced in Section 5.1(q)(i)(D). Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material

Adverse Effect, (x) there has been no material unauthorized access, disclosure or use of any trade secrets by or to any Person and the Company and its Subsidiaries have taken commercially reasonable actions (consistent with practices that are customary in the Company’s industry) to protect and maintain its material trade secrets and no Person is in breach of any Contract referenced in Section 5.1(q)(i)(D) and (y) to the Knowledge of the Company, all Systems are free from any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry), similar malicious code, or other code that could harm, interfere with or otherwise impede the operation of, or providing unauthorized access to, a System.
(r) Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all fire and casualty, general liability, business interruption, product liability, sprinkler and water damage, workers’ compensation and employer liability, directors, officers and fiduciaries policies and other liability insurance policies (“Insurance Policies”) maintained by the Company or any of its Subsidiaries are in full force and effect and all premiums due with respect to all Insurance Policies have been paid, and neither the Company nor any Subsidiary has taken any action or failed to take any action that, with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Insurance Policies, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(s) Fairness Opinion. The Special Committee has received the opinion of its outside financial advisor, Perella Weinberg Partners LP, substantially to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Merger Consideration to be received by the Unaffiliated Stockholders in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders, and as of the date of this Agreement, the foregoing opinion has not been withdrawn, revoked or modified in any respect.
(t) Brokers and Finders. Except for the Company’s obligations to Perella Weinberg Partners LP, no broker, investment banker, financial advisor or other Person is entitled to any brokerage, finders’, financial advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger, based upon arrangements made by or on behalf of the Company or any Subsidiary of the Company.
(u) Affiliate Transactions. To the Knowledge of the Company, since June 13, 2020, there have been no transactions, or series of related transactions, agreements, arrangements or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, that would be required to be disclosed under Item 404(a) of Regulation S-K that have not been otherwise disclosed in the Company Reports filed prior to the date hereof, in each case, other than any such transactions, or series of related transactions, agreements, arrangements or understandings with the Affiliated Stockholders or their respective Affiliates.
(v) Relationships with Material Customers and Suppliers.
(i) Section 5.1(v)(i) of the Company Disclosure Schedule sets forth a true, correct and complete list of the ten (10) largest customers (measured, in each case, by dollar volume) and total purchases, in dollars, from each such customer of the Company during (x) the year ended December 31, 2021 and (y) the nine-month period ending on September 30, 2022 (each, a “Material Customer”). Except as set forth on Section 5.1(v)(i) of the Company Disclosure Schedule, as of the date hereof, the Company has not received any written notice that any Material Customer intends to terminate or materially reduce its business with the Company. As of the date hereof, the Company is not currently engaged in a material dispute with any Material Customer and, to the Company’s Knowledge, no such material dispute is threatened by any Material Customer.
(ii) Section 5.1(v)(ii) of the Company Disclosure Schedule sets forth a true, correct and complete list of the ten (10) largest suppliers (measured, in each case, by dollar volume) and total purchases, in dollars, from each such supplier of the Company during (x) the year ended December 31, 2021 and (y) the nine-month period ending on September 30, 2022 (each, a “Material Supplier”). Except as set forth on Section 5.1(v)(ii) of the Company Disclosure Schedule, as of the date hereof, the Company has not received any written notice that any Material Supplier intends to terminate or materially reduce its business with the Company. As of the date hereof, the Company is not currently engaged in a material dispute with any Material Supplier and, to the Company’s Knowledge, no such material dispute is threatened by any Material Supplier.
(w) No Other Representations or Warranties. Except for the representations and warranties contained in Section 5.2, in any closing certificate delivered pursuant to Section 7.3(c), the representations of Paine Schwartz Food Chain Fund VI, L.P. (the “Sponsor”) under the Equity Commitment Letter and the representations of PSP under the Support Agreement, the Company agrees and acknowledges that neither Parent nor any Person on behalf of Parent makes any other express or implied representation or warranty with respect to Parent or any of its Subsidiaries or with respect to any other information provided or made available to the Company in connection with this Agreement or the Merger, and Parent shall not have any liability to the Company resulting from the Company’s reliance on any such information. Except for the representations and warranties contained in Section 5.2, in any closing certificate delivered pursuant to Section 7.3(c), the representations of the Sponsor under the Equity Commitment Letter and the representations of PSP under the Support Agreement, the Company specifically disclaims that it is relying on or has relied on any representations or warranties that may have been made by any Person, and acknowledges and agrees that Parent, Merger Sub and their Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.
Section 5.2 Representations and Warranties of Parent and Merger Sub. Except as set forth in the disclosure schedule delivered to the Company by Parent immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to the extent that the relevance of such item is reasonably apparent on the face of such disclosure), Parent and Merger Sub each hereby represent and warrant to the Company that:
(a) Organization; Good Standing and Qualification. (i) Parent is a limited liability company duly organized and in good standing under the Laws of the State of Delaware, (ii) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, (iii) each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (iv) each of Parent and Merger Sub is qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business require such qualification, in the case of each of clauses (iii) and (iv), except as does not and would not reasonably be expected, individually or in the aggregate, to prevent, materially delay or materially impair the ability of Parent or Merger Sub, as applicable, to consummate the Merger or any other transactions contemplated by this Agreement by the Outside Date.
(b) Corporate Authority. No vote of the equityholders of Parent is necessary to approve this Agreement or the Merger or any other transactions contemplated by this Agreement or for the consummation of the Merger or the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and any other transactions contemplated by this Agreement, subject only to the adoption of this Agreement by the sole stockholder of Merger Sub, which such approval shall occur immediately following the execution of this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(c) Governmental Filings; No Violations.
(i) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement require no authorization or other action by or in respect of, or filing with, any Governmental Authority other than (A) the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware, (B) compliance with any applicable requirements of the HSR Act, (C) compliance with any applicable requirements of any other Antitrust Laws set forth on Section 6.5 of the Company

Disclosure Schedule, (D) compliance with any applicable requirements of the Exchange Act, the Securities Act and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, (E) compliance with any applicable stock exchange rules, and (F) where the failure to take such actions or obtain such authorization would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and any other transactions contemplated by this Agreement.
(ii) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated in this Agreement do not and will not (A) assuming compliance with the matters referred to in Section 5.2(c)(i), conflict with or result in any violation or breach of any provision of the organizational documents of Parent, Merger Sub or any of their respective Subsidiaries, (B) assuming compliance with the matters referred to in Section 5.2(c)(i), conflict with or result in a violation or breach of any applicable Law, (C) assuming compliance with the matters referred to in Section 5.2(c)(i), require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, acceleration of any right or obligation or the loss of any benefit to which Parent, Merger Sub or any of their respective Subsidiaries are entitled, under any Contract binding upon Parent, Merger Sub or any of their respective Subsidiaries, or to which any of their respective properties, rights or other assets are subject, or any permit necessary to conduct the business of Parent, Merger Sub or any of their Subsidiaries as currently conducted, or (D) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of Parent, Merger Sub or any of their Subsidiaries, except in the case of clauses (B), (C) and (D) above, any such violation, breach or conflict that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and any other transactions contemplated by this Agreement.
(d) Litigation. As of the date of this Agreement, there are no pending or, to the Knowledge of Parent, threatened Actions against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Merger and any other transactions contemplated by this Agreement.
(e) Support Agreement. Concurrently with the execution of this Agreement, PSP has delivered to the Company a true, complete and correct copy of its duly executed Support Agreement. The Support Agreement is in full force and effect, has not been amended or modified and constitutes a legal, valid and binding obligation of PSP enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception. No event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default on the part of PSP pursuant to the Support Agreement.
(f) Financing.
(i) Equity Commitment Letter. As of the date of this Agreement, Parent has delivered to the Company a true, correct and complete copy of an executed commitment letter, dated as of the date of this Agreement, between Parent and Sponsor (as amended or replaced in accordance with Section 6.13, and including all exhibits, schedules, annexes and amendments to such letter in each case in effect as of the date of this Agreement, the “Equity Commitment Letter”) pursuant to which Sponsor has committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein for the purpose of funding all amounts payable by Parent and/or Merger Sub (x) under Section 4.1(a), Section 4.1(c) and Section 4.3, (y) in respect of all associated fees, costs and expenses in connection with the Merger and the other transactions contemplated hereby, and (z) subject to Section 8.2, in respect of any liability or damages resulting from any Fraud or Willful and Material Breach of its obligations set forth in this Agreement or Reimbursement Obligations (the “Equity Financing”). The Equity Commitment Letter provides that (i) the Company is an express third party beneficiary thereof in connection with the Company’s exercise of its rights under Section 8.2(a), Section 9.5(c) and Section 9.8; (ii) Parent and Sponsor have waived any defenses to the enforceability of such third party beneficiary rights; and (iii) Parent and Sponsor will not oppose the granting of an injunction, specific performance or other equitable relief in connection with the exercise by Company of such third party beneficiary rights on the basis that there is an adequate remedy at law.
(ii) No Amendments. (A) The Equity Commitment Letter and the terms of the Equity Financing have not been amended or modified prior to the date of this Agreement; (B) no such amendment or modification is contemplated; and (C) the commitments contained in the Equity Commitment Letter have not been withdrawn, terminated, repudiated or rescinded in any respect, and no such withdrawal, termination, repudiation or rescission is contemplated. There are no Contracts, agreements, side letters or arrangements to which Sponsor, Parent or Merger Sub is a party relating to the funding, investing or use, as applicable, of the Equity Financing, other than the Equity Commitment Letter. There are no Contracts, agreements, side letters or other written arrangements that would permit the parties to the Equity Commitment Letter to reduce the amount of the Equity Financing, impose additional conditions precedent or that would otherwise materially affect the availability of the Equity Financing on the Closing Date.
(iii) Sufficiency of Financing. The aggregate amounts committed pursuant to the Equity Commitment Letter are sufficient to (A) make all payments at the Closing contemplated by Section 4.1(a), Section 4.1(c) and Section 4.3; and (B) pay all associated fees, costs and expenses in connection with the Merger and the other transactions contemplated hereby (clauses (A) and (B), the “Required Amount”).
(iv) Validity; No Contrary Expectation. The Equity Commitment Letter, in the executed form delivered by Parent to the Company, (i) as of the date of this Agreement is in full force and effect and (ii) constitutes the legal, valid and binding obligation of Parent, Merger Sub and the other parties thereto, as applicable, enforceable against Parent, Merger Sub and the other parties thereto, as applicable, in accordance with its terms, except, in each case, as enforcement may be limited by the Bankruptcy and Equity Exception. Other than as expressly set forth in the Equity Commitment Letter, there are no conditions precedent or other contingencies related to the funding, investing or use of the full proceeds of the Equity Financing pursuant to any agreement relating to the Equity Financing to which Sponsor, Parent, Merger Sub or any of their respective Affiliates is a party. No party to the Equity Commitment Letter has committed any breach of any of its covenants or other obligations set forth in, or is in default under, the Equity Commitment Letter. No event has occurred or circumstance exists that (with or without notice or lapse of time, or both) would, or would reasonably be expected to, (i) constitute or result in a breach or default on the part of any party to the Equity Commitment Letter; (ii) constitute or result in a failure to satisfy any of the terms or conditions set forth in the Equity Commitment Letter required to be complied with or satisfied by the parties to the Equity Commitment Letter; (iii) make any of the assumptions or any of the statements set forth in the Equity Commitment Letter inaccurate in any material respect; or (iv) otherwise result in any portion of the Equity Financing not being available, when required pursuant to the terms of the Equity Commitment Letter. As of the date of this Agreement, Parent has no reason to believe that (A) it will be unable to satisfy on a timely basis any term or condition of the Equity Commitment Letter to be satisfied by it; or (B) the full amounts committed pursuant to the Equity Commitment Letter will not be available as of the Closing if the terms or conditions contained in the Equity Commitment Letter to be satisfied by it are satisfied. As of the date of this Agreement, Parent and Merger Sub have fully paid, or caused to be fully paid, all applicable fees, expenses, premiums and charges that are due and payable on or prior to the date of this Agreement in connection with the Equity Financing.
(g) Ownership of Merger Sub; No Prior Activities. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of

Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, business activities, assets, liabilities or obligations of any nature other than those incident to its formation or pursuant to this Agreement and the Merger and any other transactions contemplated by this Agreement.
(h) Solvency. Parent is not entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of itself or any of its Affiliates. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, and assuming the accuracy of the representations and warranties set forth in Section 5.1 in a manner that would satisfy the condition set forth in Section 7.2(a), Parent and each of its Subsidiaries will be Solvent.
(i) Brokers and Finders. Except for any Person whose fees and expenses will be paid by Parent or as set forth on Section 5.2(i) of the Parent Disclosure Schedule, neither Parent nor Merger Sub has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees for which the Company would be responsible in connection with the Merger or any other transactions contemplated by this Agreement.
(j) Ownership of Capital Stock. None of PSP, Sponsor, Parent or Merger Sub was an “interested stockholder” (as defined in Section 203 of the DGCL) prior to July 31, 2015.
(k) Certain Arrangements. There are no Contracts, undertakings, commitments, obligations or understandings, whether written or oral and whether or not legally binding, between Parent or any of its Affiliates, on the one hand, and any member of the Company’s management or the Company Board or any beneficial owner of Shares, on the other hand, (a) relating in any way to the equity or capital of the Company or the Surviving Corporation, the transactions contemplated hereby or the management of the Surviving Corporation after the Effective Time or (b) pursuant to which any stockholder of the Company would be entitled to receive value or consideration of a different amount or nature than the Merger Consideration or agrees to vote in favor of this Agreement and the transactions contemplated hereby or agrees to vote against or otherwise oppose any Acquisition Proposal.
(l) No Other Representations or Warranties. Except for the representations and warranties contained in Section 5.1 or in any closing certificate delivered pursuant to Section 7.2(c), Parent and Merger Sub agree and acknowledge that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent or Merger Sub in connection with this Agreement or the Merger, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information, and the Company shall not have any liability to Parent or Merger Sub resulting from Parent’s or Merger Sub’s reliance on any such information. Each of Parent and Merger Sub specifically disclaims that it is relying on or has relied on any representations or warranties, other than those representations and warranties contained in Section 5.1 or in any closing certificate delivered pursuant to Section 7.2(c), that may have been made by any Person, and acknowledges and agrees that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.
ARTICLE VI

COVENANTS AND AGREEMENTS
Section 6.1 Interim Operations.
(a) Except (i) as expressly contemplated or required by this Agreement, (ii) as required by applicable Law, (iii) as approved in writing by Parent (such approval not to be unreasonably withheld, delayed or conditioned), (iv) as set forth on Section 6.1(a) of the Company Disclosure Schedule or (v) for any necessary or advisable actions taken in good faith to respond to the actual or reasonably anticipated effects of COVID-19 or to comply with COVID-19 Measures (provided, that, with respect to actions taken or omitted to be taken in reliance on this clause (v), to the extent permitted under applicable Law and practicable under the circumstances, the Company shall provide prior notice to and consult in good faith with Parent prior to taking such action), from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will, and will cause its Subsidiaries to, use its and their reasonable best efforts to (A) conduct their businesses in the ordinary course of business and (B) preserve intact their business organizations and relationships with customers, suppliers, distributors and other Persons with which it has material business dealings and to remain in material compliance with all of its obligations under, and to not allow an event of default to occur under, the Loan Agreement; provided that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such provision of Section 6.1(b).
(b) Except (u) as expressly contemplated or required by this Agreement, (v) as required by applicable Law, (w) as approved in writing by Parent (such approval not to be unreasonably withheld, delayed or conditioned), (x) as set forth on Section 6.1(b) of the Company Disclosure Schedule, or (y) for any necessary or advisable actions taken in good faith to respond to the actual or reasonably anticipated effects of COVID-19 or to comply with COVID-19 Measures (provided, that, with respect to actions taken or omitted to be taken in reliance on this clause (y), to the extent permitted under applicable Law and practicable under the circumstances, the Company shall provide prior notice to and consult in good faith with Parent prior to taking such action), from the date of this Agreement until earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will not, and will cause its Subsidiaries not to:
(i) (x) adopt any change in the certificate of incorporation or bylaws of the Company or (y) adopt any change in the comparable organizational document of any of the Company’s Subsidiaries;
(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, or restructure, reorganize, recapitalize or completely or partially liquidate or dissolve the Company or any of its Subsidiaries;
(iii) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants, restricted shares, restricted share units, performance share units, stock appreciation rights, phantom stock or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, in each case, other than (A) any such transaction solely among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) any issuance of Shares pursuant to exercise or settlement of Company Equity Awards outstanding as of the date of this Agreement in accordance with their terms or issuance of Company Equity Awards upon the recommendation of the Compensation and Talent Committee, (C) incurrence of any Permitted Liens or (D) accrual of dividends on the Series B Shares pursuant to the terms thereof;
(iv) make any loans, advances or capital contributions to or investments in any Person (other than (A) to the Company or any of its wholly owned Subsidiaries, (B) operating leases and extensions of credit terms to customers in each case in the ordinary course of business consistent with past practice and (C) advances of reimbursable expenses to any director or officer of the Company or its Subsidiaries in connection with advancement obligations in effect on the date of this Agreement);
(v) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock, except for (A) dividends or other distributions paid by any wholly owned Subsidiary of the Company to the Company or to any other wholly owned Subsidiary of the Company and (B) dividends on the Series B Shares pursuant to the terms thereof;
(vi) reclassify, split, combine, subdivide or redeem, purchase, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (except for (A) any such transaction by a wholly owned Subsidiary of the Company which remains wholly owned thereafter, (B) acquisitions of Shares upon the vesting or sale thereof in satisfaction of withholding obligations in respect of Company Equity Awards to the extent expressly required by the terms of such Company Equity Awards, or (C) payment of the exercise price in respect of Company Stock Options, in the case of clauses (B) and (C), outstanding as of the date of this Agreement pursuant to its terms or granted thereafter not in violation of this Agreement);

(vii) create, incur, assume or guarantee any Indebtedness of the type described in clauses (a) and (b) of the definition of “Indebtedness”, except for (A) borrowings in the ordinary course of business under the Loan Agreement that do not exceed $1 million individually or in the aggregate, (B) guarantees or credit support provided by the Company or any of its Subsidiaries of the obligations of the Company or any of its Subsidiaries in the ordinary course of business to the extent such Indebtedness is in existence on the date of this Agreement or incurred in compliance with clause (A) of this Section 6.1(b)(vii) and does not violate any other Contract of the Company, including the Loan Agreement, and (C) any Indebtedness solely among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries;
(viii) incur or commit to any capital expenditure or expenditures, except capital expenditures (w) reflected in the 2023 operating budget of the Company or (x) of less than $1 million individually or $5 million in the aggregate;
(ix) other than in the ordinary course of business consistent with past practice, (A) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement, or (B) amend, modify or waive in any material respect or terminate any Material Contract (or any material rights thereunder) in a manner adverse to the Company (other than expirations or termination for cause of any such Contract in accordance with its terms);
(x) make any material changes with respect to financial accounting policies or procedures, except as required by Law, proposed Law or by U.S. GAAP or official interpretations with respect thereto or by any Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization);
(xi) settle, pay, satisfy, discharge, release, waive or compromise any Action for an amount in excess of $5 million individually or $10 million in the aggregate other than (A) any settlement or compromise where the amount paid or to be paid by the Company or any of its Subsidiaries is fully covered by insurance coverage or retention amounts maintained by the Company or any of its Subsidiaries and (B) settlements or compromises of any Action for an amount not materially in excess of the amount, if any, reflected or specifically reserved in the balance sheet (or the notes thereto) of the Company included in the Company Reports (with materiality measured relative to the amount so reflected or reserved, if any); provided that, in the case of each of the foregoing clauses (A) and (B), the settlement or compromise of such Action does not (x) impose any non-de minimis restriction on the business or operations of the Company or any of its Subsidiaries (or Parent or any of its Subsidiaries after the Closing) and (y) include any non-de minimis non-monetary or injunctive relief, or the admission of wrongdoing, by the Company or any of its Subsidiaries or any of their respective officers or directors;
(xii) assign, transfer, sell, lease, license, exchange, swap, encumber or subject to any Lien (other than Permitted Liens), abandon, permit to lapse, or otherwise dispose of any material assets or property (including any capital stock of any Subsidiaries of the Company and any material Owned Intellectual Property) except (A) pursuant to existing contracts or commitments in effect prior to the execution of this Agreement (or refinancings thereof), (B) transactions solely among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, or (C) in the ordinary course of business;
(xiii) except for such actions required by the terms of Company Plans, in each case, as in effect on the date hereof: (A) increase the compensation or other benefits payable or provided to the Company’s or its Subsidiaries’ current or former employees, officers, directors, independent contractors or other individual service providers, except in the ordinary course of business; (B) increase or accelerate or commit to accelerate the funding, payment or vesting of compensation or benefits provided under any Company Plan, (C) grant or announce any cash- or equity or equity-based incentive awards, bonus, change of control, severance or retention award to any employee or other service provider of the Company or its Subsidiaries; (D) establish, adopt, enter into, modify, terminate or amend any labor agreement or Company Plan (or any plan, program, agreement or arrangement that would be a Company Plan if in effect on the date hereof); (E) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative of any employees of the Company or its Subsidiaries or (F) hire or terminate (other than for cause) the employment of any employee of the Company or any of its Subsidiaries whose total annual base compensation exceeds (or would exceed) $200,000;
(xiv) acquire, or agree to acquire, any business, assets that constitute a business or capital stock of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation or otherwise), other than the acquisition of assets from vendors or suppliers of the Company or any of its Subsidiaries in the ordinary course of business, or enter into any material joint venture, partnership or similar arrangement with any Person;
(xv) implement or announce any permanent plant closings or permanent facility shutdown that would implicate the Worker Adjustment and Retraining Notification Act of 1988;
(xvi) (A) make, change or revoke any Tax election; (B) change any annual Tax accounting period or method of Tax accounting, (C) file any amended Tax Return, (D) settle or compromise any material claim related to Taxes, (E) enter into any material closing agreement, (F) surrender any right to claim a material Tax refund, offset or other reduction in liability, (G) request or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, (H) fail to pay any material Tax the becomes due and payable (including estimated tax payments), (I) incur any material liability for Taxes (other than in the ordinary course of business) or (J) request any ruling or similar guidance from any Taxing Authority in respect of Taxes;
(xvii) grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, in each case other than in the ordinary course of business; or
(xviii) agree, authorize or commit to do any of the foregoing.
(c) Nothing contained in this Agreement is intended to give Parent or Merger Sub or any of their Affiliates, directly or indirectly, the right to control or direct the operations of the Company and its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, including the restrictions set forth above, complete control and supervision over its and its Subsidiaries’ respective operations.
(d) Subject to the terms of this Agreement, including Section 6.5, from the date of this Agreement until the Effective Time, Parent and Merger Sub shall not, and shall cause their respective Affiliates not to (including, for the avoidance of doubt, through the Equity Financing and use of negative control rights where available), directly or indirectly, invest in or acquire, or agree to invest in or acquire, including by merging or consolidating with, or by purchasing the assets of or equity in, any Person (a “Specified Acquisition”), if the entering into of a definitive agreement relating to or the consummation of such a Specified Acquisition would reasonably be expected to (A) prevent, materially delay or materially impair the obtaining of, or adversely affect in any material respect the ability of Parent or its Affiliates to obtain, any authorizations, consents, orders, declarations or approvals of any Governmental Authority or the expiration or termination of any applicable waiting period necessary to consummate the transactions contemplated by this Agreement, including the Merger, or (B) materially increase the risk of any Governmental Authority entering an order, ruling, judgment or injunction prohibiting the consummation of the transactions contemplated by this Agreement, including the Merger.
Section 6.2 Acquisition Proposals; Change of Recommendation.
(a) No Solicitation or Negotiation. Subject to the terms of this Section 6.2, the Company agrees that from the date hereof until the earlier of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will, and will cause its Subsidiaries and its and their respective officers and directors to, and will instruct and use its reasonable best efforts to cause each of its and their respective other Representatives to, (x) immediately cease and cause to be terminated any discussions or negotiations with any Person or Group that would be prohibited by this Section 6.2(a) and cease providing any further information with respect to the Company or any Acquisition Proposal to any such Person or Group or its or their Representatives; (y) promptly (but in any event within forty-eight (48) hours of the execution of this Agreement) terminate all access granted to any such Person or Group and its or their Representatives to any physical or electronic data room (or any other diligence access); and (z) promptly following the execution of this Agreement (and in any event within five (5) Business Days of the date hereof) request in writing the prompt return or destruction of all non-public information concerning the Company and its Subsidiaries theretofore furnished to any such Person with whom a confidentiality agreement with respect to an Acquisition Proposal was entered into at any time within the ten-month period immediately preceding the date hereof. From and after the execution of this Agreement until the earlier of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ investment bankers, attorneys, accountants and other advisors or Representatives not to, directly or indirectly:
(i) initiate, solicit, propose, knowingly induce, knowingly encourage, knowingly assist or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;
(ii) engage in, knowingly facilitate, continue or otherwise participate in any discussions or negotiations regarding, or provide any nonpublic information or data to any Person or Group relating to, any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of this Section 6.2 prohibit such discussions);
(iii) furnish to any Person (other than Parent, any of its Affiliates or any of their respective Representatives) any non-public information relating to the Company or any of its Subsidiaries or afford to any such Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company and its Subsidiaries, in any such case in connection with any Acquisition Proposal or with the intent to induce, or knowingly encourage, knowingly facilitate or knowingly assist, or that would reasonably be expected to result in, the making, submission or announcement of, an Acquisition Proposal;
(iv) approve, endorse or recommend any proposal that constitutes or would reasonably be expected to lead to, an Acquisition Proposal;
(v) enter into an Alternative Acquisition Agreement; or
(vi) authorize, resolve or agree to do any of the foregoing.
(b) Notwithstanding anything in Section 6.2(a) to the contrary, but subject to compliance with this Section 6.2(b), prior to the receipt of the Requisite Company Stockholder Approvals, in response to an unsolicited bona fide written Acquisition Proposal received after the date of this Agreement that did not result from a breach of this Section 6.2, the Company may, or may authorize its Representatives to, (A) provide information in response to a request therefor by a Person or Group who has made an unsolicited bona fide written Acquisition Proposal if the Company receives from such Person or Group so requesting such information an Acceptable Confidentiality Agreement; provided that the Company shall substantially concurrently (and in any event within forty-eight (48) hours) disclose (and, if applicable, provide copies of) any such information to Parent to the extent not previously disclosed or provided; and (B) engage or participate in any discussions or negotiations with any Person or Group who has made such an unsolicited bona fide written Acquisition Proposal, if and only to the extent that, in each such case referred to in clause (A) or (B) above, the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith based on the information then available and after consultation with its financial advisor and outside legal counsel that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal and the failure to take the actions contemplated by this Section 6.2(b) would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law.
(c) No Change in Recommendation or Alternative Acquisition Agreement. Except as permitted by Section 6.2(d), the Company Board, including the Special Committee, shall not:
(i) withhold, withdraw, qualify or modify (in a manner adverse to Parent) (or publicly propose or resolve to withhold, withdraw, qualify or modify (in a manner adverse to Parent)) the Company Recommendation (it being understood that it shall be considered a modification adverse to Parent that is material if any Acquisition Proposal structured as a tender or exchange offer is commenced and the Company Board, including the Special Committee, fails to publicly (x) recommend against acceptance of such tender or exchange offer by the holders of Shares and (y) reaffirm the Company Recommendation, in each case within ten (10) Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act);
(ii) authorize, adopt, approve, endorse, recommend or publicly declare advisable (or publicly propose to authorize, adopt, approve, endorse, recommend or otherwise declare advisable), any Acquisition Proposal;
(iii) fail to include the Company Recommendation in the Proxy Statement;
(iv) fail to publicly reaffirm the Company Recommendation in response to an Acquisition Proposal that has been publicly disclosed within ten (10) Business Days after Parent so requests in writing (provided that the Company will not be obligated to reaffirm the Company Recommendation more than once per Acquisition Proposal (unless the terms of such Acquisition Proposal change in any material respects and such change is publicly announced or disclosed)); and
(v) except as expressly permitted by, and after compliance with, this Section 6.2, approve or recommend, or declare advisable or propose to enter into, or cause or permit the Company to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, joint venture agreement, share exchange agreement or other similar definitive agreement with respect to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement in accordance with Section 6.2(b) relating to any Acquisition Proposal) (an “Alternative Acquisition Agreement,” and any of the actions set forth in the foregoing clauses (i) through (v), a “Change of Recommendation”).
(d) Superior Proposal Termination; Changes of Recommendation.
(i) Anything in this Agreement to the contrary notwithstanding, prior to the receipt of the Requisite Company Stockholder Approvals, in response to an unsolicited bona fide written Acquisition Proposal that did not arise from a breach of the obligations set forth in this Section 6.2, either the Company Board (acting on the recommendation of the Special Committee) or the Special Committee may effect a Change of Recommendation or cause the Company to terminate this Agreement pursuant to Section 8.1(h), if prior to taking either such action (A) the Company Board (acting on the recommendation of the Special Committee), or the Special Committee, as applicable, determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal is a Superior Proposal and the failure to take the actions contemplated by this Section 6.2(d) would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law and (B) the Company shall have given four (4) Business Days’ prior written notice to Parent that the Company has received such proposal, specifying the material terms and conditions of such proposal (including the identity of the Person or Group making such proposal) and provided copies of the most recent versions of all relevant material documents relating to such proposal (subject to customary redactions of any debt financing documents), and that the Company Board or the Special Committee, as applicable, intends to take such action (which notice shall not, in and of itself, constitute a Change of Recommendation), and during such four Business Day period, the Company shall (and shall cause its officers, employees, financial advisors, outside legal counsel and other Representatives to) be reasonably willing and available to participate in good faith negotiations with Parent and its Representatives should Parent propose to make adjustments or revisions to the terms and conditions of this Agreement and the Equity Commitment Letter; and at the end of the four Business Day period, prior to taking action to effect a Change of Recommendation or terminate this Agreement pursuant to Section 8.1(h), the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines (taking into account any adjustment to the terms and conditions of this Agreement or the Equity Commitment Letter committed to by Parent in writing in response to such Acquisition Proposal, if any, and any other information offered by Parent) in good faith, after consultation with its financial advisors and outside legal counsel, that the Acquisition Proposal remains a Superior Proposal and the failure to take the actions contemplated by this Section 6.2(d) would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law; provided that in the event of any change to the financial terms of, or any other material amendment or material modification to, any Superior Proposal, the Company shall be required each time to deliver a new written notice to Parent and to comply with the requirements of this Section 6.2(d)(i) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.2(d)(i) shall be reduced to three (3) Business Days; and
(ii) Anything in this Agreement to the contrary notwithstanding, prior to the receipt of the Requisite Company Stockholder Approvals, in response to an Intervening Event, the Company Board or Special Committee may effect a Change of Recommendation if prior to taking such action (A) the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law, (B) the Company shall have given four (4) Business Days’ prior written notice to Parent that the Company Board or Special Committee, as applicable, has determined that an Intervening Event has occurred or arisen (which notice will describe such Intervening Event in detail) and that the Company Board or Special Committee, as applicable, intends to effect a Change of Recommendation (which notice shall not, in and of itself, constitute a Change of Recommendation), and after giving such notice and prior to effecting such Change of Recommendation, the Company negotiates (and causes its officers, employees, financial advisors, outside legal counsel and other Representatives to negotiate) in good faith with Parent and its Representatives (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms and conditions of this Agreement and the Equity Commitment Letter in response thereto; and at the end of the four Business Day period, prior to taking action to effect a Change of Recommendation, the Company Board (acting on the recommendation of the Special Committee) or Special Committee takes into account any adjustments or revisions to the terms and conditions of this Agreement or the Equity Commitment Letter proposed by Parent in writing and any other information offered by Parent in response to such notice, and determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to effect a Change of Recommendation in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law; provided that in the event of any material changes regarding any Intervening Event, the Company shall be required each time to deliver a new written notice to Parent and to comply with the requirements of this Section 6.2(d)(ii) with respect to such new written notice, except that the advance written notice obligation set forth in Section 6.2(d)(ii) shall be reduced to three (3) Business Days. “Intervening Event” means any material change, effect, event, occurrence or development that was not known or reasonably foreseeable by the Special Committee or the Company Board (other than Recused Directors) as of the date of this Agreement (or, if known or reasonably foreseeable, only the portion of such change, effect, event, occurrence or development of which the magnitude or material consequences were not known or reasonably foreseeable by the Special Committee or the Company Board (other than Recused Directors) as of the date of this Agreement); provided, however, that in no event shall (i) the receipt, existence or terms of an actual or possible Acquisition Proposal or any matter relating thereto or the consequences thereof, (ii) any change, in and of itself, in the price or trading volume of the Shares (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event, to the extent otherwise permitted by this definition) or (iii) the fact, in and of itself, that the Company meets, exceeds (or fails to meet) internal or published projections, forecasts, estimates, predictions or guidance or any matter relating thereto or consequence thereof (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event, to the extent otherwise permitted by this definition), constitute or be deemed to contribute to an Intervening Event.
(e) Certain Permitted Disclosure. Anything in this Agreement to the contrary notwithstanding, the Company, the Company Board or the Special Committee, may, to the extent applicable, disclose to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or make any customary “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or any similar statement in response to any publicly disclosed Acquisition Proposal, in each case, if and to the extent as required by applicable Law; provided, however, that nothing in this paragraph (e) shall be construed to permit the Company to effect any Change of Recommendation other than in accordance with Section 6.2(d).
(f) Notice. From and after the execution of this Agreement until the earlier of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company agrees that it will promptly (and, in any event, within twenty-four (24) hours) notify Parent in writing if any inquires, proposals, indications of interest or offers with respect to an Acquisition Proposal are received by, any information is requested with respect to an Acquisition Proposal from, or any discussions or negotiations are sought to be initiated or continued with respect to an Acquisition Proposal with, it or any of its Representatives indicating, in connection with such notice, the material terms and conditions of any inquiry, proposal (including, for the avoidance of doubt, the form and amount of consideration and proposed financing arrangements), or offer (including the identity of the Person or Group making such inquiry, proposal, indication of interest or offer and, if applicable, copies of any written request, proposal, inquiry, indication of interest or offer, including proposed agreements, commitment letters (subject to customary redactions of any debt financing documents) and any other written communications relating thereto, but excluding, for the avoidance of doubt, drafts of agreements to the extent they do not constitute or form a part of the Acquisition Proposal or request) and thereafter shall keep Parent informed, on a prompt basis (and, in any event, within twenty-four (24) hours), of the status and terms of any such proposal, inquiry, indication of interest or offer (including any amendments thereto and any new, amended or revised written materials and written communications relating thereto provided to the Company or its Representatives) and the status of any such discussions or negotiations.
(g) Breach by Representatives. For purposes of this Section 6.2, the Company agrees that any material breach of this Section 6.2 by any of its Representatives (acting as such) shall be deemed to be a breach of this Agreement by the Company; provided, however, that the Company shall not be responsible for any breach of this Agreement by, or caused by, the Recused Directors.
Section 6.3 Proxy Statement Filing; Schedule 13e-3; Information Supplied.
(a) The Company shall prepare and file with the SEC, as promptly as reasonably practicable after the date of this Agreement (but in no event later than the 35th day following the date hereof), a proxy statement in preliminary form relating to the Company Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”).
(b) The Company and Parent shall cooperate to, concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC a Rule 13e-3 Transaction Statement on Schedule 13e-3 (such transaction statement, including any amendment or supplement thereto, the “Schedule 13e-3”) relating to the transactions contemplated by this Agreement.
(c) The Company shall promptly notify Parent, and Parent shall promptly notify the Company, as applicable, of the receipt of all comments from the SEC with respect to the Proxy Statement or Schedule 13e-3 and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to the other Party copies of all correspondence between such Party or any of its Representatives and the SEC with respect to the Proxy Statement or the Schedule 13e-3, as applicable. Each of the Company and Parent shall provide Parent and the Company, as applicable, and their respective outside legal counsel and other Representatives a reasonable opportunity to participate in any discussions or meetings with the SEC with respect to the Proxy Statement or the Schedule 13e-3, as applicable. The Company and Parent shall use their respective reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement and the Schedule 13e-3 from the SEC, and the Company shall cause the definitive Proxy Statement and Schedule 13e-3 to be mailed to the stockholders of the Company as promptly as possible (and in any event within five (5) calendar days) after confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement, which confirmation will be deemed to occur if the SEC has not affirmatively notified the Company prior to the tenth (10th) calendar day after filing the Proxy Statement that the SEC will or will not be reviewing the Proxy Statement (such date, the “SEC Clearance Date”).
(d) The Company agrees, as to itself and its Subsidiaries, that the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company and Parent agree, as to themselves and their Affiliates, that the Schedule 13e-3 will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company, Parent and Merger Sub shall ensure that none of the information supplied by it for inclusion in the Proxy Statement or Schedule 13e-3 will, at the date of mailing to stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that (i) the Company assumes no responsibility with respect to information supplied by or on behalf of Parent, its Affiliates or its or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement or Schedule 13e-3 and (ii) Parent assumes no responsibility with respect to information supplied by or on behalf of the Company, its Affiliates or its or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement or Schedule 13e-3. If at any time prior to the Company Stockholders Meeting, any information relating to the Company or Parent, or any of their respective Affiliates or its or their respective Representatives, should be discovered by a Party, which information should be set forth in an amendment or supplement to the Proxy Statement or Schedule 13e-3, as applicable, so that either the Proxy Statement or Schedule 13e-3 would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall as promptly as practicable following such discovery notify the other Party or Parties (as the case may be) and after such notification, as and to the extent required by applicable Law, (i) the Company shall promptly prepare (with the assistance of Parent as provided for in this Section 6.3) an amendment or supplement to the Proxy Statement, (ii) the Company and Parent shall promptly prepare an amendment or supplement to the Schedule 13e-3 and/or (iii) the Company shall cause the Proxy Statement or Schedule 13e-3 as so amended or supplemented to be filed with the SEC and to be disseminated to its stockholders.
(e) The Company shall provide Parent with a reasonable opportunity to review drafts of the Proxy Statement and any other documents related to the Company Stockholders Meeting and will consider in good faith any comments provided by Parent in connection with such review. The Company and Parent shall (i) provide each other with a reasonable opportunity to review drafts of the Schedule 13e-3 prior to filing the Schedule 13e-3 with the SEC and (ii) consider in good faith all comments thereto reasonably proposed by the other Party, its outside legal counsel and its other Representatives.
Section 6.4 Company Stockholders Meeting. The Company will take, in accordance with applicable Law and the certificate of incorporation and bylaws of the Company, all action necessary to set a record date for, duly give notice of, convene and hold a meeting of the stockholders of the Company (the “Company Stockholders Meeting”) as promptly as reasonably practicable after the SEC Clearance Date (which Company Stockholders Meeting shall in no event be scheduled initially for a date that is later than the 30th day following the first mailing of the Proxy Statement to the stockholders of the Company without the written consent of Parent), to consider and vote upon the approval of this Agreement and to cause such vote to be taken, and shall not postpone or adjourn such meeting, except to the extent advised by counsel to be necessary to comply with Law or pursuant to the following sentence. Notwithstanding anything to the contrary in this Agreement, (i) the Company (acting on the recommendation of the Special Committee) may adjourn, recess, or postpone the Company Stockholders Meeting for a reasonable period to solicit additional proxies, if the Company reasonably believes there will be insufficient shares of capital stock of the Company represented (either in person or by proxy) to constitute a quorum necessary either to conduct the business of the Company Stockholders Meeting or to obtain either of the Requisite Company Stockholder Approvals (it being understood that the Company may not postpone or adjourn the Company Stockholders Meeting on more than two (2) occasions or for more than two (2) months in the aggregate pursuant to this clause (i) without Parent’s prior written consent, but in no event shall such adjourned, recessed or postponed Company Stockholders Meeting be held later than five (5) Business Days prior to the Outside Date) and (ii) the Company (acting on the recommendation of the Special Committee) may adjourn, recess, or postpone the Company Stockholders Meeting to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that is required by applicable Law is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders Meeting; provided that, in the case of each of the foregoing clauses (i) and (ii), unless agreed in writing by the Company and Parent, any single such adjournment, recess or postponement shall be for a period of no more than ten (10) calendar days. Subject to Section 6.2, the Company Board shall include the Company Recommendation in the Proxy Statement and shall use reasonable best efforts to obtain the Requisite Company Stockholder Approvals. Once established, the Company shall not change the record date for the Company Stockholders Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned) or as required by applicable Law.
Section 6.5 Efforts; Cooperation; Antitrust Matters.
(a) Subject to the terms of this Agreement, each of the Company, Parent and Merger Sub shall use reasonable best efforts to: (i) take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to cause the conditions precedent set forth in Article VII to be satisfied and consummate and make effective the Merger and any other transactions contemplated by this Agreement when required in accordance with this Agreement as promptly as reasonably practicable and in any event prior to the Outside Date; (ii) obtain from any Governmental Authority any consents, licenses, permits, waivers, approvals, authorizations, clearances or orders advisable or required to be obtained by Parent, the Company or any of their respective controlled Affiliates, including under the Antitrust Laws; (iii) avoid or defend against, as applicable, any Action by any Governmental Authority, in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger or any other transactions contemplated by this Agreement, including the Merger; (iv) as promptly as reasonably practicable, and in any event within ten (10) Business Days after the date of this Agreement, make or cause to be made all necessary filings under the HSR Act, and as promptly as reasonably practicable after the date of this Agreement submit all other notifications, filings and registrations required under the Antitrust Laws set forth on Section 6.5 of the Company Disclosure Schedule, and thereafter as promptly as reasonably practicable make an appropriate response to any requests for additional information and documentary material that may be requested by a Governmental Authority pursuant to any Antitrust Law; and (v) as promptly as reasonably practicable, make or cause to be made any other required or advisable registrations, declarations, submissions and filings with respect to the Merger or any other transactions contemplated by this Agreement required under the Exchange Act, any other applicable federal or state securities Laws, and any other applicable Law.
(b) Without limiting the generality of anything contained in this Section 6.5, Parent and the Company shall: (i) give the other Parties prompt notice of the making or commencement of any request or proceeding by or before any Governmental Authority with respect to the Merger or any other transactions contemplated by this Agreement; (ii) keep the other Parties informed as to the status of any such request or proceeding; (iii) give the other Parties prompt notice and a reasonable opportunity to participate in any substantive communication made to the United States Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “DOJ”), or any other domestic, foreign or supranational Governmental Authority regarding the Merger or any other transactions contemplated by this Agreement; and (iv) promptly notify the other Parties of any communication from the FTC, the DOJ or any other domestic, foreign or supranational Governmental Authority regarding the Merger or any other transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and each will consult with the other on and consider in good faith the views and comments of the other in connection with, any filing made with, or substantive written materials submitted or substantive communication made to any Governmental Authority in connection with the Merger or any other transactions contemplated by this Agreement (including the Proxy Statement and the Schedule 13e-3). In addition, except as may be prohibited by any Governmental Authority or by any applicable Law, each Party will permit authorized representatives of the other Parties to be present at each non-ministerial meeting, conference, videoconference, or telephone call and to have access to and be consulted in connection with any presentation, letter, white paper, or proposal made or submitted to any Governmental Authority in connection with such request or proceeding. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.5 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may

be); provided that materials provided pursuant to this Section 6.5 may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual obligations, and (iii) as necessary to address reasonable privilege concerns.
(c) Subject to applicable Laws and as required by any Governmental Authority, the Company, on the one hand, and Parent, on the other hand, each shall keep the other apprised of the status of matters relating to completion of the Merger and the other transactions contemplated hereby, including promptly furnishing the other with copies of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement or (ii) upon receiving any communication from any Governmental Authority or third party whose consent or approval is required for consummation of the Merger or the other transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such consent or approval will be materially delayed.
(d) If any objections are asserted with respect to the transactions contemplated by this Agreement under the HSR Act or any other applicable Antitrust Laws, or if any lawsuit or other proceeding, whether judicial or administrative, is instituted (or threatened to be instituted), including any proceeding by any Governmental Authority or private party, challenging the Merger or any other transactions contemplated by this Agreement as violative of any Antitrust Law or which would otherwise prohibit or materially impair or delay in connection with any Antitrust Law the consummation of the Merger or any other transactions contemplated by this Agreement, each of Parent and the Company shall (and shall cause their respective Subsidiaries to) use their respective reasonable best efforts to resolve any such objections.
(e) In furtherance, and not in limitation, of the foregoing, Parent shall (and if, and only if, requested by Parent, the Company shall) take all such further action as may be necessary to avoid or eliminate each and every impediment under any Antitrust Law so as to enable the Closing to occur as promptly as practicable (and in any event no later than the Outside Date), including proposing, negotiating, committing and effecting, by consent decree, hold separate order, or otherwise, to (i) sell, divest, dispose of or otherwise hold separate (including by establishing a trust or otherwise), any of the businesses, assets or properties of Parent, the Company or their respective Subsidiaries and (ii) otherwise take or commit to take actions that after the Closing would limit Parent’s, the Company’s or any of its Subsidiaries’ freedom of action with respect to, or its ability to operate and/or retain any of the businesses, assets or properties of Parent, the Company or any of their respective Subsidiaries; provided, however, that nothing in this Agreement shall require Parent or the Company to take or agree to take any action of the types referred to in the foregoing clauses (i) and (ii) unless it is binding on or otherwise applicable to Parent or the Company only from and after the Effective Time in the event that the Closing occurs; provided, further, however, that nothing in this Agreement shall require Parent or Merger Sub to take or agree to any action of the types referred to in clauses (i) or (ii) in this Section 6.5(e) if such action relates to any Affiliate of Parent (other than Merger Sub, Company and their respective Subsidiaries). This Section 6.5 and Section 6.1(d) (and not any other provisions of this Agreement) provides the Parties’ sole and exclusive obligations with respect to, or obtaining any approvals under, the HSR Act or other Antitrust Laws.
Section 6.6 Access; Confidentiality; Notice of Certain Events.
(a) The Company and Parent each shall, upon reasonable request by the other, furnish the other with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13e-3 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Affiliates to any Governmental Authority in connection with the Merger and any other transactions contemplated by this Agreement.
(b) Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours, without business disruption and consistent with applicable Law, upon reasonable advance notice, from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, to its properties, personnel, Contracts and other books and records (other than any such matters that directly relate to the negotiation and execution of this

Agreement (including with respect to the consideration or valuation of the Merger or any financial or strategic alternatives thereto or any Acquisition Proposal or Superior Proposal)); provided that no investigation pursuant to this Section 6.6 shall be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that would reasonably be expected to result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or any of its Subsidiaries or the Company Board or the Special Committee; provided that in the event the Company does not disclose certain information pursuant to the foregoing clauses (i) and (ii), the Company shall give notice to Parent of the fact that it is withholding such information or documents and, at Parent’s reasonable request, the Parties shall use commercially reasonable efforts to implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the non-disclosure to the greatest extent reasonably possible, including by arrangement of appropriate clean room procedures, redaction of text from documents or entry into a customary joint defense agreement with respect to any information to be so provided. Notwithstanding the foregoing, Parent and its Representatives shall not be permitted to perform any invasive on-site procedures (including any invasive on-site study) with respect to any property of the Company or its Subsidiaries without the Company’s prior written consent. All requests for information made pursuant to this Section 6.6 shall, unless otherwise directed in writing by the Special Committee, be directed to the Chief Executive Officer, Chief Financial Officer, General Counsel or other executive officer or other Person designated by the Company. The Confidentiality Agreement, dated as of September 23, 2022, by and between the Company and Paine Schwartz Partners LLC (the “Confidentiality Agreement”), shall apply with respect to information furnished by the Company, its Subsidiaries and their respective Representatives hereunder.
(c) To the extent that any of the information or material furnished pursuant to this Section 6.6 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.
(d) Notwithstanding anything to the contrary in this Section 6.6, the Company shall not be deemed to have breached this Section 6.6 if the Company cannot provide to Parent access of the Company pursuant to this Section 6.6 as a result of COVID-19 or the COVID-19 Measures; provided that for so long as any applicable COVID-19 Measures are in effect, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to provide access to Parent and its Representatives under this Section 6.6 through virtual or other remote means.
Section 6.7 Stock Exchange Delisting. Prior to the Effective Time, the Company and Parent shall cooperate to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable Laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.
Section 6.8 Public Announcements. The initial press release regarding the Merger shall be a joint press release of Parent and the Company reasonably acceptable to Parent and the Company. Thereafter, neither the Company nor Parent, nor any of their respective Affiliates, shall issue any press release or make any other public announcement or public statement (to the extent not previously publicly disclosed or made in accordance with this Agreement) with respect to this Agreement or the Merger or any other transactions contemplated by this Agreement without consulting with each other and providing meaningful opportunity for review and giving due consideration to reasonable comment by the other Party, except (a) as such press release or other public announcement may be required by applicable Law, in which case the Party required to issue the release or make the announcement shall use commercially reasonable efforts to provide the other Party with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance and shall give reasonable and good-faith consideration to any such comments proposed by the other Party, (b) subject to Section 6.2, in connection with a Change of Recommendation or Acquisition Proposal, (c) any disclosure of information concerning this Agreement in connection with any dispute between the Parties regarding this Agreement, or (d) internal announcements to employees that are not made public. Notwithstanding anything to the contrary in this Section 6.8, (i) each of the Parties may make public statements in response to questions by the press, analysts, investors, business partners or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made jointly by Parent and the Company or to the extent that they have been reviewed and previously approved by both Parent and the Company and (ii) Parent, Merger Sub and their respective Affiliates may, without consultation or consent, make ordinary course disclosure and communication to existing or prospective general or limited partners, equity holders, members, managers and investors of such Person or any Affiliates of such Person, in each case who are subject to customary confidentiality restrictions.
Section 6.9 Employee Benefits.
(a) Parent shall, or shall cause the Company or its Subsidiaries to provide, each employee of the Company or any of its Subsidiaries as of immediately prior to the Effective Time who continues to be employed with the Company or its Subsidiaries immediately following the Effective Time (each such employee, a “Continuing Employee”), during the period commencing on the Closing Date and ending on the first anniversary thereof (or the date of termination of employment of the relevant Continuing Employee, if sooner), be provided with (i) a base salary or base wage, as applicable, no less favorable than the base salary or base wage, as applicable, provided to such Continuing Employee by the Company or its Subsidiaries immediately prior to the Effective Time, (ii) an annual target cash bonus opportunity (excluding any equity or equity-based incentive compensation or long-term incentives arrangement) that is no less favorable than the annual target cash bonus opportunity as in effect for such Continuing Employee immediately prior to the Effective Time (subject to the same exclusions) and (iii) employee benefits (excluding any defined benefit pension, equity or equity-based arrangement, long-term incentive arrangement, nonqualified deferred compensation, post-termination arrangement or retiree health and welfare benefit plan or arrangement, the “Excluded Benefits”) that are substantially comparable in the aggregate to the employee benefits provided to such Continuing Employee immediately prior to the Effective Time (subject to the same exclusions). Additionally, Parent agrees that each Continuing Employee who experiences a severance-qualifying termination of employment within twelve (12) months following the Closing Date shall be provided with severance payments and benefits no less favorable than those that would have been provided to such Continuing Employee upon such a qualifying termination under the applicable severance policy or individual employment, severance or separation agreement or other arrangement in effect immediately prior to the Effective Time, in each case identified on Section 6.9 of the Company Disclosure Schedule (each, a “Company Severance Plan”), under circumstances that would have given the Continuing Employee a right to severance payments and benefits under such Company Severance Plan.
(b) Parent shall, or shall cause the Company or its Subsidiaries to, use commercially reasonable efforts to cause, during the plan year in which the Closing occurs, (i) any pre-existing conditions and eligibility waiting periods under any group health plans of Parent or its Affiliates in which Continuing Employees participate (the “Parent Plans”) in the year in which the Closing Date occurs to be waived with respect to the Continuing Employees and their eligible dependents to the extent such conditions or limitations were waived or satisfied under the corresponding Company Plan in which such Continuing Employee participated immediately prior to the Effective Time, (ii) the amount of eligible expenses paid by each Continuing Employee and his or her eligible dependents during the portion of the plan year ending on the Closing Date that were credited to deductible and maximum out-of-pocket requirements under the Company Plan that is a group health plan to be credited for purposes of satisfying the corresponding deductible and maximum out-of-pocket requirements under the corresponding Parent Plans for the applicable plan year and (iii) the Parent Plans in which the Continuing Employees are entitled to participate following the Closing to take into account for purposes of eligibility, vesting and future vacation benefit accrual thereunder (excluding any defined benefit pension, equity or equity-based arrangement, long-term incentive arrangement, nonqualified deferred compensation, post-termination arrangements or retiree health and welfare benefit plans or arrangements), service by such Continuing Employees to the Company or any of its Subsidiaries or predecessors as if such service were with Parent, to the same extent and for the same purpose as such service was credited under the corresponding Company Plan, in each case, except to the extent it would result in a duplication of compensation benefits or could in any way apply to a defined benefit plan.
(c) The Compensation and Talent Committee shall be permitted to determine the final amounts payable under the Company’s Annual Bonus Plans (collectively, the “Company Bonus Plans”) in respect of the 2022 fiscal year, and shall pay such amounts at such time annual bonuses have historically been paid by the Company, but no later than the Closing Date.
(d) The parties hereby acknowledge and agree that the transactions contemplated by this Agreement shall constitute a “change in control,” “change of control” or term or concept of similar import of the Company and its Subsidiaries under the terms of the Company Plans.
(e) Notwithstanding the foregoing, nothing contained in this Agreement shall (i) be treated as an establishment, termination, modification or amendment of any particular Company Plan, Parent Plan, or any other benefit or compensation plan, program, policy, agreement or arrangement, (ii) prevent Parent, the Surviving Corporation or any of their Affiliates from establishing, modifying, amending or terminating any of their benefit or compensation plans, programs, policies, agreements or arrangements, (iii) obligate Parent, the Surviving Corporation or any of their Affiliates to retain the employment or engagement of any particular employee or other Person, or (iv) other than as set forth in Section 9.8, create any rights and benefits, including third party beneficiary rights on any Person other than the Parties.
Section 6.10 Expenses. Except as set forth otherwise in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Merger and any other transactions contemplated by this Agreement, including all fees and expenses of its Representatives, shall be paid by the Party incurring such expense, except that (a) expenses incurred in connection with (x) the filing fees for the Proxy Statement, Schedule 13e-3 and under the HSR Act and any other filing under Antitrust Laws and (y) printing and mailing the Proxy Statement and Schedule 13e-3, shall be borne by Parent, (b) costs and expenses associated with any amendments to the Loan Agreement (including incremental costs to maintaining such debt attributable to any such amendments) shall be borne by Parent, and (c) if the Merger is consummated, all costs and expenses of the Company shall be paid by Parent (out of the proceeds of the Equity Financing if available).
Section 6.11 Indemnification; Directors’ and Officers’ Insurance.
(a) For a period of six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of the Company and its Subsidiaries and each individual who was serving at the request of the Company or its Subsidiaries as a director, officer, member, trustee or fiduciary of any other corporation, partnership or joint venture, trust, employee benefit plan or other enterprise (collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, Action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to (x) their service as such or (y) services performed by such Indemnified Parties at the request of the Company or its Subsidiaries, in each case at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including (i) the Merger and any other transactions contemplated by this Agreement and (ii) actions to enforce this Section 6.11 or any other indemnification or advancement right of any Indemnified Party.
(b) Parent and Merger Sub agree that all rights to exculpation or indemnification for acts or omissions occurring prior to the Effective Time existing as of the date of this Agreement in favor of the Indemnified Parties or any of their predecessors and the heirs, executors, trustees, fiduciaries and administrators of such Indemnified Parties, as provided in the Company’s or each of its Subsidiaries’ respective certificates of incorporation or bylaws (or comparable organizational or governing documents) in effect on the date hereof or in any Contract set forth on Section 6.11(b) of the Company Disclosure Schedule, shall survive the Merger and the transactions contemplated by this Agreement and shall continue in full force and effect in accordance with their terms. After the Effective Time, Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) fulfill and honor such obligations to the maximum extent that the Company or applicable Subsidiary would have been permitted to fulfill and honor them by applicable Law. In addition, for six (6) years following the Effective Time, Parent shall and shall cause the Surviving Corporation to cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the certificate of incorporation and bylaws of the Company in effect on the date hereof, and such provisions shall not be amended, repealed or otherwise modified for six (6) years following the Effective Time in any manner which would adversely affect the rights of the Indemnified Parties, except as required by applicable Law.
(c) Prior to the Effective Time, the Company shall, and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and (ii) the Company’s existing fiduciary liability insurance policies, in each case, for a claims reporting or discovery period of at least six (6) years from and after the Effective Time (the “Tail Period”) from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement (or, if no such policies are available from insurance carriers with such credit rating, from insurance carriers with the next-highest credit rating then capable of providing such policies) with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of his or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, that in no event shall Parent or the Surviving Corporation be required to expend for such “tail” insurance policy an aggregate amount in excess of 300% of the last annual premium paid by the Company prior to the date hereof (such 300% amount, the “Cap”); provided, further, that if the amount of such “tail” insurance policy exceeds the Cap, the Surviving Corporation shall obtain a policy with the greatest coverage available for the Cap. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for the Tail Period the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for the Tail Period with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement; provided that in no event shall Parent or the Surviving Corporation be required to expend for all such policies pursuant to this sentence an annual premium amount in excess of the Cap for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceeds the Cap, the Surviving Corporation shall obtain a policy with the greatest coverage available for the Cap.
(d) The provisions of this Section 6.11 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each Indemnified Party, and nothing in this Agreement shall affect, and the rights of each Indemnified Party under this Section 6.11 shall be in addition to, any indemnification rights that any such Indemnified Party may have under the certificates of incorporation or bylaws of the Company or any of its Subsidiaries or any Contract or applicable Law. Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 6.11 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the consent of such Indemnified Party.
(e) In the event that Parent or the Surviving Corporation (or any of their respective successors or assigns) shall consolidate or merge with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or transfers at least 50% of its properties and assets to any other Person, then in each case proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.11.
Section 6.12 Stockholder Litigation. The Company shall promptly notify Parent, and Parent shall promptly notify the Company, of any stockholder litigation against it or any of its Affiliates or Representatives arising out of or relating to this Agreement, the Merger or any other transactions contemplated by this Agreement (including by providing copies of all litigation documents served on the Company or Parent, as applicable) and shall keep Parent or the Company, as applicable, reasonably informed regarding any such stockholder litigation. Unless and until this Agreement is validly terminated in accordance with Article VIII, the Company and Parent shall (a) provide Parent and the Company, as applicable, a reasonable opportunity to review and to propose comments to all filings or written responses to be made by the Company or Parent, as applicable, in connection with any stockholder litigation against such Party, its directors or stockholders relating to any transaction contemplated by this Agreement and consult with Parent or the Company, as applicable, with respect to the defense, settlement or compromise of any such stockholder litigation, and the Company and Parent, as applicable, shall give reasonable and good-faith consideration to any comments proposed by Parent or the Company, as applicable, and (b) give Parent or the Company, as applicable, the opportunity to participate (but not to control), at Parent’s or the Company’s, as applicable, expense, in the defense, settlement or prosecution of any such stockholder litigation. In no event shall the Company or Parent enter into or agree to any settlement or compromise, or come to an agreement, with respect to such stockholder litigation without Parent’s or the Company’s, as applicable, consent, such consent not to be unreasonably withheld, delayed or conditioned. Notwithstanding anything to the contrary in this Section 6.12, any Action relating to the Dissenting Shares will be governed by Section 4.2(g).
Section 6.13 Equity Financing.
(a) No Amendments to Equity Commitment Letter. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub (without the prior written consent of the Company) will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Equity Commitment Letter if such amendment, modification or waiver would, or would reasonably be expected to, (i) reduce the aggregate amount of the Equity Financing; (ii) impose new or additional conditions, contingencies or other terms; (iii) otherwise expand, amend or modify any of the conditions to the receipt of the Equity Financing or any other terms to the Equity Financing in a manner that, in each case with respect to this clause (iii), would reasonably be expected to (A) delay or prevent the occurrence of the Closing or (B) make the timely funding of the Equity Financing, or the satisfaction of the conditions to obtaining the Equity Financing, less likely to occur in any respect; or (iv) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against the other parties to the Equity Commitment Letter. Any reference in this Agreement to (1) the “Equity Financing” will include the financing contemplated by the Equity Commitment Letter as amended or modified in compliance with this Section 6.13; and (2) the “Equity Commitment Letter” will include such document as amended or modified in compliance with this Section 6.13.
(b) Taking of Necessary Actions.
(i) Equity Financing not a Closing Condition. Sponsor, Parent and Merger Sub each acknowledge and agree that obtaining the Equity Financing is not a condition to the Closing. If the Equity Financing has not been funded, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Merger, including by taking the actions required to be taken by Parent and Merger Sub pursuant to Section 6.13(b)(ii).
(ii) Equity Commitment Letter. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper and advisable to obtain the Equity Financing on the terms and conditions described in the Equity Commitment Letter, including by (A) maintaining in effect the Equity Commitment Letter in accordance with the terms and subject to the conditions thereof; (B) complying with its obligations under the Equity Commitment Letter; (C) satisfying on a timely basis the conditions to funding the Equity Financing in the Equity Commitment Letter, if any, that are within

Parent’s or Merger Sub’s control; (D) consummating the Equity Financing at or prior to the Closing, including causing the Sponsor to fund the Equity Financing at the Closing; (E) complying with its obligations pursuant to the Equity Commitment Letter; and (F) enforcing its rights pursuant to the Equity Commitment Letter.
(c) Information from Parent. Without limiting the generality of the foregoing, Parent and Merger Sub must give the Company prompt notice (A) of any breach (or threatened breach) or default (or any event or circumstance that, with or without notice or lapse of time, or both, would reasonably be expected to give rise to any breach or default) by any party to the Equity Commitment Letter; (B) of any dispute or disagreement between or among any parties to the Equity Commitment Letter with respect to this Agreement, the Equity Commitment Letter, the Merger or the other transactions contemplated by this Agreement, or the Equity Financing; and (C) if for any reason Parent or Merger Sub at any time believes that it will not be able to obtain all or any portion of the Equity Financing on the terms, in the manner or from the sources contemplated by the Equity Commitment Letter. Parent will provide any information reasonably requested by the Company relating to any of the circumstances referred to in the previous sentence as soon as reasonably practical (but in any event with two Business Days) after the date that the Company delivers a written request therefor to Parent.
(d) Enforcement. Parent and Merger Sub will seek to enforce, including by bringing an Action for specific performance, the Equity Commitment Letter if the Company seeks and is granted a decree of specific performance of the obligation to consummate the Merger.
Section 6.14 Financing Cooperation.
(a) Cooperation by the Company with the Debt Financing. Prior to the Effective Time, to the extent requested by Parent or Merger Sub for the purpose of obtaining any debt financing in connection with the Merger (the “Debt Financing” and together with the equity financing obtained in connection with the Merger, the “Financing”), and subject to Section 6.14(b) in all respects, the Company will use its reasonable best efforts, and will cause each of its Subsidiaries or Representatives to use their reasonable best efforts, to provide to Parent or Merger Sub, on a timely basis, all cooperation and assistance reasonably requested or that is customary in arranging and obtaining the Debt Financing, if any (provided that such requested cooperation is consistent with applicable laws and does not unreasonably interfere with the operations of the Company and its Subsidiaries), including:
(i) (A) participate (and cause senior management and Representatives of the Company to participate) in a reasonable and limited number of meetings, presentations, sessions with banks, potential lenders or ratings agencies and due diligence sessions in respect of the Debt Financing during normal business hours, without business disruption, consistent with applicable Law and upon reasonable advance notice and (B) assist with the preparation of appropriate and customary materials for any such presentations, offering and syndication documents (including lender and investor presentations, bank information memoranda and similar documents) and other marketing documents required in connection with the Debt Financing (if any);
(ii) assist Parent with providing information reasonably required in connection with the preparation of pro forma financial information and pro forma financial statements to the extent required by the Debt Financing Sources, it being agreed that the Company will not be required to provide any information or assistance relating to (A) the proposed aggregate amount of debt and equity financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt or equity financing; (B) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; or (C) any financial information related to Parent or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Company by Parent or otherwise pertinent to the Transactions;
(iii) assist Parent in connection with the preparation, delivery and registration of any pledge and security documents and other definitive financing documents (and any disclosure schedules thereto), in each case, as may be reasonably requested by Parent or the Debt Financing Sources, and necessary to facilitate the pledging of collateral and the granting of security interests (and perfection thereof) in respect of the Debt Financing, it being understood that such documents will not be recorded or take effect until the Effective Time;
(iv) subject to the last sentence of Section 6.14(g), deliver notices of prepayment within the time periods required by the Loan Agreement, assist Parent in obtaining customary payoff letters, lien terminations and instruments of discharge to be delivered at the Closing, in each case, in form and substance reasonably satisfactory to Parent, and give any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all obligations (other than contingent obligations for which no claim has been asserted) under the Loan Agreement;
(v) take such actions as are reasonably requested by Parent or Merger Sub or the Debt Financing Sources to facilitate the satisfaction on a timely basis of all conditions precedent to obtaining the Debt Financing (other than conditions precedent that are in the control of Parent and/or Merger Sub), including the execution and delivery of customary solvency certificates with regards to the Company and its Affiliates after giving effect to Parent or Merger Sub’s acquisition thereof (it being understood and agreed that all materials and information obtained by Parent or Merger Sub pursuant hereto may be shared with the Debt Financing Sources pursuant to Section 6.14(d)); and
(vi) furnish Parent and the Debt Financing Sources with all documentation and other pertinent information about the Company and its Subsidiaries as is reasonably requested by Parent at least ten (10) Business Days prior to Closing, in accordance with the requirements of the Debt Financing Sources, relating to applicable “know your customer” and anti-money laundering rules and regulations.
(b) Limitation on Obligations of the Company. Nothing in Section 6.10, this Section 6.14 or any other provision of this Agreement will require the Company or any of its Subsidiaries to (i) waive or amend any terms of this Agreement or any other Contract, provide any additional security or guaranties or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior or concurrent reimbursement by or on behalf of Parent; (ii) enter into any definitive agreement or distribute any cash prior to the Effective Time; (iii) give any indemnities in connection with the Debt Financing that are effective prior to the Effective Time; or (iv) take any action that, in the good faith reasonable determination of the Company, would (a) unreasonably interfere with the conduct of the business of the Company and its Subsidiaries; (b) cause any representation or warranty or covenant contained in this Agreement to be breached; or (c) cause the Company or any of its Subsidiaries to materially violate or waive any attorney-client or other applicable privilege or breach any applicable Law or certificate of incorporation, bylaws or similar organizational or governing document. In addition, (A) no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time (other than in respect of any customary authorization letter); (B) neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate (other than a customary authorization letter), agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time; and (C) any bank information memoranda required in relation to the Debt Financing will contain disclosure and financial statements reflecting the Surviving Corporation or its Subsidiaries as the obligor. Nothing in this Section 6.14 will require (1) any Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action under this Section 6.14 that could reasonably be expected to result in personal liability to such Representative; (2) the Company Board to approve any financing or Contracts related thereto that would be effective prior to the Effective time; and (3) the Company and its Subsidiaries to take any action that would conflict with or violate its organizational documents or any applicable Laws, or result in a violation or breach of, or default under, any agreement to which the Company or any of it is Subsidiaries is a party binding on the Company. The Company will be deemed to be in compliance with Section 6.14(a) at all times unless and until (A) Parent provides in good faith a written notice (the “Non-Cooperation Notice”) to the Company of any alleged failure to comply, or action or failure to act, that constitutes a breach of Section 6.14(a); (B) Parent includes in such Non-Cooperation Notice reasonable detail regarding the cooperation required to cure such alleged failure (which will not require the Company to provide any cooperation that it would not otherwise be required to provide under

Section 6.14(a)); and (C) the Company fails to take the actions specified in such Non-Cooperation Notice within a reasonable amount of time (but in any event no more than ten (10) Business Days from receipt of such Non-Cooperation Notice). Notwithstanding anything to the contrary in this Agreement, a breach of the obligations of the Company or its Subsidiaries under prongs (i)-(iv) or (vi) of Section 6.14(a) may not be asserted by Parent, Merger Sub or any of their Affiliates or Representatives as the basis for (x) any conditions set forth in Article VII not being satisfied; or (y) the termination of this Agreement pursuant to Section 8.1(e).
(c) Use of Logos. The Company consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos are used (i) solely in a manner that is not intended to or likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries; and (ii) solely in connection with a description of the Company, its business and products or the Merger (or the transactions contemplated in connection therewith).
(d) Confidentiality. The process of obtaining any debt or equity financing will be conducted, and all non-public or other confidential information provided by the Company, any of its Subsidiaries or any of their respective Representatives pursuant to this Agreement, will be used and shared, in all respects in accordance with the Confidentiality Agreement and any joinder or similar agreements related thereto and entered into in accordance therewith, except that Parent and Merger Sub will be permitted to disclose such information to any Debt Financing Sources or prospective equity or debt financing sources and other financial institutions and investors that are or may become parties to the Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as a “Representative” thereunder as if parties thereto; or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary.
(e) Reimbursement. If the Closing does not occur, promptly upon request by the Company, Parent will reimburse the Company for any documented and reasonable out-of-pocket costs and expenses (including documented and reasonable out-of-pocket attorneys’ fees of one outside counsel) incurred by the Company or its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.14 (it being understood and agreed that the reimbursement set forth in this Section 6.14(e) shall not apply to any fees, costs, and expenses incurred by, or on behalf of, the Company, its Subsidiaries or any of its Representatives in connection with its ordinary course financial reporting requirements or in the provision of data that, in each case, was already prepared or was being prepared by the Company, its Subsidiaries or its Representatives in the ordinary course of business notwithstanding this Section 6.14).
(f) Indemnification. The Company, its Subsidiaries and their respective Representatives will be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees of one outside counsel), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging or obtaining the Debt Financing (including any cooperation pursuant to Section 6.14(a)) pursuant to this Agreement or the provision of information utilized in connection therewith, except with respect to any losses suffered or incurred solely as a result of (i) the bad faith, gross negligence or willful misconduct of the Company or any of its Representatives (other than the Recused Directors) or (ii) material breach by the Company or its Subsidiaries of this Section 6.14. Parent’s obligations pursuant to Section 6.14(e) and this Section 6.14(f) are referred to collectively as the “Parent Reimbursement Obligations”.
(g) No Financing Condition. Parent and Merger Sub each acknowledge and agree that obtaining the Debt Financing is not a condition to the Closing. If any Debt Financing has not been obtained, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Merger. Notwithstanding anything to the contrary herein, it is understood and agreed that the condition precedent set forth in Section 7.2(b), as applied to the Company’s obligations under this Section 6.14, shall be deemed to be satisfied unless the Debt Financing has not been obtained as a direct result of the Company’s Willful and Material Breach of its obligations under this

Section 6.14. Parent and Merger Sub agree that if there is insufficient Debt Financing (together with the Equity Financing) to pay the Required Amount and to payoff the Indebtedness under the Loan Agreement, then the Loan Agreement shall remain outstanding in accordance with its terms (as amended by that certain amendment as of the date hereof).
Section 6.15 Other Actions by the Company.
(a) Takeover Statutes. If any Takeover Statute is or becomes applicable to the Merger or the other transactions contemplated by this Agreement, each of the Company, Parent and Merger Sub and the members of their respective boards of directors shall use reasonable best efforts to, to the extent permitted by applicable Law, grant such approvals and take such actions as are necessary so that the Merger or such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise use reasonable best efforts to eliminate or minimize the effects of such statute or regulation on such transactions.
(b) Section 16 Matters. The Company and the Company Board (or a duly formed committee thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.
Section 6.16 Obligations of Parent.
(a) Parent, in its capacity as the sole stockholder of Merger Sub, shall, in accordance with applicable Law and its certificate of incorporation and bylaws, approve and adopt this Agreement by written consent immediately following its execution.
(b) Prior to the Effective Time, without the prior written consent of the Company, Parent shall not permit or agree to permit any Person to obtain any equity interests (or rights to obtain any equity interests) in Parent or Merger Sub if such action would, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Merger and any other transactions contemplated by this Agreement.
ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER
Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver (except with respect to Section 7.1(a), which shall not be waivable) at or prior to the Closing of each of the following conditions:
(a) Requisite Stockholder Approvals. The Requisite Company Stockholder Approvals shall have been obtained.
(b) Antitrust Clearance. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and the approvals, clearances or expirations of waiting periods under the Antitrust Laws set forth on Section 6.5 of the Company Disclosure Schedule shall have been obtained or deemed obtained as a result of the expiry of applicable waiting periods.
(c) Laws and Orders. No court or other Governmental Authority of competent jurisdiction shall have enacted, announced, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) (collectively, an “Order”) that is in effect that restrains, enjoins, renders illegal or otherwise prohibits consummation of the Merger.

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:
(a) Representations and Warranties. (i) The representation and warranty of the Company set forth in Section 5.1(g)(ii) (Absence of Material Adverse Effect) shall have been true and correct in all respects at and as of the date of this Agreement and shall be true and correct in all respects at and as of the Closing Date; (ii) the representation and warranty of the Company set forth in Section 5.1(b)(i) and Section 5.1(b)(ii) (Capital Structure) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of a particular date or period of time, in which case as of such particular date or period of time), except for any inaccuracies that would result in an increase of no more than $5,000,000 in the aggregate amount of the Merger Consideration and the aggregate amount to be paid in respect of Company Equity Awards pursuant to Section 4.3; (iii) each of the representations and warranties of the Company set forth in Section 5.1(a)(i) (Organization, Good Standing and Qualification), Section 5.1(b) (Capital Structure) (other than clauses (i) and (ii) thereof), Section 5.1(c) (Corporate Authority; Approval and Fairness.), Section 5.1(d)(ii)(A)(x) (Governmental Filings; No Violations), Section 5.1(m) (Takeover Statutes) and Section 5.1(t) (Brokers and Finders) (x) that is not qualified by any materiality limitations, such as “material,” “in all material respects” and “Material Adverse Effect” set forth therein, shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time) or (y) that is qualified by any materiality limitations, such as “material,” “in all material respects” and “Material Adverse Effect” set forth therein, shall have been true and correct as of the date of this Agreement and shall be true and correct at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time); and (iv) the other representations and warranties of the Company set forth in this Agreement (without giving effect to any materiality limitations, such as “material,” “in all material respects” and “Material Adverse Effect” set forth therein) shall have been true and correct at and as of the date of this Agreement and shall be true and correct at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iv), for any failures of such representations and warranties to be so true and correct that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required to be performed or complied by it under this Agreement at or prior to the Closing Date.
(c) Absence of Material Adverse Effect. Since the date of this Agreement, there has not occurred any fact, change, effect, event, occurrence, circumstance or development that, individually or in the aggregate, has had a Material Adverse Effect that is continuing.
(d) Company Closing Certificate. Parent and Merger Sub shall have received at the Closing a certificate validly executed for and on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) are satisfied.
(e) FIRPTA Certificate. Parent and Merger Sub shall have received at or prior to the Closing a certificate in the form required by Treasury Regulations Section 1.897-2(h) executed by a duly authorized officer of the Company certifying that the Company is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code, which certificate complies with the requirements of Section 1445 of the Code.

Section 7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:
(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been true and correct at and as of the date of this Agreement and shall be true and correct at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except as would not, individually or in the aggregate, reasonably be expected to prevent or delay the ability of Parent or Merger Sub to consummate the Merger and deliver the Merger Consideration and other amounts in accordance with Article IV.
(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants required to be performed or complied by it under this Agreement at or prior to the Closing Date.
(c) Parent Closing Certificate. The Company shall have received at the Closing a certificate validly executed for and on behalf of Parent and Merger Sub by a duly authorized officer of Parent certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) are satisfied.
ARTICLE VIII

TERMINATION
Section 8.1 Termination. This Agreement may be terminated and the Merger and any other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time:
(a) by mutual written consent of the Company and Parent;
(b) by either Parent or the Company, if the Merger shall not have been consummated on or before the date that is 180 days after the date hereof or such date as may be mutually agreed by Parent and the Company in writing (the “Outside Date”), provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose material breach or failure to comply in any material respect with its obligations under this Agreement has been the primary cause of, or has primarily resulted in, the failure of the Closing to occur on or prior to such date;
(c) by either Parent or the Company, if the Requisite Company Stockholder Approvals shall not have been obtained if a vote shall have been taken thereon at the Company Stockholders Meeting or at any postponement, recess or adjournment thereof taken in accordance with this Agreement;
(d) by either Parent or the Company, if any court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated or entered any Order that permanently restrains, enjoins, renders illegal or otherwise permanently prohibits consummation of the Merger and such Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any Party whose failure to comply in any material respects with its obligations under this Agreement has been the primary cause of, or has primarily resulted in, such Order;
(e) by Parent, if there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue or incorrect following the date of this Agreement, in either case such that any condition set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) days after the giving of notice thereof by Parent to the Company describing such breach or failure in reasonable detail and stating Parent’s intention to terminate this Agreement and abandon the Merger and any other transactions contemplated by this Agreement or (ii) three (3) Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to Parent for so long as it is then in breach of any representation, warranty, covenant or agreement set forth in this Agreement, which breach would give rise to a failure of a condition set forth in Section 7.3(a) or Section 7.3(b);

(f) by the Company, if there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue or incorrect following the date of this Agreement, in either case such that any condition set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) days after the giving of notice thereof by the Company to the breaching Party describing such breach or failure in reasonable detail and stating the Company’s intention to terminate this Agreement and abandon the Merger and any other transactions contemplated by this Agreement or (ii) three (3) Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(f) shall not be available to the Company for so long as it is then in breach of any representation, warranty, covenant or agreement set forth in this Agreement, which breach would give rise to a failure of a condition set forth in Section 7.2(a) or Section 7.2(b);
(g) by Parent, prior to the time the Requisite Company Stockholder Approvals are obtained, if a Change of Recommendation shall have been made or occurred; or
(h) by the Company, prior to the time the Requisite Company Stockholder Approvals are obtained, in connection with entering into an Alternative Acquisition Agreement providing for a Superior Proposal in accordance with Section 6.2(d); provided that prior to or concurrently with such termination, the Company pays or causes to be paid the Company Termination Fee; provided, further that the right to terminate this Agreement pursuant to this Section 8.1(h) shall not be available to the Company if it has materially breached any covenant or agreement set forth in Section 6.2.
Section 8.2 Effect of Termination and Abandonment.
(a) In the event of a valid termination of this Agreement in accordance with Section 8.1, this Agreement shall become void and of no effect and the transactions contemplated hereby shall be abandoned with no obligation or liability to any Person on the part of any Party (or of any of its Representatives or Affiliates) upon the delivery of written notice by the terminating Party (or its Representatives or Affiliates) to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated; provided that (x) subject to Section 8.2(d), no such termination shall relieve any Party of any liability or damages resulting from any Fraud or Willful and Material Breach of its obligations set forth in this Agreement prior to termination of this Agreement (which damages shall not be limited to reimbursement of expenses or out of pocket costs and, in the case of liabilities or damages payable by Parent and Merger Sub, will include the benefits of the transactions contemplated by this Agreement lost by the Company’s stockholders, taking into consideration all relevant matters, including lost stockholder premium), (y) no such termination shall relieve any Party from its obligation to pay the Company Termination Fee, Parent Reimbursement Obligations and any Enforcement Costs, as and to the extent applicable, and (z) the provisions set forth in Section 5.1(w), Section 5.2(l), Section 6.8, Section 6.10, Section 6.14(e), Section 6.14(f), this Section 8.2 and Article IX (other than with respect to the specific enforcement to cause the Closing to occur) shall survive the termination of this Agreement in accordance with their respective terms. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement or the Equity Commitment Letter, which rights, obligations and agreements will, to the extent applicable, survive the termination of this Agreement in accordance with their respective terms.
(b) Company Termination Fee. In the event that this Agreement is terminated:
(i) (1) (x) by either the Company or Parent pursuant to Section 8.1(c) (Requisite Company Stockholder Approvals Not Obtained) or (y) by Parent pursuant to Section 8.1(e) (Company Breach) (as a result of a material breach by the Company of Section 6.2 or Section 6.4);
(2) an Acquisition Proposal shall have been made publicly (or otherwise become publicly known) or announced to the Company or the Company Board which Acquisition Proposal has not been irrevocably withdrawn in good faith at least five (5) Business Days prior to the Company Stockholders Meeting or prior to the date of termination in the case of a termination pursuant to Section 8.1(e); and

(3) within twelve (12) months after such termination, the Company shall have consummated a transaction contemplated by an Acquisition Proposal or shall have entered into an Alternative Acquisition Agreement with respect to any Acquisition Proposal; provided that, for purposes of this Section 8.2(b)(i), the references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”;
(ii) by Parent pursuant to Section 8.1(g) (Change of Recommendation);
or
(iii) by the Company pursuant to Section 8.1(h) (Superior Proposal);
then, (1) in the case of Section 8.2(b)(i), within two (2) Business Days after the earlier of consummation of such Acquisition Proposal and entry into such Alternative Acquisition Agreement, (2) in the case of Section 8.2(b)(ii), within two (2) Business Days after termination of this Agreement and (3) in the case of Section 8.2(b)(iii), concurrently with or prior to termination of this Agreement, the Company shall pay or cause to be paid a termination fee of $15,000,000 (the “Company Termination Fee”) to Parent by wire transfer of immediately available funds to an account designated in writing by Parent.
(c) Each Party acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not have entered into this Agreement; accordingly, if (x) the Company fails to timely pay Parent the Company Termination Fee when due pursuant to Section 8.2(b), and, to obtain such payment, Parent commences a suit that results in a judgment against the Company, or (y) the Company commences a suit against Parent for damages and such suit results in a judgment against Parent, the Company or Parent, as applicable, shall pay the other Party its reasonable, documented and out-of-pocket costs and expenses (including documented and reasonable out-of-pocket attorneys’ fees of one outside counsel) in connection with such suit, together with interest thereon at the prime rate as published in The Wall Street Journal (or if not reported therein, as reported in another authoritative source reasonably selected by the owed Party) in effect on the date the relevant suit is filed from such date through the date of full payment thereof (any such amounts of costs, expenses and interest, the “Enforcement Costs”); provided, that in no event shall either Party be required to pay Enforcement Costs in an aggregate amount exceeding $2,500,000.
(d) Limitations on Remedies.
(i) Notwithstanding anything to the contrary in this Agreement, in no event shall more than one Company Termination Fee be payable under this Agreement.
(ii) If this Agreement is validly terminated pursuant to Section 8.1, (A) the Company’s receipt of the Parent Reimbursement Obligations, any Enforcement Costs, the Company’s right to specific performance pursuant to Section 9.5(c) (other than the Company’s right to specific performance to cause the Closing to occur) and the Company’s rights under the Equity Commitment Letter, will be the sole and exclusive remedies of the Company Related Parties against the Parent Related Parties in respect of this Agreement, any agreement executed in connection herewith, the transactions contemplated hereby and thereby, the termination of this Agreement, or the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure, and (B) upon payment of the Parent Reimbursement Obligations and any Enforcement Costs, none of the Parent Related Parties will have any further liability or obligation to any of the Company Related Parties or any other Person relating to or arising out of this Agreement, any agreement executed in connection herewith, the transactions contemplated hereby or thereby, or for any matters forming the basis of such termination, except that, in each case (x) the Parties or their respective Affiliates (or both) will remain obligated with respect to, and the Company and its Subsidiaries will be entitled to remedies with respect to, the Confidentiality Agreement and Section 8.2(a), as applicable; and (y) the Sponsor will remain obligated pursuant to, and the Company and its Subsidiaries will be entitled to remedies with respect to, the Equity Commitment Letter. Notwithstanding the foregoing, this Section 8.2(d)(ii) will not relieve Parent, Merger Sub, PSP or the Sponsor from any liability (1) for any Fraud or Willful and Material Breach of this Agreement, except that under no circumstances will the collective monetary damages payable by the Parent Related Parties (including for any Willful and Material Breach (but excluding, for the avoidance of doubt, Fraud)) under this Agreement, any agreement executed in connection herewith or any transactions contemplated hereby or thereby exceed an amount, in the aggregate, equal to $43,000,000 plus the Parent Reimbursement Obligations and any Enforcement Costs (such aggregate amount, the “Parent Liability Limitation”) or (2) for any breaches of the Confidentiality Agreement. In no event will any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, any monetary recovery or award in excess of the Parent Liability Limitation (except for Fraud or pursuant to the Confidentiality Agreement, as applicable) against the Parent Related Parties, and, other than with respect to Fraud or pursuant to the Confidentiality Agreement, in no event will any Company Related Parties be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Parent Liability Limitation against the Parent Related Parties for, or with respect to, this Agreement, the Merger, the Equity Commitment Letter or the transactions contemplated hereby or thereby, the termination of this Agreement, the failure to consummate the Merger, or any claims or actions under applicable Law arising out of any such breach, termination or failure. Other than the Sponsor (solely as and to the extent provided in the Equity Commitment Letter), Parent and Merger Sub, in no event will any Parent Related Party have any liability for monetary damages to the Company or any other Person relating to or arising out of this Agreement or the Merger.
(iii) If this Agreement is validly terminated pursuant to Section 8.1, (A) Parent’s receipt of the Company Termination Fee to the extent owed pursuant to Section 8.2(b), any Enforcement Costs and Parent’s right to specific performance pursuant to Section 9.5(c) (other than Parent’s right to specific enforcement to cause the Closing to occur) will be the sole and exclusive remedies of the Parent Related Parties against the Company Related Parties in respect of this Agreement, any agreement executed in connection herewith, the transactions contemplated hereby and thereby, the termination of this Agreement, or the failure to consummate the Merger and (B) upon payment of the Company Termination Fee (to the extent owed pursuant to Section 8.2(b)) and any Enforcement Costs, none of the Company Related Parties will have any further liability or obligation to any of the Parent Related Parties or any other Person relating to or arising out of this Agreement, any agreement executed in connection herewith, the transactions contemplated hereby or thereby, or for any matters forming the basis of such termination, except that the Parties or their respective Affiliates (or both) will remain obligated with respect to, and Parent may be entitled to remedies with respect to, the Confidentiality Agreement and Section 8.2(a), as applicable. Notwithstanding the foregoing, this Section 8.2(d)(iii) will not relieve the Company from any liability (1) for any Fraud or Willful and Material Breach of this Agreement, except that under no circumstances will the collective monetary damages payable by the Company for breaches (including for any Willful and Material Breach (but excluding, for the avoidance of doubt, Fraud)) under this Agreement, any agreement executed in connection herewith or any transactions contemplated hereby or thereby (taking into account the payment of the Company Termination Fee pursuant to this Agreement) exceed an amount, in the aggregate, equal to $43,000,000 plus any Enforcement Costs (such aggregate amount, the “Company Liability Limitation”) or (2) for any breaches of the Confidentiality Agreement. In no event will any of the Parent Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, any monetary recovery or award in excess of the Company Liability Limitation (except for Fraud or pursuant to the Confidentiality Agreement, as applicable) against the Company Related Parties, and, other than with respect to Fraud or pursuant to the Confidentiality Agreement, as applicable, in no event will Parent or Merger Sub be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Company Liability Limitation against the Company Related Parties for, or with respect to, this Agreement or the Merger, the termination of this Agreement, the failure to consummate the Merger, or any claims or actions under applicable Law arising out of any such breach, termination or failure. For the avoidance of doubt, other than the obligations of the Company provided in this Agreement, no Company Related Party, other than the Company, will have any liability for monetary damages to any Parent Related Party or any other Person relating to or arising out of this Agreement or the Merger.

ARTICLE IX

MISCELLANEOUS AND GENERAL
Section 9.1 Survival. This Article IX, the agreements of the Company, Parent and Merger Sub contained in Article IV, Section 6.9 (Employee Benefits) and Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) and any other covenant or agreement contained in this Agreement that by its terms applies in whole or in part after the Effective Time shall survive the consummation of the Merger. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger.
Section 9.2 Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by Parent, Merger Sub and the Company, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided that after the receipt of the Requisite Company Stockholder Approvals, no amendment shall be made that by applicable Law requires further approval by the holders of capital stock of the Company without obtaining such further approval.
Section 9.3 Waiver. Other than Section 7.1(a), the conditions to each of the respective Parties’ obligations to consummate the Merger and any other transactions contemplated by this Agreement are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law (except to the extent specifically provided otherwise in Section 8.2).
Section 9.4 Counterparts. This Agreement may be executed (including by an electronic signature (e.g., DocuSign)) in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by email of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 9.5 Governing Law and Venue; Waiver of Jury Trial; Specific Performance.
(a) Governing Law and Venue. This Agreement and any claim, cause of action or Action (whether at law, in contract or in tort) that may directly or indirectly be based upon, relate to or arise out of this Agreement or any transaction contemplated hereby, or the negotiation, execution or performance hereunder shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties (i) expressly submits to the personal jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, then the U.S. District Court for the District of Delaware and any federal appellate court therefrom, or if the U.S. District Court for the District of Delaware declines to accept jurisdiction or does not have subject matter jurisdiction, then any state court within the State of Delaware and any state appellate court therefrom within the State of Delaware) (the “Chosen Courts”), in the event any dispute between the Parties (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (ii) expressly waives any claim of lack of personal jurisdiction or improper venue and any claims that such courts are an inconvenient forum with respect to such a claim, and (iii) agrees that it shall not bring any claim, action or proceeding against any other Parties relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each Party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address set forth in Section 9.6, such service to become effective ten (10) days after such mailing.
(b) Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN

RESPECT OF ANY CLAIM, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.
(c) Specific Performance.
(i) Irreparable Damage. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions that are required of it by this Agreement in order to consummate the Merger) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement or to enforce specifically the terms of this Agreement (including specific performance or other equitable relief to cause Parent to perform any obligations required of it and to enforce its rights under the Equity Commitment Letter (or to directly enforce the obligation to fund the Equity Financing in accordance with, and pursuant to the terms and conditions of, the Equity Commitment Letter) and to cause Parent to consummate the Merger); (B) the provisions of Section 8.2 are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement.
(ii) No Objections; Cooperation. The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Parties pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches (or threatened breaches) of this Agreement or to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. Each Party agrees that it will use its reasonable best efforts to cooperate with the other Parties in seeking and agreeing to an expedited schedule in any litigation seeking an injunction or order of specific performance to attempt to fully resolve any dispute between the Parties prior to the Outside Date.

Section 9.6 Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by any Party to the other Parties to this Agreement shall be in writing and (a) served by personal delivery upon the Party for whom it is intended, (b) served by an internationally recognized overnight courier service upon the Party for whom it is intended, (c) delivered by registered or certified mail, return receipt requested or (d) sent by email:
If to Parent or Merger Sub, to:

Project Cloud Holdings, LLC
c/o Paine Schwartz Partners, LLC
475 Fifth Avenue, 17th Floor
New York, NY 10017
Attention:	Kevin Schwartz; Alexander Corbacho
Email:	kschwartz@paineschwartz.com; acorbacho@ paineschwartz.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 N. LaSalle Street
Chicago, Illinois 60654
Attention:	Corey D. Fox, P.C.; Peter Stach
Email:	cfox@kirkland.com; peter.stach@kirkland.com

if to the Special Committee, to:

AgroFresh Solutions, Inc.
One Washington Square
510-530 Walnut St., Suite 1350
Philadelphia, PA 19106
Attention:	Nance Dicciani, Chair of the Special Committee

with a copy (which shall not constitute notice) to:

Morris, Nichols, Arsht & Tunnell LLP
1201 N. Market Street
Wilmington, DE 19801
Attention:	Eric Klinger-Wilensky
E-mail:	ekwilensky@mnat.com

if to the Company, to:

AgroFresh Solutions, Inc.
One Washington Square
510-530 Walnut St., Suite 1350
Philadelphia, PA 19106
Attention:	Thomas Ermi, Executive Vice President & General Counsel
E-mail:	termi@agrofresh.com

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP
250 West 55th Street
New York, NY 10019
Attention:	Mitchell S. Presser
Omar E. Pringle
Joseph P. Sulzbach
E-mail:	mpresser@mofo.com
opringle@mofo.com
jsulzbach@mofo.com

or to such other Person or addressees as has or have been designated in writing by the Party to receive such notice provided above. Any notice, request, instruction or other communications or document given as provided above shall be deemed given to the receiving Party (w) upon actual receipt, if delivered personally, (x) on the next Business Day after deposit with an overnight courier, if sent by an overnight courier, (y) three (3) Business Days after deposit in the mail, if sent by registered or certified mail or (z) upon confirmation of receipt by the recipient (if requested) if sent by email. Copies to outside counsel are for convenience only and failure to provide a copy to outside counsel does not alter the effectiveness of any notice, request, instruction or other communication otherwise given in accordance with this Section 9.6.
Section 9.7 Entire Agreement. This Agreement (including any exhibits, annexes and schedules hereto) and the documents and other agreements among the Parties, or any of them, as contemplated by or referred to herein, including the Company Disclosure Schedule, the Parent Disclosure Schedule, the Equity Commitment Letter, and the Support Agreement, together with each other agreement entered into by or among any of the Parties as of the date of this Agreement that makes reference to this Section 9.7, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter hereof. For the avoidance of doubt, the Investment Agreement, dated as of June 13, 2020, by and among the Company and PSP (as modified by that certain Limited Waiver, dated as of October 26, 2022, and the Support Agreement) shall continue to apply unaffected by this Agreement.
Section 9.8 No Third-Party Beneficiaries. Except as provided in this Section 9.8, Parent, Merger Sub and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein; provided that if, and only if, the Effective Time occurs, (a) the holders of Shares shall be third-party beneficiaries of, and entitled to rely on, Section 4.1 (Effect on Capital Stock) and Section 4.2 (Exchange), (b) the holders of Company Equity Awards shall be third-party beneficiaries of, and entitled to rely on, Section 4.3 (Treatment of Company Equity Awards) and (c) the Indemnified Parties shall be third-party beneficiaries of, and entitled to rely on, Section 6.11 (Indemnification; Directors’ and Officers’ Insurance). The Parties further agree that the rights of third-party beneficiaries under the first proviso of this Section 9.8 shall not arise unless and until the Effective Time occurs.
Section 9.9 Special Committee Matters. For all purposes hereunder, the Company (prior to the Effective Time) and the Company Board, as applicable, shall act, including with respect to the granting of any consent, permission or waiver or the making of any determination, only as directed by the Special Committee or its designees. Prior to the Effective Time, without the consent of the Special Committee, the Company Board shall not (a) eliminate, revoke or diminish the authority of the Special Committee or (b) remove or cause the removal of any director of the Company Board that is a member of the Special Committee as a member of the Special Committee. The Special Committee (and, for so long as the Special Committee is in existence, only the Special Committee) may pursue any action or litigation with respect to breaches of this Agreement on behalf of the Company.
Section 9.10 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.
Section 9.11 Transfer Taxes; Tax Treatment. All transfer, documentary, sales, use, stamp, registration, excise and other similar Taxes and fees imposed upon the Merger or the transfer of Shares pursuant to the Merger shall be paid by Parent or the Company when due. The Parties agree that in connection with the Merger and the other transactions contemplated by this Agreement (a) all cash on the balance sheet of the Company and its Subsidiaries will be used to pay solely (i) expenses or (ii) Indebtedness, in each case, of the Company or its Subsidiaries, (b) no cash on the balance sheet of the Company or its Subsidiaries will be used to finance any payments made to a stockholder of the Company as consideration for such stockholder’s Shares; and (c) the Merger will be treated as a purchase by Parent of the Shares from the stockholders of the Company for U.S. federal (and other applicable) income Tax purposes.

Section 9.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.
Section 9.13 Interpretation; Construction.
(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit or Annex, such reference shall be to a Section of or Exhibit or Annex to this Agreement unless otherwise indicated.
(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if,” any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall mean such Law as may from time to time be amended, modified or supplemented. Currency amounts referenced herein are in U.S. Dollars. Each reference to a “wholly owned Subsidiary” or “wholly owned Subsidiaries” of a Person shall be deemed to include any Subsidiary of such Person where all of the equity interests of such Subsidiary are directly or indirectly owned by such Person. The word “or” is not exclusive, and shall be interpreted as “and/or”. The words “shall” and “will” have the same meaning. The terms “provided to” or “made available to,” with respect to documents required to be provided by the Company to Parent or Merger Sub, include documents filed or furnished by the Company with the SEC or in the online data room established for purposes of due diligence of the Company’s business in connection with the transactions contemplated hereby, in each case prior to 11:59 p.m. Eastern Time on the calendar day immediately prior to the date hereof. Whenever this Agreement refers to a number of days, such number refers to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.
(c) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
Section 9.14 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Parties, except that Parent and Merger Sub may assign any and all of its rights under this Agreement, by written notice to the Company, to (a) any of their respective Affiliates or (b) any Debt Financing Sources pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing; provided that (i) no assignment shall be permitted if such assignment would, or would reasonably be expected to, prevent or materially delay Parent or Merger Sub from performing their respective obligations under this Agreement or consummating the Merger and any other transactions contemplated by this Agreement, (ii) no assignment shall relieve Parent of any of its obligations pursuant to this Agreement and (iii) no assignment shall relieve Merger Sub of its obligations that are unperformed by its assignee. Any purported assignment in violation of this Agreement is void.

Section 9.15 No Recourse. In no event will the Company, whether prior to or after termination of this Agreement, seek or obtain, nor will it permit any of its Representatives to seek or obtain, nor will any other Person be entitled to seek or obtain, any monetary recovery or monetary award of any kind (including consequential, special, indirect or punitive damages) against any Parent Related Party with respect to this Agreement or the Equity Commitment Letter or the transactions contemplated hereby and thereby (including any breach by the Sponsor, Parent or Merger Sub, as applicable), the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under applicable Laws arising out of any such breach, termination or failure, except, in each case, for claims that the Company may assert (A) against any Person that is a party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement and the Support Agreement; (B) against Parent or Merger Sub to the extent expressly provided for in this Agreement or the Equity Commitment Letter; or (C) against the Sponsor to the extent expressly provided for in this Agreement or the Equity Commitment Letter, as applicable.
Section 9.16 Necessary Further Actions. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest in the Surviving Corporation the full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.
[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.
PROJECT CLOUD HOLDINGS, LLC

By	/s/ Kevin Schwartz
Name: Kevin Schwartz
Title: President and Chief Executive Officer
PROJECT CLOUD MERGER SUB, INC.

By	/s/ Kevin Schwartz
Name: Kevin Schwartz
Title: President and Chief Executive Officer
AGROFRESH SOLUTIONS, INC.

By	/s/ Clinton A. Lewis, Jr.
Name: Clinton A. Lewis, Jr.
Title: Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

Annex A

DEFINED TERMS
“Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the date hereof; or (ii) executed, delivered and effective after the date hereof, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and Representatives named therein) that receive non-public information of or with respect to the Company to keep such information confidential (subject to customary exceptions); provided, however, that the provisions contained therein are not less favorable to the Company than the terms of the Confidentiality Agreement and that such agreement does not contain provisions which prohibit the Company from complying with its obligations to Parent, including pursuant to the provisions of Section 6.2(b).
“Acquisition Proposal” means any proposal, offer or indication of interest from a Third Person relating to any transaction or series of related transactions that, if consummated, would result in (i) a direct or indirect purchase or acquisition by a Third Person of the assets of the Company constituting fifteen percent (15%) or more of the consolidated net revenues, net income or total assets (including equity securities of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole; (ii) any direct or indirect purchase or acquisition by a Third Person of beneficial ownership of fifteen percent (15%) or more of the total voting power of the Company; or (iii) a direct or indirect merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or other similar transaction involving the Company pursuant to which such Third Person (or its equityholders) would hold securities representing fifteen percent (15%) or more of the total voting power of the Company (or the surviving or resulting entity) after giving effect to such transaction.
“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with a second Person, provided that (w) none of the Affiliated Stockholders shall be deemed to be Affiliates of the Company or any Subsidiaries of the Company, (x) the Company and Subsidiaries of the Company shall not be deemed to be Affiliates of the Affiliated Stockholders, in each case, for any purpose hereunder and (y) PSP, the Sponsor and their respective controlled Affiliates shall be deemed Affiliates of Parent and Merger Sub.
“Affiliated Stockholders” means the Sponsor, PSP and their respective Affiliates (including Parent and Merger Sub).
“Annual Bonus Plans” means the Company 2022 Sales Incentive Plan Program and the Company 2022 Performance Bonus Program.
“Antitrust Law” means (i) the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other federal, state, foreign or supranational statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust or competition Laws and regulations that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition and (ii) any Law of any of the Governmental Authorities set forth on Section 6.5 of the Company Disclosure Schedule.
“Business Day” means any day ending at 11:59 p.m. (New York time) other than a Saturday or Sunday or a day on which banks in the County of New York, New York are required or authorized by Law to close.
“CARES Act” means (i) the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and (ii) Division N — Additional Coronavirus Response and Relief of the Consolidated Appropriations Act 2021 (H.R. 133), in each case, together with all rules any regulations and guidance issued by any Governmental Authority with respect thereto.
“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.
“Company Equity Award” means Company Stock Options, Company RSU Awards, Company Phantom RSU Awards, Company PSU Awards, Company Phantom PSU Awards, Company Restricted Shares, Company SARs and ESPP Options.

“Company ESPP” means the AgroFresh Solutions 2019 Employee Stock Purchase Plan.
“Company Phantom PSU Award” means an award of phantom stock units of the Company subject to both time-based and performance-based vesting conditions.
“Company Phantom RSU Award” means an award of phantom stock units of the Company subject to time-based vesting conditions only.
“Company Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each employment, consulting, change in control, transaction, retention, stay bonus, bonus, commission, retirement, pension, profit sharing, deferred compensation, equity or equity-based, vacation, severance, separation pay, termination, disability, death benefit, medical, welfare, paid time off, and each other benefit or compensation plan, policy, program, contract, agreement or arrangement, in each case, that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute to, or has or may have any current or contingent liability or obligation, other than any plan, program, policy, agreement or arrangement sponsored and maintained by a Governmental Authority.
“Company PSU Award” means an award of restricted stock units of the Company subject to both time-based and performance-based vesting conditions.
“Company Related Party” means any Related Party of the Company.
“Company Restricted Share” means a Share that is unvested or is subject to risk of forfeiture, repurchase option or other condition on title or ownership.
“Company RSU Award” means a restricted stock unit of the Company subject to time-based vesting conditions only.
“Company SAR” means a stock appreciation right of the Company subject to time-based vesting conditions.
“Company Section 16 Officer” means any Person that the Company has determined to be an “officer” of the Company within the meaning of Rule 16a-1(f) of the Exchange Act.
“Company Stock Option” means an option to purchase Shares (other than ESPP Options).
“Company Stock Plan” means the AgroFresh Solutions 2015 Incentive Compensation Plan, as amended, and any other plan, program, agreement or arrangement providing for the grant of equity-based awards to directors, officers, employees or other service providers of the Company or any of the Company’s Subsidiaries.
“Company Stockholder Approval” means the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby by the affirmative vote of the holders representing a majority of the aggregate voting power of the outstanding Shares and Series B Shares entitled to vote thereon, voting together as a single class.
“Company Unaffiliated Stockholder Approval” means the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby by the affirmative vote of the holders representing a majority of the aggregate voting power of the outstanding Shares beneficially owned by Unaffiliated Stockholders entitled to vote thereon.
“Data Security Requirements” means, collectively, all of the following (a) the Company’s and each of its Subsidiaries’ publicly posted privacy and data security rules, policies and procedures (whether physical or technical in nature, or otherwise) (b) industry standards applicable to the Company’s or any of its Subsidiaries’ industries (including the Payment Card Industry Data Security Standard (PCI DSS)) and (c) all Privacy Laws.
“Debt Financing Sources” means the Persons, if any, that have committed to provide the debt financing contemplated by, or have otherwise entered into agreements in connection with, the Debt Financing or alternative debt financing in connection with the Merger (and any joinder agreements, indentures, amendments or credit agreements entered into pursuant thereto or relating thereto), together with their Affiliates, officers, directors, employees, agents and representatives involved in the Debt Financing and their successors and assigns. It is understood and agreed that the Parent Related Parties will not be Debt Financing Sources for any purposes of this Agreement.

“Environmental Law” means any Law relating to pollution, the protection of the environment or natural resources or human or worker health or safety solely (as it relates to any Hazardous Substance), in each case, as amended.
“ESPP Option” means each right to acquire Shares under the Company ESPP.
“Fraud” means actual and intentional common law fraud under applicable Delaware Law.
“Group” shall have the meaning given to such term under Section 13 of the Exchange Act.
“Hazardous Substance” means any material, substance, chemical, contaminant or waste that is listed, regulated, classified or defined as hazardous, toxic or as a pollutant or for which liability or standards of conduct may be imposed under any Environmental Law, including, without limitation, any petroleum compounds or petroleum derivatives, asbestos and asbestos containing materials, per- and polyfluoroalkyl substances, pesticides, fungicides, insecticides, odor, lead, toxic mold, radiation or polychlorinated biphenyls.
“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination, (a) all indebtedness for money borrowed by a Person (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith), (b) liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities; (c) liabilities pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case if drawn); (d) liabilities pursuant to leases required to be capitalized under GAAP; (e) liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (f) deferred purchase price liabilities related to past acquisitions (including any earnouts, seller notes, contingent payments or similar obligations) other than contingent indemnification obligations that have not matured and as to which no claims have been made, or to the Knowledge of the Company, threatened; and (g) indebtedness of other Persons described in clauses (a) through (g) above guaranteed by the Company or secured by any Lien or security interest on the assets of the Company (other than, in any case, (i) accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business and (ii) liabilities or obligations solely between the Company and any wholly owned Subsidiary or solely between any wholly owned Subsidiaries).
“Intellectual Property” means all intellectual property or proprietary rights of any type in any jurisdiction throughout the world, including any (a) trademarks, service marks, trade names, Internet domain names, logos, trade dress and similar rights, corporate names and social media accounts, (b) utility models and industrial designs, patents (including any continuations, divisionals, continuations-in-part, provisionals, renewals, reissues, and re-examinations), (c) copyrights and copyrightable works and works of authorship, (d) computer software (including source code and object code) data, databases, compilations, algorithms, interfaces, firmware, development tools, templates, menus, and all documentation thereof (collectively, “Software”), (e) trade secrets, formulae, algorithms, recipes, customer and supplier lists, price and cost information and other confidential information, and know-how, technology, processes, techniques and inventions (whether patentable or not) (together with all goodwill associated therewith and including any registrations or applications for registration of any of the foregoing (a) through (e)).
“Knowledge” means, when used with respect to the Company, the actual knowledge of any of the persons listed on Section A.1 of the Company Disclosure Schedule and, with respect to Parent, the actual knowledge of any of the persons listed on Section A.1 of the Parent Disclosure Schedule, in each case, after reasonable inquiry of such Person’s direct reports.
“Lien” means any mortgage, lien, license, pledge, charge, security interest, deed of trust, U.S. Uniform Commercial Code lien, right of first refusal, right of first offer, easement, or similar encumbrance in respect of any property or asset, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset.

“Loan Agreement” means the Amended and Restated Credit Agreement, dated as of July 27, 2020, by and among AgroFresh Solutions, Inc., as Parent, AF Solutions Holdings LLC, as Holdings, AgroFresh Inc., as a Borrower, Bank of Montreal, as administrative agent, and the lenders and other parties thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Material Adverse Effect” means any change, effect, event, occurrence, circumstance or development that is materially adverse to the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that no change, effect, event, occurrence, circumstance or development resulting from the following shall constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred, is occurring or would be occurring: (A) changes in the economy or financial, debt, credit or securities markets generally in the United States or any other country or region in the world (including changes in interest rates or foreign exchange rates), or changes in conditions in the global economy generally; (B) changes generally affecting the industries (including the agricultural, farming, agricultural technology, produce preservation and produce supply chain industries) in which the Company and its Subsidiaries operate (including changes or developments in commodity prices or the Company’s raw material inputs); (C) changes in United States generally accepted accounting principles (“U.S. GAAP”) or in any Law, or the official interpretations thereof, in each case, after the date hereof; (D) changes in any political or geopolitical, regulatory or legislative conditions, acts of war (whether or not declared), hostilities, cyber-attacks, military actions or acts of terrorism, or any escalation or worsening of the foregoing; (E) weather conditions or acts of God (including storms, earthquakes, tsunamis, tornados, hurricanes, pandemics (including SARS-CoV-2 or COVID-19, any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks (“COVID-19”)), epidemics or other outbreaks of disease, quarantine restrictions, floods, droughts or other natural disasters and force majeure events) (or escalation or worsening of any such events or occurrences, including, as applicable, subsequent wave(s)); (F) any capital market conditions, in each case in the United States or any other country or region in the world; (G) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 (“COVID-19 Measures”); (H) a decline, in and of itself, in the price or trading volume of the Shares on the NASDAQ Global Select Market (“NASDAQ”) or any other securities market or in the trading price of any other securities of the Company or any of its Subsidiaries; provided that the underlying causes of any such decline may be taken into account unless (and to the extent) such underlying cause would otherwise be excluded by other clauses of this definition; (I) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings, cash flow or cash position or other financial or operating measures or metrics (whether such projections, forecasts, estimates or predictions were made by the Company or independent third parties) for any period; provided that the underlying causes of any such failure may be taken into account unless (and to the extent) such underlying cause would otherwise be excluded by other clauses of this definition; (J) (x) the identity of Parent, Merger Sub, PSP or the Sponsor as the acquirer of the Company or (y) the announcement, pendency or consummation of this Agreement or the Merger, or any amendment of the Schedule 13D or Schedule 13D/A filed by PSP or its Affiliates, including, in each case the impact thereof on relationships with employees, customers, suppliers, distributors, partners, vendors or other Persons (provided, that this clause (J) shall not apply to any representation or warranty contained in this Agreement to the extent that such representation or warranty expressly addresses consequences resulting from the execution of this Agreement or the consummation or pendency of the transactions contemplated hereby); (K) any action or claim made or brought by any of the current or former stockholders of the Company (or on their behalf or on behalf of the Company) against the Company or any of its directors, officers or employees arising out of this Agreement or the Merger or any other transactions contemplated by this Agreement; (L) any action or inaction by the Company or its Subsidiaries taken or omitted to be taken at the express written request of Parent or Merger Sub, with the express written consent of Parent or Merger Sub, or expressly required by this Agreement; or (M) the availability or cost of equity, debt or other financing to Parent or Merger Sub; except, in the case of clauses (A) through (G), to the extent the Company and its Subsidiaries, taken as a whole, are disproportionately adversely affected by such changes, effects, events, occurrences, circumstances or developments, compared to other companies operating in the industries (including the agricultural, farming, agricultural technology, produce preservation and produce supply chain industries) in which the Company and its Subsidiaries operate and then solely to the extent of any such disproportionality.

“Non-Recused Directors” means the members of the Company Board other than the Recused Directors.
“Non-Voting Common Stock” means the non-voting common stock, par value $0.0001 per share, of the Company.
“Owned IP” or “Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.
“Parent Related Party” means any Related Party of Parent.
“Parties” means Parent, Merger Sub and the Company.
“Permitted Liens” means: (a) Liens for current Taxes or assessments that are (i) not yet due or delinquent or (ii) are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with U.S. GAAP prior to the date of this Agreement; (b) statutory Liens or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, workmen’s, materialmen’s or repairmen’s liens or other like Liens arising or incurred in the ordinary course of business; (c) with respect to real property, (i) easements, covenants, conditions, restrictions or other similar matters of record that do not materially impair the use, occupancy or value of such real property or the operation of the business thereon, including any other agreements, conditions or restrictions that are shown by a current title report or other similar report or listing or implied by law, including easements for streets, alleys, highways, telephone lines, power lines, and railways, and all matters of public record, (ii) zoning, building, subdivision or other similar requirements or restrictions which are imposed by any Governmental Authority of competent jurisdiction which do not materially and adversely affect the current use by the Company or any of its Subsidiaries, as applicable, of such real property and (iii) mechanics liens and similar liens for labor, materials or supplies provided with respect to such real property incurred in the ordinary course of business for amounts which are not due and payable; (d) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws, social security, retirement or similar legislation, or good-faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business; (e) non-exclusive licenses and similar non-exclusive rights granted by the Company or any of its Subsidiaries with respect to Intellectual Property granted in the ordinary course of business; (f) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Reports and/or securing Indebtedness or other obligations reflected on such balance sheets or otherwise disclosed on the Company Disclosure Schedule; and (g) except with respect to Intellectual Property, Liens or imperfections of title that would not reasonably be expected to materially impair the continued use of the applicable asset or property for the purposes for which such asset or property is currently being used or the value thereof.
“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature.
“Personal Information” shall mean any information that identifies or, alone or in combination with any other information, could reasonably be used to identify a natural person, including any information that is considered “personally identifiable information,” “nonpublic personal information,” “protected health information,” “personal information,” or “personal data,” or other similarly-defined term under applicable Law.
“Privacy Laws” shall mean all applicable Laws, governmental orders, and guidance issued by any Governmental Authority concerning the privacy, security, or processing of Personal Information (including Laws of jurisdictions where Personal Information was collected).
“Recused Directors” means the members of the Company Board listed on Section A.2 of the Company Disclosure Schedule.
“Regulation S-K” means Regulation S-K promulgated under the Securities Act

“Related Party” means, with respect to a Party, such Party and any of such Party’s respective former, current or future Affiliates and any of the foregoing’s respective former, current or future, direct or indirect, officers, directors, employees, Affiliates, shareholders, equity holders, managers, members, partners, agents, attorneys, advisors, financing sources or other Representatives or any of the foregoing’s respective successors or assigns.
“Representative” means, with respect to any Person, its directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, and other representatives and advisors.
“Requisite Company Stockholder Approvals” means (a) the Company Stockholder Approval and (b) the Company Unaffiliated Stockholder Approval.
“Sanctioned Country” means any country or region or government thereof that is, or has been in the last five (5) years, the subject or target of a comprehensive embargo under Sanctions (for the purposes of this Agreement, Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, the so-called “Donetsk People’s Republic,” and the so-called “Luhansk People’s Republic”).
“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions or export control Laws including: (a) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or any other OFAC, U.S. Department of Commerce Bureau of Industry and Security, or U.S. Department of State sanctions- or export-related restricted party list; (b) any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); or (c) any national of a Sanctioned Country with whom U.S. persons are prohibited from dealing.
“Solvent” means, with respect to any Person and as of any date of determination, that (a) the fair saleable value (determined on a going concern basis) of the assets of such Person, together with its Subsidiaries, taken as a whole, is greater than the total amount of such Person’s liabilities (including all liabilities, whether or not reflected on a balance sheet prepared in accordance U.S. GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed); (b) such Person, together with its Subsidiaries, taken as a whole, is able to pay its debts and obligations in the ordinary course of business as they become due; and (c) such Person, together with its Subsidiaries, taken as a whole, will not have an unreasonably small amount of capital to carry on its businesses and all businesses in which it is about to engage.
“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such other Person is directly or indirectly owned or controlled by such first Person and/or by one or more of its Subsidiaries.
“Superior Proposal” means a bona fide written Acquisition Proposal (with references to fifteen (15%) being deemed to be replaced with references to fifty percent (50%)) by a Person or Group (other than the Affiliated Stockholders and their respective Affiliates) that (i) was not the result or effect of a breach of Section 6.2 and (ii) either the Company Board or the Special Committee determines in good faith, after consultation with its financial advisors and outside legal counsel and after taking into account the certainty and timing of closing, financing arrangements and the form, amount and timing of payment of consideration of such proposal, the Person or Group making such proposal and such other legal, financial (including any termination fee amounts and conditions), regulatory and all other relevant aspects of such proposal, as the Company Board or Special Committee deems in good faith relevant, would, if consummated, result in a transaction that is more favorable from a financial point of view to the holders of Shares (in their capacities as such) than the Merger (taking into account any revisions (or proposed revisions) to the terms of this Agreement and the Equity Commitment Letter in writing prior to the time of such determination).
“Tax” or “Taxes” means all federal, state, local and foreign income, windfall, other profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, transfer, payroll, sales, employment, unemployment, disability, use, property, escheat, abandoned and unclaimed property, estimated, withholding, excise, production, value added, goods and services, occupancy and other taxes, duties, imposts, fees, levies or assessments of any nature whatsoever imposed by a Governmental Authority, in each case in the nature of a tax, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.
“Tax Return” means all returns and reports, elections, declarations, disclosures, schedules, estimates, claims for refunds, supporting material, information returns and similar filings supplied or required to be supplied to a Tax authority relating to Taxes, and any attachments thereto and any amendments or supplements thereof.
“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).
“Third Person” means any Person or Group, other than (i) the Company or any of its controlled Affiliates or (ii) Parent, Merger Sub, PSP, the Sponsor or any their respective Affiliates or any Group including Parent, Merger Sub, PSP, the Sponsor or any their respective Affiliates.
“Willful and Material Breach” means a material breach of this Agreement that results from a willful or deliberate act or failure to act by a Party that knows, or would reasonably be expected to have known, that the taking of such act or failure to act would, or would reasonably be expected to, result in, constitute or cause such a material breach.
Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:
Term	Section
2020 Company Performance Award	Section 4.3(c)(i)
Action	Section 5.1(h)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.2(c)(v)
Alternative Series B Treatment	Section 4.6
Anti-Corruption Laws	Section 5.1(j)(ii)
Bankruptcy and Equity Exception	Section 5.1(c)(i)
Book-Entry Shares	Section 4.1(a)
Bylaws	Section 2.2
Cap	Section 6.11(c)
Capitalization Date	Section 5.1(b)(i)
Change of Recommendation	Section 6.2(c)(v)
Charter	Section 2.1
Chosen Courts	Section 9.5(a)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 4.2(h)
Company	Preamble
Company Board	Recitals
Company Bonus Plans	Section 6.9(c)
Company Disclosure Schedule	Section 5.1
Company Leases	Section 5.1(l)
Company Liability Limitation	Section 8.2(d)(iii)
Company Preferred Stock	Section 5.1(b)(i)
Company Recommendation	Section 5.1(c)(iii)
Company Reports	Section 5.1(e)(i)
Company Securities	Section 5.1(b)(ii)
Company Severance Plan	Section 6.9(a)
Company Stockholders Meeting	Section 6.4
Company Termination Fee	Section 8.2(b)
Compensation and Talent Committee	Section 4.3(e)

Term	Section
Confidentiality Agreement	Section 6.6(b)
Continuing Employee	Section 6.9(a)
Contract	Section 5.1(d)(ii)
COVID-19	Annex A
COVID-19 Measures	Annex A
D&O Insurance	Section 6.11(c)
Debt Financing	Section 6.14(a)
Delaware Certificate of Merger	Section 1.3
DGCL	Recitals
Dissenting Shares	Section 4.1(a)
DOJ	Section 6.5(b)
DTC	Section 4.2(c)
Earned Units	Section 4.3(c)(iii)
Effective Time	Section 1.3
Enforcement Costs	Section 8.2(c)
Equity Commitment Letter	Section 5.2(f)(i)
Equity Financing	Section 5.2(f)(i)
ERISA	Section 5.1(i)(i)
Exchange Act	Section 5.1(d)(i)
Excluded Benefits	Section 6.9(a)
Excluded Shares	Section 4.1(a)
Existing Charter	Section 2.1
Financing	Section 6.14(a)
FTC	Section 6.5(b)
Governmental Authority	Section 5.1(d)(i)
HSR Act	Section 5.1(d)(i)
Indemnified Parties	Section 6.11(a)
Insurance Policies	Section 5.1(r)
Intervening Event	Section 6.2(d)(ii)
Laws	Section 5.1(j)(i)
Letter of Transmittal	Section 4.2(c)
Material Contract	Section 5.1(k)(i)
Material Customer	Section 5.1(v)(i)
Material Supplier	Section 5.1(v)(ii)
Material Weakness	Section 5.1(e)(ii)
Merger	Recitals
Merger Consideration	Section 4.1(a)
Merger Sub	Preamble
NASDAQ	Annex A
Non-Cooperation Notice	Section 6.14(b)
OFAC	Section 5.1(j)(ii)
Order	Section 7.1(c)
OSS Licenses	Section 5.1(q)(i)
Outside Date	Section 8.1(b)
Owned Real Property	Section 5.1(l)
Parent	Preamble
Parent Disclosure Schedule	Section 5.2
Parent Liability Limitation	Section 8.2(d)(ii)
Parent Plans	Section 6.9(b)
Parent Reimbursement Obligations	Section 6.14(f)

Term	Section
Paying Agent	Section 4.2(a)
Payment Fund	Section 4.2(b)
Permits	Section 5.1(j)(i)
Post-2020 Company Performance Award	Section 4.3(c)(ii)
Proxy Statement	Section 6.3(a)
PSP	Recitals
Required Amount	Section 5.2(f)(iii)
Sanctions	Section 5.1(j)(ii)
Schedule 13e-3	Section 6.3(b)
SEC	Section 5.1(e)(i)
SEC Clearance Date	Section 6.3(c)
Securities Act	Section 5.1(d)(i)
Series A Merger Consideration	Section 4.1(c)
Series A Share	Section 4.1(c)
Series A Share Certificate	Section 4.1(c)
Series B Shares	Recitals
Series B Treatment	Section 4.1(c)
Share Certificate	Section 4.1(a)
Shares	Recitals
Significant Deficiency	Section 5.1(e)(ii)
Software	Annex A
Special Committee	Recitals
Specified Acquisition	Section 6.1(d)
Sponsor	Section 5.1(w)
Support Agreement	Recitals
Surviving Corporation	Section 1.1
Systems	Section 5.1(q)(i)
Tail Period	Section 6.11(c)
Takeover Statute	Section 5.1(m)
U.S. GAAP	Annex A
Unaffiliated Stockholders	Recitals

Annex B
767 Fifth Avenue New York, NY 10153 T 212.287.3200 F 212.287.3201 pwpartners.com
November 21, 2022
Special Committee of the Board of Directors
AgroFresh Solutions, Inc.
One Washington Square
Suite 1350 510-530 Walnut Street
Philadelphia, PA 19106
Members of the Special Committee:
We understand that AgroFresh Solutions, Inc., a Delaware corporation (the “Company”), Project Cloud Holdings, LLC, a Delaware limited liability company (“Parent”), and Project Cloud Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, (i) Merger Sub will merge (the “Merger”) with and into the Company, as a result of which the Company will become a wholly owned subsidiary of Parent, and each share of common stock, par value $0.0001 per share (the “Shares”), of the Company issued and outstanding immediately prior to the effective time of the Merger, other than Excluded Shares (as such term is defined in the Merger Agreement), will be converted into the right to receive $3.00 in cash, without interest (the “Merger Consideration”); (ii) the share of Series A Preferred Stock, par value $0.0001 per share, of the Company issued and outstanding immediately prior to the effective time of the Merger, will be converted into the right to receive $3.00 in cash, without interest and (iii) each share of Series B Convertible Preferred Stock, par value $0.0001 per share, of the Company issued and outstanding immediately prior to the effective time of the Merger (together with Series A Convertible Preferred Stock of the Company, the “Preferred Stock”), will, except as otherwise provided in the Merger Agreement, be converted into one share of Series B convertible preferred stock, par value $0.0001 per share, of the Surviving Corporation (as defined in the Merger Agreement). We further understand that, concurrent with the execution of the Merger Agreement, the Company is entering into a Support Agreement with certain of the Company stockholders, among other persons (the “Support Agreement”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
You have requested our opinion as to the fairness from a financial point of view to the holders of outstanding Shares, other than Paine Schwartz Food Chain Fund VI, L.P., PSP AGFS Holdings, L.P. and their respective Affiliates (as defined in the Merger Agreement) (including Parent and Merger Sub), members of the Board of Directors of the Company, the “officers” of the Company within the meaning of Rule 16a-1(f) of the Securities Exchange Act of 1934 (the “Exchange Act”) or any of their respective “associates” or members of their “immediate family” (as such terms are defined in Rules 12b-2 and 16a-1 of the Exchange Act) (collectively, the “Unaffiliated Stockholders”), of the Merger Consideration to be received by the Unaffiliated Stockholders in the proposed Merger pursuant to the Merger Agreement.
For purposes of the opinion set forth herein, we have, among other things:
1. reviewed certain publicly available financial statements and other publicly available business and financial information with respect to the Company, including equity research analyst reports;
2. reviewed certain internal financial statements, analyses and forecasts (the “Company Forecasts”) and other internal financial information and operating data relating to the business of the Company, in each case, prepared by management of the Company and approved for our use by the Special Committee of the Board of Directors of the Company (the “Committee”);
3. discussed the past and current business, operations, financial condition and prospects of the Company with senior management of the Company, the Committee, and other representatives and advisors of the Company;

4. compared the financial performance of the Company with that of certain publicly traded companies which we believe to be generally relevant;
5. compared the financial metrics of the Company with the publicly available financial metrics of certain precedent transactions which we believe to be generally relevant;
6. reviewed the historical trading prices and trading activity for the Shares and compared such price and trading activity with that of securities of certain publicly traded companies which we believe to be generally relevant;
7. participated in discussions among representatives of the Company and Parent and their respective advisors;
8. reviewed a draft of the Merger Agreement dated November 21, 2022 and certain related documents, including a draft of the Support Agreement, dated November 21, 2022; and
9. conducted such other financial studies, analyses and investigations, and considered such other factors, as we have deemed appropriate.
For purposes of our opinion, we have assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax, regulatory and other information provided to, discussed with or reviewed by us (including information that was available from public sources) and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading in any material respect. With respect to the Company Forecasts, we have been advised by management of the Company and have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and the other matters covered thereby and we express no view as to the reasonableness of the Company Forecasts or the assumptions on which they are based. In arriving at our opinion, we have not made or been provided with any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities) of the Company, Parent or any of their respective subsidiaries. We have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company or any other party. In addition, we have not evaluated the solvency of any party to the Merger Agreement, or the impact of the Merger thereon, including under any applicable laws relating to bankruptcy, insolvency or similar matters.
We have assumed that the final Merger Agreement and Support Agreement will not differ from the drafts of the Merger Agreement and Support Agreement reviewed by us in any respect material to our analysis or this opinion. We have also assumed that (i) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein are true and correct in all respects material to our analysis and this opinion, (ii) each party to the Merger Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party in all respects material to our analysis and this opinion, and (iii) the Merger will be consummated in a timely manner in accordance with the terms set forth in the Merger Agreement, without any modification, amendment, waiver or delay that would be material to our analysis or this opinion. In addition, we have assumed that in connection with the receipt of all approvals and consents required in connection with the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would be material to our analysis.
This opinion addresses only the fairness from a financial point of view, as of the date hereof, to the Unaffiliated Stockholders of the Merger Consideration to be received by such Unaffiliated Stockholders in the proposed Merger pursuant to the Merger Agreement. We have not been asked to, nor do we, offer any opinion as to any other term of the Merger Agreement or any other document contemplated by or entered into in connection with the Merger Agreement, the form or structure of the Merger or the likely timeframe in which the Merger will be consummated. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any party to the Merger Agreement, or any class of such persons, whether relative to the Merger Consideration or otherwise. We express no opinion as to the underlying decision by the Company to engage in the Merger or as to the relative merits of the Merger compared with any alternative transactions or business strategies. Nor do we express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement or any other related document. This opinion does not address any legal, tax, regulatory or accounting matters, as to which we understand the Company has received such advice as it deems necessary from qualified professionals.
We have acted as financial advisor to the Committee with respect to the Merger and this opinion and will receive a fee for our services, a portion of which becomes payable upon delivery of this opinion (or would have become payable if we had advised the Company that we were unable to render this opinion) and a portion of which is contingent upon consummation of the Merger. We will also be entitled to receive a termination fee equal to a portion of any break-up fee that the Company may receive as a result of the termination of the Merger Agreement. In addition, we are entitled to receive a monthly retainer fee during our engagement, and the Company has agreed to reimburse us for certain expenses and indemnify us for certain liabilities that may arise out of our engagement.
Perella Weinberg Partners LP and its affiliates (including TPH&Co., the energy business of Perella Weinberg Partners) as part of their investment banking business, are regularly engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We and our affiliates also engage in securities trading and brokerage, asset management activities, equity research and other financial services. Except in connection with our engagement as financial advisor to the Committee in connection with the Merger, during the two-year period prior to the date hereof, no material relationship existed between Perella Weinberg Partners LP or its affiliates, on the one hand, and Parent, the Company or any of their respective affiliates pursuant to which we or our affiliates has received or anticipates receiving compensation. However, we and our affiliates in the future may provide investment banking and other financial services to Parent and/or the Company and their respective affiliates and in the future may receive compensation for the rendering of these services. In the ordinary course of our business activities, we and our affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers or clients, in (i) debt, equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of the Company, Parent or any of their respective affiliates and (ii) any currency or commodity that may be material to the parties or otherwise involved in the Merger. The issuance of this opinion was approved by a fairness opinion committee of Perella Weinberg Partners LP.
This opinion and our advisory services are for the information and assistance of the Committee in connection with, and for the purpose of its evaluation of, the Merger. This opinion is not intended to be and does not constitute a recommendation to any holder of Shares as to how such holder should vote or otherwise act with respect to the proposed Merger or any other matter. We express no opinion as to the prices at which the Shares will trade at any time. In addition, we express no opinion as to the fairness of the Merger to, or any consideration received in connection with the Merger by, the holders of any other class of securities, creditors or other constituencies of the Company, including the holders of the Preferred Stock. Our opinion is necessarily based on financial, economic, market, monetary and other conditions as in effect on, and the information made available to us as of, the date hereof. Subsequent developments may affect this opinion and the assumptions used in preparing it, and we do not have any obligation to update, revise, or reaffirm this opinion.
Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the Unaffiliated Stockholders in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to the Unaffiliated Stockholders.
Very truly yours,
/s/ Perella Weinberg Partners LP
PERELLA WEINBERG PARTNERS LP

Annex C
§ 262. Appraisal rights
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, or conversion, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation or conversion nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent or converting corporation in a merger, consolidation or conversion to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title (other than, in each case and solely with respect to a domesticated corporation, a merger, consolidation or conversion authorized pursuant to and in accordance with the provisions of § 388 of this title):
(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for conversion (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent or converting corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity if such entity is a corporation as a result of the conversion, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation or conversion will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) [Repealed.]
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger, consolidation or conversion for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation or conversion, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation or conversion shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation or conversion, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation or conversion, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or
(2) If the merger, consolidation or conversion was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent or converting corporation before the effective date of the merger, consolidation or conversion, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent or converting corporation who is entitled to appraisal rights of the approval of the merger, consolidation or conversion and that appraisal rights are available for any or all shares of such class or series of stock of such constituent or converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation or conversion, shall, also notify such stockholders of the effective date of the merger, consolidation or conversion. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation or conversion, either (i) each such constituent corporation or the converting corporation shall send a second notice before the effective date of the merger, consolidation or conversion notifying each of the holders of any class or series of stock of such constituent or converting corporation that are entitled to appraisal rights of the effective date of the merger, consolidation or conversion or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation or conversion, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation or conversion and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.
(e) Within 120 days after the effective date of the merger, consolidation or conversion, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation or conversion, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion. Within 120 days after the effective date of the merger, consolidation or conversion, any person who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation or conversion (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later.
(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.
(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation or conversion the shares of the class or series of stock of the constituent or converting corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation or conversion for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation or conversion, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation or conversion through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.
(k) From and after the effective date of the merger, consolidation or conversion, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation or conversion); provided, however, that if no petition for an appraisal is filed within the time provided in subsection (e) of this section, or if a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion within 60 days after the effective date of the merger, consolidation or conversion, as set forth in subsection (e) of this section.
(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

Annex D

EXECUTION VERSION
VOTING AND SUPPORT AGREEMENT
This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of November 21, 2022, is entered into by and among AgroFresh Solutions, Inc., a Delaware corporation (the “Company”), each of the Persons listed on Exhibit A hereto (each, a “Stockholder” and collectively, the “Stockholders”), Paine Schwartz Partners, LLC (“Paine Schwartz”), and, solely for purposes of Section 10(b) and Sections 12 through 23 hereof, Paine Schwartz Food Chain Fund V, L.P. Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).
RECITALS
WHEREAS, concurrently with the execution and delivery of this Agreement, (i) the Company, (ii) Project Cloud Holdings, LLC, a Delaware limited liability company (“Parent”), and (iii) Project Cloud Holdings Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”), which provides for the merger of Merger Sub with and into the Company (the “Merger”) with the Company surviving the Merger as a wholly owned subsidiary of Parent;
WHEREAS, as of the date hereof, each Stockholder is the record and/or beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of the Series B Shares or Shares set forth opposite such Stockholder’s name on Exhibit A (together with any shares of capital stock that such Stockholder subsequently acquires or becomes the beneficial owner of, the “Owned Shares”); and
WHEREAS, as a condition to the willingness of the Company to enter into the Merger Agreement and as an inducement and in consideration therefor, the Company has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Stockholders and the Company hereby agree as follows:
Section 1. Agreement to Vote. From and after the date hereof until the termination of this Agreement in accordance with Section 2, at any meeting of the Company’s stockholders, including any postponement, recess or adjournment thereof, or in any other circumstance, in each case, upon which a vote, consent or other approval (including a written consent) with respect to the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement is sought, the Stockholders agree to, and agree to cause their applicable Affiliates to, affirmatively vote (including via proxy) or execute consents with respect to (or cause to be voted (including via proxy) or consents to be executed with respect to) all of its and their respective Owned Shares as follows, unless the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee has made a Change of Recommendation that amounts to a recommendation against item (i) below and that has not been rescinded or withdrawn (in which case the Stockholders will be permitted to vote their Owned Shares with respect to the following matter in any manner they choose in their sole discretion): (1) in favor of (“for”) (i) the Merger and the adoption of the Merger Agreement, (ii) each of the other actions contemplated by the Merger Agreement or necessary or desirable in furtherance of the Merger and the other transactions contemplated by the Merger Agreement and (iii) the adjournment of any meeting of the Company’s stockholders in accordance with Section 6.4 of the Merger Agreement and (2) against any action or agreement that would reasonably be expected to result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled (clauses (1) and (2) collectively, the “Supported Matters”). Each Stockholder shall cause all of its Owned Shares to be counted as present thereat (including by proxy) for purposes of establishing a quorum at each meeting of the Company’s stockholders at which the matters described in this Section 1 are to be considered (including every adjournment or postponement thereof). For the avoidance of doubt, other than with respect to the Supported Matters, no Stockholder has any obligation to vote its Owned Shares in any particular manner and, with respect to such other matters (other than the Supported Matters), each Stockholder shall be entitled to vote its Owned Shares in its sole discretion. Each Stockholder hereby revokes any proxy previously granted by such Stockholder with respect to the Owned Shares and irrevocably appoints the Company and each member of the Special Committee, individually and with full power of substitution and resubstitution, as its true and lawful proxy and attorney-in-fact to appear at any meeting with respect to all of its Owned Shares and to vote or execute written consents with respect to such Owned Shares (or cause such Owned Shares to be voted, including by instructing nominees or record holders to vote the Owned Shares) in accordance with this Section 1. This proxy shall be automatically revoked upon the occurrence of the Termination Date.
Section 2. Termination. This Agreement shall terminate without further action upon the earlier to occur of (a) the Effective Time and (b) the valid termination of the Merger Agreement in accordance with its terms (such earlier date being referred to herein as the “Termination Date”); provided that the provisions set forth in Section 8, Sections 12 through 23 and, in the case of termination pursuant to Section 2(b), Section 10(b), shall survive the termination of this Agreement; and provided further that the termination of this Agreement shall not prevent any party from seeking any remedies (at law or in equity) against any other party resulting from that party’s Willful and Material Breach (as defined below) or Fraud prior to the date of termination. For purposes hereof, “Willful and Material Breach” means a material breach of this Agreement that results from a willful or deliberate act or failure to act by a party hereto that knows, or would reasonably be expected to have known, that the taking of such act or failure to act would, or would reasonably be expected to, result in, constitute or cause such a material breach.
Section 3. Efforts; Forbearance. From the date of this Agreement until the Effective Time, Paine Schwartz shall not, and shall cause its Affiliates not to (including, for the avoidance of doubt, through the use of negative control rights where available), directly or indirectly, invest in or acquire, or agree to invest in or acquire, including by merging or consolidating with, or by purchasing the assets of or equity in, any Person (a “Specified Acquisition”), if the entering into of a definitive agreement relating to or the consummation of such a Specified Acquisition would reasonably be expected to (A) prevent, materially delay or materially impair the obtaining of, or adversely affect in any material respect the ability of Parent or its Affiliates to obtain, any authorizations, consents, orders, declarations or approvals of any Governmental Authority or the expiration or termination of any applicable waiting period necessary to consummate the transactions contemplated by the Merger Agreement, including the Merger or (B) materially increase the risk of any Governmental Authority entering an order, ruling, judgment or injunction prohibiting the consummation of the transactions contemplated by the Merger Agreement, including the Merger. Notwithstanding anything in this Agreement to the contrary, the restrictions set forth in the first sentence of this Section 3 shall not apply to any existing portfolio company (as such term is commonly understood in the private equity industry) of Paine Schwartz or its affiliated funds or investment vehicles so long as such portfolio company is not acting at the direction or request of, or in coordination with, Paine Schwartz or its Affiliates. Paine Schwartz shall, and shall cause its Affiliates to: (i) give the Company prompt notice of the making or commencement of any request or proceeding by or before any Governmental Authority with respect to the Merger or any other transactions contemplated by the Merger Agreement; (ii) keep the Company informed as to the status of any such request or proceeding; (iii) give the Company notice and an opportunity to participate in any substantive communication made to the FTC, the Antitrust Division of the DOJ, or any other domestic, foreign or supranational Governmental Authority regarding the Merger or any other transactions contemplated by the Merger Agreement; (iv) promptly notify the Company of any communication from the FTC, the DOJ or any other domestic, foreign or supranational Governmental Authority regarding the Merger or any other transactions contemplated by the Merger Agreement and (v) use reasonable best efforts to (x) provide information requested by and participate in meetings with any Governmental Authority and (y) provide reasonable assistance to Parent and Merger Sub, in each case of the foregoing clauses (x) and (y), in connection with the obtaining of any authorizations, consents, orders, declarations or approvals of any such Governmental Authority or the expiration or termination of any applicable waiting period necessary to consummate the transactions contemplated by the Merger Agreement, including the Merger. Subject to applicable Laws relating to the exchange of information, the Company shall have the right to review in advance, and Paine Schwartz shall consult with the Company on and consider in good faith the Company’s views in connection with, any filing made with, or substantive written materials submitted or substantive communication made to any Governmental Authority in connection with the Merger or any other transactions contemplated by the Merger Agreement. In addition, except as may be prohibited by any Governmental Authority or by any applicable Law, Paine Schwartz shall permit authorized representatives of the Company to be present at each non-ministerial meeting, conference, videoconference, or telephone call and to have access to and be consulted in connection with any presentation, letter, white paper, or proposal made or submitted to any Governmental Authority in connection with such request or proceeding. In exercising the foregoing rights, the Company, each Stockholder and Paine Schwartz shall act reasonably and as promptly as practicable. Materials provided pursuant to this Section 3 may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual obligations, and (iii) as necessary to address reasonable privilege concerns.
Section 4. Transfers. Each Stockholder hereby covenants and agrees that such Stockholder shall not (i) directly or indirectly offer, sell, transfer, assign, exchange, pledge, encumber or otherwise dispose of (collectively, “Transfer”) or enter into any contract, option, agreement, understanding or other arrangement with respect to the Transfer of, any Owned Shares or beneficial ownership, voting power or any other interest thereof or therein (including by operation of law), (ii) grant any proxies or powers of attorney, deposit any Owned Shares into a voting trust or enter into a voting agreement with respect to any Owned Shares that is inconsistent with this Agreement, (iii) commit or agree to take any of the foregoing actions or (iv) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement in any material respect. Any transfer in violation of this Section 4 shall be void ab initio. Notwithstanding anything to the contrary, the Stockholders may Transfer any or all of such Stockholder’s Owned Shares, in accordance with applicable Laws, to such Stockholder’s controlled Affiliates; provided, that prior to and as a condition to the effectiveness of such Transfer, each Person to whom any of such Owned Shares or any interest in any of such Owned Shares is or may be Transferred shall have executed and delivered to the Company a joinder agreement to this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement applicable to a Stockholder.
Section 5. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to the Company as follows:
(a) Authority. Each Stockholder is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each Stockholder has all requisite corporate or other similar power and authority and has taken all corporate or other similar action necessary (including approval by the board of directors or applicable corporate bodies) to execute, deliver, comply with and perform its obligations under this Agreement in accordance with the terms hereof and to consummate the transactions contemplated hereby, and no other action on the part of or vote of holders of any equity securities of such Stockholder is necessary to authorize the execution and delivery of, compliance with and performance by such Stockholder of this Agreement. This Agreement has been duly executed and delivered by each Stockholder and constitutes a legal, valid and binding agreement of each Stockholder enforceable against such Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b) No Conflicts; Consents.
(i) The execution and delivery of, compliance with and performance by each Stockholder of this Agreement do not and will not (i) conflict with or result in any violation or breach of any provision of the certificate of formation or operating agreement or similar organizational documents of such Stockholder, (ii) conflict with or result in a violation or breach of any applicable Law, (iii) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which such Stockholder is entitled, under any Contract binding upon such Stockholder, or to which any of their respective properties, rights or other assets are subject or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of such Stockholder, except in the case of clauses (ii), (iii) and (iv) above, any such violation, breach, conflict, default, termination, acceleration, cancellation or loss that would not, individually or in the aggregate, reasonably be expected to restrict, prohibit or impair the consummation of the Merger or the performance by such Stockholder of its obligations under this Agreement.
(ii) No consent, approval, order or authorization of, or registration, declaration or, (except as required by the rules and regulations promulgated under the Exchange Act, the Securities Act, or state securities, takeover and “blue sky” laws) filing with, any Governmental Authority or any other Person, is required by or with respect to the Stockholder in connection with the execution and delivery of this

Agreement or the consummation by the Stockholder of the transactions contemplated hereby, except as would not, individually or in the aggregate, reasonably be expected to restrict, prohibit or impair the consummation of the Merger or the performance by such Stockholder of its obligations under this Agreement.
(c) Ownership of the Owned Shares. As of the date hereof, (i) each Stockholder is the beneficial or record owner of the shares of capital stock of the Company indicated on Exhibit A, free and clear of any and all Liens and (ii) other than as set forth in Exhibit A, no Stockholder or Affiliated Stockholder is the owner, of record or beneficially, of any shares of capital stock of the Company, or other rights to acquire shares of capital stock of the Company.
Section 6. Representations and Warranties of the Company. The Company hereby represents and warrants to each Stockholder as follows:
(a) Authority. The Company is a legal entity duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority and has taken all corporate action necessary (including approval by the Company Board (acting on the recommendation of the Special Committee)) to execute, deliver and perform its obligations under this Agreement in accordance with the terms hereof and no other corporate action by the Company or vote of holders of any class of the capital stock of the Company is necessary to approve and adopt this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b) Noncontravention.
(i) The execution, delivery and performance by the Company of this Agreement do not and will not, other than as provided in the Merger Agreement with respect to the Merger and the other transactions contemplated thereby, (i) conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or the similar organizational documents of any of its Subsidiaries, (ii) conflict with or result in a violation or breach of any applicable Law, (iii) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which the Company and any of its Subsidiaries are entitled, under any Contract binding upon the Company or any of its Subsidiaries, or to which any of their respective properties, rights or other assets are subject or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of the Company or any of its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) above, any such violation, breach, conflict, default, termination, acceleration, cancellation or loss that would not restrict, prohibit or impair the performance by the Company of its obligations under this Agreement.
(ii) No consent, approval, order or authorization of, or registration, declaration or, (except as required by the rules and regulations promulgated under the Exchange Act, the Securities Act, or state securities, takeover and “blue sky” laws) filing with, any Governmental Authority or any other Person, is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except as would not, individually or in the aggregate, reasonably be expected to restrict, prohibit or impair the consummation of the Merger or the performance by the Company of its obligations under this Agreement.
Section 7. Stockholder Capacity. This Agreement is being entered into by each Stockholder solely in its capacity as a record and/or beneficial owner of the Owned Shares, and nothing in this Agreement shall restrict or limit the ability of such Stockholder or any Affiliate of such Stockholder who is a director, officer or employee of the Company to take any action in his or her capacity as a director, officer or employee of the Company, including the exercise of fiduciary duties to the Company or its stockholders.

Section 8. Non-Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall not survive the Termination Date; provided, however, in the event of a termination of this Agreement pursuant to Section 2(b), Sections 12 through 23, and Section 10(b) shall survive and remain in full force and effect.
Section 9. Waiver of Appraisal Rights. Each Stockholder hereby irrevocably waives, to the fullest extent of the Law, and agrees not to assert any appraisal rights under Section 262 of the DGCL, a copy of which is attached hereto as Exhibit B, with respect to all of such Stockholder’s Owned Shares with respect to the Merger and the transactions contemplated by the Merger Agreement.
Section 10. Other Agreements.
(a) Acting upon the unanimous recommendation of the Special Committee, the Company hereby (i) irrevocably (subject to the immediately following sentence) waives, and shall not enforce, the obligations of each Stockholder and its controlled Affiliates pursuant to Section 5.10(a) of the Investment Agreement with respect to any actions taken by such Stockholder and such Affiliates in furtherance of the Merger (and all other transactions incidental and related thereto) and the exercise of any rights pursuant to the Merger Agreement and (ii) acknowledges and agrees that the Merger Agreement and the transactions contemplated thereby, including the Merger (and all other transactions incidental and related thereto) and the exercise of any rights pursuant to the Merger Agreement are (and shall be deemed to be) permitted under the Investment Agreement. The preceding sentence, including the waiver referred to in clause (i), shall terminate and be of no force or effect upon the valid termination of the Merger Agreement (it being understood that no such termination shall retroactively invalidate any statement or action of such Stockholder and/or such Affiliates made or taken during the period during which such waiver was in effect so long as such statement or action was not, at the time made or taken, in breach of such waiver).
(b) In the event the Merger Agreement is terminated in accordance with its terms and damages are paid or become payable by any Parent Related Party in connection with any Fraud or Willful and Material Breach of the Merger Agreement, (i) the Company may use the proceeds of such damages in its sole discretion (as determined by the Special Committee), including to declare or pay any dividend on the Shares (a “Permitted Dividend”) or redeem any of the Series B Shares (a “Permitted Redemption”) and (ii) the Company may effectuate a refinancing of its Indebtedness, including without limitation, by amending, supplementing or replacing the Loan Agreement (a “Permitted Refinancing”). By executing this Agreement, the Stockholders hereby irrevocably waive (including, without limitation, pursuant to Section 12 of the Certificate of Designation of the Series B Shares (the “Series B COD”)) the right to receive any payment of any Permitted Dividend with respect to any Owned Shares (whether Series B Shares or Shares), including the right to receive participating dividends in connection therewith pursuant to Section 4.3 of the Series B COD, irrevocably consent to the declaration and payment of a Permitted Dividend pursuant to Section 6.2 of the Series B COD, and irrevocably waive any provisions of the Series B COD or the Investment Agreement that would prohibit payment of any Permitted Dividend. Further, the Stockholders hereby irrevocably waive pursuant to Section 12 of the Series B COD any limitations on the amount of Series B Shares that may be redeemed pursuant to Section 7.2 of the Series B COD in connection with a Permitted Redemption and further irrevocably waive their right to convert any Series B Shares identified for redemption in any Elective Redemption Notice delivered to such Stockholder in connection with a Permitted Redemption, , and irrevocably waive any provisions of the Series B COD or the Investment Agreement that would prohibit the Company from effecting any Permitted Redemption. Further, the Stockholders hereby consent to a Permitted Refinancing and irrevocably waive any provisions of the Series B COD or the Investment Agreement that would impede a Permitted Refinancing. A Stockholder shall not Transfer any or all of such Stockholder’s Owned Shares unless, prior to and as a condition to the effectiveness of such Transfer, each Person to whom any of such Owned Shares or any interest in any of such Owned Shares is or may be Transferred shall have executed and delivered to the Company a joinder agreement to this Agreement pursuant to which such Person shall be bound to the consents and waivers set forth in this Section 10(b). Any Transfer in violation of the preceding sentence shall be void ab initio. Paine Schwartz Food Chain Fund V, L.P. agrees to be bound by the consents and waivers set forth in this Section 10(b) as if it were a Stockholder hereunder.

Section 11. Further Assurances. The Stockholders and the Company shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Special Committee may reasonably request to the extent necessary to effect the transactions contemplated by this Agreement.
Section 12. Notices. Each party hereto agrees that notice or the service of process in any Action arising out of or relating to this Agreement shall be given in the manner set forth in Section 9.6 of the Merger Agreement, addressed as follows: (i) if to the Company or the Special Committee, to such address or email address set forth in Section 9.6 of the Merger Agreement and (ii) if to any Stockholder or Paine Schwartz, to the address or email address of Parent as set forth in Section 9.6 of the Merger Agreement or as otherwise set forth on the signature pages hereto.
Section 13. Interpretation. Where a reference in this Agreement is made to a section or exhibit, such reference shall be to a section of or exhibit to this Agreement unless otherwise indicated. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if,” any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall mean such Law as may from time to time be amended, modified or supplemented. Each reference to a “wholly owned Subsidiary” or “wholly owned Subsidiaries” of a Person shall be deemed to include any Subsidiary of such Person where all of the equity interests of such Subsidiary are directly or indirectly owned by such Person (other than directors qualifying shares, nominee shares or other equity interests that are required by law or regulation to be held by a director or nominee). The word “or” is not exclusive, and shall be interpreted as “and/or”. The words “shall” and “will” have the same meaning. Whenever this Agreement refers to a number of days, such number refers to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.
Section 14. Entire Agreement. This Agreement (including the schedules and exhibits hereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. For the avoidance of doubt, other than to the extent modified by this Agreement and that certain Limited Waiver, dated as of October 26, 2022, the Investment Agreement shall continue to apply unaffected by this Agreement.
Section 15. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 16. Governing Law. This Agreement and any claim, cause of action or Action (whether at law, in contract or in tort) that may directly or indirectly be based upon, relate to or arise out of this Agreement or any transaction contemplated hereby, or the negotiation, execution or performance hereunder shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto (a) expressly submits to the personal jurisdiction and venue of the Chosen Courts, in the event any dispute between the parties hereto (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (b) expressly waives any claim of lack of personal jurisdiction or improper venue and any claims that such courts are an inconvenient forum with respect to such a claim, and (c) agrees that it shall not bring any claim, action or proceeding against any other parties hereto relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each party hereto hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address as prescribed by Section 12, such service to become effective ten (10) days after such mailing. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.
Section 17. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
Section 18. Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties do not timely perform the provisions of this Agreement (including any party failing to take such actions that are required of it by this Agreement in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof (including specific performance or other equitable relief to cause the Stockholder to perform any obligations required of it) and (b) the right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, neither the Company nor the Stockholders would have entered into this Agreement.
Section 19. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.
Section 20. Counterparts. This Agreement may be executed (including by an electronic signature (e.g., DocuSign)) in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by email of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 21. Amendment. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.
Section 22. No Presumption Against Drafting Party. The Company and the Stockholders have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
Section 23. Special Committee Matters. For all purposes hereunder, the Company (prior to the Effective Time) and the Company Board, as applicable, shall act, including with respect to the granting of any consent, permission or waiver or the making of any determination, only as directed by the Special Committee or its designees. Without the consent of the Special Committee, the Company Board shall not, and the Stockholders shall cause any of their Affiliates who are members of the Company Board not to, (a) eliminate, revoke or diminish the authority of the Special Committee or (b) remove or cause the removal of any director of the Company Board that is a member of the Special Committee as a member of the Special Committee.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
AGROFRESH SOLUTIONS, INC.

By	/s/ Clinton A. Lewis, Jr.
Name:	Clinton A. Lewis, Jr.
Title:	Chief Executive Officer
[Signature Page to Voting and Support Agreement]

PSP AGFS HOLDINGS, L.P.

By	/s/ Kevin Schwartz
Name:	Kevin Schwartz
Title:	Chief Executive Officer
[Signature Page to Voting and Support Agreement]

PAINE SCHWARTZ FOOD CHAIN FUND V GP, LTD.

By	/s/ Kevin Schwartz
	Name:	Kevin Schwartz
	Title:	Director
[Signature Page to Voting and Support Agreement]

PAINE SCHWARTZ FOOD CHAIN FUND V GP, L.P.

By: Paine Schwartz Food Chain Fund V GP, Ltd.
Its: General Partner

By	/s/ Kevin Schwartz
	Name:	Kevin Schwartz
	Title:	Director
/s/ Kevin Schwartz
Kevin Schwartz
[Signature Page to Voting and Support Agreement]

PAINE SCHWARTZ PARTNERS, LLC

By: Paine Schwartz Partners Founders, L.P.
Its: Manager

By: Paine Schwartz Partners Founders GP, LLC
Its: General Partner

By	/s/ Kevin Schwartz
	Name:	Kevin Schwartz
	Title:	Managing Member
[Signature Page to Voting and Support Agreement]

PAINE SCHWARTZ FOOD CHAIN
FUND V L.P.

By: Paine Schwartz Food Chain Fund V GP, L.P.
Its: General Partner

By: Paine Schwartz Food Chain Fund V GP, Ltd.
Its: General Partner

By	/s/ Kevin Schwartz
	Name:	Kevin Schwartz
	Title:	Director
[Signature Page to Voting and Support Agreement]

EXHIBIT A
Beneficial Owner	Owned Shares
Paine Schwartz Food Chain Fund V GP, L.P.	33,982,720 Shares
33,982,720 Series B Shares
Paine Schwartz Food Chain Fund V GP, Ltd.	33,982,720 Shares
33,982,720 Series B Shares
PSP AGFS Holdings, L.P.	33,982,720 Shares
33,982,720 Series B Shares
Paine Schwartz Partners, LLC	183,190 Shares
Kevin Schwartz	33,982,720 Shares

EXHIBIT B

SECTION 262 OF THE GENERAL CORPORATION LAW

OF THE STATE OF DELAWARE
§ 262. Appraisal rights [For application of this section, see § 17; 82 Del. Laws, c. 45, § 23; 82 Del. Laws, c. 256, § 24; and 83 Del. Laws, c. 377, § 22].
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, or conversion, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation or conversion nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent or converting corporation in a merger, consolidation or conversion to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title (other than, in each case and solely with respect to a domesticated corporation, a merger, consolidation or conversion authorized pursuant to and in accordance with the provisions of § 388 of this title):
(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for conversion (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent or converting corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity if such entity is a corporation as a result of the conversion, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation or conversion will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) [Repealed.]
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger, consolidation or conversion for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation or conversion, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation or conversion shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation or conversion, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation or conversion, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or
(2) If the merger, consolidation or conversion was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent or converting corporation before the effective date of the merger, consolidation or conversion, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent or converting corporation who is entitled to appraisal rights of the approval of the merger, consolidation or conversion and that appraisal rights are available for any or all shares of such class or series of stock of such constituent or converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation or conversion, shall, also notify such stockholders of the effective date of the merger, consolidation or conversion. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation or conversion, either (i) each such constituent corporation or the converting corporation shall send a second notice before the effective date of the merger, consolidation or conversion notifying each of the holders of any class or series of stock of such constituent or converting corporation that are entitled to appraisal rights of the effective date of the merger, consolidation or conversion or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation or conversion, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation or conversion and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.
(e) Within 120 days after the effective date of the merger, consolidation or conversion, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation or conversion, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion. Within 120 days after the effective date of the merger, consolidation or conversion, any person who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation or conversion (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later.
(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.
(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation or conversion the shares of the class or series of stock of the constituent or converting corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation or conversion for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation or conversion, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation or conversion through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.
(k) From and after the effective date of the merger, consolidation or conversion, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation or conversion); provided, however, that if no petition for an appraisal is filed within the time provided in subsection (e) of this section, or if a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion within 60 days after the effective date of the merger, consolidation or conversion, as set forth in subsection (e) of this section.
(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.
8 Del. C. 1953, §  262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, §  24; 57 Del. Laws, c. 148, §§  27-29; 59 Del. Laws, c. 106, §  12; 60 Del. Laws, c. 371, §§  3-12; 63 Del. Laws, c. 25, §  14; 63 Del. Laws, c. 152, §§  1, 2; 64 Del. Laws, c. 112, §§  46-54; 66 Del. Laws, c. 136, §§  30-32; 66 Del. Laws, c. 352, §  9; 67 Del. Laws, c. 376, §§  19, 20; 68 Del. Laws, c. 337, §§  3, 4; 69 Del. Laws, c. 61, §  10; 69 Del. Laws, c. 262, §§  1-9; 70 Del. Laws, c. 79, §  16; 70 Del. Laws, c. 186, §  1; 70 Del. Laws, c. 299, §§  2, 3; 70 Del. Laws, c. 349, §  22; 71 Del. Laws, c. 120, §  15; 71 Del. Laws, c. 339, §§  49-52; 73 Del. Laws, c. 82, §  21; 76 Del. Laws, c. 145, §§  11-16; 77 Del. Laws, c. 14, §§  12, 13; 77 Del. Laws, c. 253, §§  47-50; 77 Del. Laws, c. 290, §§  16, 17; 79 Del. Laws, c. 72, §§  10, 11; 79 Del. Laws, c. 122, §§  6, 7; 80 Del. Laws, c. 265, §§ 8-11; 81 Del. Laws, c. 354, §§ 9, 10, 17; 82 Del. Laws, c. 45, § 15; 82 Del. Laws, c. 256, § 15; 83 Del. Laws, c. 377, § 9;

AgroFresh
We Grow Confidence™

AGROFRESH SOLUTIONS, INC.
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on [Date], 2023 for shares held directly and by 11:59 p.m. Eastern Time on [Date], 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on [Date], 2023 for shares held directly and by 11:59 p.m. Eastern Time on [Date], 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you send your proxy card by mail, you should allow a sufficient number of days to ensure delivery.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D94484-S57800

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AGROFRESH SOLUTIONS, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.

Please indicate if you plan to attend this meeting. ☐ **Yes** ☐ **No**

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

D94485-S57800

SPECIAL MEETING OF STOCKHOLDERS OF
AGROFRESH SOLUTIONS, INC.
[Date], 2023
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby acknowledge(s) receipt of the Notice of the Special Meeting and Proxy Statement, hereby appoint(s) Clinton A. Lewis, Jr. and Graham Miao, and each or either of them, acting individually or in the absence of others, as proxies, each with full power of substitution and revocation, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock, $0.0001 par value per share, Series A preferred stock, par value $0.0001 per share, and Series B convertible preferred stock, par value $0.0001 per share of AgroFresh Solutions, Inc. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at One Washington Square 510-530 Walnut Street, Suite 1350, Philadelphia, PA 19106 on [Date], 2023 at [Time] Eastern Time and any adjournment or postponement thereof (such meeting, including any adjournment or postponement, the "Special Meeting"). All previous proxies given with respect to the Special Meeting are revoked.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3, IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

If any other business is presented at the meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the meeting.

Continued and to be signed on reverse side